As filed with the Securities and Exchange Commission on December 8, 2008
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLINICAL DATA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	3826	04-2573920
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Gateway Center, Suite 702
Newton, MA 02458
(617) 527-9933
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Andrew J. Fromkin
President and Chief Executive Officer
Clinical Data, Inc.
One Gateway Center, Suite 702
Newton, MA 02458
(617) 527-9933
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc A. Recht Miguel J. Vega Cooley Godward Kronish LLP The Prudential Tower, 800 Boylston St., 46th Floor Boston, MA 02199 (617) 937-2300	Kenneth C. Carter, Ph.D. President and Chief Executive Officer Avalon Pharmaceuticals, Inc. 20358 Seneca Meadows Parkway Germantown, MD 20876 (301) 556-9900	Michael J. Silver John H. Booher Hogan & Hartson LLP 111 South Calvert Street, Suite 1600 Baltimore, MD 21202 (410) 659-2700

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting Company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities Being Registered	to be Registered	Price per Share	Offering Price	Fee
Common stock, $0.01 par value per share	1,103,214(1)	N/A	$5,422,575.73(2)	$214(3)
Contingent Value Rights(4)	18,698,537(5)	N/A	N/A	N/A

(1)	Represents the estimated maximum number of shares of common stock of Clinical Data to be issued in connection with the merger of Avalon Pharmaceuticals, Inc. with an indirect wholly-owned subsidiary of Clinical Data. 878,831 shares are based upon an exchange ratio of 0.0470 of a share of Clinical Data’s common stock for each share of Avalon common stock and assumes (a) 17,037,928 shares of Avalon common stock outstanding on December 5, 2008 and (b) 1,660,609 shares of Avalon common stock that may be issued between October 27, 2008 and the closing of the merger, assuming the exercise of outstanding options and warrants (whether or not exercisable). Also includes 224,382 shares of Clinical Data’s common stock underlying the contingent value rights which are based upon an exchange ratio of 0.012 of a share of Clinical Data common stock for each contingent value right issuable and assumes the maximum number of Clinical Data common stock will be issued under those contingent value rights.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (f) under the Securities Act of 1933, as amended, based upon the product of (1) $0.29, the average of the high and low sale prices of Avalon common stock as reported on The Nasdaq Global Market on December 5, 2008 and (2) 18,698,537, the estimated maximum number of shares of Avalon common stock to be exchanged pursuant to the proposed merger (which is equal to the sum of (a) 17,037,928 shares of Avalon common stock outstanding on December 5, 2008 and (b) 1,660,609 shares of Avalon common stock issuable pursuant to stock options and warrants outstanding (whether or not exercisable) on December 5, 2008).

(3)	This fee has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

(4)	A contingent value right represents the right to receive a fraction of a share of Clinical Data common stock in the event of the satisfaction of certain conditions and no separate compensation will be received for the contingent value rights.

(5)	Based on one contingent value right for each share of Avalon common stock outstanding on December 5, 2008, assuming the exercise of all underlying Avalon options and warrants (whether or not exercisable).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Clinical Data, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is effective. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities described in this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

SUBJECT TO COMPLETION, DATED DECEMBER 8, 2008

PROXY STATEMENT/PROSPECTUS

A MERGER IS PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Avalon stockholder:

You are cordially invited to attend a special meeting of the stockholders of Avalon Pharmaceuticals, Inc. to be held on [          ], starting at [          ], local time, at Avalon’s offices located at 20358 Seneca Meadows Parkway, Germantown, MD 20876.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt an agreement and plan of merger and reorganization, dated as of October 27, 2008, which provides for the acquisition of Avalon by Clinical Data, Inc., or Clinical Data. If the merger agreement is adopted, and the other conditions in the merger agreement are satisfied or waived, API Acquisition Sub II, LLC, an indirect wholly-owned subsidiary of Clinical Data, or API, will merge with and into Avalon, with Avalon continuing as the surviving corporation in the merger. Upon completion of the merger, Clinical Data will issue 0.0470 of a share of common stock for each share of Avalon common stock outstanding immediately prior to the effective time of the merger and a contingent value right that will give you the opportunity to receive additional shares of Clinical Data common stock calculated as described in the attached proxy statement/prospectus.

Based on the volume weighted average trading price of Clinical Data’s common stock for the fifteen prior trading days ended October 27, 2008 of $12.49, the exchange ratio set forth above implies a purchase price of $0.587 per common share of Avalon, or a total equity value of approximately $10 million to Avalon’s stockholders, other than Clinical Data, and a premium over the closing price of Avalon’s common stock on October 27, 2008 (the last full trading day prior to the public announcement of the merger agreement) of approximately 634%.

These values exclude a potential for an aggregate of up to $2.5 million related to the contingent value rights, or CVRs. The CVRs provide each holder the right to receive a proportionate share of an aggregate of up to $2.5 million in Clinical Data common stock (valued based on the volume weighted average trading price of Clinical Data’s common stock for the fifteen prior trading days ended October 27, 2008 of $12.49) based on milestone payments received on or prior to June 30, 2010.

Avalon’s board of directors has carefully reviewed and considered the terms and conditions of the merger agreement. Based on its review, Avalon’s board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and has unanimously determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable for, and in the best interests of, Avalon and its stockholders. Avalon’s board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement. In reaching its determination, Avalon’s board of directors considered a number of factors described more fully in the accompanying proxy statement/prospectus.

You are also being asked to approve the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Your vote is very important, regardless of the number of shares of common stock you own. The merger cannot be consummated unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the shares of Avalon common stock outstanding at the close of business on [          ], the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or, if you have Internet or telephone access, you are encouraged to submit your proxy via the Internet or telephone. If you fail to vote your shares, it will have the same effect as a vote against the transactions contemplated by the merger agreement, including the merger. If your shares are held in “street name” by your broker, you should instruct your broker to vote your shares, following the procedure provided by your broker. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

If you have any questions or need assistance voting your shares, please call Georgeson Inc., Avalon’s proxy solicitor, toll-free at (877) 388-2827, banks and brokers may call 212-440-9800.

The attached proxy statement/prospectus provides you with detailed information about the special meeting, the merger agreement and the transactions contemplated by the merger agreement, including the merger. A copy of the merger agreement is attached as Annex A and the form of CVR agreement is attached as Annex B to the accompanying proxy statement/prospectus. You are encouraged to read the proxy statement/prospectus (including the information incorporated by reference therein), the merger agreement, the CVR agreement and the other annexes carefully and in their entirety. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 19 of the proxy statement/prospectus.

Thank you for your continued support and your consideration of this matter.

Sincerely,

Kenneth C. Carter, Ph.D.
President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER, OR DETERMINED WHETHER THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Clinical Data common stock is listed on the Nasdaq Global Market under the symbol “CLDA.” On [          ], the last full trading day prior to the date of this proxy statement/prospectus, the last reported sale price per share of Clinical Data common stock on the Nasdaq Global Market was $[     ].

This proxy statement/prospectus is dated [          ], and is first being mailed to Avalon stockholders on or about that date.

AVALON PHARMACEUTICALS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on [          ]

To the Stockholders of Avalon Pharmaceuticals, Inc.:

A special meeting of stockholders of Avalon Pharmaceuticals, Inc., a Delaware corporation, or Avalon, will be held on [          ], starting at [          ], local time, at Avalon’s offices located at 20358 Seneca Meadows Parkway, Germantown, MD 20876, for the following purposes:

To consider and vote on a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of October 27, 2008, by and among Avalon, Clinical Data, Inc., a Delaware corporation, or Clinical Data, and API Acquisition Sub II, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of Clinical Data, or API, as it may be amended from time to time. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.

To consider and vote on a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement.

No other business will be conducted at the special meeting. These proposals are more fully described in the accompanying proxy statement/prospectus, which you are urged to read very carefully.

Only stockholders of record at the close of business on [          ], are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. At the close of business on the record date, there were [          ] shares of Avalon common stock outstanding and entitled to vote. Each stockholder is entitled to one vote for each share of Avalon common stock held on the record date. A complete list of Avalon stockholders of record entitled to vote at the special meeting will be available for inspection at Avalon’s principal executive offices at least 10 days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting. The list will also be available at the meeting for inspection by any stockholder present at the meeting.

Avalon’s board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Under Delaware law, Avalon stockholders are entitled to appraisal rights in connection with the merger. Failure to take any of the steps required under Delaware law on a timely basis may result in the loss of these appraisal rights, as more fully described in “The Merger — Appraisal Rights of Dissenting Avalon Stockholders” beginning on page 86 of the accompanying proxy statement/prospectus.

All Avalon stockholders are cordially invited to attend the special meeting in person. Regardless of whether you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy card or, if you have Internet or telephone access, you are encouraged to submit your proxy via the Internet or telephone, prior to the special meeting to ensure that your shares will be represented at the special meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement. If you fail to return your proxy card or if you mark the “abstain” box on the proxy card or voting instruction card, the effect will be a vote “AGAINST” adopting the merger agreement, and if you fail to return your proxy card your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the special meeting. In that case, please bring to the special meeting a statement evidencing your beneficial ownership of Avalon common stock and photo identification.

By Order of the Board of Directors,

Sincerely,

Kenneth C. Carter, Ph.D.
President and Chief Executive Officer

Germantown, Maryland
[          ]

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES ADDITIONAL INFORMATION

This proxy statement/prospectus “incorporates by reference” important business and financial information about Clinical Data from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon request. For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 128 of this proxy statement/prospectus.

Clinical Data will provide you with copies of this information relating to Clinical Data (excluding all exhibits unless Clinical Data has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

Clinical Data, Inc.
One Gateway Center, Suite 702
Newton, MA 02458
Attn: Investor Relations
(617) 527-9933 x3373

In order to receive timely delivery of the documents before the special meeting, you must make your requests no later than [          ].

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, or SEC, by Clinical Data, constitutes a prospectus of Clinical Data under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of Clinical Data common stock to be issued to Avalon stockholders in connection with the merger. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the special meeting of Avalon stockholders to consider and vote upon the proposal to adopt the merger agreement.

Except as otherwise provided herein, all descriptions of and calculations with respect to the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, assume that no Avalon stockholders exercise their appraisal rights under Delaware law.

ANNEXES:
Annex A	Agreement and Plan of Merger and Reorganization, dated October 27, 2008, between Clinical Data, Inc., API Acquisition Sub II, LLC and Avalon Pharmaceuticals, Inc.	A-1
Annex B	Form of Contingent Value Rights Agreement by and between Clinical Data, Inc. and American Stock Transfer and Trust Co.	B-1
Annex C	Form of Voting Agreement	C-1
Annex D	Opinion of Piper Jaffray & Co.	D-1
Annex E	Section 262 of the Delaware General Corporation Law	E-1
Annex F	Financial Statements of Avalon Pharmaceuticals, Inc.	F-1
Annex G	Securities Purchase Agreement, dated October 27, 2008, between Clinical Data, Inc. and Avalon Pharmaceuticals, Inc.	G-1
Annex H	License Agreement, dated October 27, 2008, between Clinical Data, Inc. and Avalon Pharmaceuticals, Inc.	H-1
Annex I	Note Purchase Agreement, dated October 27, 2008, between Clinical Data, Inc. and Avalon Pharmaceuticals, Inc.	I-1
Ex-10.3B Letter Agreement, dated November 17, 2008
Ex-21.1 Subsidiaries of Clinical Data, Inc.
Ex-23.1 Consent of Deloitte & Touche LLP
Ex-23.2 Consent of Ernst & Young LLP
Ex-23.3 Consent of McGladrey & Pullen, LLP
Ex-99.2 Consent of Piper Jaffray & Co.
Ex-99.3 Form of Avalon proxy card

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this proxy statement/prospectus?

A:	Clinical Data, Inc., or Clinical Data, has agreed to acquire Avalon Pharmaceuticals, Inc., or Avalon, under the terms of an Agreement and Plan of Merger and Reorganization, dated October 27, 2008, or the merger agreement, that is described in this proxy statement/prospectus. Please see the sections entitled “The Merger” and “The Merger Agreement” beginning on pages 63 and 88, respectively, of this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

In order to complete the transactions contemplated by the merger agreement, including Clinical Data’s acquisition of Avalon, Avalon stockholders must adopt the merger agreement by the affirmative vote of the holders of a majority of the shares of Avalon common stock outstanding on the record date for the special meeting and all other conditions to the merger must be satisfied or waived. You are receiving this proxy statement/prospectus because you have been identified as an Avalon stockholder as of [ ], the record date for the special meeting, and thus you are entitled to vote at the special meeting. This document serves as both a proxy statement of Avalon, used to solicit proxies for the special meeting, and as a prospectus of Clinical Data, used to offer shares of Clinical Data common stock in exchange for shares of Avalon common stock pursuant to the terms of the merger agreement. This document contains important information about the merger and the special meeting, and you should read it carefully.

Q:	When and where is the special meeting of Avalon stockholders?

A:	The special meeting of Avalon stockholders will be held on [ ], starting at [ ], local time, at Avalon’s offices located at 20358 Seneca Meadows Parkway, Germantown, MD 20876.

Q:	On what matters am I being asked to vote?

A:	Avalon stockholders are being asked to:

• consider and vote upon a proposal to adopt the merger agreement; and

• consider and vote upon a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What are the terms of the merger?

A:	Under the terms of the merger agreement, API Acquisition Sub II, LLC, an indirect wholly-owned subsidiary of Clinical Data, or API, will merge with and into Avalon with Avalon continuing as the surviving entity in the merger. Upon completion of the merger, each outstanding share of Avalon common stock will be converted into the right to receive a combination of 0.0470 shares of Clinical Data common stock and a contingent value right as described below, other than outstanding shares of Avalon common stock owned by Clinical Data, which will be cancelled in the merger without the payment of any consideration. For a more complete description of the merger, please see the section entitled “The Merger Agreement” beginning on page 88 of this proxy statement/prospectus.

Q:	As an Avalon stockholder, what will I receive in the merger?

A:	If the merger agreement is adopted by Avalon’s stockholders and the other conditions to the merger are satisfied or waived, upon completion of the merger, Clinical Data would issue for each outstanding share of Avalon common stock (other than shares of Avalon common stock owned by Clinical Data) 0.0470 of a share of common stock and a contingent value right that will give you the opportunity to receive additional shares of Clinical Data common stock calculated as described in this proxy statement/prospectus. Clinical Data will pay cash in lieu of issuing fractional shares of Clinical Data common stock to Avalon stockholders resulting from the calculation of the total merger consideration payable to each Avalon stockholder.

Based on the volume weighted average trading price of Clinical Data’s common stock for the fifteen prior trading days ended October 27, 2008 of $12.49, the exchange ratio set forth above implies a purchase price of $0.587 per common share of Avalon, or a total equity value of approximately $10 million and a premium over the closing price of Avalon’s common stock on October 27, 2008 (the last full trading day prior to the public announcement of the merger agreement) of approximately 634%.

These values exclude a potential for an aggregate of up to $2.5 million related to the contingent value rights, or CVRs. The CVRs provide each holder the right to receive a proportionate share of an aggregate of up to $2.5 million in Clinical Data common stock (valued based on the volume weighted average trading price of Clinical Data’s common stock for the fifteen prior trading days ended October 27, 2008 of $12.49 per share) based on milestone payments received on or prior to June 30, 2010.

Q:	What is required to consummate the merger?

A:	To consummate the merger, Avalon stockholders must adopt the merger agreement, which requires the affirmative vote of the holders of a majority of the voting power of the shares of Avalon common stock outstanding on the record date for the special meeting. In addition to obtaining Avalon stockholder approval, each of the other closing conditions set forth in the merger agreement must be satisfied or waived. For a more complete description of the closing conditions under the merger agreement, please see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 97 of this proxy statement/prospectus.

Q:	How does Avalon’s board of directors recommend that I vote?

A:	After careful consideration, Avalon’s board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable for, and in the best interests of, Avalon and its stockholders. Accordingly, Avalon’s board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement. To review the background of the merger and Avalon’s board of directors’ reasons for recommending the merger in greater detail, see the sections entitled “The Merger — Background of the Merger” and “The Merger — Avalon’s Reasons for the Merger” beginning on pages 63 and 70, respectively, of this proxy statement/prospectus.

Q:	What risks should I consider in deciding whether to vote in favor of the merger?

A:	You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 19 of this proxy statement/prospectus, which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined company’s business will be subject and risks and uncertainties to which each of Clinical Data and Avalon, as an independent company, is subject.

Q:	When do the parties expect to complete the merger?

A:	The parties are working towards completing the merger as quickly as possible. The merger is expected to close during the first calendar quarter of 2009. However, because completion of the merger is subject to various conditions, Clinical Data and Avalon cannot predict the exact timing of the merger or whether the merger will occur at all.

Q:	Am I entitled to appraisal rights?

A:	Under Delaware law, holders of Avalon common stock are entitled to appraisal rights in connection with the merger pursuant to Section 262 of the Delaware General Corporation Law. Failure to take any of the steps required under Section 262 of the Delaware General Corporation Law on a timely basis may result in a loss of those appraisal rights. The provisions of the Delaware General Corporation Law that grant appraisal rights and govern such procedures are attached as Annex E to this proxy statement/prospectus. For a more complete description of your appraisal rights, see the section entitled “The Merger — Appraisal Rights of Dissenting Avalon Stockholders.”

v

Q:	What will happen to any options or warrants to acquire Avalon common stock in the merger?

A:	Avalon has agreed to cancel, effective immediately prior to the effective time of the merger, any stock options granted under Avalon’s existing equity compensation plans. At the effective time of the merger, each option granted under Avalon’s Amended and Restated 1999 Stock Plan and Avalon’s 2005 Omnibus Long-Term Incentive Plan that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled without any payment being made in respect of those options. Under the terms of Avalon’s 2005 Omnibus Long-Term Incentive Plan, all options granted under that plan will be exercisable in connection with the merger. In additional, the terms of certain option award and other agreements with certain option holders provide that the unvested portion of certain option awards will become vested on an accelerated basis in connection with the merger.

Effective as of immediately prior to the effective time of the merger, each existing warrant to acquire shares of Avalon capital stock will be converted into a new warrant entitling its holder to receive, at a total price not to exceed that payable upon the exercise or conversion of the existing warrant, and in lieu of the shares of Avalon capital stock otherwise issuable upon exercise or conversion of the existing warrant, the applicable merger consideration that would have been receivable upon the merger by the holder of the existing warrant if the existing warrant had been exercised immediately prior to the effective time of the merger. In addition, each holder of an existing warrant shall receive upon exercise a CVR for the number of shares of Clinical Data common stock that would have been receivable upon the merger by the holder of the existing warrant if the existing warrant had been exercised immediately prior to the effective time of the merger. On December 5, there were 1,132,362 shares of Avalon capital stock issuable upon the exercise of existing warrants.

See the section entitled “The Merger Agreement — Treatment of Avalon Stock Options and Warrants” beginning on page 89 of this proxy statement/prospectus.

Q:	Will the Avalon stockholder rights plan be triggered as a result of the merger?

A:	No. The Avalon board of directors adopted an amendment to the Avalon stockholder rights plan that excludes the signing of the merger agreement, the merger and the other transactions contemplated with Clinical Data from triggering the stockholder rights plan.

See the section entitled, “Comparative Rights of Clinical Data Stockholders and Avalon Stockholders” beginning on page 119 of this proxy statement/prospectus.

Q:	Will my rights as an Avalon stockholder change as a result of the merger?

A:	Yes. You will become a Clinical Data stockholder as a result of the merger and will have rights after the completion of the merger that are governed by Delaware law and Clinical Data’s amended and restated certificate of incorporation and amended and restated bylaws. For further information regarding your rights as a Clinical Data stockholder following the merger, please see “Comparative Rights of Clinical Data Stockholders and Avalon Stockholders” beginning on page 119 of this proxy statement/prospectus.

Q:	As an Avalon stockholder, will I be able to trade the Clinical Data common stock that I receive in connection with the merger?

A:	The shares of Clinical Data common stock issued in connection with the merger will be freely tradable, unless you are an “affiliate” (as defined in the Securities Act) of Clinical Data upon completion of the merger. If you are deemed an affiliate of Clinical Data you will be required to comply with the applicable restrictions of Rule 144 under the Securities Act in order to resell shares of Clinical Data common stock you receive in connection with the merger.

Q:	What are the United States federal income tax consequences of the merger?

A:	Avalon stockholders will recognize gain or loss in the year in which the merger is completed based on a current valuation of all the consideration received in the merger, including the CVRs. Because Avalon stock is publicly traded, Avalon stockholders may not use the installment method to calculate gain on the disposition of Avalon shares in the merger. In the event that in a subsequent taxable year an Avalon stockholder receives a payment under a CVR a portion of such payment will represent interest for U.S. federal income tax purposes and the balance of the payment that is more (or less) than the amount estimated in such valuation, may result in additional income or loss in such year.

Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder’s circumstances. You should read the section entitled “The Merger — Material United States Federal Income Tax Consequences of the Merger,” beginning on page 83 of this proxy statement/prospectus. In addition, you should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Q:	What should I do now?

A:	You should carefully read this proxy statement/prospectus, including its annexes and the documents incorporated by reference, and consider how the merger will affect you. Clinical Data and Avalon urge you to then respond by voting your shares through one of the following means:

• by mail, by completing, signing, dating and mailing each proxy card (if you are a registered stockholder, meaning that you hold your stock in your name) or voting instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank or other nominee) and returning it in the envelope provided;

• by telephone, by calling toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and following the instructions;

• through the Internet, by visiting the website established for that purpose at www.voteproxy.com and following the on-screen instructions; or

• in person, by attending the special meeting and submitting your vote in person.

Q:	What happens if I do not return a proxy card or otherwise vote?

A:	The failure to return your proxy card, vote using the telephone or via the Internet or vote in person at the special meeting will have the same effect as voting “AGAINST” adoption of the merger agreement and will have no effect on the proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What happens if I return a signed and dated proxy card but do not indicate how to vote my proxy?

A:	If you do not include instructions on how to vote your properly signed and dated proxy, your shares will be voted “FOR” adoption of the merger agreement and “FOR” approval of the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	May I vote in person at the special meeting?

A:	If your shares of Avalon common stock are registered directly in your name with Avalon’s transfer agent, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by Avalon. If you are an Avalon stockholder of record, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card.

If your shares of Avalon common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:	May I change my vote after I have mailed my signed and dated proxy card or otherwise voted?

A:	Yes. If you are a stockholder of record and have submitted a proxy, you may change your vote at any time before your proxy is voted at the Avalon special meeting of stockholders. You can do this one of three ways. First, you can send a written, dated notice to the Corporate Secretary of Avalon stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new later-dated proxy card. Third, you can attend the special meeting if you are a stockholder of record and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. Therefore, you should provide your broker with instructions on how to vote your shares, following the procedure provided by your broker. The failure to provide such voting instructions to your broker will have the same effect as voting “AGAINST” adoption of the merger agreement and will have no effect on the proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	Should I send in my Avalon stock certificates now?

A:	No. If you are an Avalon stockholder, after the merger is completed, a letter of transmittal will be sent to you informing you where to deliver your Avalon stock certificates in order to receive the merger consideration. You should not send in your Avalon common stock certificates prior to receiving the letter of transmittal.

Q:	Who is soliciting this proxy?

A:	Clinical Data will bear the costs of printing and mailing this proxy statement/prospectus to Avalon’s stockholders, and Avalon will pay all other costs incurred by it in connection with the solicitation of proxies from its stockholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and regular employees of Avalon and its subsidiaries may solicit proxies from stockholders in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses. Avalon has retained Georgeson Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies for the special meeting for a fee of approximately $6,000, plus reimbursement of out-of-pocket expenses. In addition, Avalon may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Avalon’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts.

Q:	Who can help answer my additional questions?

A:	Avalon stockholders who would like additional copies, without charge, of this proxy statement/prospectus or have additional questions about the merger, including the procedures for voting their shares of Avalon common stock, should contact:

Avalon Pharmaceuticals, Inc.
20358 Seneca Meadows Parkway
Germantown, MD 20876
Attn: C. Eric Winzer
(301) 556-9900

or Avalon’s solicitation agent:

Georgeson Inc.
199 Water Street
New York, New York 10038
Toll free: (877) 388-2827

SUMMARY

This summary highlights selected information contained or incorporated by reference in this proxy statement/prospectus. You should read carefully this entire proxy statement/prospectus and the documents referred to in this proxy statement/prospectus for a more complete description of the terms of the merger and related transactions. The merger agreement is attached as Annex A, and the form of CVR agreement is attached as Annex B, to this proxy statement/prospectus. Additional documents and information, including important business and financial information about Clinical Data, are incorporated by reference into this proxy statement/prospectus. You are encouraged to read the merger agreement as it is the legal document that governs the merger, as well as these additional documents incorporated by reference. In this proxy statement/prospectus, unless the context otherwise requires, “Clinical Data” refers to Clinical Data, Inc. and its subsidiaries, “Avalon” refers to Avalon Pharmaceuticals, Inc., and “API” refers to API Acquisition Sub II, LLC, an indirect wholly-owned subsidiary of Clinical Data.

The Companies

Clinical Data, Inc.

Clinical Data, Inc. (Nasdaq: CLDA), is a Delaware corporation, headquartered in Newton, Massachusetts. The Company operates its business in two segments: PGxHealth® and Cogenics®.

PGxHealth focuses on the development and commercialization of targeted therapeutics and predictive tests from its growing portfolio of late-stage compounds and proprietary genetic biomarkers with the objective of improving the efficacy and safety of drugs to aid in the diagnosis and management of complex clinical conditions. PGxHealth is seeking to gain marketing approval to commercialize its novel dual-serotonergic drug candidate, vilazodone, along with a potential companion pharmacogenetic test for the treatment of depression. PGxHealth’s predictive tests are marketed to healthcare providers, reimbursed by certain third-party payers, and are available through prescription by healthcare providers.

Cogenics offers a wide range of genomic services which are marketed and provided to pharmaceutical, biotechnology, academic, agricultural and government clients to assist them in scientific investigations relating to human, animal and plant genomes performed on a variety of platforms. These genomic services include sequencing, genotyping, gene expression and bio-banking that are offered in both regulated and unregulated markets.

Clinical Data was incorporated in Delaware in 1972. Clinical Data’s principal executive offices are located at One Gateway Center, Suite 702, Newton, Massachusetts 02458. Clinical Data’s telephone number is (617) 527-9933.

API Acquisition Sub II, LLC

API Acquisition Sub II, LLC, or API, is a Delaware limited liability company and an indirect wholly-owned subsidiary of Clinical Data organized on October 27, 2008. API does not engage in any operations and exists solely to facilitate the merger. Its principal executive offices have the same address and telephone number as Clinical Data.

Avalon Pharmaceuticals, Inc.

Avalon Pharmaceuticals, Inc. (Nasdaq: AVRX) is a Delaware corporation, headquartered in Germantown, Maryland. Avalon is a biopharmaceutical company focused on the discovery, development and commercialization of first-in-class cancer therapeutics. AvalonRx® is the company’s proprietary platform, which is based on large-scale biomarker identification and monitoring used to discover and develop therapeutics for pathways that have historically been characterized as “undruggable.”

Avalon was incorporated in Delaware in 1999. Avalon’s principal executive offices are located at 20358 Seneca Meadows Parkway, Germantown, Maryland 20876 and its telephone number is (301) 556-9900.

Special Meeting of Avalon Stockholders

Date, Time and Place.  The special meeting of Avalon stockholders will be held on [          ], at [          ], local time, at Avalon’s offices located at 20358 Seneca Meadows Parkway, Germantown, MD 20876. At the special meeting, Avalon stockholders will be asked to consider the proposal to adopt the merger agreement and to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement. No other business will be conducted at the special meeting.

Record Date.  Only Avalon stockholders of record at the close of business on [          ], will be entitled to vote at the special meeting. Each share of Avalon common stock is entitled to one vote. As of the record date, there were [          ] shares of Avalon common stock outstanding and entitled to vote at the special meeting.

Vote Required for Approval.  To adopt the merger agreement, the holders of a majority of the outstanding shares of Avalon common stock entitled to vote must vote in favor of adopting the merger agreement. Because adoption of the merger agreement requires the affirmative vote of a majority of shares outstanding, an Avalon stockholder’s failure to vote or abstention from voting will have the same effect as a vote against adoption of the merger agreement.

The affirmative vote of a majority of the shares present in person or by proxy at the special meeting and voting on the matter is required to approve the proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement. An Avalon stockholder’s failure to vote or abstention from voting will have no effect on the proposal for possible adjournment of the special meeting.

Share Ownership by Management and Clinical Data.  As of the record date, (i) the directors and executive officers of Avalon beneficially owned in the aggregate approximately [     ]% of the outstanding shares of Avalon common stock entitled to vote at the special meeting and (ii) Clinical Data and its affiliates beneficially owned approximately [     ]% of the outstanding shares of Avalon common stock entitled to vote at the special meeting. Certain of Avalon’s directors and officers, who beneficially owned in the aggregate approximately [     ]% of the outstanding shares of Avalon common stock as of the record date, have entered into voting agreements with Clinical Data pursuant to which the Avalon directors and officers have agreed to vote for the merger.

See the section entitled, “The Special Meeting of Avalon Stockholders” beginning on page 59 of this proxy statement/prospectus.

Risk Factors

You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 19 of this proxy statement/prospectus, which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined company’s business will be subject and risks and uncertainties to which each of Clinical Data and Avalon, as independent companies, is subject. These risk factors should be considered along with any additional risk factors in the reports of Clinical Data or Avalon filed with the Securities and Exchange Commission, or SEC, and any other information included in or incorporated by reference into this proxy statement/prospectus.

Recommendation to Avalon’s Stockholders; Avalon’s Reasons for the Merger

Avalon’s board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and has unanimously determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable for, and in the best interests of, Avalon and its stockholders. The board of directors of Avalon recommends that Avalon stockholders vote “FOR” the adoption of the merger agreement and “FOR” the approval of the proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement. See “The Merger — Avalon’s Reasons for the Merger” for the reasons supporting the Avalon board of directors’ recommendations.

Merger Structure; Merger Consideration

If the merger is completed, API will merge with and into Avalon, with Avalon continuing as the surviving corporation in the merger. Upon completion of the merger, Clinical Data will issue 0.0470 of a share of common stock for each share of Avalon common stock outstanding immediately prior to the effective time of the merger and a contingent value right that will give you the opportunity to receive additional shares of Clinical Data common stock calculated as described in this proxy statement/prospectus. Clinical Data will pay cash in lieu of issuing fractional shares of Clinical Data common stock.

Based on the volume weighted average trading price of Clinical Data’s common stock for the fifteen prior trading days ended October 27, 2008 of $12.49 per share, the exchange ratio set forth above implies a purchase price of $0.587 per common share of Avalon, or a total equity value of approximately $10 million to Avalon’s stockholders, other than Clinical Data, and a premium over the closing price of Avalon’s common stock on October 27, 2008 (the last full trading day prior to the public announcement of the merger agreement) of approximately 634%.

These values exclude a potential for an aggregate of up to $2.5 million related to the contingent value rights, or CVRs. The CVRs provide each holder the right to receive a proportionate share of an aggregate of up to $2.5 million in Clinical Data common stock (valued based on the volume weighted average trading price of Clinical Data’s common stock for the fifteen prior trading days ended October 27, 2008 of $12.49 per share) based on milestone payments received on or prior to June 30, 2010.

For a description of the CVR agreement, see “The CVR Agreement” beginning on page 105 of this proxy statement/prospectus.

Treatment of Stock Options and Warrants

Avalon has agreed to cancel, effective immediately prior to the effective time of the merger, any stock options granted under Avalon’s existing equity compensation plans. At the effective time of the merger, each option granted under Avalon’s Amended and Restated 1999 Stock Plan and Avalon’s 2005 Omnibus Long-Term Incentive Plan that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled without any payment being made in respect of those options. Under the terms of Avalon’s 2005 Omnibus Long-Term Incentive Plan, all options granted under that plan will be exercisable in connection with the merger. In additional, the terms of certain option award and other agreements with certain option holders provide that the unvested portion of certain option awards will become vested on an accelerated basis in connection with the merger.

Effective as of immediately prior to the effective time of the merger, each existing warrant to acquire shares of Avalon capital stock will be converted into a new warrant entitling its holder to receive, at a total price equal to that payable upon the exercise or conversion of the existing warrant, and in lieu of the shares of Avalon capital stock otherwise issuable upon exercise or conversion of the existing warrant, the applicable merger consideration that would have been receivable upon the merger by the holder of the existing warrant if the existing warrant had been exercised immediately prior to the effective time of the merger. In addition, each holder of an existing warrant shall receive upon exercise a CVR for the number of shares of Clinical Data common stock that would have been receivable upon the merger by the holder of the existing warrant if the existing warrant had been exercised immediately prior to the effective time of the merger. On [          ], the record date, there were [          ] shares of Avalon capital stock issuable upon the exercise of existing warrants.

See the section entitled “The Merger Agreement — Treatment of Avalon Stock Options and Warrants” beginning on page 89 of this proxy statement/prospectus.

Stockholder Rights Agreement

In April 2007, Avalon entered into a stockholder rights agreement, or the rights agreement, pursuant to which stockholders would have certain rights to purchase Avalon common stock in connection with certain potential change of control transactions. As a condition to Clinical Data entering in the merger agreement, Avalon amended the rights agreement to exempt the merger and the merger agreement. In addition, the amendment to the rights agreement also excludes any Avalon common stock and warrants acquired by Clinical Data pursuant to a Securities Purchase Agreement entered into with Clinical Data contemporaneously with entering into the merger agreement. For more information regarding the rights agreement, see “Comparative Rights of Clinical Data Stockholders and Avalon Stockholders — Stockholder Rights Plan” beginning on page 127 of this proxy statement/prospectus.

Ownership of Clinical Data after the Merger

Clinical Data will issue approximately [          ] shares of common stock to Avalon stockholders in the merger, not including the number of shares that may be issued pursuant to the CVRs. See the section entitled “The Merger Agreement — Exchange of Avalon Stock Certificates for Clinical Data Stock Certificates” beginning on page 90 of this proxy statement/prospectus. Avalon stockholders will own approximately [     ]% of the outstanding Clinical Data common stock after the merger. The above calculations are based on the number of shares of Clinical Data common stock and Avalon common stock outstanding on the record date, and assume that no Avalon stock options or warrants and no Clinical Data stock options or warrants will be exercised after the record date.

Opinion of Avalon’s Financial Advisor

The Avalon board of directors retained Piper Jaffray & Co., or Piper Jaffray, to act as its financial advisor, and if requested, to render an opinion to it as to the fairness, from a financial point of view, of the merger consideration to be paid by Clinical Data in connection with the merger. On October 27, 2008, Piper Jaffray delivered its fairness opinion to Avalon’s board of directors to the effect that, as of October 27, 2008, and based upon and subject to the factors, assumptions made, matters considered, procedures followed and limitations on the scope of the review undertaken by Piper Jaffray set forth in its written opinion, the merger consideration specified in the merger agreement is fair, from a financial point of view, to the holders (other than Avalon, Clinical Data, any of their wholly-owned subsidiaries or API) of Avalon common stock. The full text of Piper Jaffray’s opinion, which sets forth the factors, assumptions made, matters considered, procedures followed and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is included as Annex D to this proxy statement/prospectus and is incorporated in its entirety herein by reference. You are urged to carefully read this opinion in its entirety for a description of the factors, assumptions made, matters considered, procedures followed and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion. Piper Jaffray’s opinion was provided to the Avalon board of directors in connection with its evaluation of the merger consideration, did not address any other aspect of the merger, the merger agreement, any related agreements or agreement ancillary thereto, and did not constitute a recommendation to the Avalon board of directors or to any stockholder as to how to vote or act in connection with the merger.

Clinical Data’s Reasons for the Merger

Clinical Data’s board of directors believes that Avalon’s biomarker discovery platform and oncology expertise offer a strong strategic fit for its oncology biomarkers and knowledge of biomarker and pharmacogenetic test development. Clinical Data believes that the proposed merger will enable it to enhance its core strategy of identifying proprietary biomarkers that correlate with safety and efficacy in the development of targeted therapeutics and genetic tests used to diagnose disease and guide treatment decisions.

There can be no assurance that the benefits of the potential growth, synergies or opportunities considered by Clinical Data’s board of directors will be achieved through completion of the merger. For more information regarding Clinical Data’s reasons for the merger, see “The Merger — Clinical Data’s Reasons for the Merger” beginning on page 80 of this proxy statement/prospectus. Achieving Clinical Data’s objectives is subject to particular risks which are discussed in the section entitled “Risk Factors” beginning on page 19 of this proxy statement/prospectus

Interests of Avalon’s Executive Officers and Directors in the Merger

In considering the recommendation of Avalon’s board of directors that you vote to adopt the merger agreement, you should be aware that some of Avalon’s executive officers and directors may have economic interests in the merger that are different from, or in addition to, those of Avalon’s stockholders generally. See “The Merger — Interests of Avalon’s Executive Officers and Directors in the Merger” beginning on page 81 of this proxy statement/prospectus.

Avalon’s board of directors was aware of and considered these interests, among other matters, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in making its recommendation that Avalon’s stockholders vote to adopt the merger agreement.

Other Agreements between Clinical Data and Avalon

In connection with the execution of the merger agreement, Clinical Data and Avalon also entered into several other agreements, including:

•	A securities purchase agreement, pursuant to which Clinical Data purchased shares of Avalon common stock and received a warrant to purchase additional shares of Avalon common stock, subject to certain restrictions. See the section entitled, “The Securities Purchase Agreement” beginning on page 107 of this proxy statement/prospectus;

•	A license agreement, pursuant to which Avalon granted Clinical Data a royalty-free, fully-paid, worldwide, perpetual, irrevocable, sublicensable and exclusive license to AvalonRx®, Avalon’s proprietary drug-development platform, in exchange for a one time payment of $1,000,000. See the section entitled, “The License Agreement” beginning on page 109 of this proxy statement/prospectus; and

•	A note purchase agreement, pursuant to which Clinical Data lent Avalon $3,000,000 to be used as working capital and obtained a security interest in all of Avalon’s intellectual property. See the section entitled, “The Note Purchase Agreement” beginning on page 109 of this proxy statement/prospectus.

In addition, the merger agreement provides that at closing, Clinical Data will enter into the CVR agreement with American Stock Transfer & Trust Company, as rights agent. See the section entitled, “The CVR Agreement” beginning on page 105 of his proxy statement/prospectus.

Further, in connection with the execution of the merger agreement, Clinical Data entered into voting agreements with certain of Avalon’s directors and officers. See the section entitled, “Voting Agreements” beginning on page 104 of this proxy statement/prospectus.

Conditions to the Merger

The merger agreement provides that the obligations of Clinical Data and API to effect the merger and complete the other transactions contemplated by the merger agreement are subject to the satisfaction of each of the following conditions at or prior to the completion of the merger:

•	the accuracy in all material respects, as of the date of the merger agreement, of the representations and warranties made by Avalon in the merger agreement;

•	the accuracy, as of the effective date of the merger, of the representations and warranties made by Avalon in the merger agreement disregarding all materiality qualifications limiting the scope of such representations and warranties and all inaccuracies in such representations and warranties if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on Avalon;

•	Avalon shall have in all material respects performed or complied in all material respects with all covenants and obligations required by the merger agreement to be performed or complied with by it at or prior to the completion of the merger;

•	the SEC shall have declared Clinical Data’s registration statement, of which this proxy statement/prospectus is a part, effective, and no stop order shall have been issued and no proceeding seeking a stop order shall have been initiated or threatened by the SEC with respect to the registration statement;

•	the merger agreement shall have been adopted and approved by the stockholders of Avalon;

•	Clinical Data and Avalon shall have received executed employment agreements between Clinical Data and certain current employees of Avalon;

•	Clinical Data and Avalon shall have received a letter from Ernst & Young LLP dated as of the effective time of the merger and in customary form and substance for letters delivered by independent public accounts in connection with registration statements;

•	Avalon’s chief executive officer and chief financial officer shall have delivered to Clinical Data a certificate confirming that certain conditions have been duly satisfied;

•	Avalon shall have received written resignations from its officers and directors;

•	Avalon shall have amended its Rights Agreement, dated as of April 26, 2007, between Avalon and American Stock Transfer & Trust Company, as Rights agent, to exempt the merger and the other transactions contemplated by the merger agreement;

•	there shall not have been any material adverse effect on Avalon and its subsidiaries since the date of the merger agreement;

•	any waiting period applicable to the completion of the merger under any applicable foreign antitrust or competition law or regulation or under any other foreign legal requirement shall have expired or been terminated;

•	any authorization or consent from any governmental agency required to be obtained under any applicable antitrust or competition law or regulation or other legal requirement shall have been obtained and shall remain in full force and effect, and no such authorization or consent shall require, contain or contemplate any term, limitation, condition or restriction that Clinical Data determines in good faith to be materially burdensome;

•	the shares of Clinical Data common stock to be issued pursuant to the merger shall have been approved for listing on the Nasdaq Global Market;

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the merger shall have been issued by any court of competent jurisdiction or other governmental body and remain in effect and no legal requirement shall have been enacted or deemed applicable to the merger that makes the completion of the merger illegal;

•	(i) there shall not be any pending or threatened legal proceeding in which a governmental body is a party, (ii) there shall not be pending any legal proceeding in which, in the reasonable judgment of Clinical Data, there is a reasonable possibility of an outcome that is adverse to Clinical Data or Avalon, and (iii) neither Clinical Data or Avalon shall have received any communication from any government body that indicates the possibility of any legal proceeding, that, in each case:

•	challenges or seeks to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	relates to the merger or any of the transactions completed by the merger agreement and seeks to obtain from Clinical Data or Avalon, any damages or other relief that may be material to Clinical Data or Avalon;

•	seeks to prohibit or limit in any material respect Clinical Data’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Avalon following the completion of the merger;

•	could materially and adversely affect the right or ability of Clinical Data or Avalon to own the assets or operate the business of any of Avalon; or

•	seeks to compel any of Avalon, Clinical Data or any subsidiary of Clinical Data to dispose of or hold separate any material assets as a result of the merger or any of the other transactions contemplated by the merger agreement; and

•	Avalon’s chief executive officer and chief financial officer shall not have failed to provide, with respect to any document required to be filed with the SEC on or after the date of the merger agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. § 1350.

In addition, the merger agreement provides that the obligations of Avalon to effect the merger and complete the other transactions contemplated by the merger agreement are subject to the satisfaction of the following conditions at or prior to the completion of the merger:

•	the accuracy in all material respects, as of the date of the merger agreement of the representations and warranties made by Clinical Data and API in the merger agreement;

•	the accuracy, as of the effective date of the merger, of the representations and warranties made by Clinical Data and API in the merger agreement disregarding all materiality qualifications limiting the scope of such representations and warranties and all inaccuracies in such representations and warranties if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on Clinical Data;

•	Clinical Data and API have in all material respects performed or complied with all covenants and obligations required by the merger agreement to be performed or complied with by them at or prior to the completion of the merger;

•	the SEC shall have declared Clinical Data’s registration statement, of which this proxy statement/prospectus is a part, effective, and no stop order shall have been issued and no proceeding seeking a stop order shall have been initiated or threatened by the SEC with respect to the registration statement;

•	the merger agreement shall have been adopted and approved by the stockholders of Avalon;

•	Avalon shall have received a certificate from Clinical Data confirming that certain conditions have been duly satisfied;

•	the shares of Clinical Data common stock to be issued pursuant to the merger shall have been authorized for listing on the Nasdaq Global Market; and

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the merger shall have been issued by any United States court of competent jurisdiction or other United States governmental body and remain in effect and no United States legal requirement shall have been enacted or deemed applicable to the merger that makes the completion of the merger illegal.

See the section entitled, “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 97 of this proxy statement/prospectus.

Either Clinical Data or Avalon may choose to waive the conditions to its obligation to complete the merger, provided that any such waiver is in compliance with applicable law, subject to specified exceptions.

Termination of the Merger Agreement

Each of Clinical Data and Avalon is entitled to terminate the merger agreement under certain circumstances including, among others:

•	by mutual consent;

•	if the merger has not been consummated by March 31, 2009, except that this right to terminate shall not be available to a party (i) whose action or failure to act has been a principal cause of or primarily resulted in the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement or (ii) that is in material breach of the merger agreement;

•	if a court or governmental or regulatory authority of competent jurisdiction shall have issued any order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable; or

•	if the approval of a majority of the stockholders of Avalon to adopt the merger agreement is not obtained at a special meeting of Avalon stockholders (including any postponement or adjournment) duly convened to consider adoption of the merger agreement.

In addition, the merger agreement provides that, if authorized by its board of directors, Clinical Data may terminate the merger agreement, at any time prior to the effective time of the merger, if any of the following events occurs:

•	a triggering event (as described under “The Merger Agreement — Termination of the Merger Agreement” beginning on page 102 of this proxy statement/prospectus) with respect to Avalon has occurred prior to the adoption of the merger agreement by Avalon’s stockholders; or

•	(i) any representation or warranty of Avalon set forth in the merger agreement shall have been breached or become untrue or Avalon shall have breached any covenant or agreement, (ii) such breach or misrepresentation is not cured within fifteen days after receipt of written notice, and (iii) such breach or misrepresentation would cause the closing conditions relating to accuracy of its representations and warranties or compliance with covenants and agreements incapable of being satisfied; provided that Clinical Data is not then in breach of its respective warranties, covenants or agreements such that the closing conditions relating to accuracy of its representations and warranties or compliance with covenants and agreements would not be satisfied.

Further, the merger agreement provides that if authorized by its board of directors, Avalon may terminate the merger agreement, at any time prior to the effective time of the merger, if (i) any representation or warranty of Clinical Data or API set forth in the merger agreement shall have been breached or become untrue or Clinical Data or API shall have breached any covenant or agreement, (ii) such breach or misrepresentation is not cured within fifteen days after receipt of written notice, and (iii) such breach or misrepresentation would cause the closing conditions relating to accuracy of their respective representations and warranties or compliance with covenants and agreements incapable of being satisfied; provided that Avalon is not then in breach of its respective warranties, covenants or agreements such that the closing conditions relating to accuracy of its representations and warranties or compliance with covenants and agreements would not be satisfied.

See the section entitled, “The Merger Agreement — Termination of the Merger Agreement” beginning on page 102 of this proxy statement/prospectus.

Limitation on Avalon’s Ability to Consider Other Acquisition Proposals

Avalon has agreed that it will not, and that it will not authorize or permit any of its affiliates or representatives to, directly or indirectly, subject to specified exceptions:

•	solicit, initiate, encourage, induce or facilitate the communication, making, submission or announcement of any acquisition proposal or acquisition inquiry, each as defined in the merger agreement;

•	furnish any information regarding Avalon to any person or entity in connection with or in response to an acquisition proposal or acquisition inquiry;

•	engage in discussions or negotiations with any person or entity with respect to any acquisition proposal or acquisition inquiry;

•	approve, endorse or recommend any acquisition proposal;

•	execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction; or

•	release or permit the release of any person or entity from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement to which Avalon is a party or under which Avalon has any rights.

See the section entitled, “The Merger Agreement — Limitation on the Solicitation, Negotiation and Discussion by Avalon of Other Acquisition Proposals” beginning on page 99 of this proxy statement/prospectus.

Fees and Expenses

The merger agreement provides that, regardless of whether the merger is consummated, each party will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, except that Clinical Data will pay all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in connection to the printing, mailing and filing of the registration statement and this proxy statement/prospectus. See the section entitled, “The Merger Agreement — Expenses and Termination Fees” beginning on page 103 of this proxy statement/prospectus.

Termination Fee

The merger agreement provides that Avalon will make a nonrefundable cash payment of up to $100,000 to Clinical Data for all fees and expenses that have been paid or that are payable by or on behalf of Clinical Data in connection with the preparation and negotiation of the merger agreement and otherwise in connection with the merger and any transaction contemplated by the merger agreement if the merger agreement is terminated (i) by Clinical Data or Avalon due to a failure to consummate the merger by March 31, 2009 and at or prior to the time of the termination of the merger agreement an acquisition proposal has been disclosed, announced, commenced, submitted or made, (ii) by Clinical Data or Avalon because the requisite affirmative vote by Avalon’s stockholders has not been obtained, or (iii) by Clinical Data because a triggering event, as defined in the merger agreement, has occurred.

Avalon must pay a termination fee of $300,000 to Clinical Data if the merger agreement is terminated after the occurrence of any of the following events:

•	If (i) the merger agreement is terminated by Clinical Data or Avalon due to a failure to consummate the merger by March 31, 2009 or to obtain the requisite affirmative vote by Avalon’s stockholders and at or prior to the time of the termination of the merger agreement for either such reason an acquisition proposal has been disclosed, announced, commenced, submitted or made, and (ii) within 12 months of the date the merger agreement is terminated Avalon reaches a definitive agreement to consummate, or consummates, an acquisition proposal; or

•	If the merger agreement is terminated by Clinical Data because a triggering event, as defined in the merger agreement, has occurred.

See the section entitled, “The Merger Agreement — Expenses and Termination Fees” beginning on page 103 of this proxy statement/prospectus.

In addition, upon the termination of the merger agreement or the failure to consummate the merger, Avalon may be required to repay Clinical Data all outstanding principal and accrued interest on the notes issued pursuant to the note purchase agreement. See the section entitled “The Note Purchase Agreement” beginning on page 109 of this proxy statement/prospectus.

Tax Matters

Avalon stockholders will recognize gain or loss in the year in which the merger is competed based on a current valuation of all the consideration received in the merger, including the CVRs. Because Avalon stock is publicly traded, Avalon stockholders may not use the installment method to calculate gain on the disposition of Avalon shares in the merger. In the event that in a subsequent taxable year an Avalon stockholder receives a payment under a CVR a portion of such payment may represent interest for U.S. federal income tax purposes and the balance of the payment that is more (or less) than the amount estimated in such valuation, may result in additional income or loss in such year.

Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder’s circumstances. You should read the section entitled “The Merger — Material United States Federal Income Tax Consequences of the Merger,” beginning on page 83 of this proxy statement/prospectus. In addition, you should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Anticipated Accounting Treatment

Clinical Data will account for the merger under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” See “The Merger — Anticipated Accounting Treatment” beginning on page 85 of this proxy statement/prospectus.

Clinical Data Will List Shares of Clinical Data Common Stock Issued in the Merger on Nasdaq

If the merger is completed, Avalon stockholders will be able to trade the shares of Clinical Data common stock they receive in the merger on the Nasdaq Global Market, subject to restrictions on affiliates of Clinical Data as of the effective time of the merger as described in the section entitled “The Merger — Sales of Shares of Clinical Data Common Stock Received in the Merger” beginning on page 83 of this proxy statement/prospectus.

If Clinical Data and Avalon complete the merger, Avalon stock will no longer be listed for trading on the Nasdaq Global Market or any other market or exchange. On September 24, 2008, Avalon received a letter from The Nasdaq Stock Market, LLC notifying Avalon that it fails to comply with Nasdaq Marketplace Rule 4450(a)(5) because the bid price for Avalon’s common stock over the last thirty consecutive business days closed below the minimum $1.00 per share requirement for continued listing. On October 16, 2008, The Nasdaq Stock Market, LLC suspended enforcement of the minimum bid price rule until January 20, 2009. In addition, on November 20, 2008, Avalon received a letter from The Nasdaq Stock Market LLC notifying Avalon that based on Avalon’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended September 30, 2008, Avalon does not comply with the minimum stockholders’ equity requirement of $10 million for continued listing on the Nasdaq Global Market as set forth in Nasdaq Marketplace Rule 4450(a)(3). The Nasdaq Stock Market, LLC letters dated September 24, 2008 and November 20, 2008 have no immediate effect on the listing of Avalon’s common stock. See “The Merger — Delisting and Deregistration of Avalon Common Stock” beginning on page 82 of this proxy statement/prospectus.

Regulatory Filings and Approvals

There are no federal or state regulatory requirements that must be complied with or approval of any federal or state regulatory agencies that must be obtained in connection with the merger.

Appraisal Rights

Holders of Avalon common stock are entitled to appraisal rights under Delaware law. See the section entitled “The Merger — Appraisal Rights of Dissenting Avalon Stockholders” beginning on page 86 of this proxy statement/prospectus.

Material Differences in Rights of Avalon Stockholders and Clinical Data Stockholders

When the merger is completed, Avalon stockholders will automatically become Clinical Data stockholders. The rights of Clinical Data stockholders differ from the rights of Avalon stockholders in certain important ways. See the section entitled “Comparative Rights of Clinical Data Stockholders and Avalon Stockholders” beginning on page 119 of this proxy statement/prospectus.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND DATA

Clinical Data common stock is listed on the Nasdaq Global Market under the symbol “CLDA.” Avalon common stock is listed on the Nasdaq Global Market under the symbol “AVRX.”

The table below sets forth, for the periods indicated, the high and low sale prices per share of Clinical Data common stock as reported on the Nasdaq Global Market.

	Clinical Data
	Common Stock
	High	Low

Year ended March 31, 2007(1)
First Quarter	$14.67	$9.71
Second Quarter	$10.67	$7.63
Third Quarter	$11.44	$9.00
Fourth Quarter	$15.26	$10.64
Year ended March 31, 2008(1)
First Quarter	$16.19	$13.00
Second Quarter	$26.99	$13.25
Third Quarter	$28.90	$19.83
Fourth Quarter	$23.26	$15.34
Year ending March 31, 2009
First Quarter	$19.68	$14.25
Second Quarter	$19.59	$12.74
Third Quarter (through December 5, 2008)	$16.46	$7.15

(1)	The prices for Clinical Data’s common stock for the quarters ended before October 1, 2007 have been adjusted to reflect the 3-for-2 stock split effected by Clinical Data on that date.

As of the record date, there were approximately [          ] record holders of Clinical Data common stock. Clinical Data does not intend to pay any cash dividends in the foreseeable future and currently intends to retain future earnings, if any, to finance future growth.

The table below sets forth, for the periods indicated, the high and low sale prices per share of Avalon common stock as reported on the Nasdaq Global Market.

	Avalon Common Stock
	High	Low

Year ended December 31, 2006
First Quarter	$5.99	$3.80
Second Quarter	$5.45	$3.30
Third Quarter	$3.98	$2.20
Fourth Quarter	$4.35	$2.47
Year ended December 31, 2007
First Quarter	$5.85	$3.08
Second Quarter	$6.38	$4.25
Third Quarter	$6.25	$4.10
Fourth Quarter	$5.75	$2.90
Year ending December 31, 2008
First Quarter	$3.44	$1.90
Second Quarter	$2.65	$1.00
Third Quarter	$1.30	$0.27
Fourth Quarter (through December 5, 2008)	$0.64	$0.08

Following completion of the merger, Clinical Data common stock will continue to be listed on the Nasdaq Global Market, and there will be no further market for Avalon common stock. As of the record date, there were approximately [          ] record holders of Avalon common stock. Avalon has never declared or paid any cash dividends on its common stock.

The following table sets forth the per share closing sale price of Clinical Data common stock as reported on the Nasdaq Global Market, the per share closing sale price of Avalon common stock as reported on the Nasdaq Global Market, and the estimated equivalent per share price, as explained below, of Avalon common stock if the merger occurred on October 27, 2008, the last full trading day before the public announcement of the proposed merger and if the merger occurred on [          ], the latest practicable date before the date of this proxy statement/prospectus.

The estimated equivalent Avalon per share price does not give effect to any CVR payment.

Estimated
Equivalent
	Clinical Data	Avalon	Avalon
	Common Stock	Common Stock	per Share Price

October 27, 2008	$10.81	$0.08	$0.51	(a)
[ ], 2008	$	$	$

(a)	The estimated equivalent price per share reflects the value of Clinical Data common stock that Avalon stockholders would receive in exchange for each share of Avalon common stock if the merger were completed on October 27, 2008, the last full trading day prior to the public announcement of the merger agreement. Based upon the closing price per share of Clinical Data common stock on such date, each share of Avalon common stock outstanding immediately prior to the effective date of the merger will be exchanged for 0.0470 of a share of Clinical Data common stock.

CLINICAL DATA, INC.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following selected historical consolidated financial and other data are qualified by reference to, and should be read in conjunction with, Clinical Data’s consolidated financial statements and the related notes thereto and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from Clinical Data’s annual report on Form 10-K for the fiscal year ended March 31, 2008 and quarterly reports on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008, which are incorporated by reference into this proxy statement/prospectus. Clinical Data’s selected statement of operations data set forth below for each of the five years ended March 31, 2008, 2007, 2006, 2005 and 2004 and the balance sheet data as of March 31, 2008, 2007, 2006, 2005 and 2004 are derived from Clinical Data’s audited consolidated financial statements, and as of and for the six-month period ended September 30, 2008 and 2007 are derived from Clinical Data’s unaudited interim condensed consolidated financial statements.

The unaudited interim condensed consolidated financial statements include, in management’s opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of the unaudited periods. You should not rely on these interim results as being indicative of results Clinical Data may expect for the full year or any other interim period. The historical results are not necessarily indicative of the results to be obtained in the future.

Recent Acquisitions Affect the Comparability of the Selected Consolidated Financial Data

Clinical Data acquired the following five (5) businesses on the dates indicated below:

Acquiree	Date of Acquisition

Genaissance Pharmaceuticals, Inc.	October 6, 2005
Icoria, Inc.	December 20, 2005
Genome Express, S.A.	March 7, 2006
Epidauros Biotechnologie A.G.	August 23, 2007
Adenosine Therapeutics, L.L.C.	August 4, 2008

All of the acquisitions were accounted for under the purchase method of accounting; accordingly, their results of operations and balance sheet data have been included in our consolidated financial statements from the date of acquisition only. These transactions are described in further detail in Clinical Data’s reports filed with the Securities Exchange Commission, or SEC.

Further, Clinical Data has discontinued certain operations that are now classified as discontinued operations. These transactions are described in further detail in Clinical Data’s reports filed with the SEC.

	Six Months Ended
	September 30,		For the Years Ended March 31,
	2008	2007	2008	2007	2006	2005	2004
	(In thousands, except per share)

Consolidated Statements of Operations Data:
Revenues	$18,021	$15,698	$34,032	$31,556	$12,357	$—	$—
Cost of revenues	13,236	12,612	26,266	19,703	9,412	—	—

Gross profit	4,785	3,086	7,766	11,853	2,945	—	—

OPERATING EXPENSES:
Research and development	17,693	4,768	18,586	11,551	3,493	—	—
Sales and marketing	6,965	4,081	9,997	5,746	1,299	—	—
General and administrative	13,422	12,483	27,387	25,922	11,069	863	815
Purchased in-process research and development	52,100	—	—	—	39,700	—	—

Total operating expenses	90,180	21,332	55,970	43,219	55,561	863	815

Operating loss	(85,395)	(18,246)	(48,204)	(31,366)	(52,616)	(863)	(815)
Interest expense	(260)	(357)	(531)	(596)	(309)	(31)	(36)
Interest income	584	711	2,071	407	92	2	—
Other income (expense)	26	561	519	879	(38)	10	18

Loss from continuing operations before taxes	(85,045)	(17,331)	(46,145)	(30,676)	(52,871)	(882)	(833)
(Provision for) benefit from income taxes	(117)	(187)	28	(107)	(95)	—	—

Loss from continuing operations	(85,162)	(17,518)	(46,117)	(30,783)	(52,966)	(882)	(833)
Income (loss) from discontinued operations, net of taxes	288	1,223	10,787	(6,739)	2,085	4,277	3,004

Net (loss) income	$(84,874)	$(16,295)	$(35,330)	$(37,522)	$(50,881)	$3,395	$2,171

Preferred stock dividend	—	—	—	(104)	(97)	—	(525)

Net (loss) income applicable to common stockholders	$(84,874)	$(16,295)	$(35,330)	$(37,626)	$(50,978)	$3,395	$1,646

(Loss) income per basic and diluted share:
Continuing operations	$(4.04)	$(1.02)	$(2.42)	$(2.18)	$(5.92)	$(0.13)	$(0.33)
Discontinued operations	0.01	0.07	0.57	(0.47)	0.23	0.65	0.73

Net loss	$(4.03)	$(0.95)	$(1.85)	$(2.65)	$(5.69)	$0.52	$0.40

Cash dividends paid per common share	$—	$—	$—	$—	$0.04	$0.07	$0.04
Weighted average shares:
Basic and diluted	21,070	17,130	19,081	14,186	8,953	6,584	4,119

	September 30,	March 31,
	2008	2008	2007	2006	2005	2004
			(In thousands)

Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$52,075	$67,480	$14,071	$7,225	$4,171	$1,800
Total assets	112,230	129,448	87,490	109,789	41,130	42,144
Long-term obligations	47,850	7,684	10,337	13,422	3,165	1,365
Shareholders’ equity	49,376	106,075	50,720	59,789	23,809	20,264

AVALON PHARMACEUTICALS, INC.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth Avalon’s selected financial data as of and for each of the years in the five-year period ended December 31, 2007, which was derived from Avalon’s audited financial statements. The selected financial data as of and for the nine months ended September 30, 2008 and 2007 are derived from unaudited financial statements. Avalon’s management prepared the unaudited information on the same basis as it prepared Avalon’s audited financial statements. In the opinion of Avalon’s management, the unaudited information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this information. Operating results for the as of and for the nine months ended September 30, 2008 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2008. The information below should be read in conjunction with Avalon’s financial statements and notes thereto included as Annex F to this proxy statement/prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Avalon” included elsewhere in this proxy statement/prospectus.

	Nine Months Ended
	September 30,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
		(In thousands, except per share information)

SUMMARY STATEMENTS OF OPERATIONS:
Revenue	$311	$809	$809	$2,724	$1,544	$1,900	$100
Operating expenses:
Research and development	12,863	11,708	15,322	13,269	15,789	10,680	12,510
General and administrative	5,567	6,468	8,240	7,661	5,066	4,325	4,567

Total Operating Expenses	18,430	18,176	23,562	20,930	20,855	15,005	17,077

Loss from operations	(18,119)	(17,367)	(22,753)	(18,206)	(19,311)	(13,105)	(16,977)

Other income (expense):
Interest Income	559	1,187	1,603	1,288	503	327	678
Interest expense	(305)	(486)	(633)	(808)	(1,147)	(890)	(701)
Other	79	107	110	624	663	8	(75)

Other income (expense), net	333	808	1,080	1,104	19	(555)	(98)

Net loss	(17,786)	(16,559)	(21,673)	(17,102)	(19,292)	(13,660)	(17,075)
Dividends on and accretion of convertible preferred stock	—	—	—	—	(1,111)	(1,449)	(1,449)

Net loss attributed to common shareholders	$(17,786)	$(16,559)	$(21,673)	$(17,102)	$(20,403)	$(15,109)	$(18,524)

Net loss per share — basic and diluted	$(1.04)	$(1.13)	$(1.42)	$(1.74)	$(9.58)	$(117.65)	$(146.29)

Weighted average number of shares of common stock outstanding	17,034	14,716	15,299	9,841	2,129	128	127

	As of September 30,	As of December 31,
	2008	2007	2006	2005	2004	2003
	(In thousands)

SUMMARY BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities(1)	$11,425	$28,524	$20,430	$27,748	$14,309	$27,720
Working capital	2,917	18,384	8,629	17,070	5,545	15,300
Total assets	18,408	37,305	31,391	41,282	29,292	46,055
Total debt	6,000	7,211	8,725	10,944	13,631	16,234
Accumulated deficit	(142,163)	(124,377)	(102,704)	(85,602)	(65,949)	(51,454)
Total stockholders’ equity	8,580	26,175	17,874	25,883	(65,971)	(51,435)

(1)	Includes restricted cash of $4.4 million, $5.3 million, $6.0 million, $6.3 million, $6,1 million and $6.7 million at September 30, 2008, December 31, 2007, December 31, 2006, December 31, 2005, December 31, 2004 and December 31, 2003, respectively.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Clinical Data acquired Adenosine Therapeutics on August 4, 2008 and entered into an agreement to merge with Avalon on October 27, 2008. Clinical Data expects the merger with Avalon to be completed in the first quarter of calendar 2009. The following selected unaudited pro forma combined statements of operations data combines Clinical Data’s historical results for the year ended March 31, 2008 and the six months ended September 30, 2008 as if the two acquisitions had occurred as of the beginning of the periods presented for income statement purposes. The following selected unaudited pro forma combined balance sheet data combines the historical balance sheets of Clinical Data at September 30, 2008, which already includes the effects of the acquisition of Adenosine, and giving effect to the Avalon acquisition as if it had occurred as of the date of the balance sheet.

The selected unaudited pro forma combined financial information is based on estimates and assumptions that are preliminary. The data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of Clinical Data that would have been reported had the acquisitions been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of Clinical Data. Please also read the section in this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 33 for more information on the statements made in this section.

This selected unaudited pro forma combined financial information should be read in conjunction with the selected historical consolidated financial information and the unaudited pro forma condensed combined financial statements and the accompanying notes contained elsewhere in this proxy statement/prospectus, and the separate historical consolidated financial statements and the accompanying notes of Clinical Data and Adenosine incorporated by reference into this proxy statement/prospectus and the separate historical financial statements of Avalon attached as Annex F to this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 128 and “Incorporation of Certain Documents by Reference” beginning on page 129 of this proxy statement/prospectus.

	As of and for the	For the
	Six Months Ended	Year Ended
	September 30, 2008	March 31, 2008
	(In thousands, except per share)

Statement of Operations Data:
Revenues	$19,251	$36,786
Operating loss	$(46,184)	$(75,609)
Loss from continuing operations	$(46,245)	$(73,651)
Net loss from continuing operations — basic and diluted	$(2.11)	$(3.70)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$57,482
Working capital	$38,461
Total assets	$125,524
Long-term obligations, including current portions of long-term debt	$50,537
Shareholders’ equity	$53,589

UNAUDITED COMPARATIVE PER SHARE DATA

The following table presents comparative historical per share data regarding the net loss and book value of each of Clinical Data and Avalon and unaudited combined pro forma per share data after giving effect to the merger as a purchase of Avalon by Clinical Data. The unaudited comparative per share data has been prepared for the benefit of both companies’ stockholders.

The following data assumes 0.0470 of a share of Clinical Data common stock will be issued in exchange for each share of Avalon common stock in connection with the merger. These values exclude a potential for an aggregate of up to $2.5 million in Clinical Data common stock related to the contingent value rights, or CVRs. The CVRs provide each holder the right to receive a proportionate share of an aggregate of up to $2.5 million in Clinical Data common stock (valued based on the volume weighted average trading price of Clinical Data’s common stock for the fifteen prior trading days ended October 27, 2008 of $12.49) based on milestone payments received on or prior to June 30, 2010.

The data has been derived from and should be read in conjunction with the selected historical consolidated financial information and the unaudited pro forma condensed combined financial statements and the accompanying notes contained elsewhere in this proxy statement/prospectus, and the separate historical consolidated financial statements and the accompanying notes of Clinical Data incorporated by reference into this proxy statement/prospectus and the separate historical financial statements of Avalon attached as Annex F to this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 128 and “Incorporation of Certain Documents by Reference” beginning on page 129 of this proxy statement/prospectus.

The unaudited pro forma per share data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of Clinical Data that would have been reported had the merger been completed as of the date presented, and should not be taken as representative of future results of operations or financial condition of the combined company.

	As of and for the
	Six Months Ended	Year Ended
	September 30, 2008	March 31, 2008

Clinical Data
Historical per share common share data:
Loss from continuing operations per share — basic and diluted	$(4.04)	$(2.42)
Net loss per share	$(4.03)	$(1.85)
Net book value per share	$2.17	$5.02
Unaudited combined pro forma per common share data:
Loss from continuing operations per share — basic and diluted	$(2.12)	$(3.70)
Net book value per share	$2.28

	As of and for the
	Nine Months Ended	Year Ended
	September 30, 2008	December 31, 2008

Avalon
Historical per share common share data:
Net loss per share — basic and diluted	$(1.04)	$(1.42)
Net book value per share	$0.50	$1.54

RISK FACTORS

If the merger is completed, Clinical Data and Avalon will operate as a combined company in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond the combined company’s control. In addition to information regarding Clinical Data and Avalon contained in, or incorporated by reference into, this proxy statement/prospectus, you should carefully consider the risks described below before voting your shares. Additional risks and uncertainties not presently known to Clinical Data and Avalon or that they do not currently believe are important to an investor, if they materialize, also may adversely affect the merger, Clinical Data, Avalon and the combined company. A discussion of additional risks and uncertainties regarding Clinical Data can be found in the information that is incorporated by reference in this proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information” beginning on page 128 of this proxy statement/prospectus. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, Clinical Data’s and Avalon’s respective businesses, financial condition or their results of operations (both separately and as combined) could be seriously harmed. If that happens, the trading price of Clinical Data common stock or Avalon common stock could decline and you may lose part or all of the value of any Clinical Data shares or Avalon shares that you hold.

Risks Related to the Merger and the Combined Company

Without additional capital raising opportunities, the combined company will not have sufficient cash resources available to fund its current level of activities beyond March 2009, including the integration of Avalon and Adenosine, and Clinical Data’s Phase III clinical trials for its lead product candidate, vilazodone.

As a result of Clinical Data’s acquisition of Adenosine in August 2008, as well as the proposed acquisition of Avalon and the acceleration of certain components of the vilazodone clinical trials, Clinical Data and Avalon believe that the combined company’s current cash, cash equivalents and marketable securities will only be sufficient to fund the combined company’s operations through March 2009, which is prior to the anticipated filing of the NDA with the FDA for vilazodone. The combined company will need additional funds to continue operations and the development of vilazodone, as well as the operations of Adenosine and Avalon, including demonstrating the advantages and reliability of Avalon’s proprietary drug discovery and development technology, AvalonRx®, beyond March 2009. Management is always evaluating additional sources of financing and would consider any of the following options:

•	Partnering opportunities with pharmaceutical or biotechnology companies for the marketing of vilazodone;

•	License or sublicense payments from the recently acquired Adenosine compounds and/or patents;

•	Sale of equity or debt securities; and/or

•	Sale of non-core assets.

As evidenced by the September 30, 2008 private placement, Clinical Data has been successful in raising capital in the past. However, the sale of any equity or debt securities may result in additional dilution to Clinical Data’s stockholders, and the combined company cannot be certain that additional financing will be available in amounts or terms acceptable to the combined company, if at all.

If the combined company is unable to obtain financing or partnering opportunities, it may be required to implement cost reduction strategies. The most significant portion of the research and development expenses as well as some portion of sales and marketing expenses are discretionary and in anticipation of development and commercial launch of vilazodone. These cost reduction strategies could reduce the scope of and delay the timing of the planned vilazodone NDA filing, which could harm the combined company’s financial condition and operating results. Clinical Data is also in the process of prioritizing the various development projects that it acquired through the Adenosine acquisition. Similar to the vilazodone development, these projects are discretionary. However, the postponement or cancellation of any of these development efforts could have a material impact on the combined company’s financial condition and operating results.

The number of shares and the value of Clinical Data common stock that Avalon stockholders will receive in connection with the merger will fluctuate.

The precise value of the merger consideration to be received by Avalon stockholders at the effective time of the merger cannot be determined at the present time. Upon the terms of the merger agreement, Clinical Data would issue 0.0470 of a share of Clinical Data common stock for each share of Avalon common stock outstanding immediately prior to the effective time of the merger and CVRs that will provide you with the opportunity to acquire additional shares of common stock.

The price of Clinical Data common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the special meeting of Avalon stockholders. Stock price changes may result from a variety of factors beyond Clinical Data’s control, including general economic and market conditions. In addition, there will be a period of time between completion of the merger and the time at which former Avalon stockholders actually receive stock certificates evidencing the Clinical Data common stock. Until stock certificates are received, former Avalon stockholders may not be able to sell their Clinical Data shares in the open market and, therefore, may not be able to avoid losses from any decrease in the trading price of Clinical Data common stock during that period.

If certain milestones do not occur, no issuance of Clinical Data common stock will be made under the CVRs.

Pursuant to the terms of the merger agreement, the CVRs provide former Avalon stockholders and warrantholders to the extent they exercise their warrants with the right to receive additional shares of Clinical Data common stock if Avalon or its affiliates (including Clinical Data following the merger) receive any milestone payments from certain strategic partners prior to June 30, 2010.

If such milestone payments are not achieved within the required timeframe, the CVRs will expire and no payments will be made in connection with the CVRs. Accordingly, the CVRs may ultimately have no value. The CVRs are not transferable other than in certain limited circumstances and accordingly you may not sell them prior to their termination.

If Clinical Data is not successful in integrating Avalon into its own business, then the benefits of the merger will not be fully realized and the market price of Clinical Data’s common stock may be negatively affected.

Clinical Data may not achieve successful integration of the Avalon assets in a timely manner, or at all, and Clinical Data may not realize the benefits and synergies of the merger to the extent, or in the timeframe, anticipated. Clinical Data and Avalon entered into the merger agreement with the expectation that the merger will result in benefits arising out of the combination of the companies. The successful integration of Clinical Data and Avalon will require, among other things, integration of Avalon’s assets into Clinical Data. It is possible that the integration process could result in the loss of key employees, diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s on-going business or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect either company’s ability to maintain relationships with licensors, collaborators, partners, suppliers and employees or Clinical Data’s ability to achieve the anticipated benefits of the merger, or could reduce Clinical Data’s earnings or otherwise adversely affect the business and financial results of the combined company and, as a result, adversely affect the market price of Clinical Data common stock.

Clinical Data expects to incur significant costs and commit significant management time integrating Avalon’s business operations, technology, development programs, products and personnel with those of Clinical Data’s. If Clinical Data does not successfully integrate the business of Avalon, the expenditure of these costs will reduce Clinical Data’s cash position.

Uncertainty regarding the merger and the effects of the merger could cause each company’s licensors, collaborators, suppliers or other strategic partners to delay or defer decisions, which could increase costs of the on-going business for Clinical Data and/or Avalon.

Clinical Data’s and Avalon’s strategy for developing and commercializing many of their potential products includes entering into agreements with licensors, collaborators, suppliers and other strategic partners. These partners, in response to the announcement of the merger, may delay or defer decisions regarding their business relationships with each company, which could increase costs for the business of the subject company and delay, interrupt or terminate the collaborate research, development and commercialization of certain potential products, regardless of whether the merger is ultimately completed. Under specified circumstances, these partners may also terminate their agreements with each company. Any such delay, interruption or termination of the combined company’s relationship with any of these partners could materially harm the combined company’s business and financial condition, and frustrate any commercialization efforts for its product candidates.

The merger is subject to closing conditions that could result in the completion of the merger being delayed or not consummated, which could negatively impact Clinical Data’s and/or Avalon’s stock price and future business and operations.

Completion of the merger is conditioned upon Clinical Data and Avalon satisfying closing conditions, including adoption of the merger agreement by Avalon’s stockholders, all as set forth in the merger agreement. See the section entitled “The Merger Agreement — Conditions to Completion of the Merger” for a discussion of the conditions to the completion of the merger. The required conditions to closing may not be satisfied in a timely manner, if at all, or, if permissible, waived, and the merger may not be consummated. Failure to consummate the merger could negatively impact Clinical Data’s and/or Avalon’s stock price, future business and operations, and financial condition. Any delay in the consummation of the merger or any uncertainty about the consummation of the merger may adversely affect the future business, growth, revenue and results of operations of either or both of the companies.

Failure to complete the merger could negatively impact the market price of Clinical Data common stock and/or Avalon common stock and the future business and financial results of Clinical Data and/or Avalon, and the merger agreement limits Avalon’s ability to pursue alternatives to the merger.

If the merger is not completed for any reason, the on-going business of Clinical Data and Avalon may be adversely affected and will be subject to a number of risks, including:

•	Avalon may be required, under some circumstances, to pay Clinical Data a termination fee of $300,000 and reimburse Clinical Data for up to $100,000 of merger-related expenses. See “The Merger Agreement — Expenses and Termination Fee” beginning on page 103 of this proxy statement/prospectus;

•	Avalon may be required to repay to Clinical Data the outstanding principal and accrued interest under the terms of a note purchase agreement between the parties and related term note. See “The Note Purchase Agreement” beginning on page 109 of this proxy statement/prospectus;

•	the diversion of management’s attention, the reduction in capital spending and acquisitions, the suspension of planned hiring and other affirmative and negative covenants in the merger agreement restricting the companies’ businesses;

•	failure to pursue other beneficial opportunities as a result of the focus of management of each of the companies on the merger, without realizing any of the anticipated benefits of the merger;

•	the market price of Clinical Data common stock or Avalon common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed;

•	Clinical Data and Avalon may experience negative reactions to the termination of the merger from licensors, collaborators, suppliers, or other strategic partners;

•	Clinical Data’s and Avalon’s costs incurred related to the merger, such as legal and accounting fees, must be paid even if the merger are not completed; and

•	Avalon’s common stock may be subject to delisting from the Nasdaq Global Market. On September 24, 2008, Avalon received a notification from The Nasdaq Stock Market, LLC indicating that Avalon was not in compliance with its continued listing requirements for listing on the Nasdaq Global Market because its closing bid price had been less than $1.00 for 30 consecutive business days. In addition, on November 20, 2008, Avalon received a letter from The Nasdaq Stock Market LLC notifying the Avalon that based on Avalon’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended September 30, 2008, Avalon does not comply with the minimum stockholders’ equity requirement of $10 million for continued listing on the Nasdaq Global Market.

•	Clinical Data’s royalty-free, fully-paid, worldwide, perpetual, irrevocable, sublicensable and exclusive license to AvalonRx®, Avalon’s proprietary drug-development platform, will not terminate, thereby restricting Avalon’s operations and potentially negatively impacting the value of Avalon’s common stock.

If the merger agreement is terminated and Avalon’s board of directors seeks another merger or business combination, Avalon stockholders cannot be certain that Avalon will be able to find a party willing to pay a price equivalent to or more attractive than the price Clinical Data has agreed to pay in the merger. Further, Clinical Data owns approximately [     ]% of Avalon and Avalon owes Clinical Data $3 million of principal plus accrued but unpaid interest under the terms of a note purchase agreement and related term note entered into at the time of execution of the merger agreement. Such ownership, the amount owed and the license granted to Clinical Data may deter third parties from proposing or pursuing alternative business combinations that might result in greater value to Avalon stockholders than the merger.

In addition, the merger agreement contains “no shop” provisions that, subject to limited exceptions, preclude Avalon, whether directly or indirectly through its subsidiaries, officers, directors, agents or other representatives, from (i) soliciting, initiating, knowingly facilitating, encouraging or inducing, any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal, (ii) participating in any discussions or negotiations, or furnishing any nonpublic information with respect to any acquisition proposal, (iii) taking any other action to facilitate any inquiries or proposal that would be reasonably expected to result in an acquisition proposal, (iv) approving, endorsing or recommending any acquisition proposal, or (v) entering into any agreement contemplating or otherwise relating to any acquisition proposal. Under certain circumstances, the merger agreement also provides that Avalon will be required to reimburse Clinical Data for up to $100,000 of merger-related expenses or pay a termination fee of $300,000 to Clinical Data upon termination of the merger agreement.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

The pro forma financial statements contained in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. For example, the pro forma financial statements have been derived from the historical financial statements of Clinical Data and Avalon and certain adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the merger. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these pro forma financial statements.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 111 of this proxy statement/prospectus.

If Clinical Data is unable to retain key Clinical Data and/or Avalon personnel after the merger are completed, Clinical Data’s business may suffer.

The success of the merger will depend in part on Clinical Data’s ability to retain personnel currently employed by Clinical Data and those key Avalon employees who continue employment with Clinical Data after the merger. It is possible that these employees might decide not to remain with Clinical Data after the merger is completed. There is no assurance that Clinical Data will be able to retain key employees of Avalon. If key employees terminate their employment, or insufficient numbers of employees are retained to maintain effective operations, Clinical Data’s development activities might be adversely affected; management’s attention might be diverted from successfully integrating Avalon’s operations to hiring suitable replacements; and Clinical Data’s business might suffer. In addition, Clinical Data might not be able to locate suitable replacements for any key employees that leave Clinical Data or Avalon, and Clinical Data may not be able to offer employment to potential replacements on reasonable terms.

In the event the merger is completed, Clinical Data will incur significant additional expenses in connection with the integration of Avalon.

In the event the merger is completed, Clinical Data expects to incur significant additional expenses in connection with the integration of Avalon, including integrating personnel, information technology systems, accounting systems, vendors and strategic partners of each company and implementing consistent standards, policies, and procedures, and may be subject to possibly material write downs in assets and charges to earnings, which are expected to include severance pay and other costs.

Avalon’s executive officers and directors have interests different from your interests that may influence them to support or approve the merger.

In considering the recommendation of the Avalon board of directors to adopt the merger agreement, Avalon stockholders should recognize that Avalon’s executive officers and directors have interests that differ from those of Avalon’s and Clinical Data’s stockholders because of employment arrangements, indemnification and liability insurance and other reasons. These reasons are described in the section entitled “The Merger Agreement — Interests of Avalon’s Executive Officers and Directors in the Merger.”

If Avalon stockholders sell the Clinical Data common stock received in connection with the merger, they could cause a decline in the market price of Clinical Data common stock.

Clinical Data’s issuance of common stock in connection with the merger will be registered with the SEC. As a result, those shares will be immediately available for resale in the public market, except for shares of Clinical Data common stock that may be issued to Avalon’s former stockholders who will become affiliates of Clinical Data upon completion of the merger. Avalon former stockholders may sell the stock they receive immediately after the merger, except for any shares subject to the additional transfer restrictions described above. If this occurs, or if other holders of Clinical Data common stock sell significant amounts of Clinical Data common stock immediately after the merger are completed, the market price of Clinical Data common stock could decline. These sales may also make it more difficult for Clinical Data to sell equity securities in the future at a time and at a price that Clinical Data deems appropriate to raise funds through future offerings of common stock.

The market price of Clinical Data’s common stock may decline as a result of the merger.

The market price of Clinical Data’s common stock may decline as a result of the merger for a number of reasons including if:

•	Clinical Data does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the merger on Clinical Data’s business and prospects is not consistent with the expectations of financial or biopharmaceutical industry analysts; or

•	investors react negatively to the effect on Clinical Data’s business and prospects from the merger.

Former Avalon stockholders will have limited ability to influence Clinical Data’s actions and decisions following the merger.

Following the merger, former Avalon stockholders will hold up to only approximately [     ] percent of the outstanding shares of Clinical Data common stock. As a result, former Avalon stockholders will have only limited ability to influence Clinical Data’s business. Former Avalon stockholders will not have separate approval rights with respect to any actions or decisions of Clinical Data or have separate representation on Clinical Data’s board of directors.

During the pendency of the merger, Avalon may not be able to enter into certain business arrangements with other parties because of restrictions in the merger agreement.

Covenants in the merger agreement impede the ability of Avalon to make certain acquisitions or complete other transactions that are not, among other things, in the ordinary course of business pending completion of the merger. As a result, if the merger is not completed, Avalon may be at a disadvantage to its competitors. See the section entitled “The Merger Agreement — Covenants of Avalon” beginning on page 93 of this proxy statement/prospectus.

The combined company’s stock price is expected to be volatile, and the market price of its common stock may drop following the merger.

The market price of the combined company’s common stock could be subject to significant fluctuations following the merger. Market prices for securities of pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined company’s common stock to fluctuate include:

•	the ability of the combined company to obtain regulatory approvals for any of its product candidates, and delays or failures to obtain such approvals;

•	failure of any of the combined company’s product candidates, if approved, to achieve commercial success;

•	issues in manufacturing the combined company’s approved products, if any, or product candidates;

•	the results of the combined company’s current and any future clinical trials of its product candidates;

•	the entry into, or termination of, key agreements, including key commercial partner agreements;

•	the initiation of, material developments in, or conclusion of litigation to enforce or defend any of the combined company’s intellectual property rights or defend against the intellectual property rights of others;

•	developments concerning current or future strategic collaborations;

•	announcements by commercial partners or competitors of new commercial products, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;

•	the introduction of technological innovations or new therapies that compete with potential products of the combined company;

•	additions or departures of key employees;

•	third-party coverage and reimbursement policies;

•	changes in estimates or recommendations by securities analysts, if any, who cover the combined company’s common stock;

•	future sales of the combined company’s common stock;

•	general and industry-specific economic conditions that may affect the combined company’s research and development expenditures; and

•	period-to-period fluctuations in the combined company’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined company’s profitability and reputation.

Risks Related to Avalon

Avalon has an immediate need for capital and will need to raise additional capital in the future to continue its business.

Avalon’s management estimates that its current capital resources will not be sufficient to fund the company’s restructured operations significantly beyond the first quarter of 2009 without an additional curtailment of operating and capital expenditures, additional partnership revenues, or new equity or debt financing. Avalon’s ability to continue as a going concern is dependent on its success at raising additional capital sufficient to meet its obligations on a timely basis, and to ultimately attain profitability. In the event Avalon is unable to successfully raise additional capital, it is unlikely that Avalon will have sufficient cash flows and liquidity to finance its business operations as currently contemplated. Accordingly, in the event new financing is not obtained, Avalon will likely reduce general and administrative expenses and delay research and development projects as well as further acquisition of scientific equipment and supplies until it is able to obtain sufficient financing to do so. These factors could significantly limit the Avalon’s ability to continue as a going concern.

Avalon has a history of losses, Avalon expects to continue to incur losses for the foreseeable future, and Avalon may never achieve or sustain profitability.

Avalon has experienced significant operating losses since its inception. Avalon does not currently have any products that have been approved for marketing, and Avalon continues to incur research and development and general and administrative expenses related to its operations. Avalon had net losses of $17.8 million and $21.7 million for the nine months ended September 30, 2008 and for the year ended December 31, 2007, respectively. Avalon expects its annual operating losses to continue over the next several years. Avalon’s losses, among other things, have caused and will continue to cause Avalon’s working capital and stockholders’ equity to decrease. To date, Avalon has derived all of its revenue in connection with collaborations. Avalon does not anticipate that it will generate revenue from the sale of products for the foreseeable future. To become and remain profitable, Avalon must succeed in developing and commercializing novel drugs with significant market potential. This will require Avalon to succeed in a range of challenging activities, including conducting clinical trials, obtaining regulatory approvals, entering into appropriate collaborations, and manufacturing, marketing and selling commercial products. Avalon may never succeed in these activities, and may never generate revenues sufficient to achieve profitability. If Avalon does achieve profitability, Avalon may not be able to sustain it. If Avalon fails to earn profits, or if Avalon cannot sustain profitability, the market price of its common stock is likely to decline. In addition, Avalon may be unable to raise capital, expand its business, diversify its product offerings or continue its operations.

Avalon’s stock price is volatile.

Since Avalon’s common stock commenced trading on September 29, 2005, Avalon’s stock has experienced substantial price volatility. Avalon’s stock price may continue to fluctuate for many reasons, including as a result of public announcements regarding the progress of Avalon’s development efforts, regulatory developments, clinical trial results, the addition or departure of Avalon’s key personnel, the commencement or termination of collaborations with third parties, and variations in Avalon’s quarterly operating results.

In addition, the market price of Avalon’s common stock may fluctuate significantly in response to factors that are beyond Avalon’s control, including public announcements by other biopharmaceutical companies regarding their business, financial condition or results of operations. The stock market in general has recently experienced extreme price and volume fluctuations. The market prices of securities of pharmaceutical and biotechnology companies have been extremely volatile, and have experienced fluctuations that often have been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could result in extreme fluctuations in the price of Avalon’s common stock, which could cause a decline in the value of your investment.

Avalon has no products approved for commercial sale and does not expect to have any products approved for commercial sale for the next several years.

The drug discovery and development process is highly uncertain, and Avalon has not developed, and may never develop, a drug candidate that ultimately leads to a commercial product. Avalon does not have any drugs approved for commercial sale and, at any time, Avalon may decide to discontinue the development of its drug candidates or not to commercialize a candidate.

The drug discovery methods Avalon employs through AvalonRx® are new and unproven and may not lead to the development of commercially viable drugs.

The drug discovery methods Avalon employs through AvalonRx® that are based upon gene expression analysis are new and, in several ways, unproven. For instance, Avalon’s drug discovery technology profiles the effects of compounds on thousands of genes in a cell rather than an isolated target, a process that is novel and unproven in its usefulness to develop commercially viable drugs. There is limited scientific understanding generally relating to the regulation of gene expression and the role of genes in complex diseases, and relatively few products based on gene discoveries have been developed and commercialized by drug manufacturers. Even if Avalon is successful in identifying compounds that show effects on the pathways that cells use to control the expression of genes associated with cancer, these discoveries may not lead to the development of effective drugs.

If Avalon fails to enter into new strategic collaborations, or if existing collaborations are terminated, Avalon will not grow its revenue and Avalon’s ability to exploit AvalonRx® to discover drugs for diseases other than cancer will be limited; Avalon’s rights to AvalonRx® are limited.

Avalon’s business strategy is based in part upon entering into strategic collaborations. To date, all of Avalon’s revenue has been generated from strategic collaborations, and Avalon continues to rely on its strategic collaborations with Merck, Inc., AstraZeneca, Inc., Medarex, Inc. and Novartis Institutes for Biomedical Research, Inc. as a means of furthering Avalon’s research initiatives. Both the Merck and AstraZeneca collaborations have provisions that could result in their termination without material breach by Avalon. If Avalon is unable to secure strategic collaborations in the future, or if existing collaborations are terminated prematurely, Avalon’s revenue will not grow or will decrease and Avalon’s business will be harmed. Strategic collaborations also provide Avalon with insights into diseases other than cancer by exposing Avalon to the expertise of collaboration partners which focus on these diseases. If Avalon is unable to secure strategic collaborations which expand its disease expertise, Avalon may harm its ability to broaden its drug discovery and development activities to diseases other than cancer.

In addition, Avalon has exclusively licensed AvalonRx® to Clinical Data. As a result, Avalon is prohibited from continuing to use AvalonRx® for drug discovery and validation except with respect to the performance of its obligations under its existing collaboration agreements and with respect to the development of Avalon’s current clinical and preclinical drug development programs. This limitation on Avalon’s ability to use AvalonRx® could negatively impact Avalon’s future operations.

Avalon faces intense competition in the development and commercialization of its drug candidates.

Avalon’s business will be harmed if its competitors develop and market drugs that are more effective, have fewer side effects or are less expensive than Avalon’s drug candidates. With respect to Avalon’s drug discovery programs, other companies have drug candidates in clinical trials to treat types of cancer for which Avalon is seeking to discover and develop drug candidates. These competing drugs are further advanced in development than are any of Avalon’s drug candidates and may result in effective, commercially successful drugs. Even if Avalon is successful in developing effective drugs, Avalon’s products may not receive marketing approval or, if they do, may not be approved for a disease or with labeling that allows Avalon’s products to compete effectively with or other commercial products. Avalon’s competitors may succeed in developing and marketing drugs either that are more effective than those that Avalon may develop or that are marketed before any drugs Avalon develops are marketed.

In the area of small molecule anticancer therapeutics, Avalon has identified a number of companies that have clinical development programs and focused research and development efforts in small molecule approaches to cancer treatment, such as Anadys Pharmaceuticals, Inc., Ariad Pharmaceuticals, Inc., ArQule, Inc., Array Biopharma, Inc., Biocryst Pharmaceuticals, Inc., Chemgenex Pharmaceuticals, Inc., Coley Pharmaceuticals, Inc., Cyclacel Pharmaceuticals, Inc., Exelixis, Inc., Infinity Pharmaceuticals, Inc., Kosan Biosciences and Sunesis Pharmaceuticals, Inc. In addition, large pharmaceutical companies with significant research capabilities are or may be pursuing similar approaches. For example, Merck & Co., Inc., through its acquisition of Rosetta Pharmaceuticals, Inc. in 2001, gained the ability to develop small molecule cancer drugs using gene expression analysis technologies.

Many of the organizations competing with Avalon have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater marketing capabilities than Avalon does. In addition, these organizations also compete with Avalon to:

•	attract qualified personnel;

•	attract parties for acquisitions, joint ventures or other collaborations; and

•	license technology that is competitive with Avalon’s technology.

Avalon may face liability claims related to the use or misuse of its drug candidates in clinical trials. If Avalon’s insurance coverage is not sufficient, a product liability claim against Avalon could adversely affect its business.

The administration of Avalon’s drug candidates to humans in clinical trials may expose Avalon to liability claims. Such liability claims may be expensive to defend and may result in large judgments against Avalon. Avalon has obtained liability coverage for clinical trials. However, Avalon cannot be certain that its insurance policies will be sufficient to cover all claims that may be made against it. Avalon intends to increase its coverage limits as Avalon progresses into late-stage clinical trials. Liability insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms.

Generally, Avalon’s clinical trials will be conducted in patients with serious life-threatening diseases for whom conventional treatments have been unsuccessful or for whom no conventional treatment exists, and, during the course of treatment, these patients could suffer adverse medical effects or die for reasons that may or may not be related to Avalon’s drug candidates. Any of these events could result in a claim of liability. Any such claims against Avalon, regardless of their merit, could result in significant awards against Avalon, or significant costs to defend, that could materially harm Avalon’s business, financial condition and results of operations.

Avalon’s operating results may vary significantly from period to period, which may result in a decrease in the price of its common stock.

Avalon’s future revenues and operating results may vary significantly from period to period due to a number of factors, many of which are outside of Avalon’s control. These factors include:

•	the introduction of new anticancer drugs by Avalon or its competitors;

•	costs and expenses associated with delays in or changes to preclinical testing and clinical trials;

•	the timing of regulatory approvals;

•	sales and marketing expenses; and

•	the amount and timing of operating costs and capital expenditures relating to the expansion of Avalon’s business operations and facilities.

It is possible that in some future periods Avalon’s operating results may be below the expectations of analysts and investors. If this happens, the price of Avalon’s common stock may decrease.

Risks Related to Avalon’s Intellectual Property

If Avalon is unable to obtain and enforce patent protection for its drug candidates, Avalon’s business could be materially harmed.

Avalon has a number of pending patent applications covering its gene expression technology and select novel compounds. Avalon intends to file United States and foreign patent applications for its new inventions, as well as on improvements Avalon makes to its existing proprietary technologies that are important to the development of Avalon’s business. However, Avalon may not file patent applications in all countries in which Avalon could seek patent protection. Avalon cannot assure you that any patents that may be issued or that may be licensed to Avalon will be enforceable or valid or will not expire prior to the commercialization of Avalon’s drug candidates, allowing others to more effectively compete with Avalon. Therefore, any patents that Avalon may own in the future or license may not adequately protect Avalon’s drug candidates or any drugs Avalon markets in the future. If Avalon is not able to protect its patent positions, Avalon’s business could be materially harmed.

Issued patents may be challenged, invalidated or circumvented. In addition, court decisions may introduce uncertainty in the enforceability or scope of patents owned by biotechnology companies. The legal systems of certain countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect Avalon’s rights to the same extent as the laws of the United States. Therefore, the enforceability or scope of Avalon’s future patents in the United States or in foreign countries cannot be predicted with certainty, and, as a result, any patents that Avalon may potentially own or license may not provide sufficient protection against competitors. Avalon may not be able to obtain or maintain patent protection for Avalon’s pending patent applications, those Avalon may file in the future, or those Avalon may license from third parties.

Third parties may challenge the validity of Avalon’s potential patents or other intellectual property rights and could deprive Avalon of valuable rights. If Avalon infringes patents or other proprietary rights of third parties, Avalon could incur substantial liability.

If a third party legally challenges Avalon’s future patents or other intellectual property rights that Avalon owns or licenses, Avalon could lose certain of these rights. For example, third parties may challenge the validity of Avalon’s patent applications and any future issued U.S. or foreign patents through reexaminations, oppositions or other legal proceedings. If successful, a challenge to Avalon’s intellectual property rights could deprive Avalon of competitive advantages and permit Avalon’s competitors to use its technology to develop similar drug candidates.

Failure to protect Avalon’s future patents and other proprietary rights may materially harm Avalon’s business, financial condition and results of operations.

Other entities may have or obtain patents or proprietary rights that could limit Avalon’s ability to manufacture, use, sell, offer for sale or import products or impair Avalon’s competitive position. Avalon uses chip-based microarray technology under a license from a manufacturer. Avalon may not be able to continue to obtain supplies and materials from that manufacturer or obtain suitable substitutes, at commercially reasonable terms, or at all. To the extent that a third party develops new technology that covers Avalon’s products or processes, Avalon may be required to obtain licenses to that technology, which licenses may not be available on commercially reasonable terms, or at all.

Third parties may have or obtain valid and enforceable patents or proprietary rights that could block Avalon from developing drug candidates using Avalon’s technology. Moreover, Avalon’s failure to obtain a license to any technology that Avalon requires may materially harm its business, financial condition and results of operations.

In addition, legal or administrative proceedings may be necessary to defend against claims of infringement or to enforce Avalon’s intellectual property rights. If Avalon becomes involved in any such proceeding, irrespective of the outcome, Avalon may incur substantial costs, and the efforts of Avalon’s technical and management personnel may be diverted, which could materially harm Avalon’s business.

Avalon’s drug discovery technology is not patented, and the value of Avalon’s technology and drug candidates could be adversely affected if Avalon is unable to protect the confidentiality of its proprietary information, know-how and trade secrets.

Avalon’s AvalonRx® drug discovery technology is not patented. Instead, Avalon relies primarily on trade secrets to protect it. Trade secrets are difficult to maintain. While Avalon uses reasonable efforts to protect its trade secrets, Avalon’s, or Avalon’s collaboration partners’, employees, consultants, contractors or scientific and other advisors may unintentionally or willfully disclose Avalon’s proprietary information to competitors. Enforcement of claims that a third party has illegally obtained and is using trade secrets is expensive, time consuming and uncertain. In addition, foreign courts are sometimes less willing than U.S. courts to protect trade secrets. If Avalon’s competitors independently develop equivalent knowledge, methods and know-how related to AvalonRx®, Avalon would not be able to assert or prevent them from doing so and Avalon’s business could be harmed.

To maintain the confidentiality of trade secrets and proprietary information, Avalon enters into confidentiality agreements with its employees, consultants and collaborators upon the commencement of their relationships with Avalon. These agreements require that all confidential information developed by the individual or made known to the individual by Avalon during the course of the individual’s relationship with Avalon be kept confidential and not disclosed to third parties. Avalon’s agreements with employees also provide that any inventions conceived by the individual in the course of rendering services to Avalon shall be Avalon’s exclusive property. However, Avalon may not obtain these agreements in all circumstances, and individuals with whom Avalon has these agreements may not comply with their terms. In the event of unauthorized use or disclosure of Avalon’s trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection, particularly for Avalon’s trade secrets or other confidential information. To the extent that Avalon’s employees, consultants or contractors use technology or know-how owned by third parties in their work for Avalon, disputes may arise between Avalon and those third parties as to the rights in related inventions.

Adequate remedies may not exist in the event of unauthorized use or disclosure of Avalon’s confidential information. The disclosure of Avalon’s trade secrets would impair Avalon’s competitive position and may materially harm its business, financial condition and results of operations.

Risks Related to Regulatory Matters

Preclinical and clinical testing are time consuming, expensive, and uncertain processes.

Before the Food and Drug Administration, or FDA, approves a drug candidate for marketing, it is tested for safety and efficacy in preclinical testing and human clinical trials. The preclinical phase involves the discovery, characterization, product formulation and animal testing necessary to prepare an Investigational New Drug application, or IND, for submission to the FDA. The IND must be accepted by the FDA before the drug can be tested in humans in the United States. The clinical phase of development follows a successful IND submission and involves the activities necessary to demonstrate the safety, tolerability, efficacy, dose and dose schedule of the product candidate in humans, as well as the ability to produce the substance in accordance with the FDA’s current Good Manufacturing Practices, or cGMP, requirements. Preclinical testing and clinical development are long, expensive and uncertain processes. It may take Avalon several years to complete its testing, and failure can occur at any stage of the process. During the process, Avalon expects to incur significant expenses to conduct trials and follow required regulatory processes.

Avalon does not know whether its IND for future products or the protocols for any future clinical trials will be accepted by the FDA. Avalon does not know if its clinical trials will begin or be completed on schedule or at all. Even if completed, Avalon does not know if these trials will produce clinically meaningful results sufficient to support an application for marketing approval. The commencement of Avalon’s planned clinical trials could be substantially delayed or prevented by several factors, including:

•	a limited number of, and competition for, suitable patients with particular types of cancer for enrollment in clinical trials;

•	delays or failures in obtaining regulatory clearance to commence a clinical trial;

•	delays or failures in obtaining sufficient clinical materials;

•	delays or failures in reaching agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites; and

•	delays or failures in obtaining Institutional Review Board, or IRB, approval to conduct a clinical trial at a prospective site.

The completion of Avalon’s clinical trials could also be substantially delayed or prevented by several factors, including:

•	slower than expected rates of patient recruitment and enrollment;

•	failure of patients to complete the clinical trial;

•	unforeseen safety issues;

•	lack of efficacy during clinical trials;

•	inability or unwillingness of patients or medical investigators to follow Avalon’s clinical trial protocols;

•	inability to monitor patients adequately during or after treatment; and

•	regulatory action by the FDA for failure to comply with regulatory requirements.

Avalon’s clinical trials may be suspended or terminated at any time by the FDA, other regulatory authorities, or by Avalon. Any failure or significant delay in completing clinical trials for Avalon’s drug candidates could harm Avalon’s financial results and the commercial prospects for its drug candidates. For example, in 2007 Avalon discontinued enrollment of patients with chronic lymphocytic leukemia because of difficulty interpreting the safety profile in these patients.

If Avalon achieves success at any stage of the clinical trial process, that success may not continue. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. Interim results of trials do not necessarily predict final results. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. For example, a single partial response or even a small number of partial responses in cancer patients is not necessarily indicative of success in demonstrating efficacy in Phase II and Phase III clinical trials. Other reasons why candidates that appear promising in preclinical testing or clinical trials may fail to become marketed drugs include:

•	failing to demonstrate clinical effectiveness or having significantly lower efficacy than existing therapies;

•	producing harmful side effects;

•	denial of regulatory approvals by the FDA or other regulators;

•	failing to acquire, on reasonable terms, intellectual property rights necessary for commercialization; and

•	loss of market to competing drugs which are more effective or economical.

Any clinical trial may fail to produce results satisfactory to the FDA. Preclinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be repeated or a program to be terminated.

In addition, the FDA could determine that the design of a clinical trial is inadequate to produce reliable results and require us to alter the design of the clinical trial or terminate the clinical trial altogether. If Avalon needs to alter a clinical trial design or perform more or larger clinical trials than planned, Avalon’s financial results will be harmed.

Even if Avalon’s drug candidates obtain regulatory approval, Avalon will be subject to on-going government regulation.

Even if Avalon’s drug candidates obtain regulatory approval, Avalon’s products will be subject to continuing regulation by the FDA, including record keeping requirements, submitting periodic reports to the FDA, reporting of any adverse experiences with the product, and complying with drug sampling and distribution requirements. In addition, updated safety and efficacy information must be maintained and provided to the FDA. Avalon or its collaborative partners must comply with requirements concerning advertising and promotional labeling, including the prohibition against promoting any non-FDA approved or “off-label” indications of products. Failure to comply with these requirements could result in significant enforcement action by the FDA, including warning letters, orders to pull the promotional materials, and substantial fines.

Also, quality control and manufacturing procedures must continue to conform to cGMP after approval. Drug and biologics manufacturers and their subcontractors are required to register their facilities and products manufactured annually with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA to assess compliance with cGMP regulations. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMPs and other aspects of regulatory compliance. Future FDA inspections may identify compliance issues at Avalon’s contract manufacturers that may disrupt production or distribution or require substantial resources to correct.

In addition, following FDA approval of a product, discovery of problems with a product or the failure to comply with requirements may result in restrictions on a product, manufacturer, or holder of an approved marketing application, including withdrawal or recall of the product from the market or other voluntary or FDA-initiated action that could delay or prevent further marketing. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications. Also, the FDA may require post-market testing and surveillance to monitor the product’s safety or efficacy, including additional clinical studies, known as Phase IV trials, to evaluate long-term effects.

Compliance with post-marketing regulation may be time-consuming and costly and could delay or prevent Avalon from generating revenue from the commercialization of Avalon’s drug candidates.

Avalon has only limited experience in regulatory affairs which may affect its ability or the time Avalon requires to obtain necessary regulatory approvals.

Avalon has only limited experience in preparing and submitting the applications necessary to gain regulatory approvals. This lack of experience may impede Avalon’s ability to obtain timely regulatory approval, if Avalon receives such approval at all. Avalon will not be able to commercialize any of Avalon’s drug candidates, until Avalon obtains FDA approval in the United States or approval by comparable authorities in other countries.

Third parties engaged to produce Avalon’s drug candidates for clinical use may fail to comply with regulatory requirements, which could delay clinical trials.

Avalon intends to rely on third parties to produce drug candidates for clinical use. All facilities and manufacturing processes used by third parties to produce Avalon’s drug candidates for clinical use in the United States must conform with cGMPs. These facilities and practices are subject to periodic regulatory inspections to ensure compliance with cGMP requirements. Their failure to comply with applicable regulations could extend, delay, or cause the termination of clinical trials conducted for Avalon’s drug candidates.

Avalon’s operations involve hazardous materials and medical waste and are subject to environmental, health and safety controls and regulations. Any claim relating to Avalon’s improper handing, storage or disposal of biological and hazardous materials could be time-consuming and costly, and may exceed Avalon’s resources.

Avalon is subject to environmental, health and safety laws and regulations, including those governing the use of biological and hazardous materials as well as medical waste. The cost of compliance with environmental, health and safety regulations is substantial.

Avalon’s business activities involve the controlled use of hazardous materials, and Avalon cannot eliminate the risk of accidental contamination or injury from these materials. While Avalon believes that it is currently in compliance with all material rules and regulations governing the use of hazardous materials and, to date, Avalon has not had any adverse experiences, in the event of an accident or environmental discharge, Avalon may be held liable for any resulting damages, which may exceed Avalon’s financial resources and may materially harm Avalon’s business, financial condition and results of operations.

Avalon’s business involves animal testing and changes in laws, regulations or accepted clinical procedures or social pressures could restrict Avalon’s use of animals in testing and adversely affect Avalon’s research and development efforts.

Many of the research and development efforts Avalon sponsors involve the use of laboratory animals. Changes in laws, regulations or accepted clinical procedures may adversely affect these research and development efforts. Social pressures that would restrict the use of animals in testing or actions against Avalon or its partners by groups or individuals opposed to testing using animals could also adversely affect these research and development efforts.

In addition, preclinical animal studies conducted by Avalon or third parties on Avalon’s behalf may be subject to the United States Department of Agriculture regulations for certain animal species. Failure to comply with applicable regulations could extend or delay clinical trials conducted for Avalon’s drug candidates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of Clinical Data, Avalon or the combined company to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “may,” “will,” “project,” “might,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “should,” “could,” “would,” “strategy,” “plan,” “continue,” “pursue”, or the negative of these words or other words or expressions of similar meaning. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include statements about Clinical Data’s and Avalon’s future financial and operating results, plans, expectations for potential research and development payments, cash burn rates, timing of achieving positive cash flow, potential revenue and profits of a combined company, costs and expenses, interest rates, outcome of contingencies, financial condition, liquidity, business strategies and cost savings; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings, approvals and the closing related to the merger; any statements concerning Clinical Data’s and Avalon’s product candidates and product development; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the risk that the merger may not close, including the risk that any required stockholder and/or regulatory approvals for the merger and related transactions may not be obtained; the possibility that expected synergies and cost savings will not be obtained or that litigation may delay the merger; the difficulty of integrating the business, operations and employees of the two companies; as well as the reliance on collaborative partners for milestone and royalty payments, regulatory hurdles facing product candidates, uncertain product development costs, disputes regarding ownership of intellectual property, and the commercial success of any approved products; and other risks and uncertainties described in the section entitled “Risk Factors” and in the documents that are incorporated by reference into this proxy statement/prospectus. You should note that the discussion of Avalon’s board of directors’ reasons for the merger and the description of its financial advisor’s opinion contain forward-looking statements that describe beliefs, assumptions and estimates as of the indicated dates and those forward-looking expectations may have changed as of the date of this proxy statement/prospectus.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Clinical Data, Avalon or the combined company could differ materially from the expectations in these statements. The forward-looking statements included in this proxy statement/prospectus are made only as of the date of this proxy statement/prospectus, and neither Clinical Data nor Avalon is under any obligation to update their respective forward-looking statements and neither party intends to do so.

THE COMPANIES

Clinical Data, Inc.

Clinical Data, Inc. (Nasdaq: CLDA), or Clinical Data, is a Delaware corporation headquartered in Newton, Massachusetts. Clinical Data operates its business in two segments: PGxHealth® and Cogenics®.

PGxHealth develops and commercializes targeted therapeutics and predictive tests from its growing portfolio of late-stage compounds and proprietary genetic biomarkers with the objective of improving the efficacy and safety of drugs. PGxHealth is seeking to gain U.S. food and Drug Administration, or FDA, approval to commercialize its novel dual-serotonergic drug candidate, vilazodone, along with a potential companion pharmacogenetic test for the treatment of depression. PGxHealth’s genetic and pharmacogenetic tests are marketed to healthcare providers, reimbursed by certain third-party payers, and are available through prescription by healthcare providers.

Cogenics markets a wide range of genomic services to pharmaceutical, biotechnology, academic, agricultural and government clients to assist them in scientific investigations relating to human, animal and plant genomes performed on a variety of platforms. These genomic services include sequencing, genotyping, gene expression and bio-banking that are offered in both regulated and unregulated markets.

Additional information regarding Clinical Data is contained in Clinical Data’s filings with the SEC.

Clinical Data was incorporated in Delaware in 1972. Clinical Data’s principal executive offices are located at One Gateway Center, Suite 702, Newton, Massachusetts 02458. Clinical Data’s telephone number is (617) 527-9933.

API Acquisition Sub II, LLC

API Acquisition Sub II, LLC, or API, is a Delaware corporation and an indirect wholly-owned subsidiary of Clinical Data organized on October 27, 2008. API does not engage in any operations and exists solely to facilitate the merger. Its principal executive offices have the same address and telephone number as Clinical Data.

Avalon Pharmaceuticals, Inc.

Overview

Avalon Pharmaceuticals, Inc., or Avalon, is a biopharmaceutical company focused on the discovery, development and commercialization of first-in-class cancer therapeutics. Its lead product candidate, AVN944, an IMPDH inhibitor, is in Phase II clinical development. Avalon has preclinical programs to develop inhibitors of the beta-catenin and Aurora/Centrosome pathways, discovery programs for inhibitors of the Survivin and Myc pathways, and partnerships with Merck, AstraZeneca, ChemDiv, Medarex and Novartis. Avalon uses AvalonRx®, its proprietary platform which is based on large-scale biomarker identification and monitoring, to discover and develop therapeutics for pathways that have historically been characterized as “undruggable.”

AVN944 is a small molecule therapeutic being developed for the treatment of hematologic and solid tumor cancers. AVN944 inhibits inosine monophosphate dehydrogenase (IMPDH), an enzyme that is overexpressed in many cancers and is critical for DNA synthesis, RNA synthesis, and cellular signaling. To date, preclinical and clinical analyses of AVN944 have demonstrated inhibition of IMPDH, a favorable safety profile, and signs of biologic activity resulting in several patients exhibiting stable disease. Avalon initiated Phase IIa clinical testing of AVN944 in patients with pancreatic cancer during 2007. In August 2008, Avalon announced that it had reached a likely maximum tolerated dose of AVN944 in both its on-going Phase I clinical trial for hematological malignancies and in its Phase IIa pancreatic cancer trial. Avalon is currently assessing strategies for further development of AVN944.

Avalon has two preclinical development programs. One is designed to identify compounds that impact the beta-catenin pathway, which is activated in many cancers, including 85% of colon cancers. The beta-catenin pathway has traditionally been difficult to target therapeutically. Avalon named a clinical lead candidate in this program, AVN316, in June 2008. The other program targets the Aurora/Centrosome pathway, which plays a critical role in the uncontrolled growth of cancer cells.

Avalon’s preclinical product discovery programs focus on identifying inhibitors of important “undruggable” targets and pathways in cancer. Avalon currently has a program targeting the Survivin pathway, which is overexpressed in most cancers and prevents cancer cell death, and a program targeting Myc, which is one of the most frequently deregulated proteins in human cancer and is critical for tumor cell survival.

Following the restructuring of Avalon’s operations in August 2008, Avalon’s operations have been focused on the pre-clinical and clinical development of its beta-catenin inhibitor program and on its existing collaborations, such as with Merck.

AvalonRx® is a drug discovery platform that integrates well-defined biomarkers and molecular profiling in all stages of drug discovery and development. AvalonRx® uses biomarkers for identification of compounds from high throughput screens, for revealing a compound’s mechanism of action, for directing drug optimization efforts, and for identification of pharmacodynamic markers used for clinical development. AvalonRx® provides a broad and fundamental understanding of the biological activity of drugs before they enter human clinical trials.

AvalonRx® can identify biomarkers that specifically report on the activity of well validated disease pathways overcoming many of the problems encountered in current high-throughput screening systems. Importantly, AvalonRx® expands the range of therapeutic targets for drug intervention, including targets and pathways frequently considered intractable by conventional high-throughput screening approaches.

AvalonRx® provides the data to make more informed decisions about which compounds to advance toward clinical trials, and facilitates clinical drug development through identification of pharmacodynamic markers for efficacy, patient stratification or response.

The AvalonRx® platform is composed of a comprehensive, innovative and proprietary suite of technologies which is supported by a combination of state-of-the-art robotics and computational analysis capabilities.

Avalon’s Drug Discovery and Development Programs

Avalon’s total research and development expenses for the years ended December 31, 2007, 2006 and 2005 were $15.3 million, $13.3 million, and $15.8 million, respectively, and for the nine months ended September 30, 2008 were $12.9 million.

AVN944 Program

AVN944 is an oral, small molecule drug being developed for the treatment of hematologic and solid cancers. Avalon filed an IND in September 2005 with the FDA and initiated U.S. Phase I clinical trials of AVN944 in cancer patients in January 2006 for the treatment of hematologic cancers (leukemia, myeloma and lymphoma). This Phase I trial is evaluating the maximum tolerated dose, or MTD, the safety, the pharmacokinetic and pharmacodynamic profile and efficacy of AVN944. It is focused on patients with hematologic cancers that have failed prior therapies, or for whom there is no recommended treatment, and includes analysis of a number of biomarkers that correlate with IMPDH inhibition.

In 2006, and again in 2007, interim analysis of the Phase I trial showed encouraging results in patients. Importantly, a significant number of patients experienced stable disease after one cycle of therapy with AVN944. Two patients with multiple myeloma were on study with stable disease for 12 months. Avalon believes that these data, combined with a thorough analysis of pharmacodynamic markers using AvalonRx®, demonstrate mechanism — based biologic activity of the drug in patients. In November 2007, Avalon discontinued enrollment of patients with chronic lymphocytic leukemia because of difficulty interpreting the safety profile in these patients. Avalon initiated Phase IIa clinical testing of AVN944 during 2007 with a study of AVN944 plus gemcitabine in patients with previously untreated, advanced stage pancreatic cancer. The Phase IIa portion of the study is designed to find the optimal dose of AVN944 in combination with a standard dose of gemcitabine.

In August 2008, Avalon announced that it had reached a likely maximum tolerated dose of AVN944 in both its on-going Phase I clinical trial for hematological malignancies and in its Phase IIa pancreatic cancer trial. Avalon is currently assessing strategies for further development of AVN944.

Beta-Catenin Program

For more than 10 years, cancer researchers have known that proteins within the beta-catenin pathway play key roles in the initiation and progression of many types of cancer, most notably colon cancer. It has been estimated that the beta-catenin pathway is abnormally activated in more than 85% of colon tumors. Colon cancer is the fourth most common type of cancer, causing approximately 105,000 new cancer cases and over 56,000 deaths each year in the United States. Despite intense interest and significant research effort by the pharmaceutical industry, little success has been had identifying and developing drugs that specifically affect the beta-catenin pathway. This is due to inherent difficulties in targeting the beta-catenin pathway using traditional discovery approaches, which may be overcome by using AvalonRx®. Avalon developed a gene expression signature that tracks decreased beta-catenin activity and used it to identify structurally different compounds from Avalon’s chemical library. Avalon is currently conducting lead optimization efforts around one chemical family from this program. Avalon has synthesized compounds in this family that kill human cancer cells in vitro, cause a cell cycle arrest that is characteristic of inhibition of the beta-catenin pathway, and cause a dose dependent decrease in beta-catenin protein levels. Studies with these compounds in animal models have shown good pharmacological properties, bioavailability, modulation of pharmacodynamic markers, and growth inhibition in tumor xenograft studies. To date, Avalon is not aware of any specific inhibitors of the beta-catenin pathway that are on the market or in clinical development.

In June 2008, Avalon announced that it had identified a compound for clinical development, which it terms AVN316. This compound has good pharmacological properties and potently inhibits the beta-catenin pathway in a variety of model systems. The Company has initiated IND-enabling studies for AVN316.

Aurora/Centrosome Pathway Program

The Aurora/Centrosome pathway is a key regulator of cell division and survival and is defective in many human cancers. Inhibition of the Aurora/Centrosome pathway is known to inhibit the uncontrolled cell growth that characterizes cancer. Application of AvalonRx® has enabled Avalon to identify structurally distinct compounds that appear to modulate a novel target in the Aurora/Centrosome pathway. Avalon currently devotes a limited amount of resources toward conducting lead optimization efforts around one chemical family from this program. These compounds appear to work through a mechanism different than the multiple clinical-stage compounds that directly inhibit Aurora kinases. Avalon has synthesized compounds from this family that are able to potently kill human cancer cells, in vitro, and cause cellular effects characteristic of pathway inhibition. Studies with these compounds in animal models have shown good pharmacological properties, bioavailability, and modulation of pharmacodynamic markers in tumor xenograft studies. In April 2008, Avalon announced that it had discovered that the target in the Aurora/Centrosome pathway of its most advanced compound optimization program was the protein Polo-Like Kinase 3 (PLK3).

Survivin Program

The Survivin pathway is recognized as a critical but elusive pathway for intervention by cancer therapeutics. The Survivin pathway intersects cellular networks critical for cancer cell function including cell death, cell growth, and drug and radiation resistance. The Survivin gene is broadly expressed in multiple tumor types (including breast, lung, prostate, pancreas and colon), but is undetectable in most normal adult cells. Drugs targeted against the Survivin protein have been difficult to develop because of its lack of enzymatic function. Avalon developed and conducted a high throughput screen to identify compounds that affect the Survivin pathway and has characterized compounds from this screen. This program was recently placed on hold due to resource constraints.

Myc Program

Avalon has initiated a drug discovery program targeting the Myc oncoprotein, or Myc, one of the most important and previously undruggable cancer targets. Myc is one of the most frequently deregulated proteins in human cancer, and is associated with many types of aggressive tumors indicating a poor prognosis. Avalon has developed and conducted a high throughput screen to identify compounds that affect the Myc pathway and identified confirmed hit compounds that affect the Myc pathway. This program was recently placed on hold due to resource constraints.

Therapeutic Antibodies

In addition to Avalon’s small molecule efforts, Avalon has used AvalonRx® as a basis for establishing a partnership related to antibody drug candidates. Under a development agreement with Medarex, Inc., Avalon has identified a novel extracellular protein that is strongly associated with cancer. Avalon worked with its collaboration partner to characterize this protein and may pursue the generation of therapeutic antibodies and in vivo proof of concept in animal models. After completion of these studies by Medarex, a biologics drug development program in this area, jointly resourced with Medarex, could commence.

Hsp90 Program

Avalon has initiated a drug discovery program in conjunction with ChemDiv targeting the Hsp90 (heat shock protein). Hsp90 is emerging as a major therapeutic target for the treatment of a broad range of cancers including gastrointestinal stromal tumors, non-small cell lung cancer, and breast cancer. Avalon has developed and conducted a high throughput screen to identify compounds that affect the Hsp90 pathway. Avalon has identified hit compounds that affect the Hsp90 pathway from the screen, and plans to select a compound family for lead optimization.

Avalon’s Technologies

AvalonRx® is a proprietary platform that uses polymerase chain reaction (PCR), microarray technology, robotics and bioinformatics to enable fast, fully-automated, large-scale analysis of gene expression and its application to the discovery and development of drugs. Avalon believes AvalonRx® has key advantages compared to conventional technologies.

First, unlike conventional drug discovery technologies that use isolated proteins as screening targets, AvalonRx® screens for drug candidates based on how they change the expression of gene biomarkers in living cells. A cell-based screening system may identify drug candidates that can not be effectively identified using conventional protein-based screening methods, and may allow the identification of multiple drug candidates with different activities from a single screen.

Second, AvalonRx® provides extensive information on the potential activities and mechanisms of drug candidates. Avalon has developed expertise in the use of this information, which it believes can lead to a deeper understanding of a drug candidate’s mechanism of action, faster and improved decision-making regarding which compound should be advanced into the next stage of development, and a more accurate prediction of a drug candidate’s safety and efficacy profile.

Third, Avalon believes AvalonRx® can identify gene expression signatures that may be used as biomarkers of how a drug could behave in the human body, and for identification of which patients might be appropriate candidates for treatment. These gene expression signatures and biomarkers can be valuable in guiding drug candidate selection, clinical trial design and in drug commercialization. For example, Avalon currently uses such biomarkers in its AVN944 development program.

For these reasons, Avalon believes AvalonRx® has the potential to discover drugs that conventional technologies are inherently unable to find and to move lead compounds and drug candidates through the development process with greater success.

On October 27, 2008, in connection with entering into the merger agreement with Clinical Data, Avalon entered into a license agreement with Clinical Data, pursuant to which Avalon granted Clinical Data a royalty-free, fully-paid, worldwide, perpetual, irrevocable, sublicensable and exclusive license to AvalonRx® in exchange for a one time payment of $1,000,000. See the section entitled, “The License Agreement” beginning on page 109 of this proxy statement/prospectus.

Avalon’s Strategy

Avalon’s objective is to be a leading biopharmaceutical company focused on the discovery, development and commercialization of drug candidates for the treatment of cancer. The key elements of its business strategy are as follows:

•	Advance its anti-cancer therapeutic programs. Avalon plans to advance the development of its lead candidates in both the beta-catenin and the Aurora/Centrosome pathway programs to select and optimize pre-clinical candidates for both programs and to advance those candidates to clinical trials. Avalon also plans to advance the Survivin pathway and the Myc pathway programs from the screening stage to the lead optimization stage and to identify lead candidates for both programs. Avalon will continue to utilize AvalonRx® to discover and develop new therapeutic candidates against proprietary Avalon cancer targets and well-known cancer pathways proven to be difficult for conventional technologies to address.

•	Continue to deliver value for Avalon’s partners. Avalon has formed collaborations with Merck & Co., Inc., AstraZeneca PLC (through the acquisition of MedImmune, Inc.), Novartis Institutes for Biomedical Research, Inc., Medarex, Inc. and ChemDiv, Inc. Avalon will continue to deliver value to its partners by using AvalonRx® to discover and develop compounds together with its partners.

•	Advance the development of AVN944. Avalon began conducting a U.S. Phase I trial for AVN944 in hematological cancer patients in January 2006. Avalon initiated Phase IIa clinical trials in pancreatic cancer during 2007. During the clinical development of AVN944 and the development of all of Avalon’s subsequent drug candidates, Avalon intends to leverage AvalonRx® to accelerate decision-making by: (1) selecting biomarkers of responsive cancers, (2) identifying responsive patient populations for improved clinical trial design and outcome, (3) determining appropriate drug combinations more quickly than with conventional methods, and (4) developing genetic biomarker diagnostics.

It is Avalon’s intent to receive upfront payments for access to its technology, research and development funding, additional fees for the achievement of development milestones, and royalties on sales of products developed in collaboration with other companies.

Collaborative Relationships

Merck & Co., Inc.

In March 2007, Avalon entered into a drug discovery, development and commercialization agreement with Merck & Co., Inc., to identify and develop inhibitors against a selected target in the area of oncology.

Under the terms of the agreement, Avalon is using its AvalonRx® platform to screen a select set of compounds from Merck’s proprietary compound library and to identify hits against this target, which is generally regarded as “intractable” based on the difficulty in identifying inhibitors of this target. Avalon is responsible for the selection of compound families and optimization of those compounds to a preclinical candidate selection stage. Merck is responsible for the clinical development, regulatory approval and commercialization of any resulting product candidates. Under the agreement, Avalon will receive milestone payments based on meeting a number of discovery, development and commercial milestones for multiple indications. If Avalon achieves all of the milestones under the agreement, it will receive in excess of $200 million in milestone payments. Avalon will also receive royalties on net sales of products marketed in the collaboration. The agreement does not provide for any minimum guaranteed payments to Avalon by Merck.

The term of the agreement expires upon the expiration of all royalty obligations under the agreement. The agreement may be terminated earlier by Merck upon 60 days advanced written notice and in certain circumstances subject to the payment of specified fees by Merck. Additionally, in certain circumstances, Avalon has the right to obtain licenses from Merck to continue the development and commercialization of potential product candidates derived from the research program. The agreement may also be terminated either by Avalon or by Merck upon a material, uncured breach by the other party of the terms of the agreement, following the expiration of a 90 day cure period.

This collaboration allows Avalon to combine its unique approach of targeting otherwise intractable cancer pathways with Merck’s strong drug discovery and development capabilities and extensive compound library, and has the potential to lead to the identification of first-in-class drug candidates against this target.

AstraZeneca PLC

In June 2005, Avalon entered into a collaboration and license agreement with MedImmune, Inc. (acquired by AstraZeneca PLC) for the discovery of small molecule therapeutic compounds in the area of inflammatory disease. Under the terms of the agreement, AstraZeneca is responsible for preclinical and clinical testing of any resulting product candidates, as well as all future development, sales and marketing activities.

Avalon received an upfront technology access fee payment and AstraZeneca is funding all research and development activities at Avalon and AstraZeneca for the purpose of the collaboration. Avalon may receive up to $16 million in milestone payments from AstraZeneca related to the discovery, development and commercialization of compounds resulting from this collaboration. Avalon may also receive royalties on net sales of any products discovered in the collaboration.

Additionally, AstraZeneca has the option to initiate two additional small molecule drug discovery collaborations with Avalon under similar terms.

The term of the agreement expires on the earlier of (i) 50 years from the date of the agreement or, (ii) such time as AstraZeneca’s obligation to pay royalties expires. The agreement also expires if, after the research is completed, AstraZeneca does not select a clinical candidate. The license agreement may be terminated sooner by either Avalon or AstraZeneca upon, among other events, a material and uncured breach by the other party or by AstraZeneca for reason other than Avalon’s material breach, upon 90 days notice.

In 2007, MedImmune paused work under this program at the time of their merger with AstraZeneca. AstraZeneca has informed Avalon of their intent to continue work under this contract for small molecule therapeutic programs other than the original MedImmune program. As of September 30, 2008, there remained a balance of approximately $884,000 of deferred revenue and customer advances related to this agreement.

ChemDiv, Inc.

In July 2006, Avalon entered into a collaboration agreement with ChemDiv, Inc. for the discovery and development of small molecule oncology therapeutics. Avalon and ChemDiv share in the costs of development and will share in the value of any lead candidate resulting from their joint research efforts. Additional terms of the agreement allowed Avalon to select and acquire 200,000 compounds from the ChemDiv library for use in all of Avalon’s discovery programs. Avalon is using its proprietary AvalonRx® platform to discover new active compounds in screens against selected targets and target pathways. ChemDiv is providing Avalon with access to its Discovery outSourcetm services platform, including one of the world’s largest commercially available chemical libraries, as well as medicinal and synthetic chemistry for the discovery and development of new active compounds.

In April 2007, Avalon initiated a joint Avalon/ChemDiv program to identify inhibitors of the Hsp90 pathway. Avalon developed a biomarker signature for pathway inhibition and initiated an AvalonRx® based high-throughput screen of its small molecule library.

The term of the agreement expires 60 years from the effective date. The collaboration may be terminated sooner upon mutual written agreement of both parties.

Medarex, Inc.

In October 2003, Avalon entered into a collaboration with Medarex, Inc. to jointly research, develop and commercialize human antibodies against Avalon cancer targets. Using AvalonRx®, Avalon has identified what it believes are key cancer targets based on the amplification of DNA and over expression of RNA in certain cancer cells. Medarex plans to use its UltiMAb Human Antibody Development System® to generate antibodies to the identified disease targets. Avalon intends to develop jointly with Medarex these antibodies for therapeutic intervention. Under the agreement, each party is obligated to use commercially reasonable efforts to conduct their respective research activities in accordance with jointly developed project plans and budgets for the research, development, manufacture and commercialization of human antibodies resulting from this collaboration. The agreement generally provides that all costs associated with the research, development, manufacturing and commercialization of any such antibodies are to be shared equally between Avalon and Medarex and that any operating profits or losses with respect to commercial products derived from the collaboration are to be similarly shared equally between the two parties. The agreement further provides that either party may voluntarily opt-out of its research, development and commercialization obligations. Upon the exercise of such opt-out right, the non-terminating party has the option to unilaterally continue research, development, manufacture and commercialization activities with respect to these antibodies.

Novartis Institutes for Biomedical Research, Inc.

In September 2005, Avalon entered into an agreement with Novartis Institutes for Biomedical Research, Inc. for the discovery of small molecule therapeutic compounds targeted against a pathway selected by Novartis. Under the terms of the agreement Avalon is using AvalonRx® to identify and characterize compounds from Novartis’ chemical library. Novartis is responsible for lead optimization, preclinical and clinical testing of any resulting product candidates, as well as all future development and sales and marketing activities.

Avalon received an upfront technology access fee and Novartis is funding all research activities at Avalon for the purpose of the collaboration. Avalon may receive milestone payments from Novartis based on the achievement of the following milestones: (1) identification of a validated hit compound, (2) identification of a lead compound and, (3) compound characterization.

In January 2007 the initial agreement term was amended from 18 months to 30 months from the date of inception. The agreement may be terminated sooner by either Avalon or Novartis upon a material, uncured breach by the other party upon 60 days notice. In February 2007, following Avalon’s successful validation of an AvalonRx® based screen for monitoring disruption of the selected pathway, the parties agreed to initiate the primary screen against a large subset of Novartis’ compound library. Under the terms of the agreement, the initiation of the screening phase triggered a $500,000 payment to Avalon for research support. In December 2007, following the successful completion of an AvalonRx® based screened identification of candidate hit compounds, the parties have agreed to initiate characterization of these compounds using AvalonRx® biomarker profiling. This initiation of compound profiling triggered a $200,000 payment to Avalon for research support. In February 2008, the agreement term was extended from 30 months to 36 months from the date of inception.

Patents, Licenses and Proprietary Rights

Avalon generally seeks patent protection for its product candidates in the United States and abroad and protects its technologies through patents and trade secrets.

Vertex license

In February 2005, Avalon entered into a license agreement with Vertex Pharmaceuticals for the development and commercialization of AVN944 in oncology indications. Under the terms of the license, Avalon holds exclusive rights to develop and commercialize AVN944 worldwide for the treatment or prevention of cancer. In consideration for this license, Avalon paid Vertex a total of $5 million in upfront license fees. In addition, Avalon has agreed to pay Vertex milestone payments based on the achievement of the following milestones: (1) initiation of the first human clinical trial, the results of which are designed to demonstrate the safety and efficacy of AVN944 on a sufficient number of patients to support regulatory approval of the drug in any country (generally a Phase III clinical trial); (2) first filing of a new drug application for AVN944 in any country; and (3) first regulatory approval of AVN944 in any country. Assuming Avalon achieves each of these milestones in both hematological and solid tumor indications, Avalon will pay Vertex up to $68 million in milestone payments. Upon commercialization, Avalon will pay Vertex royalties on product sales.

If Avalon fails to obtain regulatory approval and initiate sales and marketing efforts in any other countries within a year after there are commercial sales in all of the following countries: the United States, the United Kingdom, France, Germany, Italy, Spain and Japan, Vertex has the right to market and sell AVN944 drug product on Avalon’s behalf in any such other countries.

The term of the agreement expires with respect to a particular country upon the later to occur of: (1) the expiration of the last Vertex patent in such country containing a valid patent claim covering AVN944 for use in the treatment or prevention of cancer; or (2) if there is no such valid patent claim under a Vertex patent, 10 years from the earlier of the date regulatory approval is received in that country for sale of AVN944 in a drug product or the first commercial sale of AVN944 in a drug product in that country. In all events, the term of the agreement expires on February 14, 2055. Upon the expiration of the term of the agreement, either as to a particular country or in full, Avalon is entitled to receive a fully paid up license to any of Vertex’s proprietary material and information relating to the development, utilization, manufacture or use of AVN944 or any drug product derived therefrom.

The license agreement may be terminated sooner by either Avalon or Vertex upon, among other events, a material breach by the other party of the terms of the license agreement (subject to prior notice and an opportunity to cure) or by Vertex upon Avalon’s failure to achieve key development and regulatory milestones by specified dates. Upon termination of the license agreement (other than because of a material breach by Vertex), all licensed rights to AVN944 revert to Vertex.

Clinical Data license

On October 27, 2008, in connection with entering into the merger agreement with Clinical Data, Avalon entered into a license agreement with Clinical Data, pursuant to which Avalon granted Clinical Data a royalty-free, fully-paid, worldwide, perpetual, irrevocable, sublicensable and exclusive license to AvalonRx® in exchange for a one time payment of $1,000,000. See the section entitled, “The License Agreement” beginning on page 109 of this proxy statement/prospectus.

Patent rights; licenses

Avalon and its licensors have patents and continue to seek patent protection for technologies that relate to Avalon product candidates, as well as technologies that may prove useful for future product candidates. As of December 31, 2007, Avalon held or had licenses to 67 issued, allowed or pending patents worldwide. These patents and patent applications pertain to compounds, gene targets and methods and processes of discovering future product candidates.

Avalon anticipates that it will continue to seek to improve existing technologies and to develop new technologies and, when possible, secure patent protection for such improvements and new technologies.

The patent position of biotechnology firms generally is highly uncertain and involves complex legal and factual questions. Avalon’s success will depend, in part, on whether it can:

•	obtain patents to protect its own products;

•	obtain licenses to use the technologies of third parties, which may be protected by patents;

•	protect its trade secrets and know-how; and

•	operate without infringing the intellectual property and proprietary rights of others.

Trade secrets

AvalonRx®, Avalon’s drug discovery platform, is protected as a trade secret. It is Avalon’s policy to require its employees, consultants, contractors, manufacturers, collaborators and other advisors to execute confidentiality agreements upon the commencement of employment, consulting or collaborative relationships with Avalon. Avalon also requires signed confidentiality agreements from any entity that is to receive confidential data. With respect to employees, consultants and contractors, the agreements generally provide that all inventions made by the individual while rendering services to Avalon shall be assigned to Avalon as its property.

Competition

The pharmaceutical and biotechnology industries are very competitive and characterized by rapid and continuous technological innovation. Avalon believes that there are a significant number of potential drugs in preclinical studies and clinical trials to treat cancer that may result in effective, commercially successful treatments for the same cancers that Avalon targets.

Avalon faces competition from many pharmaceutical and biotechnology companies. Avalon is aware that most large pharmaceutical companies have small molecule development programs in the field of cancer. Avalon competes with a number of biotechnology companies, such as Anadys Pharmaceuticals, Inc., Ariad Pharmaceuticals, Inc., ArQule, Inc., Array Biopharma, Inc., Biocryst Pharmaceuticals, Inc., Chemgenex Pharmaceuticals, Inc., Cyclacel Pharmaceuticals, Inc., Exelixis, Inc., Infinity Pharmaceuticals, Inc. and Sunesis Pharmaceuticals, Inc. that are developing small molecule therapeutics as treatments for cancer. Avalon is aware of other companies that are developing IMPDH inhibitors as potential therapeutics for diseases other than cancer.

Some of Avalon’s competitors have a broader range of capabilities and have greater access to financial, technical, scientific, business development, recruiting and other resources than Avalon does. Their access to greater resources may allow them to develop processes or technologies that would render Avalon’s technologies obsolete or uneconomical, or drug candidates that are more effective, safer or less costly than drug candidates Avalon develops or for which they obtain FDA approval more rapidly than Avalon does. Avalon anticipates that it will face increased competition in the future as new companies enter the market and advanced technologies become available.

Manufacturing and Supply

Avalon currently uses third party manufacturers who employ cGMP for production of its product candidates for clinical trials. Avalon has a research and development facility in Germantown, MD and has established laboratories and staff to support the non-cGMP production and process development of more advanced manufacturing processes and product characterization methods for Avalon’s product candidates.

Avalon currently has only one supplier for certain of its manufacturing components, including components necessary for the AVN944 drug product. Currently, Avalon procures raw materials for the production of AVN944 from a limited number of suppliers. Avalon has plans in place to develop multiple suppliers for all critical supplies before the time it would put any of its product candidates into commercial production.

Marketing and Sales

Avalon continues to explore opportunities for corporate alliances and partners to help develop and ultimately commercialize its product candidates. Avalon’s strategy is to enter into collaborative arrangements with pharmaceutical and other companies for some or all aspects of development, manufacturing, marketing, and sales of its products that will require broad marketing capabilities and overseas marketing. These collaborators are generally expected to be responsible for funding or reimbursing all or a portion of the development costs, including the costs of clinical testing necessary to obtain regulatory clearances and for commercial scale manufacturing, in exchange for rights to market specific products in particular geographic territories.

Government Regulation

Government authorities in the United States at the federal, state, and local levels extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution, sampling, marketing, and import and export of pharmaceutical products, biologics, and medical devices. Avalon’s drug candidates are subject to regulatory approval by the FDA prior to commercialization. Various federal, state, and local statutes and regulations also govern testing, manufacturing, safety, labeling, storage, and record-keeping related to such products and their marketing. Avalon will also be required to obtain regulatory approval from comparable agencies in foreign countries before commercial marketing in those countries. Before a drug candidate is approved by the FDA for commercial marketing, rigorous preclinical and human clinical testing is conducted to test the safety and effectiveness of the product.

Pharmaceutical Product Regulation

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act, or FDCA, and implementing regulations that are adopted under the FDCA. If Avalon fails to comply with the applicable requirements under these laws and regulations at any time during the product development process, approval process, or after approval, Avalon may become subject to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawals of approvals, clinical holds, warning letters, product recalls, product seizures, total or partial suspension of its operations, injunctions, fines, civil penalties or criminal prosecution. Any agency enforcement action could have a material adverse effect on Avalon.

Under the United States regulatory scheme, the development process for new pharmaceutical products can be divided into two distinct phases:

•	Preclinical Phase. The preclinical phase involves the discovery, characterization, product formulation and animal testing necessary to prepare an IND for submission to the FDA. The IND must be accepted by the FDA before the drug can be tested in humans. The review period for an IND submission is 30 days, after which, if no comments are made by the FDA, the product candidate can be studied in Phase I clinical trials. Certain preclinical tests must be conducted in compliance with the FDA’s good laboratory practice regulations and the United States Department of Agriculture’s Animal Welfare Act.

•	Clinical Phase. The clinical phase of development follows a successful IND submission and involves the activities necessary to demonstrate the safety, tolerability, efficacy, and dosage of the drug in humans, as well as the ability to produce the drug in accordance with cGMP requirements. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study and the parameters to be used in assessing the safety and the efficacy of the drug. Each protocol must be submitted to the FDA as part of the IND prior to beginning the trial. Each trial must be reviewed, approved, and conducted under the auspices of an Institutional Review Board, or IRB, and each trial, with limited exceptions, must include the patient’s informed consent. Typically, clinical evaluation involves the following time-consuming and costly three-phase sequential process:

Phase I.  In Phase I clinical trials, a small number of volunteers are tested with the drug to determine the drug’s safety and tolerability and includes biological analyses to determine the availability and metabolism of the active ingredient following administration.

Phase II.  Phase II clinical trials involve administering the drug to individuals who suffer from the target disease or condition to determine the drug’s potential efficacy and ideal dose. These clinical trials are typically well controlled, closely monitored, and conducted in a relatively small number of patients, usually involving no more than several hundred subjects.

Phase III.  Phase III clinical trials are performed after preliminary evidence suggesting effectiveness of a drug has been obtained and safety, tolerability, and an ideal dosing regimen have been established. Phase III clinical trials are intended to gather additional information about the effectiveness and safety that is needed to evaluate the overall benefit — risk relationship of the drug and to complete the information needed to provide adequate instructions for the use of the drug. Phase III trials usually include from several hundred to several thousand subjects.

Throughout the clinical phase, samples of the product made in different batches are tested for stability to establish shelf life constraints. In addition, large-scale production protocols and written standard operating procedures for each aspect of commercial manufacture and testing must be developed. These trials require scale up for manufacture of increasingly larger batches of bulk chemical. These batches require validation analysis to confirm the consistent composition of the product.

Phase I, II and III testing may not be completed successfully within any specified time period, if at all. The FDA closely monitors the progress of each of the three phases of clinical trials that are conducted under an IND and may, at its discretion, reevaluate, alter, suspend (place on “clinical hold”), or terminate the testing based upon the data accumulated to that point and the agency’s assessment of the risk/benefit ratio to the patient. The FDA may suspend or terminate clinical trials at any time for various reasons, including a finding that the subjects or patients are being exposed to an unacceptable health risk. The FDA can also request additional clinical trials be conducted as a condition to product approval. Additionally, new government requirements may be established that could delay or prevent regulatory approval of products under development. Furthermore, IRBs, which are independent entities constituted to protect human subjects at the institutions in which clinical trials are being conducted, have the authority to suspend clinical trials at their respective institutions at any time for a variety of reasons, including safety issues.

New Drug Application

After the successful completion of Phase III clinical trials, the sponsor of the new drug submits a New Drug Application, or NDA, to the FDA requesting approval to market the product for one or more indications. An NDA is a comprehensive, multi-volume application that includes, among other things, the results of all preclinical studies and clinical trials, information about the drug’s composition, and the sponsor’s plans for producing, packaging, and labeling the drug. Under the Pediatric Research Equity Act of 2003, an application also is required to include an assessment, generally based on clinical study data, on the safety and efficacy of drugs for all relevant pediatric populations before the NDA is submitted. The statute provides for waivers or deferrals in certain situations. In most cases, the NDA must be accompanied by a substantial user fee. In return, the FDA assigns a goal of 10 months from acceptance of the application to return of a first “complete response,” in which the FDA may approve the product or request additional information.

The submission of the application is no guarantee that the FDA will find it complete and accept it for filing. The FDA reviews all NDAs submitted before it accepts them for filing. It may refuse to file the application and request additional information rather than accept the application for filing, in which case, the application must be resubmitted with the supplemental information. After the application is deemed filed by the FDA, agency staff reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use. The FDA has substantial discretion in the approval process and may disagree with an applicant’s interpretation of the data submitted in its NDA. As part of this review, the FDA may refer the application to an appropriate advisory committee, typically a panel of physicians, for review, evaluation and an approval recommendation. The FDA is not bound by the opinion of the advisory committee. Drugs that successfully complete NDA review may be marketed in the United States, subject to all conditions imposed by the FDA.

Prior to granting approval, the FDA generally conducts an inspection of the facilities, including outsourced facilities, that will be involved in the manufacture, production, packaging, testing, and control of the drug candidate for cGMP compliance. The FDA will not approve the application unless cGMP compliance is satisfactory. If the FDA determines that the marketing application, manufacturing process, or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and will often request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the marketing application does not satisfy the regulatory criteria for approval and refuse to approve the application by issuing a “not approvable” letter.

The length of the FDA’s review ranges from a few months, for some drugs related to life-threatening circumstances, to many years.

Post Approval Phase

If the FDA approves the NDA, the pharmaceutical product becomes available for physicians to prescribe in the United States. After approval, the NDA holder is still subject to continuing regulation by the FDA, including record keeping requirements, submitting periodic reports to the FDA, reporting of any adverse experiences with the product, and complying with drug sampling and distribution requirements. In addition, the NDA holder is required to maintain and provide updated safety and efficacy information to the FDA. The NDA holder is also required to comply with requirements concerning advertising and promotional labeling, including prohibitions against promoting any non-FDA approved or “off-label” indications of products. Failure to comply with those requirements could result in significant enforcement action by the FDA, including warning letters, orders to pull the promotional materials, and substantial fines. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval.

Drug manufacturers and their subcontractors are required to register their facilities and products manufactured annually with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA to assess compliance with cGMP regulations. Facilities may also be subject to inspections by other federal, foreign, state or local agencies. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

In addition, following FDA approval of a product, discovery of problems with a product or the failure to comply with requirements may result in restrictions on a product, manufacturer, or holder of an approved marketing application, including withdrawal or recall of the product from the market or other voluntary or FDA-initiated action that could delay further marketing. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications. Also, the FDA may require post-market testing and surveillance to monitor the product’s safety or efficacy, including additional clinical studies, known as Phase IV trials, to evaluate long-term effects.

Hatch — Waxman Act

Approved products would also be subject to the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984 (known as the “Hatch-Waxman Act”). Under the Hatch-Waxman Act, newly approved drug products and changes to the conditions of use of approved products may benefit from periods of non-patent marketing exclusivity. During this period (ranging from up to five years for “new chemical entities” to up to three years for “new use” approval of an existing drug), the FDA may not approve generic versions of the drug product. The Hatch-Waxman Act also provides for the restoration of up to five years of the patent term lost during product development and FDA review of an application.

The Hatch-Waxman Act also provides a legal pathway for approving generic versions of the innovator’s drug product once the marketing exclusivity period has ended and all relevant patents have expired (or have been successfully challenged and defeated). Thus, the marketing exclusivity of the innovator product will run through the remaining life of its patent(s) and any additional non — patent marketing exclusivity, unless the marketing exclusivity is shortened by a successful patent challenge.

Pediatric Exclusivity

The Best Pharmaceuticals for Children Act (BPCA) provides an incentive for pioneer drug manufacturers to conduct research into the safety and effectiveness of their products in children, by making pediatric exclusivity available to a manufacturer that conducts and submits to the FDA the results of a pediatric study that fairly respond to a written request from the agency for such research. Pediatric exclusivity extends for six months any marketing exclusivity or patent protection in the United States. The study need not have been successful to merit an award of pediatric exclusivity. As reauthorized in 2007, the BPCA authorizes the FDA to require labeling changes to reflect the results of pediatric studies.

Pediatric Assessment

Under the Pediatric Research Equity Act (PREA), the FDA can require that most new drug or biologics license applications (and supplemental applications for a new active ingredient, indication, dosage form, dosing regimen, or route of administration) include a “pediatric assessment,” which is an evaluation of the safety and effectiveness of the product for the claimed indication in relevant pediatric populations. As reauthorized in 2007, PREA authorizes the agency to order labeling changes to reflect the results of these studies.

Orphan Drug Designation and Exclusivity

Some jurisdictions, including the United States and the European Union, designate drugs intended for relatively small patient populations as “orphan drugs.” The FDA, for example, grants orphan drug designation to drugs intended to treat rare diseases or conditions that affect fewer than 200,000 individuals in the United States or drugs for which there is no reasonable expectation that the cost of developing and making the drugs available in the United States will be recovered. In the United States, orphan drug designation must be requested before submitting an application for approval of the product.

Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to seven years of marketing exclusivity. During this time, the FDA may not approve another drug application to market the “same drug” for the same indication. The only exception is where the second product is shown to be “clinically superior” to the product with orphan drug exclusivity, as that phrase if defined by the FDA, and if there is an inadequate supply.

Foreign Regulation

Whether or not Avalon obtains FDA approval for a product, it must obtain product approval by the comparable regulatory authorities of foreign countries before it can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. Although governed by the applicable country, clinical trials conducted outside of the United States typically are administered under a three-phase sequential process similar to that discussed above for pharmaceutical products in the United States.

Other Regulations

Avalon is subject to other regulations, including regulations under the Occupational Safety and Health Act, regulations promulgated by the United States Department of Agriculture, and regulations under other federal, state and local laws. Avalon is not directly regulated by the privacy regulations promulgated under the Heath Insurance Portability and Accountability Act of 1996, or HIPAA. However, Avalon could face substantial criminal penalties if it knowingly receives individually identifiable health information from a healthcare provider that has not satisfied the privacy regulation’s disclosure standards. Most healthcare providers, including research institutions from whom Avalon or its third party contractors obtain patient information are subject to these privacy regulations. In addition, certain state privacy laws and genetic testing laws may apply directly to Avalon’s operations and/or those of Avalon’s partners and may impose restrictions on the use and dissemination of individuals’ health information. Moreover, patients about whom Avalon or its partners obtain information, as well as the providers who share this information, may have contractual rights that limit Avalon’s ability to use and disclose the information. Claims that Avalon has violated individuals’ privacy rights or breached its contractual obligations, even if Avalon is not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm Avalon’s business.

Other various federal, state and local laws and regulations relating to the use, manufacture, storage, handling and disposal of hazardous materials and waste products may also apply. These environmental laws generally impose liability regardless of the negligence or fault of a party and may expose Avalon to liability for the conduct of, or conditions caused by, others. Avalon has not incurred, and does not expect to incur, material costs to comply with these laws and regulations.

Employees

As of September 30, 2008 Avalon had 38 full-time employees, 12 of whom hold M.D. or Ph.D. degrees and 9 of whom hold other advanced degrees. Of Avalon’s total workforce, 31 are engaged primarily in research and development activities and 7 are engaged primarily in business development, finance, marketing and administration functions. None of Avalon’s employees are represented by a labor union or covered by a collective bargaining agreement, and Avalon considers its employee relations to be good.

Organization; Principal Executive Offices

Avalon was incorporated in Delaware in 1999. Its principal executive offices are located at 20358 Seneca Meadows Parkway, Germantown, Maryland 20876 and its telephone number at that location is (301) 556-9900.

Available Information

For more information about Avalon, visit its web site at www.avalonrx.com. Its electronic filings with the SEC (including its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to these reports) are available free of charge through its web site as soon as reasonably practicable after Avalon electronically files with or furnishes them to the SEC.

Description of Property

Avalon currently leases 55,897 square feet for its corporate offices and research and development laboratories located at 20358 Seneca Meadows Parkway, Germantown, Maryland. The lease expires on February 1, 2013. Avalon has options to extend the term of this lease for two additional consecutive terms of 5 years each. Avalon believes that these facilities are sufficient for its current needs. Avalon has additional space in its current facilities to accommodate its anticipated growth over the next several years.

Legal Proceedings

Avalon is not currently a party to any material legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AVALON

Overview

Avalon is a biopharmaceutical company focused on the discovery, development and commercialization of first-in-class cancer therapeutics. Its lead product candidate, AVN944, an IMPDH inhibitor, is in Phase IIa clinical development. Avalon has preclinical programs to develop inhibitors of the beta-catenin and Aurora/Centrosome pathways, discovery programs for inhibitors of the Survivin and Myc pathways, and partnerships with Merck, AstraZeneca, ChemDiv, Medarex and Novartis. Avalon uses AvalonRx®, its proprietary platform which is based on large-scale biomarker identification and monitoring, to discover and develop therapeutics for pathways that have historically been characterized as “undruggable.”

Since Avalon’s inception, its operations have consisted primarily of developing AvalonRx®, utilizing its technology to seek to discover and develop novel cancer therapeutics, and the in-license and development of AVN944. During that period, Avalon has generated limited revenue from collaborative partners, and has had no revenue from product sales. Avalon’s operations have been funded principally through the offering of equity securities and debt financings.

Avalon has never been profitable and, as of September 30, 2008 and December 31, 2007, Avalon had an accumulated deficit of $142.0 million and $124.4 million, respectively. Avalon had net losses of $17.8 million for the nine months ended September 30, 2008 and net losses of $21.7 million for the year ended December 31, 2007, $17.1 million for the year ended December 31, 2006, and $19.3 million for the year ended December 31, 2005. Avalon expects to incur significant operating losses for the foreseeable future as it advances its drug candidates from discovery through preclinical testing and clinical trials and seeks regulatory approval and eventual commercialization. Avalon will need to generate significant revenues to achieve profitability, and it may never do so.

As of September 30, 2008, Avalon had cash, cash equivalents and marketable securities of approximately $11.4 million. Of this amount, $4.4 million was held in a restricted account to serve as collateral for Avalon’s long-term debt.

Avalon currently estimates that its existing capital resources will be sufficient to fund its current operations through the end of the first quarter of 2009, by which time its pending merger with a subsidiary of Clinical Data is expected to close. If Avalon’s proposed merger does not close by the end of the first quarter of 2009, Avalon would need to raise additional funds to continue operations and to repay its secured loan from Clinical Data. See “— Recent Developments” below. In light of the proposed merger, Avalon does not expect to seek to raise additional capital. Should the merger not close or if the closing is delayed beyond the end of the first quarter of 2009, there is no assurance that Avalon would be able to raise capital sufficient to enable it to continue its operations significantly beyond the end of the first quarter of 2009. In the event Avalon is unable to successfully raise additional capital in such circumstances, it will not have sufficient cash flows and liquidity to finance its business operations as currently contemplated. Accordingly, in such circumstances Avalon would be compelled to reduce general and administrative expenses and delay research and development projects and the purchase of scientific equipment and supplies until it were able to obtain sufficient financing.

Recent Developments

On October 27, 2008, Avalon entered into a merger agreement with Clinical Data and API, an indirect wholly-owned subsidiary of Clinical Data. The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, API will be merged with and into Avalon, with Avalon continuing as the surviving corporation and a subsidiary of Clinical Data. In connection with entering into the merger agreement with Clinical Data, Avalon borrowed $3 million from Clinical Data under a secured loan to fund its short term on-going operations, entered into a license agreement with Clinical Data under which Clinical Data received an exclusive license (subject to certain exceptions) to AvalonRx® in exchange for a one time license fee of $1 million, and engaged in a private placement with Clinical Data of Avalon common stock and warrants for a cash payment of $237,338 from Clinical Data. As a result of entering into the merger agreement and receiving the $3 million secured loan from Clinical Data, Avalon was notified by Manufacturers and Traders Trust Company (M&T Bank) on October 29, 2008, that Avalon was in default under the terms of its letter of credit with M&T Bank to the Maryland Industrial Development Financing Authority (MIDFA). On October 30, 2008 Avalon paid off all amounts due M&T Bank under the letter of credit and as a result, Avalon has no further obligations under the letter of credit or its financing arrangement with MIDFA.

On August 13, 2008 Avalon restructured its operations to focus on the pre-clinical and clinical development of its beta-catenin inhibitor program and on its existing collaborations, such as with Merck. Avalon curtailed its other development programs and is evaluating the clinical data from its AVN944 development program to assess strategies for further development of AVN944. In connection with the restructuring of its operations, Avalon reduced its workforce by approximately one third, or 19 employees. Avalon recorded restructuring charges related to these actions of $928,000 in the third quarter of 2008.

Financial Operations Overview

Revenue

Avalon has not generated any revenue from sales of commercial products and does not expect to generate any product revenue for the foreseeable future. To date, Avalon’s revenue has consisted of collaboration revenue.

Collaboration Revenue. Since inception, Avalon has generated revenue solely in connection with its collaboration and pilot study agreements. Its collaborations with Merck, AstraZeneca and Novartis include upfront payments, research funding, and/or payments for the achievement of certain discovery and development related milestones. During 2007 and the first nine months of 2008, Avalon recognized revenue from work performed and expenses incurred on its collaboration agreement with Novartis and recognized no revenue from its other collaboration agreements.

Research and Development Expense

Research and development expense consists of expenses incurred in connection with developing and advancing Avalon’s drug discovery technology and identifying and developing Avalon’s drug candidates and supporting Avalon’s collaborative relationships. These expenses consist primarily of salaries and related expenses, the purchase of laboratory supplies, access to data sources, facility costs, costs for preclinical development and expenses related to Avalon’s in-license and clinical trials of AVN944. Other than payments made in advance for goods or services received for use in future research and development activities, Avalon charges all research and development expenses to operations as incurred.

Avalon’s total research and development expenses for the years ended December 31, 2007, 2006 and 2005 were $15.3 million, $13.3 million, and $15.8 million, respectively, and for the nine months ended September 30, 2008 were $12.9 million. During the year ended December 31, 2007 and the nine months ended September 30, 2008, Avalon incurred expenses of approximately $4.3 million and $4.8 million, respectively, related to the development of AVN944. Other than for Avalon’s clinical candidate AVN944, Avalon does not currently track its internal research and development costs or its personnel and related costs on an individual drug candidate basis. Avalon uses its research and development resources, including employees and its drug discovery technology, across multiple drug development programs. As a result, Avalon cannot state precisely the costs incurred for each of its research and development programs or its clinical and preclinical drug candidates. During 2007, Avalon estimates that 26% and 7% of research and development expenses were attributable to research related to its beta-catenin and Aurora/Centrosome pathway programs, respectively. Avalon estimates that 14% of research and development expenses were attributable to collaborations with AstraZeneca, Merck, ChemDiv, Medarex and Novartis. The remaining expenses included all personnel and related expenses and other research and development expenses not attributable to any specified discovery and development program. Avalon begins to track development costs for a program after an individual molecule has been selected for formal pre-clinical development. Research and development expenses as a percentage of total operating expenses for the years ended December 31, 2007, 2006 and 2005 were 65%, 63% and 76%, respectively, and for the nine months ended September 30, 2008 were 70%.

Avalon expects its research and development costs to be substantial as it advances its drug candidates into preclinical testing and clinical trials. Based on the results of its preclinical studies, Avalon expects to selectively advance some drug candidates into clinical trials. Avalon anticipates that it will select drug candidates and research projects for further development on an on-going basis in response to their preclinical and clinical success and commercial potential. Avalon is currently conducting Phase I clinical trials for AVN944 in patients with hematological cancer and Phase IIa clinical trials for patients with pancreatic cancer. In August 2008, Avalon announced that it had reached a likely maximum tolerated dose of AVN944 in both the on-going Phase I clinical trial and in the Phase IIa trial. Management is currently assessing strategies for further development of AVN944.

General and Administrative

Avalon’s general and administrative expense consists primarily of salaries and related expenses for personnel in administrative, finance, business development and human resource functions. Other costs include legal costs of pursuing patent protection of Avalon’s intellectual property and other fees for legal services.

Quarterly Results May Fluctuate

Avalon anticipates that its quarterly results of operations will fluctuate for several reasons, including:

•	the timing and extent of Avalon’s development activities and clinical trials for AVN944 and any other biopharmaceutical drug candidates that Avalon may develop in the future;

•	the timing and outcome of Avalon’s applications for regulatory approval for its drug candidates;

•	the timing and extent of its adding new employees and infrastructure; and

•	the timing of any milestone payments, license fees, or royalty payments that Avalon may be required to make or that Avalon may receive from collaborations.

Critical Accounting Policies and Significant Judgments and Estimates

This discussion and analysis of Avalon’s financial condition and results of operations is based on Avalon’s financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenue and expenses during the reporting periods. Avalon evaluates its estimates and judgments on an on-going basis. Avalon bases its estimates on historical experience and on various other factors its believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ materially from those estimates under different assumptions or conditions.

Avalon’s significant accounting policies are more fully described in Note 3 to its audited financial statements included in Annex F attached to this proxy statement/prospectus. Avalon believes that the following critical accounting policies reflect its more significant estimates and assumptions used in the preparation of its financial statements.

Revenue Recognition

Avalon’s revenue is recognized when there is persuasive evidence that an agreement exists, delivery has occurred, the price is fixed and determinable, and collection is reasonably assured. Payments received in advance of work performed are recorded as deferred revenue and recognized ratably over the performance period. Milestone payments are recognized as revenue when milestones, as defined in the contract, are achieved.

Accrued Expenses

As part of the process of preparing financial statements, Avalon is required to estimate accrued expenses. This process involves identifying services which have been performed on Avalon’s behalf, and estimating the level of service performed and the associated cost incurred for such service as of each balance sheet date. Examples of expenses for which Avalon accrues estimated liabilities include services provided by contract research organizations in connection with Avalon’s preclinical testing, and legal and other professional services. In connection with such service fees, Avalon’s estimates are most affected by Avalon’s understanding of the status and timing of services provided relative to the actual levels of services incurred by such service providers. The majority of Avalon’s service providers invoice Avalon in arrears for services performed. In the event that Avalon does not identify certain costs, which have begun to be incurred, or if Avalon under- or over-estimates the level of services performed or the costs of such services, Avalon’s reported expenses for such period would be too low or too high. The date on which services commence, the level of services performed on or before a given date and the cost of such services are often determined based on subjective judgments. Avalon makes these judgments based upon the facts and circumstances known to it in accordance with generally accepted accounting principles.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123, revised 2004, or SFAS 123(R), “Share-Based Payment.” SFAS 123(R) supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and requires companies to recognize compensation expense, using a fair-value based method, for costs related to share-based payments, including those made pursuant to stock option and employee stock purchase plans.

Avalon adopted SFAS 123(R) on January 1, 2006 using the modified prospective transition method, which requires that stock-based compensation cost is recognized for all awards granted, modified or settled after the effective date as well as for all awards granted to employees prior to the effective date that remain unvested as of the effective date. Prior to the adoption, Avalon disclosed such costs on a pro forma basis in the notes to its financial statements. In accordance with the modified prospective method, the financial statements for prior periods have not been restated to reflect the impact of SFAS 123(R).

For the year ended December 31, 2007, Avalon recorded approximately $1.5 million of stock-based compensation expenses, of which $0.2 million was included in research and development expense and $1.3 million was included in general and administrative expense. For the nine months ended September 30, 2008, Avalon recorded approximately $230,000 of stock-based compensation expenses, of which $87,000 was included in research and development expense and $143,000 was included in general and administrative expense. Since Avalon continues to operate in a net loss, the adoption of SFAS 123(R) had no tax-related effects or an impact on cash flow from operations and cash flow from financing activities for the year ended December 31, 2007 or for the nine months ended September 30, 2008. As of December 31, 2007, Avalon’s unrecognized stock-based compensation expense of approximately $737,000 remains to be recognized over a weighted-average period of approximately 2.35 years. As of September 30, 2008, unamortized stock-based compensation expenses of approximately $521,000 remains to be recognized over a weighted-average period of approximately 2.3 years. Avalon amortizes stock-based compensation expenses on an accelerated basis over the requisite service period.

Avalon estimated the fair value of stock options granted during the year ended December 31, 2007 and the nine months ended September 30, 2008 using the Black-Scholes option-pricing model. The assumptions used under this model for the year ended December 31, 2007 are as follows: (i) expected term of 6 years based on the simplified method for estimating the expected term of stock options; (ii) expected volatility of 69.8% based on historical and peer volatility data; (iii) weighted average risk-free interest rate of 4.95% based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the option; and (iv) expected dividend yield of zero percent. The assumptions used under this model for the nine months ended September 30, 2008 are as follows: (i) expected term of 7 years based upon management’s consideration of the historical life of options, the vesting period of the option granted and the contractual period of the option granted; (ii) expected volatility of 65.5% based on historical and peer volatility data; (iii) weighted average risk-free interest rate of 3.45% based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the option; and (iv) expected dividend yield of zero percent. In addition, under SFAS 123(R), the fair value of stock options granted is recognized as expense over the service period, net of estimated forfeitures. Based on historical data, Avalon calculated a 4.20% annual forfeiture rate. However, the estimation of forfeitures requires judgment, and to the extent actual results or updated estimates differ from Avalon’s current estimates, such amounts will be recorded as a cumulative adjustment in the same period estimates are revised. The Black-Scholes option pricing model requires the input of highly subjective assumptions. Because Avalon’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in Avalon’s management’s opinion, the existing models may not provide a reliable single measure of the fair value of Avalon’s employee stock. In addition, Avalon’s management will continue to assess the assumptions and methodologies used to calculate estimated fair value of share-based compensation. Circumstances may change and additional data may become available over time, which result in changes to these assumptions and methodologies, and which could materially impact Avalon’s fair value determination.

Results of Operations

Three Months Ended September 30, 2008 Compared to Three Months Ended September 30, 2007

Revenue.  Total revenues for the three months ended September 30, 2008 were $124,000, compared with no revenues in the same period of the prior year. The reported revenues were attributable to our collaboration agreement with Novartis.

Research and Development.  Research and development expenses increased by $463,000, or 13%, to $4.0 million for the three months ended September 30, 2008 from $3.5 million for the same period in 2007. The increase in research and development expenses was primarily attributable to increases in clinical trial and product costs related to Avalon’s AVN944 drug candidate and its pre-clinical drug candidate AVN316.

Research and development expenses consist of direct costs which include salaries and related costs of research and development personnel, and the costs of consultants, materials and supplies associated with research and development projects. Indirect research and development costs include facilities, depreciation, patents and other indirect overhead costs.

General and Administrative.  General and administrative expenses decreased by $44,000 or 2% when comparing the three months ended September 30, 2008 with the three months ended September 30, 2007. Lower stock compensation expense as well as lower costs for personnel and consultants were largely offset by a $928,000 restructuring charge. The restructuring charge included severance and related costs for the 19 employees who left Avalon when it restructured its operations in August of 2008.

Interest Income.  Interest income decreased by $372,000 or 79%, to $98,000 for the three months ended September 30, 2008, compared to $470,000 for the three months ended September 30, 2007. The decrease in interest income is due to lower balances of cash and investments and lower average interest rates.

Interest Expense.  Interest expense decreased by $58,000, or 37%, to $97,000 for the three months ended September 30, 2008, compared to $155,000 for the three months ended September 30, 2007. The decrease in interest expense was related to lower debt balances and lower average interest rates on debt.

Other Income.  Other income was $63,000 for the three months ended September 30, 2008, compared to $8,000 for the three months ended September 30, 2007. The increase in other income was primarily related to income from subletting part of Avalon’s facility and the provision of shared services to subtenants.

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

Revenue.  Total revenues for the nine months ended September 30, 2008 were $311,000, a decrease of $498,000 from the same period in the prior year. All 2007 and 2008 revenues were attributable to our collaboration agreement with Novartis.

Research and Development.  Research and development expenses increased by $1.2 million, or 10%, to $12.9 million for the nine months ended September 30, 2008 from $11.7 million for the same period in 2007. The increase in research and development expenses was primarily attributable to increases in clinical trial and product costs related to Avalon’s AVN944 drug candidate and its pre-clinical drug candidate AVN316.

General and Administrative.  General and administrative expenses decreased by $901,000 or 14%, to $5.6 million for the nine months ended September 30, 2008, compared to $6.5 million for the nine months ended September 30, 2007. Lower costs for stock compensation, personnel and consultants were partially offset by a restructuring charge of $928,000 recorded in the third quarter of 2008.

Interest Income.  Interest income decreased by $628,000 or 53%, to $559,000 for the nine months ended September 30, 2008, compared to $1.2 million for the nine months ended September 30, 2007. The decrease in interest income is primarily due to lower balances of cash and investments and lower average interest rates.

Interest Expense.  Interest expense decreased by $181,000, or 37%, to $305,000 for the nine months ended September 30, 2008, compared to $486,000 for the nine months ended September 30, 2007. The decrease in interest expense was primarily related to lower debt balances and lower average interest rates on debt.

Other Income.  Other income was $79,000 for the nine months ended September 30, 2008, compared to $107,000 for the nine months ended September 30, 2007. The decrease in other income was primarily related to lower income from subletting part of Avalon’s facility and the provision of shared services to subtenants in the 2008 period.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenue.  Avalon’s total revenues for the twelve months ended December 31, 2007 were $809,000, a decrease of $1.9 million from the prior year. All of Avalon’s 2007 revenue was attributable to its collaboration agreement with Novartis and no revenue was recognized under its other collaboration agreements. During 2006, Avalon recognized revenue from its collaboration agreements with AstraZeneca, Novartis and the University of Louisville.

Research and Development.  Avalon’s research and development expenses increased by $2.0 million, or 15%, to $15.3 million for the twelve months ended December 31, 2007 from $13.3 million for the same period in 2006. The increase in research and development expenses was primarily attributable to increases in clinical trial costs related to Avalon’s AVN944 drug candidate, increases in laboratory supplies expense, and an increase in salaries and benefits expense related to new hires.

Avalon’s research and development expenses consist of direct costs which include salaries and related costs of research and development personnel, and the costs of consultants, materials and supplies associated with research and development projects. Indirect research and development costs include facilities, depreciation, patents and other indirect overhead costs.

General and Administrative.  Avalon’s general and administrative expenses increased by $0.5 million, or 8%, to $8.2 million for the twelve months ended December 31, 2007 from $7.7 million for the same period in 2006. This increase is primarily attributable to an increase in consulting costs and an increase in compensation expense related to stock options.

Interest Income.  Avalon’s interest income increased by $0.3 million, or 23%, to $1.6 million for the twelve months ended December 31, 2007, compared to $1.3 million for the same period in 2006. The increase in interest income is a result of interest earned on higher average cash balances at higher average interest rates.

Interest Expense.  Avalon’s interest expense decreased by $176,000, or 22%, to $633,000 for the twelve months ended December 31, 2007, compared to $808,000 for the same period in 2006. The decrease in interest expense was primarily related to lower balances on its long term debt. This decrease was offset, in part, by higher average interest rates on Avalon’s development bond financing.

Other Income.  Avalon’s other income decreased by $514,000, or 82%, to $110,000 for the twelve mouths ended December 31, 2007, compared to $624,000 for the same period in 2006. The decrease in other income was primarily related to the discontinuation, during the first half of 2007, of income from subletting part of Avalon’s facility and the provision of shared services to subtenants.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenue.  Avalon’s total revenues increased by $1.2 million, or 76%, to $2.7 million for the twelve months ended December 31, 2006 from $1.5 million for the same period in 2005. The increase in revenues was attributable to Avalon’s collaboration agreements with MedImmune, Novartis and the University of Louisville, all of which were initiated during 2005.

Research and Development.  Avalon’s research and development expenses decreased by $2.5 million, or 16%, to $13.3 million for the twelve months ended December 31, 2006 from $15.8 million for the same period in 2005. The decrease in research and development expenses was primarily attributable to the inclusion in the prior year period of an upfront payment of $5.0 million for the in-license of AVN944. This decrease was offset by compensation expense related to the issuance of stock options, an increase in clinical trial costs related to Avalon’s AVN944 drug candidate and an increase in lab supplies expense related, in part, to collaboration and drug development programs.

General and Administrative.  Avalon’s general and administrative expenses increased by $2.6 million, or 51%, to $7.7 million for the twelve months ended December 31, 2006 from $5.1 million for the same period in 2005. The increase is attributable to compensation expense related to issuance of stock options, salaries and bonuses for Avalon’s new hires, increases in compensation to Avalon’s executives and staff, and other expenses from operating as a public company.

Interest Income.  Avalon’s interest income increased by $785,000, or 156%, to $1.3 million for the twelve months ended December 31, 2006, compared to $503,000 for the same period in 2005. The increase in interest income is a result of interest earned on proceeds from the issuance of common stock, including proceeds from Avalon’s initial public offering, and higher average interest rates.

Interest Expense.  Avalon’s interest expense decreased by $339,000, or 30%, to $808,000 for the twelve months ended December 31, 2006, compared to $1.1 million for the same period in 2005. The decrease in interest expense was primarily related to the conversion of Avalon’s outstanding convertible notes into common stock at the close of Avalon’s initial public offering in October 2005, and lower balances on Avalon’s long term debt. This decrease was offset, in part, by higher average interest rates on Avalon’s long term development bond financing.

Other Income.  Avalon’s other income decreased by $39,000, or 6%, to $624,000 for the twelve months ended December 31, 2006, compared to $663,000 for the same period in 2005. The decrease in other income was primarily related to a decrease in shared services utilized by subtenants in Avalon’s facility.

Liquidity and Capital Resources

Overview

Avalon’s primary cash requirements are to:

•	fund its research, development and clinical programs;

•	obtain regulatory approvals;

•	prosecute, defend and enforce any patent claims and other intellectual property rights;

•	fund general corporate overhead; and

•	support its debt service requirements and contractual obligations.

Avalon’s cash requirements could change materially as a result of the progress of its research and development and clinical programs, licensing activities, acquisitions, divestitures or other corporate developments.

Avalon has incurred operating losses since its inception and historically has financed its operations principally through public stock offerings, debt financings, private placements of equity securities, strategic collaborative agreements that include research and development funding and development milestones, and investment income.

In evaluating alternative sources of financing Avalon considers, among other things, the dilutive impact, if any, on its stockholders, the ability to leverage stockholder returns through debt financing, the particular terms and conditions of each alternative financing arrangement and Avalon’s ability to service its obligations under such financing arrangements.

As of December 31, 2007, Avalon had cash, cash equivalents and marketable securities of approximately $28.5 million, which is an increase of $8.1 million from December 31, 2006. Of the $28.5 million balance at the end of 2007, $5.3 million was held in a restricted account to serve as collateral for its long-term debt. Avalon’s funds were invested in investment grade and United States government securities. As of September 30, 2008, Avalon had cash, cash equivalents and marketable securities of approximately $11.4 million. Of this amount, $4.4 million was held in a restricted account to serve as collateral for Avalon’s long-term debt. In connection with entering into the merger agreement with Clinical Data, on October 27, 2008, Avalon borrowed $3 million from Clinical Data under a secured loan to fund Avalon’s short term on-going operations, entered into a license agreement with Clinical Data under which Clinical Data received an exclusive license (subject to certain exceptions) to AvalonRx® in exchange for a one time license fee of $1 million, and engaged in a private placement with Clinical Data of Avalon common stock and warrants for a cash payment of $237,338 from Clinical Data. As a result of entering into the merger agreement and receiving the $3 million secured loan from Clinical Data, Avalon was required under the terms of its letter of credit with M&T Bank to MIDFA to pay off all amounts due under the letter of credit. On October 30, 2008 Avalon paid off all amounts due M&T Bank under the letter of credit and as a result, Avalon has no further obligations under the letter of credit or its financing arrangement with MIDFA.

Sources and Uses of Cash

Operating Activities.  Net cash used in Avalon’s operating activities was $19.0 million, $12.0 million and $13.4 million in 2007, 2006 and 2005, respectively. In 2007, Avalon’s net loss of $21.7 million was reduced by non-cash charges of $2.8 million, primarily for stock compensation and depreciation and amortization, offset, in part, by changes in Avalon’s net operating assets and liabilities. Net cash used in operating activities for the nine months ended September 30, 2008 was $15.6 million, compared to $14.0 million for the same period in 2007. During the first nine months of 2008, Avalon’s net loss of $17.8 million was reduced by non-cash charges of $1.5 million, primarily for stock compensation, depreciation and amortization, while changes in Avalon’s net operating assets and liabilities provided and additional $0.6 million in cash.

Investing Activities.  Net cash used in Avalon’s investing activities was $4.6 million in 2007, net cash provided by investing activities was $0.4 million in 2006, and net cash used in investing activities was $6.3 million in 2005. Net cash provided by investing activities for the nine months ended September 30, 2008 was $13.4 million, compared to net cash used in investing activities of $9.4 million for the same period in 2007. Proceeds from the sale and maturity of marketable securities were the primary source of cash from investing activities, providing $22.9 million in the first nine months of 2008 and $26.3 million in the comparable period of 2007. Cash used in investing activities principally represents the amount used to purchase marketable securities, net of proceeds from the sale and maturity of marketable securities.

Financing Activities.  Net cash provided by Avalon’s financing activities was $26.8 million, $4.9 million and $27.2 million in 2007, 2006 and 2005, respectively. In 2007, net cash provided by financing activities included $28.2 million of net proceeds from the issuance of common stock. In 2006, net cash provided by financing activities included $7.4 million of net proceeds from the issuance of common stock. This amount was offset by $2.2 million of repayments on debt. In 2005, net cash provided by financing activities was driven by $30.1 million of proceeds from the issuance of common stock and convertible notes. Net cash used by financing activities for the nine months ended September 30, 2008 was $1.4 million, compared to $26.8 million of net cash provided by financing activities for the same period in 2007. Aggregate proceeds of $28.4 million from the issuance of common stock in two private placements was the principal source of net cash provided by financing activities during the first nine months of 2007.

Credit Arrangements

In April 2003, Avalon entered into a series of agreements with MIDFA and M&T Bank in order to finance improvements to Avalon’s corporate office and research facility located in Germantown, Maryland. MIDFA sold development bonds in the amount of $12.0 million. The proceeds of the bond sale were put in trust to reimburse Avalon for the costs it incurred for improvements to its facility. Avalon is required to repay the trust $1.2 million annually, on the first day of April, for these borrowings. The borrowing bears interest at a variable rate and matures on April 8, 2013. The weighted-average interest rate during 2007, 2006 and 2005 was 5.32%, 5.18% and 3.48%, respectively. The weighted-average interest rate during the nine months ended September 30, 2008 and 2007 was 3.02% and 5.42% respectively.

In connection with the development bond financing, Avalon entered into an agreement with M&T Bank to issue the trustee an irrevocable letter of credit to provide payment of the principal and interest of the bonds. The amount of the letter of credit changes annually, as principal payments are made. As of December 31, 2007 and 2006, the letter of credit amount was $7.3 million (consisting of $7.2 million of principal and $118,000 in interest) and $8.5 million (consisting of $8.4 million of principal and $138,000 in interest), respectively. The letter of credit expires the earlier of April 8, 2013, or the date the bonds have been paid in full. In consideration of the letter of credit, Avalon has granted M&T Bank a security interest in certain facility improvements, equipment and cash collateral held as restricted cash.

On October 30, 2008 Avalon paid off all amounts due M&T Bank under the letter of credit and as a result, Avalon has no further obligations under the letter of credit or its financing arrangement with MIDFA. See “— Recent Developments” above.

In June 2002, Avalon entered into an equipment line of credit with General Electric Capital Corporation (“GE Capital”) that provided for borrowings of up to $5.0 million. In 2003, the line of credit was increased to allow for an additional $2.0 million in borrowings. During 2002 and 2003 a total of $5.6 million was borrowed by Avalon under the equipment line of credit. No draws have been made since 2003 and the availability of the line of credit has lapsed. Each draw has been treated as a separate promissory note bearing interest between 7.09% and 8.68% over 36- to 48-month terms. The line of credit is secured by the applicable equipment, fixtures, and personal property financed by the line of credit. In connection with draws under the line of credit, the lender received warrants to purchase a total of 39,306 shares of Avalon’s Series B preferred stock at an exercise price of $3.53, which subsequently automatically converted into warrants to purchase 8,666 shares of common stock at an exercise price of $28.24 per share in connection with the closing of Avalon’s initial public offering. At December 31, 2007 and September 30, 2008, roughly $11,000 and $0, respectively, in borrowings remained outstanding under this line of credit.

Off-Balance Sheet Arrangements

Avalon does not have any off-balance sheet arrangements, including structured finance, special purpose or variable interest entities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF AVALON

The following table indicates beneficial ownership of Avalon common stock as of December 4, 2008:

•	by each person or entity known by Avalon to be the beneficial owners of more than 5% of the outstanding shares of Avalon common stock;

•	by each of Avalon’s named executive officers (as defined under Item 402 of Regulation S-K promulgated under the Securities Act) and directors; and

•	by all of Avalon’s executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Avalon Pharmaceuticals, Inc., 20358 Seneca Meadows Parkway, Germantown, Maryland 20876. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Avalon common stock subject to options or warrants exercisable within 60 days from the date of this table are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of others. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power with respect to all shares of Avalon common stock listed as owned by that person or entity. Percentage of beneficial ownership is based on 20,428,475 shares of Avalon common stock issued and outstanding as of December 4, 2008.

	Number of Shares
	Beneficially Owned
	as of	Percentage of Shares
Name	December 4, 2008	Beneficially Owned

Kenneth C. Carter, Ph.D.(1)	628,876	*
Gary Lessing(2)	273,523	*
David K. Bol, Ph.D.(3)	94,570	*
David D. Muth(4)	80,000	*
Bradley G. Lorimier(5)	53,141	*
Philip Frost, Ph.D., M.D.(6)	5,624	*
David S. Kabakoff, Ph.D.(7)	15,444	*
Michael R. Kurman, M.D.(8)	22,944	*
William H. Washecka(9)	15,444	*
Clinical Data, Inc.(10)	4,238,063	20.7%
Ironwood Investment Management, LLC(11)	1,694,226	8.3%
Entities affiliated with Biotechnology Value Fund, L.P.(12)	1,631,028	8.0%
Merlin BioMed Group, LLC(13)	1,059,846	5.2%
All directors and officers as a group (9 persons)(14)	1,189,566	5.5%

*	Less than one percent.

(1)	Includes 601,251 shares of common stock underlying options currently exercisable or exercisable within 60 days of December 4, 2008 and 3,750 shares of common stock held in trust for the benefit of Dr. Carter’s minor child for which Dr. Carter disclaims beneficial ownership.

(2)	Consists of 273,523 shares of common stock underlying options currently exercisable or exercisable within 60 days of December 4, 2008. Mr. Lessing resigned from Avalon on July 2, 2007

(3)	Consists of 94,570 shares of common stock underlying options currently exercisable or exercisable within 60 days of December 4, 2008. Dr. Bol’s employment with Avalon was terminated on October 15, 2008 in connection with a reduction in force.

(4)	Consists of 80,000 shares of common stock underlying options currently exercisable or exercisable within 60 days of December 4, 2008. Mr. Muth resigned from Avalon on February 20, 2008.

(5)	Includes 44,261 shares of common stock underlying options currently exercisable or exercisable within 60 days of December 4, 2008.

(6)	Consists of 5,624 shares of common stock underlying options currently exercisable or exercisable within 60 days of December 4, 2008.

(7)	Consists of 15,444 shares of common stock underlying options currently exercisable or exercisable within 60 days of December 4, 2008.

(8)	Consists of 22,944 shares of common stock underlying options currently exercisable or exercisable within 60 days of December 4, 2008.

(9)	Consists of 15,444 shares of common stock underlying options currently exercisable or exercisable within 60 days of December 4, 2008.

(10)	Based solely on a Schedule 13D filed by Clinical Data, Inc. on November 5, 2008. Includes 847,516 shares of Avalon common stock that are subject to separate voting agreements, each dated as of October 27, 2008, by and among Clinical Data, Inc. and each of J. Michael Hamilton, Stephen K. Horrigan, Kenneth C. Carter, David S. Kabakoff, Bradley G. Lorimier, Philip Frost, C. Eric Winzer, Michael R. Kurman, and William Washecka. The address for Clinical Data, Inc. is One Gateway Center, Suite 702, Newton, Massachusetts 02458.

(11)	Based solely on a periodic report on Form 13F filed by Ironwood Investment Management, LLC with respect to the period ended September 30, 2008. Consists of 1,694,226 shares of common stock held by Ironwood Investment Management, LLC. Ironwood Investment Management, LLC possesses sole power to vote and direct the disposition of all securities of Avalon. The address for Ironwood Investment Management, LLC is 21 Custom House Street, Suite 240, Boston, MA 02110.

(12)	Based solely on a periodic report on Form 13F filed by BVF Inc. for the period ended September 30, 2008 and an amendment to Schedule 13G filed by Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., BVF Investments, L.L.C., Investment 10, L.L.C., BVF Partners L.P. and BVF Inc. on February 8, 2008. BVF Partners L.P. and BVF, Inc. share voting and investment power over shares of the common stock beneficially owned by Biotechnology Value Fund, LP, Biotechnology Value Fund II, LP, BVF Investments, LLC and Investment 10, LLC, on whose behalf BVF Partners L.P. acts as an investment manager and, accordingly, BVF Partners L.P. and BVF, Inc. have beneficial ownership of all the shares of the common stock and warrants for common stock owned by such parties. The address for entities affiliated with Biotechnology Value Fund, L.P. is One Sansome Street, 39th Floor, San Francisco, CA 94104.

(13)	Based solely on a Schedule 13G filed by Merlin BioMed Group, L.L.C. and Dominique Sémon on March 11, 2008. Consists of 1,059,846 shares of common stock held by Merlin BioMed Private Equity Advisors, LLC. Merlin BioMed Private Equity Advisors, LLC and Dominique Sémon share voting and investment power with respect to all shares of Avalon common stock held by Merlin BioMed Private Equity Advisors, LLC. The address for Merlin BioMed Private Equity Advisors, LLC is 230 Park Avenue, Suite 928, New York, New York 10169.

(14)	Includes an aggregate of 1,153,061 shares issuable upon exercise of options exercisable within 60 days of December 4, 2008.

THE SPECIAL MEETING OF AVALON STOCKHOLDERS

This section contains information for Avalon stockholders about the special meeting that Avalon has called to allow its stockholders to consider and approve the proposal to adopt the merger agreement. Avalon is mailing this document to its stockholders on or about [          ]. Together with this document, Avalon is sending a notice of the special meeting and a form of proxy that the Avalon board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Time, Date and Place

The Avalon special meeting of stockholders is scheduled to be held on [          ], at [          ], local time, at 20358 Seneca Meadows Parkway, Germantown, Maryland 20876.

Matters to be Considered:

At the Avalon special meeting, Avalon stockholders will be asked:

•	to consider and vote upon a proposal to approve the merger agreement; and

•	to consider and vote upon a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement.

No other business will be conducted at the special meeting.

Record Date; Shares Entitled to Vote; Quorum

The close of business on [          ], has been fixed by the Avalon board of directors as the record date for the determination of holders of Avalon common stock entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the meeting. At the close of business on the record date, there were [          ] shares of Avalon common stock outstanding and entitled to vote held by [          ] holders of record. Each share of Avalon common stock entitles the holder to one vote at the special meeting on all matters properly presented at the meeting.

The holders of a majority of the issued and outstanding shares of Avalon common stock entitled to vote at the meeting must be represented in person or by proxy at the special meeting for the special meeting to be held. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner, known as a “broker non-vote.”

Vote Required

The affirmative vote of the holders of a majority of all outstanding shares of Avalon common stock is necessary to adopt the merger agreement. The failure to vote, either by proxy or in person, will have the same effect as a vote against the proposal to adopt the merger agreement. Shares which abstain from voting as to a particular matter will not be voted in favor of such matters.

The affirmative vote of a majority of the shares present in person or by proxy at the special meeting and voting on the matter is required to approve the proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement. The failure to vote, either by proxy or in person, will have no effect on the proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Broker non-votes will have the same effect as a vote against adoption of the merger agreement and will have no effect on the proposal for possible adjournment of the special meeting.

Shares Beneficially Owned by Management and Clinical Data on the Record Date

As of the record date, the directors and executive officers of Avalon owned approximately [     ]% of the outstanding shares of Avalon common stock entitled to vote at the special meeting. All of the members of the Avalon board of directors have entered into voting agreements pursuant to which they have agreed to vote the shares of Avalon common stock they own, or have the power to vote or direct the vote, as of the record date (if any) in favor of the proposal to adopt the merger agreement.

As of the close of business on the record date for the special meeting, Clinical Data held [          ] shares of Avalon common stock, representing [     ]% of the total voting power of holders of Avalon common stock entitled to vote at the special meeting. Clinical Data has informed Avalon that it intends to vote these shares in favor of the proposal to adopt the merger agreement.

Recommendation of Avalon Board of Directors

After careful consideration, the Avalon board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and has unanimously determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable for, and in the best interests of, Avalon and its stockholders. Based on Avalon’s reasons for the merger described in this document, the Avalon board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Solicitation of Proxies

Since many Avalon stockholders are unable to attend the special meeting, Avalon’s board of directors is soliciting proxies to be voted at the special meeting to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this proxy statement/prospectus. Avalon’s board of directors is asking stockholders to designate Dr. Kenneth C. Carter (Chief Executive Officer and President) and Mr. C. Eric Winzer (Executive Vice President, Chief Financial Officer and Corporate Secretary), and/or either of them, as their proxies.

Clinical Data will pay the costs of printing and mailing this proxy statement/prospectus to Avalon’s stockholders, and Avalon will pay all other costs incurred by it in connection with the solicitation of proxies from its stockholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and regular employees of Avalon and its subsidiaries may solicit proxies from stockholders in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.

Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Avalon will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Avalon has retained Georgeson Inc., a professional proxy solicitation firm, to assist it in the solicitation of proxies. The fee payable to such firm in connection with the proxy solicitation is $6,000 plus reimbursement for reasonable out-of-pocket expenses.

Revocation of Proxies

Any Avalon stockholder of record executing a proxy may revoke it at any time before it is voted by:

•	delivering prior to the special meeting a written notice of revocation addressed to the Corporate Secretary, Avalon Pharmaceuticals, Inc., 20358 Seneca Meadows Parkway, Germantown, Maryland 20876;

•	submitting prior to the special meeting a properly executed new proxy with a later date; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not, by itself, constitute revocation of a proxy. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker in order to change or revoke your vote.

Each proxy returned and not revoked will be voted in accordance with the instructions indicated thereon. If you return your proxy but no instructions are indicated, your shares will be voted in favor of the relevant proposal; provided, however, that if you vote against the proposal to adopt the merger agreement, and do not provide instruction on voting for the adjournment proposal, your shares will not be voted in favor of adjourning the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Voting in Person

To ensure the availability of adequate space for Avalon stockholders wishing to attend the special meeting, priority seating will be given to stockholders of record, beneficial owners of Avalon’s stock having evidence of such ownership, or their authorized representatives, and invited guests of management. In addition, a stockholder may bring one guest. In order that seating may be equitably allocated, a stockholder wishing to bring more than one guest must write to the Corporate Secretary of Avalon in advance of the meeting and receive written concurrence. Those unable to attend may request a copy of the report of the proceedings of the meeting from the Corporate Secretary.

Voting By Telephone or Via the Internet

In addition to voting by proxy or in person at the special meeting, Avalon stockholders also may vote their shares:

•	by telephone, by calling toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and following the instructions; or

•	through the Internet, by visiting the website established for that purpose at www.voteproxy.com and following the on-screen instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if Avalon has not received sufficient votes to adopt the merger agreement at the special meeting of stockholders. Any adjournments may be made without notice, other than an announcement at the special meeting, by approval of the affirmative vote of holders of at least a majority of shares of Avalon common stock who are present in person or represented by proxy at the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

At any time prior to convening the special meeting, Avalon’s board of directors may postpone the special meeting for any reason without the approval of Avalon stockholders. If postponed, Avalon will provide notice of the new meeting date as required by law. Although it is not currently expected, Avalon’s board of directors may postpone the special meeting for the purpose of soliciting additional proxies if Avalon has not received sufficient proxies to constitute a quorum or sufficient votes for adoption of the merger agreement. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Householding of this Proxy Statement/Prospectus and Other Special Meeting Materials

To reduce the expenses of delivering duplicate proxy materials to Avalon stockholders, Avalon is relying upon SEC rules that permit it to deliver only one proxy statement/prospectus to multiple stockholders who share an address unless Avalon received contrary instructions from any stockholder at that address. If you share an address with another stockholder and have received only one proxy statement/prospectus, you may write or call Avalon as specified below to request a separate copy of this document and Avalon will promptly send it to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of Avalon’s proxy materials, or request that Avalon send only one set of these materials to you if you are receiving multiple copies, by contacting Avalon at: Investor Relations, Avalon Pharmaceuticals, Inc., 20358 Seneca Meadows Parkway, Germantown, Maryland 20876, or by telephoning Avalon at 301-556-9900. If your shares are held in the name of a bank, broker, or other nominee and you wish to receive separate copies of Avalon’s proxy materials, or request that they send only one set of these materials to you if you are receiving multiple copies, please contact the bank, broker or other nominee.

Appraisal Rights

Under Delaware law, Avalon stockholders are entitled to appraisal rights in connection with the merger. Failure to take any of the steps required under Delaware law on a timely basis may result in the loss of these appraisal rights, as more fully described in “The Merger-Appraisal Rights of Dissenting Avalon Stockholders” beginning on page 86 of the accompanying proxy statement/prospectus.

Questions and Additional Information

Avalon stockholders who would like additional copies, without charge, of this proxy statement/prospectus or have additional questions about the merger, including the procedures for voting their shares of Avalon common stock, should contact:

Avalon Pharmaceuticals, Inc.
20358 Seneca Meadows Parkway
Germantown, MD 20876
Attn: C. Eric Winzer
(301) 556-9900

or Avalon’s solicitation agent:

Georgeson Inc.
199 Water Street
New York, New York 10038
Toll free: (877) 388-2827

THE MERGER

General

The discussion of the merger in this proxy statement/prospectus and the description of the merger are only summaries of the material features of the proposed merger. Avalon stockholders can obtain a more complete understanding of the merger by reading the merger agreement and the form of CVR agreement, copies of which are attached to this proxy statement/prospectus as Annex A and Annex B, respectively, and are incorporated into this proxy statement/prospectus by reference. Avalon stockholders are encouraged to read the merger agreement and the other annexes to this proxy statement/prospectus in their entirety.

Background of the Merger

Avalon is a biopharmaceutical company with a drug discovery and drug validation platform, a potential drug candidate that it has advanced to clinical development and with other potential drug candidates in preclinical development. As such, Avalon does not have a marketed product providing revenues to sustain Avalon’s continuing operations. Consequently, Avalon has financed its cash needs through public and private equity offerings, debt financings and revenue derived from its strategic collaborations. In May 2007, Avalon completed a private placement of common stock and warrants, raising net proceeds of $18.7 million, with the expectation that the company would need to raise additional cash in order to advance the development of its clinical and preclinical therapeutic candidates.

During the balance of 2007 and into 2008, Avalon’s board of directors and management continued to assess Avalon’s ability to raise additional funds through public and private equity offerings and to attain revenue in the near term from milestone payments under Avalon’s strategic collaborations. On January 21, 2008, Avalon engaged Piper Jaffray & Co. (“Piper Jaffray”) as financial adviser in connection with a contemplated registered direct offering of Avalon’s equity securities. However, efforts by Piper Jaffray on behalf of Avalon to pursue a registered direct offering were suspended, and then ultimately abandoned, as a result of concerns at the time by Avalon’s management relating to a potential defect in the claims of the patent that covers AVN944 and for which Avalon had in-licensed patent rights, which concerns were not ultimately resolved until May 2008.

By May 2008, Avalon’s stock price had experienced a decline in price of over fifty percent from its price as of the company’s last equity financing in May 2007. It was the assessment of Avalon’s management that the decline in Avalon’s stock price was driven in substantial part by macroeconomic conditions causing significant reductions in the liquidity of institutions that historically had invested in biotechnology companies with potential drug candidates in similar stages of development as Avalon’s drug candidates and with similar market capitalizations, as well as by Avalon’s deteriorating cash position. As a result, Avalon’s management and board of directors believed that the company would need to aggressively pursue all potentially available sources of cash infusion, including the partnering of one or more of the company’s programs in the near term.

On May 15, 2008, Avalon’s board of directors engaged Piper Jaffray as Avalon’s financial adviser to pursue a possible financing, including through a private placement of Avalon’s securities, and in connection with securing a partnership related to the further development and commercialization of Avalon’s lead program, AVN944.

For the next several months, Piper Jaffray, together with Avalon’s management, pursued alternative sources of funding for the company from various potential investors. Piper Jaffray also engaged in a number of partnering discussions with various oncology-focused pharmaceutical and biopharmaceutical companies with respect to AVN944. In addition, Avalon’s management began to inquire from various pharmaceutical companies about partnering Avalon’s other programs, including its beta-catenin inhibitor program. However, during this same period, broader financial markets became significantly more volatile and interest in financing small, illiquid biotechnology stocks with an investment profile similar to Avalon’s declined dramatically. In addition, some potential investors expressed unwillingness to proceed with a financing until Avalon was able to obtain a significant indication of interest from a strategic partner with respect to one or more of the company’s development programs. With respect to partnering AVN944, there was limited interest due to its early stage of development and limited clinical efficacy data as compared to other small-molecule oncology drug candidates in development. Moreover, in declining to enter into a partnering arrangement for AVN944, several of the pharmaceutical and biopharmaceutical companies contacted by Piper Jaffray stated that they believed Avalon’s license rights to AVN944 were too limited in that they only pertained to the field of oncology.

By late June 2008, Avalon’s management had become increasingly concerned with the lack of progress in Avalon’s capital raising and partnering efforts. In the view of Avalon’s management, Avalon would likely need to curtail a significant portion of its operations if a new financing or partnering arrangement was not achieved in the coming weeks. Based on these concerns, Dr. Kenneth Carter, Avalon’s Chief Executive Officer, contacted a select group of companies regarding their interest in the acquisition of Avalon. Representatives of two of these companies engaged in preliminary due diligence of Avalon, but ultimately each declined to pursue acquisition discussions further with Dr. Carter.

At its July 23, 2008 regularly scheduled in-person board meeting, Avalon’s board of directors discussed with management the company’s efforts to date to obtain additional funding and to partner the company’s AVN944 and beta-catenin inhibitor programs. During the meeting, the board of directors and management agreed that if the company were not successful in raising additional financing within a very short period of time, the company would likely need to substantially reduce its workforce in order to continue its operations beyond year-end 2008.

Following the July 23rd board meeting, Piper Jaffray and Avalon’s management continued their efforts to obtain additional funding for the company through either a private placement of the company’s securities or a partnering arrangement with respect to one or more of the company’s programs. However, these efforts continued to be unsuccessful.

At a special telephonic meeting of Avalon’s board of directors held on August 6, 2008, after receiving the recommendation of Avalon’s management, the board of directors approved a plan to reduce the company’s workforce by 19 employees, or approximately one-third of its regular full-time staff, effective as of August 13, 2008. The reduction in workforce was intended to conserve the company’s cash resources while the company focused its operations on its existing collaborations and on the pre-clinical and clinical development of its beta-catenin inhibitor program. As part of the reduction in workforce, the board of directors determined to curtail Avalon’s other development programs, including the clinical development of AVN944. The board of directors and management further determined that given the precipitous decline in the company’s stock price over the last several months and the perceived reluctance of potential investors to provide additional financing to the company without the company first obtaining a significant indication of interest from a strategic partner with respect to one or more of the company’s development programs, management’s first priority should be to advance discussions as far as possible with one or more pharmaceutical companies regarding the partnering of one or more of the company’s development programs.

Following Avalon’s announcement of its reduction in force, Dr. Carter received a preliminary indication of interest from a small public biotechnology company (“Company A”) relating to a business combination with Avalon. Dr. Carter and representatives of Company A then commenced preliminary discussions regarding the combination of Avalon and Company A. As part of those discussions, Dr. Carter informed Company A that Avalon was in the process of attempting to partner Avalon’s beta-catenin inhibitor program and believed that progress was being made in that regard.

At a special telephonic meeting of Avalon’s board of directors held on August 22, 2008, Avalon’s management updated the board on the company’s on-going efforts to partner its beta-catenin inhibitor and AVN944 programs. Based on prior discussions with a large pharmaceutical company (“Company B”), it was management’s view that a term sheet for the partnering of Avalon’s beta-catenin project would likely be forthcoming in the next few weeks. In addition, the board of directors discussed the preliminary indication of interest Avalon had received from Company A relating to a combination with Avalon.

Following the August 22nd board meeting and for the next several weeks, Avalon’s management continued their discussions with Company A regarding a combination of the two companies and with

Company B regarding the partnering of Avalon’s beta-catenin program. In addition, during this period Dr. Carter received a preliminary indication of interest from a second small public biotechnology company (“Company C”) relating to a business combination with Avalon and also received a preliminary inquiry from an institutional investor in Avalon (“Company D”) regarding a potential convertible debt financing and recapitalization of the company. During this period, Avalon’s management engaged in numerous discussions with each of Companies A, B, C and D related to a potential business combination, partnering arrangement or recapitalization of the company and apprised Avalon’s board of directors of the status of these discussions on an on-going basis. Also during this approximate period, Dr. Carter held preliminary conversations with a third public biotechnology company regarding a possible merger with Avalon, after which discussions, the company determined not to pursue a merger with Avalon.

In response to these third-party inquiries and the desire by Avalon’s board of directors and management to explore all available strategic alternatives for the company, on September 10, 2008 the board of directors expanded Piper Jaffray’s engagement as financial adviser to include pursuing additional strategic options for Avalon, including the partnering of Avalon’s beta-catenin inhibitor program and the sale of the company. In response to its expanded engagement, Piper Jaffray immediately commenced re-contacting its target list of oncology-focused pharmaceutical and biopharmaceutical companies, with a special focus on those companies that had already indicated a preliminary interest in partnering Avalon’s beta-catenin inhibitor program to Avalon management. Initially, Piper Jaffray’s effort focused on both attempting to partner Avalon’s beta-catenin inhibitor program and on attempting to find an acquirer for the full company. However, during the course of this process, Piper Jaffray encountered very little interest from those parties it contacted in purchasing the company outright. As a result, Piper Jaffray recommended to Avalon’s management, which recommendation Avalon’s management adopted, that Piper Jaffray focus on conducting an auction process with regard to partnering Avalon’s beta-catenin inhibitor program. On September 11, 2008, Piper Jaffray commenced an auction process with regard to partnering Avalon’s beta-catenin inhibitor program. Piper Jaffray informed participants that Avalon had a specific deadline of September 19, 2008, for written, non-binding proposals for partnering its beta-catenin inhibitor program. Although several auction participants indicated preliminary interest in Avalon’s beta-catenin inhibitor program due to its novel ability to inhibit the beta-catenin pathway, further interest by these participants was significantly diminished due to the program’s early preclinical stage of development.

On September 19, 2008, Piper Jaffray received a written offer letter from Company B proposing a collaboration focused on Avalon’s beta-catenin inhibitor program. Company B’s offer letter was promptly conveyed to Avalon’s management and board of directors. The offer letter proposed a collaboration between Avalon and Company B that would involve an upfront payment, an equity investment, future clinical, regulatory and sales-based milestone payments plus royalties on all sales of the compounds developed under the partnership.

Also on September 19, 2008, Avalon received a written offer letter from Company C to combine Company C and Avalon in a stock-for-stock merger. The offer letter stated that Company C’s offer would expire on September 24, 2008, if Avalon did not advise Company C of its interest to enter into negotiations with Company C on or before that date. Company C’s offer letter was promptly conveyed to Avalon’s board of directors.

On September 22, 2008, Piper Jaffray received a written offer letter from Company A, which was promptly conveyed to Avalon’s management and board of directors. The offer letter proposed a stock-for-stock merger between the two companies under which Avalon’s stockholders would receive no premium for their shares above Avalon’s current stock price. The offer letter specified that the proposed merger was conditioned upon Avalon entering into a term sheet with a large pharmaceutical company for its beta-catenin inhibitor program and the receipt by Avalon of certain milestone payments under Avalon’s existing collaborations, among other requirements.

On September 22, 2008, Avalon’s board of directors held a special meeting to consider the offers received from Company A and Company C with respect to a combination of one of the two companies with Avalon and to consider Company B’s offer proposing a collaboration focused on Avalon’s beta-catenin inhibitor program. During the meeting, representatives of Piper Jaffray noted that the offers from Company A and Company C offered no premium to Avalon’s current stock price and that the two companies could potentially have difficulties financing Avalon’s programs on a continuing basis. In addition, Avalon’s board of directors discussed with Piper Jaffray and Avalon’s management the status of discussions with Company D regarding a potential convertible debt financing and recapitalization of Avalon.

On September 24, 2008, Company C withdrew its offer to combine with Avalon.

On September 24, 2008, Avalon received a letter from The Nasdaq Stock Market, LLC notifying Avalon of its failure to comply with its minimum bid price requirement for continued listing on the Nasdaq Global Market because the bid price for Avalon’s common stock over the last 30 consecutive business days had closed below the minimum requirement of $1.00 per share.

On September 27, 2008, Avalon’s board of directors met again to review with Avalon’s management and Piper Jaffray the status of discussions with Companies A, B and D. With respect to Company C, it was the assessment of Dr. Carter that Company C would be willing to reengage in discussions with Avalon regarding a potential business combination and that due diligence between the two companies should proceed if Company C were willing to reengage in discussions with Avalon. Following the September 27th board meeting, Dr. Carter and Bradley G. Lorimier, the Chairman of Avalon’s board of directors, continued to have periodic discussions with representatives of Company C regarding a potential business combination of the two companies, until mid-October 2008, when representatives of Company C informed Dr. Carter that they were no longer interested in pursuing a business combination with Avalon.

On September 29, 2009, Avalon issued a press release stating that it was not in compliance with the minimum bid price requirement for continued listing on the Nasdaq Global Market and that if Avalon were not able to demonstrate compliance in the time frame required by The Nasdaq Stock Market, LLC, Avalon’s common stock would be subject to delisting from the Nasdaq Global Market.

On September 29, 2008, Company D withdrew its indication of interest regarding a convertible debt financing and recapitalization of Avalon based on current market conditions and concerns over Avalon’s deteriorating cash position.

At a special telephonic meeting of Avalon’s board of directors held on October 3, 2008, Avalon’s management and Piper Jaffray described to the board their assessment of Company A’s and Company C’s offers to combine their companies with Avalon and of the progress to date with Company B in attempting to partner Avalon’s beta-catenin inhibitor program. The board of directors instructed management and Piper Jaffray to continue their efforts to develop a partnering arrangement with Company B and to advance discussions with Company A regarding a business combination. The board also instructed management and Piper Jaffray to continue to pursue discussions with Company C notwithstanding Company C’s rescission of its prior offer. In addition, the board of directors instructed Piper Jaffray to continue to solicit any other potential acquirers for Avalon.

Following the October 3, 2008 meeting, Piper Jaffray re-contacted several large pharmaceutical companies and other parties that Piper Jaffray reasonably considered might have an interest in acquiring the company or partnering one or more of the company’s development programs.

On October 7, 2008, Piper Jaffray received an amended written offer letter from Company A. The amended offer letter contained the prospect of Avalon’s stockholders receiving additional consideration in the form of additional shares of Company A stock based upon the achievement of certain milestones under certain of Avalon’s existing collaboration agreements, but continued to offer no premium to Avalon’s stockholders for their shares above Avalon’s current stock price and continued to be conditioned upon Avalon entering into a term sheet with a large pharmaceutical company for its beta-catenin inhibitor program and the receipt by Avalon of certain milestone payments under Avalon’s existing collaborations, among other requirements.

On October 8, 2008, Company B amended its proposal to partner Avalon’s beta-catenin inhibitor program to increase the future value of the regulatory and clinical milestones and royalty rate payable by Company B to Avalon under the partnership.

From October 7, 2008 through October 17, 2008, representatives of Avalon’s management and Piper Jaffray continued discussions with Company A and Company B. However, on October 17, 2008, Company B informed Avalon’s management that after further internal consideration it was no longer interested in a partnering arrangement with Avalon so long as Avalon’s continued ability to maintain on-going operations was in doubt. In follow up conversations between Company B and Piper Jaffray, Company B informed Piper Jaffray that it also was not interested in acquiring Avalon. That same day and throughout the next several days, Piper Jaffray contacted a number of additional potential acquirers and pharmaceutical companies regarding the acquisition of the company or a partnering arrangement. In addition, on October 16-17, 2008, representatives of Piper Jaffray contacted representatives of Clinical Data and Clinical Data’s largest stockholder, Third Security, LLC, to inquire whether Clinical Data had an interest in acquiring Avalon. On October 17, 2008, representatives of Clinical Data informed Piper Jaffray that they would be interested in signing a confidentiality agreement with Avalon and conducting preliminary due diligence on Avalon.

At a special telephonic meeting of Avalon’s board of directors held on October 18, 2008, Dr. Carter updated the board of directors regarding the termination of discussions with Company B regarding a partnering arrangement and of Company B’s unwillingness to pursue an acquisition of Avalon. The board of directors also inquired of Dr. Carter whether he believed Company A would still have an interest in combining with Avalon once informed of the significant setback in Avalon’s efforts to partner its beta-catenin inhibitor program. Dr. Carter informed the board that he thought Company A’s interest in a combination of the two companies would be significantly diminished upon learning this information. The board next inquired from Dr. Carter whether he believed a financing could be consummated in the current market environment. Dr. Carter informed the board that in his discussions with Piper Jaffray, Piper Jaffray had indicated to him that a financing was extremely unlikely given the potential partnering arrangement with Company B was no longer under consideration. The board of directors then discussed with management the company’s current cash resources and expressed its view to management that, based on the company’s current cash reserves, the company would likely need to curtail substantially all operations by month end or soon thereafter if an acquirer was not found for the company or an alternative partnering arrangement was not forthcoming with another pharmaceutical company.

On October 20, 2008, representatives of Clinical Data, including Andrew J. Fromkin, President and Chief Executive Officer of Clinical Data, and representatives of Avalon, including Dr. Carter, held an extended telephonic due diligence session during which time representatives of Clinical Data inquired as to various aspects of Avalon’s business and development programs.

On October 21, 2008, Dr. Carter informed Company A that the company continued to be interested in exploring a business combination but that Avalon had experienced a substantial setback in its efforts to partner its beta-catenin inhibitor program in the near term, and that consequently, any combination of the two companies could not be conditioned upon the consummation of such a partnering transaction.

On October 21, 2008, Mr. Caesar Belbel, Executive Vice President and Chief Legal Officer of Clinical Data, sent an email to Dr. Carter, containing Clinical Data’s offer to enter into a three-part, integrated transaction leading to the acquisition of Avalon by Clinical Data. The Clinical Data offer proposed 1) immediately consummating a private placement for the purchase of 19.9% of Avalon’s then-outstanding common stock at a 15% discount to the closing price of Avalon’s common stock on the day of the transaction, coupled with the issuance of warrants to Clinical Data for the purchase of additional shares of Avalon common stock equal to up to 50% of the number of shares of common stock to be purchased by Clinical Data in the private placement (with the exercise price of the warrants equal to the closing price of Avalon’s common stock on the day of the transaction and the exercisability of the warrants delayed for six months after the date of purchase); 2) the grant to Clinical Data of an exclusive license to AvalonRx®, Avalon’s proprietary drug discovery platform, in exchange for a one-time upfront fee of $500,000; and 3) the acquisition by Clinical Data of Avalon for Clinical Data common stock in a stock-for-stock merger based upon a fixed exchanged ratio of Clinical Data common stock to Avalon common stock in which Clinical Data would acquire Avalon for $10 million in Clinical Data common stock. The email from Mr. Belbel to Dr. Carter also contained draft definitive agreements with respect to the proposed private placement, licensing arrangement, and merger, including a voting agreement to be entered into by Clinical Data and members of Avalon’s board of directors and management concurrently with the execution of the merger agreement. Mr. Belbel’s email further expressed his hope and expectation that Avalon’s Board would approve the transaction at its regularly scheduled board meeting scheduled for the next day, October 22, 2008.

On October 22, 2008, a representative of Company A informed Dr. Carter that the company was withdrawing its indication of interest to combine with Avalon.

At its regularly scheduled in-person meeting on October 22, 2008, the board of directors discussed the Clinical Data offer. In attendance at the meeting were representatives of Piper Jaffray (in attendance by phone) and Hogan & Hartson LLP (“Hogan & Hartson”), Avalon’s outside legal counsel. Dr. Carter first informed the board of directors of the decision by Company A not to pursue further discussions with Avalon regarding a business combination of the two companies. Messrs. Fromkin and Belbel of Clinical Data, together with Randal J. Kirk, the chairman of Clinical Data’s board of directors, then joined the meeting by telephone during which time they provided the Avalon board of directors with an overview of Clinical Data’s operations and drug development programs and answered questions from the board. Following the departure of Messrs. Kirk, Fromkin and Belbel from the telephonic board meeting, representatives of Piper Jaffray next presented background information to the board of directors regarding discussions between Avalon and Clinical Data and their preliminary analysis of the premium represented by Clinical Data’s proposal. As part of its presentation, Piper Jaffray noted for the board that after taking into account the dilution to Avalon’s current stockholders that would occur by virtue of the proposed private placement to Clinical Data of 19.9% of Avalon’s then-outstanding common stock, Clinical Data’s offer represented a total purchase price to Avalon’s current stockholders of approximately $7.8 million rather than $10 million, including the dilutive impact of warrants estimated under the treasury stock method. The board of directors also discussed the terms of Clinical Data’s proposal to license AvalonRx® as part of the transaction. The board expressed concern that the proposed license for AvalonRx® would not allow Avalon to continue to perform its obligations under its current collaboration agreements with third parties and to continue to develop AVN944 and Avalon’s other development programs, including Avalon’s beta-catenin program, in the event the merger was not consummated. In addition, the board discussed Avalon’s cash resources and the need for bridge financing from Clinical Data in order to finance Avalon’s continuing operations pending closure of any transaction. The board then discussed certain milestone payments that the company expected to receive in the near term under its existing collaborations and to what extent Clinical Data should be obligated to pay additional consideration to Avalon’s stockholders upon the achievement of those milestone payments. The board then discussed with representatives of Hogan & Hartson certain technical requirements in the structuring of the private placement in order to comply with the requirements of the Nasdaq Global Market, on which Avalon’s common stock is listed for trading. Representatives of Hogan & Hartson then reviewed with the board of directors their fiduciary duties under applicable law. At the conclusion of the meeting, the board of directors authorized Avalon’s management and Piper Jaffray to continue discussions with Clinical Data and to attempt to resolve the concerns raised by the board with the Clinical Data offer.

Following the October 22nd board meeting, representatives of Piper Jaffray contacted Mr. Belbel of Clinical Data to convey the Avalon board of director’s concerns with the current terms of Clinical Data’s offer. During the course of a number of telephone conversations held that day between representatives of Piper Jaffray and Mr. Belbel, Mr. Belbel agreed orally to improve Clinical Data’s offer in response to the Avalon board of director’s concerns. In particular, Mr. Belbel conveyed to representatives of Piper Jaffray that Clinical Data would be willing 1) to raise the offer price so that Avalon’s current stockholders would receive $10 million in Clinical Data common stock pursuant to the merger (valued based on a fixed exchange ratio determined based on a trailing average of Clinical Data’s stock price as of the signing of the merger agreement) and therefore would not be diluted in the merger by the proposed private placement with Clinical Data; 2) to revise the exercise price of the warrants in the private placement to at least Avalon’s reported book value and to delay the exercisability of the warrants for six months; 3) to limit the scope of the exclusive license for AvalonRx® to address the performance by Avalon of its obligations under its collaboration agreements with third parties and to allow Avalon to continue to develop AVN944 and Avalon’s other development programs, including Avalon’s beta-catenin program, in the event the merger were not consummated; 4) to increase the license fee for AvalonRx® to $1,000,000; 5) to provide for a potential earnout to

Avalon’s stockholders of up to $2.5 million in additional Clinical Data common stock (valued based on a fixed exchange ratio determined based on a trailing average of Clinical Data’s stock price as of the signing of the merger agreement); and 6) to provide Avalon with a short-term loan of $3 million secured by Avalon’s intellectual property in order to allow Avalon to continue operations through the closing of the merger.

Following the October 22nd board meeting, Dr. Carter telephoned representatives of Company D and representatives of several other of Avalon’s institutional investors to inquire whether they had any further interest in providing financing to Avalon. Company D reiterated that it was no longer interested in an investment in Avalon, and of the other institutional investors, only one subsequently responded to Dr. Carter’s inquiry.

On October 23, 2008, Avalon’s board of directors held a special telephonic meeting to discuss the terms of Clinical Data’s revised offer. Following a discussion of the revised offer, the board of directors authorized Dr. Carter and Piper Jaffray to communicate the board’s preliminary approval of the proposed transaction terms, subject to satisfactory completion of the definitive transaction documents and consideration by the board of directors of the final terms of the transaction at a subsequent meeting of the board. The board then determined to convene another special telephonic meeting of the board of directors on October 27, 2008 to consider the final terms of Clinical Data’s offer at that meeting.

Between October 23, 2008 and October 27, 2008, representatives of Clinical Data and its outside legal counsel conducted additional due diligence on Avalon. During this same period, representatives of Avalon’s management, Piper Jaffray and Avalon’s legal counsel worked to prepare, negotiate and finalize the definitive agreements contemplated by Clinical Data’s revised offer. During this time, Clinical Data and its representatives also discussed and negotiated certain employment arrangements between Clinical Data and Avalon’s executive officers, to become effective upon the consummation of the merger. Further, during this period, the parties and their advisors participated in a number of conference calls in which the outstanding material issues in the merger agreement and related documents were discussed, including, among others, issues related to the company’s representations and warranties, conditions to closing, the termination provisions and the related break-up fee provisions. In addition, certain business points were discussed, such as the conduct of Avalon’s business pending the closing of the acquisition and the repayment of the outstanding balance of Avalon’s existing senior secured indebtedness as part of the proposed transaction.

On October 26, 2008, copies of the merger agreement, loan agreements, license agreement and private placement agreements and related documentation that had been negotiated with Clinical Data, along with a summary of these agreements and other materials, were distributed by Avalon’s management to Avalon’s board of directors. Also on October 26, 2008, representatives of Avalon’s management, Piper Jaffray and Hogan & Hartson, together with Mr. Lorimier, held a telephone due diligence session with representatives of Clinical Data regarding various aspects of Clinical Data’s business and development programs.

On the morning of October 27, 2008, Dr. Carter received a telephone call from one of the institutional investors he had contacted on October 22, 2008 indicating the investor’s interest in trying to put together an investor group willing to recapitalize the company with an additional cash infusion of between $5 million to $10 million.

During the course of the day and evening of October 27, 2008, Clinical Data presented to Dr. Carter and Avalon’s other executive officers employment letters with Clinical Data to be executed by Dr. Carter and Avalon’s other executive officers as a condition to Clinical Data’s willingness to enter into the merger agreement and other related transactions.

Later in the evening of October 27, 2008, Avalon’s board of directors convened a special telephonic meeting to consider the final terms of Clinical Data’s revised offer. Dr. Carter first informed the board of his conversation that morning with the Avalon investor and the investor’s interest in a possible recapitalization of the company. Avalon’s board of directors and management discussed the feasibility of completing such a transaction in the current market environment, whether such a transaction would provide any additional value to the company’s stockholders, and the company’s continuing need for substantial and continued long range financing, which such a transaction would not provide. In the board’s opinion, such a transaction would effectively constitute a sale of the company without any consideration going to Avalon’s stockholders. In addition, the board believed that delaying final consideration of the Clinical Data revised offer to further inquire into the investor’s intentions would very likely jeopardize Clinical Data’s willingness to maintain its offer. Consequently, the board determined to continue with the consideration of Clinical Data’s revised offer at the meeting as previously planned.

At the special meeting of the board of directors, representatives of Hogan & Hartson and Piper Jaffray described to the board at length the details of the merger agreement, including the exchange ratio proposed and the implied valuation of Avalon, and the other merger-related transactions. Representatives of Hogan & Hartson also reviewed the terms of the voting agreements to be entered into concurrently with the merger agreement and of the other transaction documents. Piper Jaffray provided an update to the negotiations with Clinical Data since the board’s last meeting and reviewed certain financial analyses of the fairness, from a financial point of view, as of that date, of the merger consideration specified in the merger agreement to Avalon’s stockholders. At this meeting, an extensive discussion was held among the directors regarding the company’s future prospects and the challenges it faced if it were to continue to operate as an independent company. During the meeting, Dr. Carter informed the board of his and Avalon’s other executive officers’ receipt of employment letters from Clinical Data and of Clinical Data’s requirement that Dr. Carter and Avalon’s other executive officers execute the employment letters with Clinical Data prior to the execution of the merger agreement by Clinical Data. Dr. Carter then described to the board the terms of the employment letters with Clinical Data, which included the waiver by Dr. Carter and Avalon’s other executive officers of certain severance rights under Dr. Carter’s and Avalon’s other executive officers’ current employment agreements with Avalon in exchange for Clinical Data providing Dr. Carter and Avalon’s executive officers with certain compensation packages and severance rights in accordance with Clinical Data’s compensation policies.

Piper Jaffray then rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors that, as of October 27, 2008 and based upon and subject to the factors, assumptions made, matters considered, procedures followed and limitations on the scope of the review undertaken by Piper Jaffray set forth in their written opinion, the merger consideration specified in the merger agreement is fair, from a financial point of view, to the holders (other than Avalon, Clinical Data, any of their wholly-owned subsidiaries or API (collectively, the “Excluded Stockholders”)) of Avalon common stock.

After further discussion, Avalon’s board of directors unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, including the private placement, licensing arrangement for AvalonRx®, and secured loan, and declared the merger, the merger agreement and the other transactions contemplated by the merger agreement, including the private placement, licensing arrangement for AvalonRx® and secured loan, advisable to, fair to, and in the best interests of, Avalon and its stockholders. The principal factors considered by Avalon’s board of directors are described in greater detail under the heading “The Merger — Avalon’s Reasons for the Merger.”

Through the evening of October 27, 2008, representatives of Avalon’s and Clinical Data’s management, and their respective legal counsel, finalized the terms of the merger agreement and related documents. On October 27, 2008, the parties executed the merger agreement and on October 28, 2008, the parties issued press releases announcing the proposed merger.

Avalon’s Reasons for the Merger

At a special meeting of Avalon’s board of directors held on October 27, 2008, Avalon’s board of directors unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, including a private placement of Avalon’s securities with Clinical Data, a license agreement with Clinical Data for AvalonRx®, and a secured loan with Clinical Data. Also at the special meeting, Avalon’s board of directors unanimously declared the merger, the merger agreement and the other transactions contemplated by the merger agreement, advisable, fair to, and in the best interests of Avalon and its stockholders. Avalon’s board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

In considering the recommendation of Avalon’s board of directors with respect to the merger agreement, you should be aware that some of Avalon’s directors and executive officers who participated in meetings of the board of directors have interests in the merger that are different from, or in addition to, the interests of Avalon’s stockholders generally. See “The Merger — Interests of Avalon’s Directors and Executive Officers in the Merger” beginning on page 81.

In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and to recommend adoption of the merger agreement to Avalon stockholders, Avalon’s board of directors consulted with the company’s senior management team, as well as the company’s outside legal and financial advisors, and considered, among other things, the process it had overseen to investigate potential business combination transactions and other strategic and financial alternatives and ultimately to negotiate the merger agreement with Clinical Data, including:

•	the substantial number of sophisticated and knowledgeable potential investors, collaboration partners and buyers contacted by Piper Jaffray and Avalon’s management at the direction of the Avalon board of directors to ascertain potential interest in either investing in, partnering with or acquiring Avalon;

•	the number of those potential investors, collaboration partners and buyers that had signed confidentiality agreements, engaged in a due diligence investigation of Avalon, and submitted preliminary indications of interest or definitive proposals regarding an investment in or strategic transaction with Avalon;

•	its review of Avalon’s business, operations and financial condition;

•	its familiarity with trends in the life sciences industry, particularly for smaller biopharmaceutical companies without a marketed product and with early stage clinical and preclinical drug candidates; and

•	its review of other financial and strategic alternatives available to Avalon, including continuing to seek to operate the company on a stand-alone basis, the feasibility of raising additional financing in the current macroeconomic environment, liquidating the company, and the benefits and risks associated with such alternatives compared to the proposed merger.

In addition to reviewing and considering the factors described above, Avalon’s board of directors considered a number of additional factors, including, among other things, the following factors which Avalon’s board of directors viewed as supporting its decision:

•	Avalon stockholders will have the opportunity to participate in the potential growth of Clinical Data after the merger and, through the contingent value rights, the potential to receive a portion of the value of certain milestone payments that may become due under certain Avalon collaboration agreements;

•	the market potential for the combined company’s drug development pipeline;

•	the historical, current and prospective financial condition, results of operations and cash flows of Clinical Data;

•	Clinical Data’s seasoned management team, greater financial resources and access to capital;

•	the shares of Clinical Data common stock issued to Avalon stockholders as merger consideration will be registered with the SEC and will be freely tradable for Avalon stockholders who are not affiliates of Clinical Data;

•	Avalon’s limited prospects to continue as an independent company;

•	the historic, current and prospective financial condition, results of operations and cash flows of Avalon, particularly the fact that due to cash limitations, Avalon has reduced, and most likely will have to cease, its research and clinical operations;

•	without the completion of a strategic transaction like the merger, Avalon will likely be forced to curtail its operations and possibly liquidate or file for bankruptcy protection;

•	based on Avalon’s efforts since the beginning of 2008 to attract capital and to pursue alternative transactions, the low probability that any alternative transaction would be available to Avalon that would provide the same or greater value to Avalon stockholders within a reasonable time frame;

•	the terms and conditions of the merger agreement, the private placement, the license agreement and the secured loan, including the merger consideration;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to the parties’ respective obligations, are reasonable;

•	the terms of the transaction, including the merger consideration, as compared to the terms that might be achieved with other similar transactions with other potential merger partners;

•	dissenters’ rights would be available to Avalon stockholders under applicable state law;

•	the likelihood that the merger will be consummated on a timely basis;

•	the fact that the merger agreement permits Avalon’s board of directors to change its recommendation of the transaction to stockholders in connection with an unsolicited superior proposal by a third party for an alternative transaction if Avalon’s board of directors determines in good faith, after taking into account the advice of Avalon’s outside legal counsel, that such change is required in order for Avalon’s board of directors to comply with its fiduciary obligations under applicable law, provided that Avalon complies with certain requirements, including payment of a $300,000 termination fee to Clinical Data and of certain other expenses of Clinical Data if the agreement is terminated by Clinical Data following change in recommendation by Avalon’s board of directors;

•	the amount of the termination fee payable by Avalon and the circumstances under which it is payable are typical for transactions of this size and type and were necessary to induce Clinical Data to enter into the merger agreement; and

•	Piper Jaffray’s opinion to Avalon’s board of directors that as of October 27, 2008, and based upon and subject to the factors, assumptions made, matters considered, procedures followed and limitations on the scope of the review undertaken by Piper Jaffray set forth in its written opinion, the merger consideration specified in the merger agreement is fair, from a financial point of view, to the holders (other than Excluded Stockholders) of Avalon common stock.

Avalon’s board of directors also considered the following potentially negative factors in reaching its decision to approve and authorize the merger agreement, the merger and the other transactions contemplated under the merger agreement:

•	restrictions in the merger agreement on solicitation prohibit Avalon from soliciting any acquisition proposal or offer for a merger or business combination with any other party, including a proposal that might be advantageous to Avalon stockholders when compared to the terms and conditions of the merger, and further generally prohibit Avalon from entering into discussions or negotiations regarding unsolicited proposals unless certain requirements are met;

•	if the merger is not completed for whatever reason, Avalon will have incurred substantial expenses, and will have to repay Clinical Data for amounts borrowed under the secured loan, which Avalon may not be able to pay, in which event Clinical Data would be entitled to pursue its remedies under the secured loan, including a possible foreclosure sale of all collateral under the loan;

•	the fact that Clinical Data has acquired an exclusive license to AvalonRx®, Avalon’s proprietary drug discovery platform, and that regardless of whether the merger is completed, Avalon will be prohibited from continuing to use AvalonRx® for drug discovery and validation except with respect to the performance of its obligations under its existing collaboration agreements and with respect to the development of Avalon’s current clinical and preclinical drug development programs, and the fact that the exclusive license of AvalonRx® to Clinical Data may deter third parties from proposing or pursuing alternative business combinations that might result in greater value to Avalon stockholders than the merger;

•	the fact that Clinical Data acquired a 16.6% (after giving effect to Clinical Data’s ownership of Avalon shares) ownership interest in Avalon as a result of the private placement and warrants to acquire additional shares of Avalon common stock, which may deter third parties from proposing or pursuing alternative business combinations that might result in greater value to Avalon stockholders than the merger;

•	the interests of Avalon’s directors and officers may be different in certain respects from the interests of Avalon stockholders, generally, as described under “The Merger — Interests of Avalon’s Directors and Executive Officers in the Merger;”

•	the restrictions on the conduct of our business prior to the consummation of the merger, which, subject to specific limitations, may delay or prevent us from taking certain actions during the time that the merger agreement remains in effect;

•	the requirement under the terms of the merger agreement that we pay Clinical Data a termination fee if we accept a superior proposal for the acquisition of Avalon, if the agreement is terminated because our board of directors changes its recommendation concerning the merger agreement, or in certain other circumstances, and that our obligation to pay the termination fee may deter third parties from proposing or pursuing alternative business combinations that might result in greater value to Avalon stockholders than the merger;

•	the risk that, while the merger is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied and, as a result, it is possible that the merger may not be completed even if approved by our stockholders; and

•	other risk factors described under the section entitled “Risk Factors.”

Avalon’s board of directors considered all of these factors as a whole and considered the factors in their totality to favor and support the decision to approve and authorize the merger agreement, the merger, and the other transactions contemplated under the merger agreement and to recommend that Avalon’s stockholders adopt the merger agreement.

In view of the variety of factors considered in connection with its evaluation of the merger, Avalon’s board of directors did not find it practicable to, and therefore did not, quantify, rank, or otherwise assign relative or specific weight or values to any of these factors. In addition, each individual director may have given different weights to different factors.

Opinion of Avalon’s Financial Advisor

The Avalon board of directors retained Piper Jaffray & Co., or Piper Jaffray, to act as its financial advisor, and if requested, to render an opinion to it as to the fairness, from a financial point of view, of the merger consideration to be paid by Clinical Data in connection with the merger. On October 27, 2008, the Avalon board of directors met to review the proposed merger. During this meeting, Piper Jaffray reviewed with the Avalon board of directors certain financial analyses, which are summarized below. Also at this meeting, Piper Jaffray delivered its oral fairness opinion to Avalon’s board of directors, which was subsequently confirmed in writing, to the effect that, as of October 27, 2008, and based upon and subject to the factors, assumptions made, matters considered, procedures followed and limitations on the scope of the review undertaken by Piper Jaffray set forth in its written opinion, the merger consideration specified in the merger agreement is fair, from a financial point of view, to the holders (other than Excluded Stockholders) of Avalon common stock.

The full text of the Piper Jaffray written opinion dated October 27, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached as Annex D to this proxy statement/prospectus and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the Piper Jaffray opinion in its entirety. The Piper Jaffray opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to the holders of Avalon common stock other than the Excluded Stockholders. The Piper Jaffray opinion was directed solely to the Avalon board of directors and was not intended to be, and does not constitute, a recommendation to any Avalon stockholder as to how any Avalon stockholder should vote or act on any matter relating to the proposed merger. The Piper Jaffray opinion does not address the transactions completed by the securities purchase agreement, the license agreement and the note purchase agreement. The opinion of Piper Jaffray was not intended to confer rights and remedies upon Clinical Data, or any stockholders or Avalon or Clinical Data or any other person.

In arriving at its opinion, Piper Jaffray, among other things, reviewed:

•	the financial terms of a draft of the merger agreement dated October 27, 2008;

•	a draft of the CVR agreement furnished to Piper Jaffray by Avalon on October 27, 2008;

•	certain publicly available financial, business and operating information relating to Avalon and Clinical Data;

•	certain internal financial, operating and other data with respect to Avalon prepared and furnished to Piper Jaffray by the management of Avalon;

•	certain internal estimates regarding, among other things, Avalon’s expected assets and liabilities at the closing of the merger, the timing and probability of receiving certain milestones payments under certain of Avalon’s collaboration agreements, and the liquidation value of certain of Avalon’s development programs, which were prepared for internal planning purposes and furnished to Piper Jaffray by the management of Avalon;

•	certain financial, market performance and other data of selected publicly held companies;

•	the financial terms, to the extent publicly available, of certain other merger transactions;

•	the reported prices and trading activity of the Avalon common stock;

•	the reported prices and trading activity of the Clinical Data common stock; and

•	other information, financial studies, analyses and investigations and other factors that Piper Jaffray deemed relevant for the purpose of rendering its opinion.

Piper Jaffray also conducted discussions with members of the senior management of Avalon concerning the financial condition, historical and current operating results, business and prospects for Avalon and Clinical Data.

The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion, which was reviewed with the Avalon board of directors at a meeting of the board held on October 27, 2008. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, this summary does not purport to be a complete description of the analyses performed by Piper Jaffray or of its presentation to the Avalon board of directors on October 27, 2008.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary, and considered as a whole, in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray or the Avalon board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 27, 2008, and is not necessarily indicative of current market conditions.

Piper Jaffray reviewed the financial terms of the proposed transaction, including the exchange ratio representing the number of shares of the common stock of Clinical Data received by stockholders of Avalon for each share of Avalon common stock held by such stockholder. This review was based on (i) 17.038 million shares of Avalon common stock outstanding at a price of $0.080 per share as of October 27, 2008, (ii) an exchange ratio of 0.0470 shares of Clinical Data common stock for each share of the Avalon common stock, (iii) the issuance of contingent value rights certificates, or CVR certificates, (one issued per each Avalon share) entitling the holder to a proportional share of one half of the value of any milestone payment received prior to June 30, 2010 under either the License and Research Collaboration Agreement between the Company and Merck & Co., Inc., dated March 5, 2007, or the Amended Pilot Study Agreement between the Company and Novartis Institute for Biomedical Research, Inc., dated September 9, 2005, payable in shares of Clinical Data’s common stock, for up to $2.5 million of value.

Avalon Analyses

Selected Market and Financial Information Concerning Avalon

Piper Jaffray reviewed selected market information concerning Avalon’s and Clinical Data’s common stock. Based on the 15-day volume weighted average price of $12.49 for the Clinical Data common stock through Monday, October 27, 2008, Piper Jaffray valued the shares of Clinical Data received by Avalon stockholders upon the closing of the merger at $0.5870 per share of Avalon common stock. Based on guidance by the management of Avalon with regard to the timing and probability of achieving certain future milestones and a discount rate of 20%, Piper Jaffray valued the present value of the CVR at $0.1109 per share of Avalon common stock, for an aggregate value for the Clinical Data offer (referred to hereinafter as the “offer”) of $0.6979 per share of Avalon common stock.

Among other things, Piper Jaffray noted that the $0.6979 per share consideration in connection with the offer and the merger represented the following premiums:

Reference Closing Price as of October 27, 2008 ($0.080)	772.4%
1-day close price previous to Reference Price ($0.099)	604.9%
5-day average close price previous to Reference Price ($0.1023)	582.2%
20-day average close price previous to Reference Price ($0.1710)	308.1%

For reference purposes only, Piper Jaffray presented a daily stock price and volume graph for the 24-month period ending October 27, 2008 and charts summarizing Avalon common stock trading activity for the 12-month period ending October 27, 2008. Piper Jaffray’s analysis concerning Avalon common stock was based on information available as of October 27, 2008.

M&A Premiums Analysis

Piper Jaffray reviewed selected merger and acquisition transactions which Piper Jaffray believed to be comparable to this transaction. Each of the 26 merger and acquisition transactions involved a biopharmaceutical company that was publicly-traded on a major exchange.

• Ligand acquisition of Pharmacopeia	• Eisai acquisition of MGI Pharma
• BTG acquisition of Protherics	• Celgene Corp acquisition of Pharmion
• Shionogi acquisition of Sciele Pharma	• Pfizer acquisition of Coley Pharmaceuticals
• Sanofi-Aventis acquisition of Acambis	• Genzyme acquisition of Bioenvision
• Roche acquisition of Arius Research	• AstraZeneca acquisition of MedImmune
• Viropharma acquisition of LEV Pharmaceuticals	• GlaxoSmithKline acquisition of Praecis Pharmaceuticals
• Eli Lilly acquisition of SGX Pharmaceuticals	• Indevus Pharmaceuticals acquisition of Valera Pharm.
• Shire Pharmaceuticals acquisition of Jerini	• Actelion acquisition of CoTherix
• Bristol-Myers Squibb acquisition of Kosan Biosciences	• Genentech acquisition of Tanox
• GlaxoSmithKline acquisition of Sirtris	• Abbott acquisition of Kos Pharmaceuticals
• Takeda acquisition of Millennium Pharmaceuticals	• Merck acquisition of Sirna Therapeutics
• Galderma Laboratories acquisition of CollaGenex	• Eli Lilly acquisition of ICOS Corporation
• Pfizer acquisition of Encysive Pharmaceuticals	• Genzyme acquisition of AnorMED

For each of the selected transactions, Piper Jaffray calculated the premium represented by the price paid for the target to the closing price per share of the target one day prior to the merger announcement date and at the 5- and 20-trading day average price prior to the merger announcement date. Piper Jaffray then applied the ranges of premiums derived from these analyses to the equity value of Avalon to determine an implied valuation for the Company of $1.4 million to $4.6 million, or $0.08 to $0.27 per share of Avalon common stock. The maximum of this implied valuation range is below the $0.6979 per share of Avalon common stock in the offer.

Public Company Enterprise Value Analysis

Piper Jaffray reviewed selected financial data for Avalon and compared this to corresponding data for selected publicly traded companies that Piper Jaffray deemed to be relevant. Piper Jaffray determined that the following public biopharmaceutical companies with an oncology focus and a lead product on hold or with negative data were relevant to an evaluation of Avalon for reference purposes:

• Adventrx	• MethylGene
• Alfacell	• NeoPharm
• Favrille	• Progen
• Introgen	• Telik

Piper Jaffray calculated the implied equity value for Avalon by determining a range of implied enterprise values of the selected public biotechnology companies, which ranged from approximately negative $42.5 million to positive $16.2 million, and then adding the estimate of the management of Avalon of cash, net of debt, at the closing of the merger. Based on this analysis, the implied price per share of Avalon common stock was negative $2.48 to positive $0.97. The $0.6979 per share of Avalon common stock in the offer was within this implied valuation range.

Wind Down Analysis

Piper Jaffray conducted an analysis of the estimated wind down value of Avalon assuming an effective date concurrent with Avalon management’s estimate of December 31, 2008 for the closing date of the merger. Piper Jaffray relied on the management of Avalon for estimates of, among other items, the expected cash balance as of the estimated effective date of the wind down, current and future obligations, and the potential liquidation value of Avalon’s technology and other assets on a base case and best case scenario. This analysis yielded a range of implied values for Avalon of between $0.95 million and $6.2 million, or $0.06 to $0.36 per share of Avalon common stock. The maximum of this implied valuation range is below the $0.6979 per share of Avalon common stock in the offer.

Book Value Analysis

Piper Jaffray conducted an analysis of the estimated total book value of equity of Avalon stock as of Avalon management’s estimate of the closing date for the merger. Piper Jaffray relied on the management of Avalon for estimates of, among other items, the balance sheet of Avalon at the estimated closing date for the merger. This analysis yielded an implied book value of equity for Avalon of $3.5 million, or $0.20 per share of Avalon common stock. This implied valuation is below the $0.6979 per share of Avalon common stock in the offer.

Miscellaneous

Although the summary set forth above does not purport to be a complete description of the analyses performed by Piper Jaffray, the material analyses performed by Piper Jaffray in rendering its opinion have been summarized above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete, misleading and/or inaccurate view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it, assign any relative weights to the factors or analyses or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. Instead Piper Jaffray made its determination as to the fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. No company or transaction used in the above analyses as a comparison is directly comparable to Avalon, Clinical Data or the proposed merger. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and target companies in the selected transactions and other factors that could affect the public trading value of the selected companies and target companies in the selected transactions.

The analyses were prepared solely for purposes of Piper Jaffray providing its opinion to the Avalon board of directors that the merger consideration set forth in the merger agreement to be paid by Clinical Data was fair, from a financial point of view, to the holders of Avalon common stock, other than the Excluded Stockholders, as of the date of the opinion. These analyses do not purport to be appraisals or to reflect the prices at which Avalon might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In performing its analyses, Piper Jaffray made numerous assumptions with respect to Avalon, Clinical Data, the proposed merger, industry performance, general business, economic, market and financial conditions and other matters. The analyses performed by Piper Jaffray are based upon forecasts by Avalon management of future results, which are not necessarily indicative of actual values or predictive of actual future results or values and may be significantly more or less favorable than suggested by these analyses. Additionally, analyses relating to the value of businesses or securities of Avalon or Clinical Data are not appraisals. These analyses are inherently subject to substantial uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Jaffray does not assume responsibility if future results are materially different from those forecasted.

Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information publicly available, furnished to it by Avalon or otherwise made available to it, and did not assume the liability or responsibility to independently verify this information. Avalon has advised Piper Jaffray that it does not publicly disclose internal financial information of the type provided to Piper Jaffray and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. Piper Jaffray also assumed, in reliance upon the assurances of the management of Avalon, that the information provided to Piper Jaffray by Avalon was prepared on a reasonable basis in accordance with industry practice and, with respect to any financial forecasts, projections and other estimates and other business outlook information, reflected the best currently available estimates and judgments of the management of Avalon as of the date of the opinion, is based on reasonable assumptions, and that there is not, and the management of Avalon, was not aware of, any information or facts that would make the information provided to Piper Jaffray incomplete, inaccurate or misleading. Piper Jaffray expresses no opinion as to any such financial forecasts, projections and other estimates and other business outlook information or the assumptions on which they are based. Piper Jaffray relied, with Avalon’s consent, on advice of the outside counsel and the independent accountants to Avalon, and on the assumptions of the management of Avalon, as to all accounting, legal, tax and financial reporting matters with respect to Avalon, Clinical Data, the merger and the merger agreement. Without limiting the generality of the foregoing, Piper Jaffray assumed that Avalon and Clinical Data were not parties to any material pending transactions, including any external financing, recapitalization, acquisition or merger, divestiture or spinoff, other than the proposed merger, and did not consider any other transactions in its analysis, including, without limitation, the transactions contemplated by the securities purchase agreement, the license agreement, the note purchase agreement, Clinical Data’s issuance on September 26, 2008 of common stock and warrants to its largest stockholder (hereinafter referred to as the “Clinical Data Financing”), or Clinical Data’s acquisition of Adenosine Therapeutics, LLC.

Piper Jaffray assumed that the executed merger agreement and CVR agreement would be in all material respects identical to the last drafts reviewed by it. Piper Jaffray assumed that the merger would be completed on the terms set forth in the draft merger agreement dated October 27, 2008 and all other related documents and instruments that are referred to therein, without amendments and with full accuracy of the representations and warranties therein, and full and timely satisfaction of all covenants, agreements and conditions without any waiver. Without limiting the foregoing, Piper Jaffray assumed that the merger will not qualify to be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, Piper Jaffray assumed that all necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not result in the disposition of any material portion of the assets of Avalon or Clinical Data, or otherwise adversely affect Avalon or Clinical Data, and will not affect the terms of the merger.

Piper Jaffray did not assume responsibility for performing, and did not perform, any appraisals or valuations of specific assets or liabilities, either fixed, contingent or other, of Avalon or Clinical Data and was not furnished with any appraisals or valuations. Piper Jaffray expresses no opinion regarding the liquidation value of any entity. Piper Jaffray did not undertake any independent analysis of any outstanding, pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Avalon, Clinical Data or any of Avalon’s or Clinical Data’s respective affiliates is a party or may be subject. At the direction of the Avalon board of directors, and with its consent, Piper Jaffray’s opinion made no assumption concerning, and therefore did not consider, the potential effects of litigation, claims, investigations, or possible assertions of claims, or the outcomes or damages arising out of any such matters.

Piper Jaffray’s opinion was necessarily based on the information available to it, the facts and circumstances as they existed and were subject to evaluation as of the date of the opinion; events occurring after the date of the opinion could materially affect the assumptions used by Piper Jaffray in preparing its opinion. Piper Jaffray expresses no opinion as to the prices at which shares of Avalon or Clinical Data common stock have traded or may trade following announcement of the merger or at any future time after the date of the opinion. Piper Jaffray has not undertaken and is not obligated to update, reaffirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

In connection with its engagement, Piper Jaffray was requested to and did solicit indications of interest from, and hold discussions with, selected third parties regarding the possible acquisition of all or part of Avalon. While Piper Jaffray rendered its opinion and provided certain analyses to the Avalon board of directors, Piper Jaffray was not requested to, and did not make, any recommendation to the Avalon board of directors as to the specific form or amount of the consideration to be received by Avalon stockholders in the proposed merger, which was determined through negotiations between Avalon and Clinical Data.

Piper Jaffray’s opinion addresses solely the fairness, from a financial point of view, to holders of Avalon common stock, other than the Excluded Stockholders, of the merger consideration to be paid by Clinical Data as set forth in the merger agreement as of October 27, 2008 and does not address any other terms of or agreement relating to the merger, the merger agreement, any related agreements or agreement ancillary thereto, the Clinical Data Financing or Clinical Data’s acquisition of Adenosine Therapeutics. Piper Jaffray was not requested to opine as to, and its opinion does not address, (A) the basic business decision to proceed with or effect the proposed merger, the transactions completed by the securities purchase agreement, the license agreement, and the note purchase agreement, (B) the merits of the proposed merger, the transactions completed by the securities purchase agreement, the license agreement, and the note purchase agreement, relative to any alternative transaction or business strategy that may be available to Avalon, (C) the structure of the merger, (D) Clinical Data’s ability to fund the merger consideration or (E) any other terms contemplated by the merger agreement or the fairness of the merger to any other class of securities, creditor or other constituency of Avalon. Furthermore, Piper Jaffray expresses no opinion with respect to the amount or nature of any compensation to any officer, director or employee of any party to the proposed transaction, or any class of such persons, relative to the consideration to be paid by Clinical Data in the proposed transaction or with respect to the fairness of any such compensation.

Piper Jaffray’s opinion was provided to the Avalon board of directors in connection with its consideration of the merger and is not intended to be and does not constitute a recommendation to any stockholder of Avalon as to how such stockholder should act or vote with respect to the merger or any other matter. As described above, Piper Jaffray’s opinion was one of many factors taken into consideration by the Avalon board of directors in making its determination to approve the merger.

Information about Piper Jaffray

Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged as a financial advisor in connection with mergers and acquisitions, underwritings and secondary distributions of securities and private placements. The Avalon board of directors selected Piper Jaffray to render its fairness opinion in connection with the proposed merger on the basis of its experience and reputation in acting as a financial advisor in connection with mergers and acquisitions. Piper Jaffray’s fairness opinion was approved for issuance by the Piper Jaffray Opinion Committee.

Piper Jaffray acted as financial advisor to Avalon in connection with the merger and will receive an estimated fee of approximately $1,000,000 from Avalon, which is contingent upon the consummation of the merger. Piper Jaffray also received a fee of $250,000 from Avalon for providing its opinion. The opinion fee was not contingent upon the consummation of the merger. Avalon has also agreed to indemnify Piper Jaffray against certain liabilities and reimburse it for certain expenses in connection with its services. These fees and expenses are customary amounts for transactions of this type.

Prior to approving the Clinical Data offer, Avalon’s board of directors engaged Piper Jaffray to assist Avalon in securing a financing or licensing arrangement for Avalon for which Piper Jaffray does not expect to receive any compensation. Piper Jaffray has, in the past, also provided financial advisory and financing services to Avalon and/or its affiliates, for which Piper Jaffray did not receive any compensation. An employee of Piper Jaffray participating in the preparation of this opinion, had previously provided services: (a) to Clinical Data as a financial advisor for the (i) acquisition of Genaissance Pharmaceuticals, Inc. and (ii) the potential acquisition of a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infective products, which was not completed, and (b) to New River Pharmaceuticals, Inc., or New River, a company founded by Randal J. Kirk, a director and the largest beneficial owner of Clinical

Data’s common stock (as described in Clinical Data’s definitive proxy statement filed on Schedule 14A with the SEC on July 29, 2008), (i) as a financial advisor for New River’s initial public offering, (ii) as an advisor to New River on a private placement transaction, which was not completed, (iii) as a co-manager relating to the issuance of a convertible security by New River and (iv) as an advisor relating to a collaboration between New River and Shire Pharmaceuticals Group plc. Piper Jaffray may continue to provide similar services, and may receive customary fees for the rendering of such services, in the future. Piper Jaffray may also, in the future, provide investment banking and financial advisory services to Avalon, Clinical Data or entities that are affiliated with Avalon or Clinical Data, for which it would expect to receive compensation.

In addition, in the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of Clinical Data for their own account or the account of their customers and, accordingly, may at any time hold a long or short position in such securities.

Clinical Data’s Reasons for the Merger

Clinical Data’s board of directors believes that Avalon’s biomarker discovery platform and oncology expertise offer a strong strategic fit for its biomarker business and knowledge of biomarker and pharmacogenetic test development. Clinical Data believes that the proposed merger will enable it to enhance its core strategy of identifying proprietary biomarkers that correlate with safety and efficacy in the development of targeted therapeutics and genetic tests used to diagnose disease and guide treatment decisions. The proposed merger is another step in Clinical Data’s goal to form a leading company focused on the development and commercialization of targeted therapeutics with high margins and proprietary tests and services serving broad markets. Furthermore, Clinical Data believes its late-stage compounds and proprietary genetic biomarkers will improve the efficacy and safety of drugs to aid in the diagnosis and management of complex clinical conditions.

In reaching its decision, Clinical Data’s board of directors, in consultation with Clinical Data’s management and its outside legal advisors, considered a variety of other material factors, including:

•	the opportunity for the combined company for drug discovery in oncology using Avalon’s proprietary AvalonRx® platform and cancer cell lines to identify biomarkers and pathways;

•	the significant intellectual property estate owned by Avalon and its commercial potential; and

•	the potential of the combined company to enhance stockholder value through operating efficiencies.

The board of directors of Clinical Data also considered a variety of risks and possible negative factors in its deliberations. In particular, the board of directors considered the following factors and risks:

•	Clinical Data may not successfully integrate Avalon’s business with its own;

•	the combined company may have difficulty managing its growth;

•	Clinical Data’s dependence upon certain key personnel; and

•	the products of the combined company require government approval to be marketed.

The above discussion concerning the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors in making its determinations. In view of the variety of factors considered in connection with the evaluation of the Avalon merger agreement, the board of directors did not quantify or otherwise attempt to assign relative weight to the specific factors they considered in reaching their determinations. In addition, individual directors may have considered various factors to have different relative importance. The board of directors considered all of the factors as a whole and considered the factors in their totality to be favorable and to support the decision to approve the Avalon merger agreement. Achieving Clinical Data’s objectives is subject to additional particular risks which are discussed in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 19 of this proxy statement/prospectus.

Interests of Avalon’s Executive Officers and Directors in the Merger

Avalon’s executive officers and directors have interests in the merger that are in addition to, and may be different from, the interests of Avalon stockholders generally. The board of directors of Avalon was aware of these different interests and considered them, among other matters, in approving the merger agreement. For purposes of the Avalon agreements and plans described below, the completion of the merger will generally constitute a change in control.

Avalon Stock Option Awards.  Employees, including executive officers, and directors of Avalon have received, from time to time, grants of stock options under Avalon’s equity incentive plans. Avalon has agreed to cancel, effective immediately prior to the effective time of the merger, any stock options granted under Avalon’s existing equity compensation plans. At the effective time of the merger, each option granted under the Avalon Amended and Restated 1999 Stock Plan and the Avalon 2005 Omnibus Long-Term Incentive Plan that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled without any payment being made in respect of those options. As of the date of this proxy statement/prospectus, Avalon’s directors and executive officers in the aggregate held [          ] unvested Avalon stock options at a weighted average exercise price of $[     ] per Avalon share. Under the terms of option award and other agreements with certain option holders, the unvested portion of certain of these options may become vested on an accelerated basis and could be exercised in connection with the merger. All of the options held by Avalon’s directors and executive officers have exercise prices above the value of the merger consideration to be received with respect to the common stock for which such option is exercisable.

Retention Agreements.  In connection with entering into the merger agreement, each of Avalon’s executive officers entered into employment letters with Clinical Data. Each of these employment letters will become effective simultaneously with the closing of the merger and will replace each executive officer’s current employment agreement with Avalon.

Kenneth Carter.  Dr. Carter’s employment letter with Clinical Data provides that he will serve in such capacity as is determined by Clinical Data prior to the closing of the merger with a base salary of $300,000 per year and an annual bonus of up to 50% of his base salary. In addition, Dr. Carter will receive, on the date of closing of the merger, a grant of 60,000 options to purchase shares of Clinical Data common stock with an exercise price equal to the fair market value of Clinical Data’s common stock on the date of closing. The options will vest in three equal annual installments. Dr. Carter’s employment letter also provides for a severance payment of twelve months of Dr. Carter’s base salary (or $300,000) plus a pro rata share of his annual bonus in the event he is terminated without cause (as defined in the employment letter) or resigns under certain circumstances as set forth in the employment letter.

J. Michael Hamilton.  Mr. Hamilton’s employment letter with Clinical Data provides that he will serve in such capacity as is determined by Clinical Data prior to the closing of the merger with a base salary of $250,000 per year and an annual bonus of up to 35% of his base salary. In addition, Mr. Hamilton will receive, on the date of closing of the merger, a grant of 30,000 options to purchase shares of Clinical Data common stock with an exercise price equal to the fair market value of Clinical Data’s common stock on the date of closing. The options will vest in three equal annual installments. Mr. Hamilton’s employment agreement also provides for a severance payment of nine months of Mr. Hamilton’s base salary (or $187,500) plus a continuation of benefits, and reimbursement for certain health insurance costs, for a period of nine months in the event he is terminated without cause (as defined in the employment letter) or resigns under certain circumstances as set forth in the employment letter.

Stephen K. Horrigan.  Mr. Horrigan’s employment letter with Clinical Data provides that he will serve as Vice President/Research/Avalon Group with a base salary of $232,050 per year and an annual bonus of up to 30% of his base salary. In addition, Mr. Horrigan will receive, on the date of closing of the merger, a grant of 30,000 options to purchase shares of Clinical Data common stock with an exercise price equal to the fair market value of Clinical Data’s common stock on the date of closing. The options will vest in three equal annual installments. Mr. Horrigan’s employment letter also provides for a severance payment of nine months of Mr. Horrigan’s base salary (or $174,037.50) plus a continuation of benefits, and reimbursement for certain health insurance costs, for a period of nine months in the event he is terminated without cause (as defined in the employment letter) or resigns under certain circumstances as set forth in the employment letter.

C. Eric Winzer.  Mr. Winzer’s employment letter with Clinical Data provides for a severance payment of twelve months of Mr. Winzer’s base salary (or $285,600) in the event he is terminated without cause (as defined in the employment letter).

Insurance and Indemnification of Avalon Officers and Directors.  After the merger, all rights to indemnification existing as of the date of the merger agreement in favor of the current or former directors or officers of Avalon as provided in Avalon’s charter documents or in any indemnification agreement between any such person and Avalon will survive the merger and continue in full force and effect for a period of six years from the date the merger is completed, but only to the extent such rights to indemnification are available under and are consistent with Delaware law. The merger agreement provides that following the completion of the merger, Clinical Data will cause the surviving entity to maintain in effect for the benefit of the current and former directors and officers of Avalon with respect to their acts and omissions as directors and officers of Avalon prior to the completion of the merger, directors and officers insurance. In lieu of Clinical Data causing the surviving entity to maintain the policies described above, Clinical Data may elect to cause the surviving entity to purchase immediately prior to the effective time of the merger a “tail” pre-paid policy on terms and conditions not materially less favorable to the surviving entity than those that Clinical Data or the surviving entity would have been required to provide following the merger. See “The Merger Agreement — Indemnification and Insurance” on page 95 of this proxy statement/prospectus.

Avalon Directors and Officers after Completion of the Merger.  Upon completion of the merger, the directors and officers of API immediately prior to the merger will become the directors and officers of the surviving corporation.

Regulatory Filings and Approvals Required to Complete the Merger

There are no federal or state regulatory requirements that must be complied with or approval that must be obtained from any federal or state regulatory agencies in connection with the merger. If any federal or state or federal or state regulatory body requests information regarding the merger, Avalon and Clinical Data will use reasonable efforts to file or otherwise submit all notices, reports or other documents required to be filed or submitted to obtain regulatory approval with respect to the merger and the other transactions contemplated by the merger agreement, and to submit promptly any additional information requested by any such regulatory body. Avalon and Clinical Data will respond as promptly as practicable to any inquiries or requests for additional information or documents from United States or foreign regulatory authorities in connection with antitrust and anti-competition matters. At the request of Clinical Data, Avalon will agree to divest, sell, dispose of, hold separate or otherwise take or commit any other action with respect to any of the businesses product lines or assets of Avalon, provided that the taking of any such action is conditioned upon consummation of the merger.

Listing of Shares of Clinical Data Common Stock Issued in the Merger on Nasdaq

Clinical Data will use reasonable efforts to authorize for listing on the Nasdaq Global Market, prior to the effective time of the merger, the shares of Clinical Data common stock issuable and those required to be reserved for issuance in connection with the merger, subject to official notice of issuance.

Delisting and Deregistration of Avalon Common Stock

If the merger is completed, Avalon common stock will be delisted from the Nasdaq Global Market and deregistered under the Exchange Act. In addition, Avalon will cease to be a reporting company under the Exchange Act.

On September 24, 2008, Avalon received a notice from The Nasdaq Stock Market, LLC, or Nasdaq, indicating that Avalon is not in compliance with the continued listing requirements of the Nasdaq Global Market under Nasdaq Marketplace Rule 4450(a)(5). Avalon received this notice because the bid price for its common stock over the previous 30 consecutive business days had closed below the minimum $1.00 per share requirement for continued listing. In accordance with Nasdaq Marketplace Rule 4450(e)(2), Avalon will be provided 180 calendar days to regain compliance with the continued listing requirements. If at any time before the end of such 180 calendar day period, the bid price of Avalon’s common stock closes at or above $1.00 for 10 consecutive business days, Nasdaq will provide notice that Avalon has achieved compliance with the listing requirement. If Avalon cannot demonstrate compliance by the end of the 180 calendar day period, the Nasdaq staff will provide written notification to Avalon that Avalon’s securities will be delisted from the Nasdaq Global Market.

On November 20, 2008, Avalon received a letter from Nasdaq notifying Avalon that based on Avalon’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended September 30, 2008, Avalon does not comply with the minimum stockholders’ equity requirement of $10 million for continued listing on the Nasdaq Global Market as set forth in Nasdaq Marketplace Rule 4450(a)(3). The Nasdaq staff is reviewing Avalon’s eligibility for continued listing on the Nasdaq Global Market and has asked Avalon to provide a specific plan to achieve and sustain compliance with all of the Nasdaq Global Market listing requirements, including a time frame for completion of the plan. Avalon is in the process of preparing a response to Nasdaq’s request for a plan.

Nasdaq rules permit Avalon to appeal a delisting determination to a Nasdaq Listings Qualifications Panel. Alternatively, Avalon may apply to transfer its securities to the Nasdaq Capital Market if it satisfies the requirements for inclusion on that market. On October 16, 2008, Nasdaq issued an immediately effective rule change suspending enforcement of the minimum bid price requirement until January 20, 2009. Avalon has until June 29, 2009 to achieve compliance with the minimum bid price requirement. The notifications received from the Nasdaq on September 24, 2008 and on November 20, 2008 have no immediate effect on the listing of Avalon’s common stock on the Nasdaq Global Market.

Sales of Shares of Clinical Data Common Stock Received in the Merger

The shares of Clinical Data common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of Clinical Data common stock issued to any person who is deemed to be an “affiliate” of Clinical Data upon completion of the merger. Persons who may be deemed to be “affiliates” of Clinical Data upon completion of the merger include individuals or entities that control, are controlled by, or are under common control with Clinical Data. “Affiliates” of Avalon may no longer be subject to resale restrictions, provided they are not deemed affiliates of the combined entity.

Persons who may be deemed to be affiliates of Clinical Data upon completion of the merger may not sell any of the shares of Clinical Data common stock received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares; or

•	any other applicable exemption under the Securities Act.

Clinical Data’s registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of Clinical Data common stock to be received in connection with the merger by persons who may be deemed to be affiliates of Clinical Data upon completion of the merger.

Material United States Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger that are expected to apply generally to Avalon stockholders upon an exchange of their Avalon stock for Clinical Data stock and the right to receive Clinical Data stock under the CVR agreement. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change and to differing interpretations, possibly with retroactive effect. Any change could alter the tax consequences to the stockholders of Avalon, as described in this summary. This summary is not binding on the Internal Revenue Service, or the IRS, and there can be no assurance that the IRS (or a court, in the event of an IRS challenge) will agree with the conclusions stated herein. No ruling has been or will be requested from the IRS in connection with the merger. The discussion below does not address the following: the tax consequences of the merger under U.S. federal non-income tax laws or under state, local, or foreign tax laws; the tax consequences of transactions effectuated before, after, or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which Avalon shares are acquired or Clinical Data shares are disposed of; the tax consequences to holders of options issued by Avalon that are assumed, replaced, exercised, or converted, as the case may be, in connection with the merger; or the tax consequences of the receipt of Clinical Data shares other than in exchange for Avalon shares. This discussion assumes that at the time of the merger no person will have control of both Avalon and Clinical Data within the meaning of Section 304(c) of the Code.

No attempt has been made to comment on all U.S. federal income tax consequences of the merger that may be relevant to particular holders of Avalon common stock that are subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	dealers, brokers and traders in securities;

•	foreign persons or entities;

•	tax-exempt entities;

•	financial institutions, regulated investment companies, real estate investment trusts or insurance companies;

•	partnerships or limited liability companies that are not treated as corporations for U.S. federal income tax purposes, subchapter S corporations and other pass-through entities and investors in such entities;

•	holders who are subject to the alternative minimum tax provisions of the Code;

•	holders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

•	holders who hold shares that constitute small business stock within the meaning of Section 1202 of the Code;

•	holders who acquired Avalon stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;

•	holders with a functional currency other than the U.S. dollar;

•	holders who hold their shares as part of an integrated investment such as a hedge or as part of a hedging, straddle or other risk reduction strategy; or

•	holders who do not hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment will be a capital asset).

Accordingly, holders of Avalon common stock are advised and expected to consult their own tax advisors regarding the U.S. federal income tax consequences of the merger in light of their personal circumstances and the consequences of the merger under U.S. federal non-income tax laws and state, local, and foreign tax laws.

In General

Generally, Avalon stockholders will recognize capital gain or loss as of the effective time of the merger. The amount of gain or loss, if any, will be equal to the difference between the Avalon stockholder’s adjusted basis in the Avalon stock and the value of the Clinical Data stock received by the Avalon stockholder at the closing plus the Contingent Value (defined below). Because Avalon stock is publicly traded, Avalon stockholders may not use the installment method to calculate gain on the disposition of Avalon shares in the merger. An Avalon stockholder’s adjusted basis in Avalon stock is generally the Avalon stockholder’s original cost for the stock. For this purpose, Avalon stockholders who acquired different classes or series of shares of

Avalon stock at different times must calculate gain or loss separately for each identifiable class or series of shares of Avalon stock surrendered pursuant to the merger. Although not free from doubt, the “Contingent Value” will be based, among other factors, on the expected value of the Clinical Data stock to be received, if any, by the Avalon stockholders under the CVR agreement, and will require an assessment of the likelihood that a payment under the CVR agreement will be made and the application of a time value of money discount factor.

Subject to various exceptions, an Avalon stockholder’s capital gain or loss will be long-term capital gain or loss if the Avalon stockholder has held the Avalon stock for more than one year as of the effective time of the merger. Capital losses are subject to limitations on deductibility.

Receipt of Clinical Data Stock Under the CVR Agreement

The U.S. federal income tax treatment of the receipt, if any, by Avalon stockholders of Clinical Data stock under the CVR agreement is uncertain. Avalon stockholders may be required to recognize imputed interest (as described in the next paragraph) and gain (or loss) at the time such Clinical Data stock is received based on the amount by which the excess of the value of such Clinical Data stock over the imputed interest amount exceeds (or is less than) the Contingent Value. Alternately, Avalon stockholders might not be required (or permitted) to recognized imputed interest income or gain or loss at the time such Clinical Data stock is received with the result that the Contingent Value will become the adjusted basis of such Clinical Data stock.

In the event that the Avalon stockholders are required to recognize a gain or loss upon the receipt of Clinical Data stock under the CVR agreement, the tax character of any gain (i.e., as capital gain or ordinary income) is uncertain. Any loss will be a capital loss. Similarly, in the event that such gain or loss is determined to be a capital gain or loss, whether such gain or loss is a short-term or a long-term gain or loss is uncertain. In the event the Avalon stockholders are required to recognize a gain or loss upon the receipt of Clinical Data stock under the CVR agreement, then a portion of the value of such Clinical Data stock will be deemed to be interest income. The imputed interest amount will equal the excess of the value of such Clinical Data stock received over its present value at the effective time of the merger, calculated using the applicable federal rate, or AFR, as the discount rate. The AFR is a rate reflecting an average of market yields on Treasury debt obligations for different ranges of maturities that is published monthly by the Internal Revenue Service. Any such amount treated as interest will be ordinary income.

Appraisal Rights

The above discussion does not apply to Avalon stockholders who properly perfect appraisal rights. Generally, an Avalon stockholder who perfects appraisal rights with respect to such stockholder’s shares of Avalon stock will recognize capital gain or loss equal to the difference between such stockholder’s tax basis in those shares and the amount of cash received in exchange for those shares.

Anticipated Accounting Treatment

In accordance with generally accepted accounting principles in the United States, Clinical Data will account for the merger under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 12 to the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus, is allocated to the net tangible and intangible assets of Avalon based on their estimated fair values. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. A final determination of these estimated fair values, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of Avalon that exist as of the date of completion of the merger, and upon the final purchase price.

Appraisal Rights of Dissenting Avalon Stockholders

In connection with the merger, record holders of Avalon common stock who comply with the procedures summarized below will be entitled to appraisal rights if the merger is consummated. The following discussion is not a complete discussion of the law pertaining to appraisal rights under Section 262 of the Delaware General Corporation Law, or Section 262, and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement/prospectus as Annex E. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Avalon stockholders exercise their right to seek appraisal under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of Avalon common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Avalon common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, holders of shares of Avalon common stock who do not vote in favor of adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by Avalon stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement/prospectus constitutes that notice, and the full text of Section 262 is attached to this proxy statement/prospectus as Annex E. Any holder of Avalon common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex E carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Due to the complexity of the procedures for exercising the right to seek appraisal, Avalon stockholders who are considering exercising such rights are urged to seek the advice of legal counsel.

Avalon stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions. They must:

•	hold of record shares of Avalon common stock on the date the written demand for appraisal is made and continue to hold the shares of record through the effective time of the merger;

•	deliver to the Corporate Secretary of Avalon, before the vote on the adoption of the merger agreement, a written demand for the appraisal of the stockholder’s shares; and

•	not vote the stockholder’s shares of common stock in favor of, or consent in writing to, the adoption of the merger agreement.

Neither voting against the adoption of the merger agreement (either in person or by proxy), nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform Avalon of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the Avalon special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of Avalon common stock on the record date for the Avalon special meeting is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Avalon common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s mailing address and the number of shares registered in the holder’s name, and must state that the person intends to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners. In such case, however, the written demand should set forth the number of shares as to which appraisal is sought. If no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Avalon common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

An Avalon stockholder of record who elects to demand appraisal of his or her shares must mail or deliver his or her written demand to: Avalon Pharmaceuticals, Inc., 20358 Seneca Meadows Parkway, Germantown, MD 20876, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares owned, and that the stockholder is thereby demanding appraisal of his or her shares, and such written demand must be received by Avalon prior to the special meeting.

In addition, an Avalon stockholder who desires to exercise appraisal rights must not vote its shares of common stock in favor of adoption of the merger agreement. A vote in favor of adoption of the merger agreement by proxy, by telephone, via the Internet, or in person, will constitute a waiver of your appraisal rights and will nullify any previously filed written demands for appraisal. Because a proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement.

Within 10 days after the effective time of the merger, Avalon or its successor in interest, which is referred to generally as the surviving corporation, must notify each holder of Avalon common stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement that the merger has become effective and shall include in such notice a copy of Section 262. Within 120 days after the effective time of the merger, the surviving corporation or any stockholder who has timely and properly demanded appraisal of his or her shares and who has complied with the required conditions of Section 262 and is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all Avalon stockholders who have properly demanded appraisal. The surviving corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of Avalon common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Avalon common stock within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of Avalon common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Avalon common stock not voted in favor of the adoption of the merger agreement and the aggregate number of shares that have made demands for appraisal. The statement must be mailed within 10 days after a written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of shares of Avalon common stock and a copy is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation on the certificates of the pending appraisal proceeding. If any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determining the holders of Avalon common stock entitled to appraisal, the Delaware Court of Chancery will determine the fair value of shares of the Avalon common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors.

Avalon stockholders considering seeking appraisal should bear in mind that the fair value of their shares of common stock as determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the merger consideration payable in a merger are not opinions as to fair value under Section 262.

The cost of the appraisal proceeding (which does not include attorneys’ fees or the fees or expenses of experts) may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

Except as explained in the last sentence of this paragraph, at any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his or her demand for appraisal and to accept the merger consideration to which such stockholder is entitled pursuant to the merger. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, Avalon stockholders’ rights to appraisal will cease and all Avalon stockholders will be entitled only to receive the merger consideration as provided for in the merger agreement.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, stockholders who wish to dissent from the merger and pursue appraisal rights should consult their legal advisors prior to attempting to exercise such rights.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. The merger agreement has been included to provide you with information regarding its terms. Clinical Data and Avalon encourage you to read the merger agreement in its entirety, as it is the legal document governing the merger, and the provisions of the merger agreement are not easily summarized. The merger agreement is not intended to provide any other factual information about Clinical Data or Avalon. Such information can be found elsewhere in this proxy statement/prospectus and in the other public filings each of Clinical Data and Avalon makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

Structure of the Merger

The merger agreement provides for the merger of API Acquisition Sub II, LLC, with and into Avalon. Avalon will survive the merger as an indirect wholly-owned subsidiary of Clinical Data.

Completion of the Merger

The merger will be completed at the time of filing a certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the consent of Clinical Data. The completion of the merger will take place on the date that is two business days after the satisfaction or waiver of all of the conditions to completion of the merger set forth in the merger agreement.

Consideration in the Merger

The merger agreement provides that, upon completion of the merger, each share of Avalon common stock outstanding immediately prior to the effective time of the merger, other than shares of Avalon common stock held by Avalon, Clinical Data or any wholly-owned subsidiary of Clinical Data, will be converted into the right to receive, upon surrender of the certificate representing such share of Avalon common stock in the manner provided in the merger agreement, (i) 0.0470 of a share of Clinical Data common stock, or the exchange ratio, and (ii) a contingent value right, or CVR, to receive an additional fraction of a share of Clinical Data common stock upon the receipt of the milestone payments (described below) in accordance with the terms of a Contingent Value Right Agreement, or the CVR agreement, between Clinical Data and American Stock Transfer & Trust Company, as rights agent, to be entered into as of the closing of the merger. Upon completion of the merger, each share of Avalon common stock outstanding immediately prior to the effective time and held by Avalon, Clinical Data or any wholly-owned subsidiary of Clinical Data will be cancelled for no consideration whatsoever.

The exchange ratio will be adjusted to reflect the effect of any stock split or other like change with respect to Avalon common stock occurring after the date of the merger agreement and prior to the effective time of the merger. The exchange ratio will be adjusted to reflect the effect of any stock split or other like change with respect to Clinical Data common stock occurring after the date of the merger agreement and prior to the effective time of the merger.

Treatment of Avalon Stock Options and Warrants

The merger agreement provides that, immediately prior to the effective time of the merger, each outstanding and unexercised option to purchase shares of Avalon common stock shall be cancelled and shall be of no further force and effect. Under the terms of Avalon’s 2005 Omnibus Long-Term Incentive Plan, all options granted under that plan will be exercisable in connection with the merger. In additional, the terms of certain option award and other agreements with certain option holders provide that the unvested portion of certain option awards will become vested on an accelerated basis in connection with the merger.

Effective as of immediately prior to the effective time of the merger, each existing warrant to acquire shares of Avalon capital stock will be converted into a new warrant entitling its holder to receive, at a total price equal to that payable upon the exercise or conversion of the existing warrant, and in lieu of the shares of Avalon capital stock otherwise issuable upon exercise or conversion of the existing warrant, the applicable merger consideration that would have been receivable upon the merger by the holder of the existing warrant if the existing warrant had been exercised immediately prior to the effective time of the merger. In addition, each holder of an existing warrant shall receive upon exercise a CVR for the number of shares of Clinical Data common stock that would have been receivable upon the merger by the holder of the existing warrant if the existing warrant had been exercised immediately prior to the effective time of the merger.

Fractional Shares

Clinical Data will not issue any fractional shares of common stock in connection with the merger. Instead, the merger agreement provides that each holder of Avalon common stock who would otherwise be entitled to receive, after aggregating all fractional shares of Clinical Data common stock that would otherwise be received by such Avalon stockholder, a fraction of a share of Clinical Data common stock will be entitled to receive cash, without interest, in an amount equal to such fraction multiplied by the closing price of Clinical Data common stock on the date the merger is completed, as reported on the Nasdaq Global Market.

Exchange of Avalon Stock Certificates for Clinical Data Stock Certificates

The merger agreement provides that on or prior to the completion of the merger, Clinical Data will select a reputable bank or trust company to act as exchange agent for the merger (referred to as the Exchange Agent). Promptly following the completion of the merger, Clinical Data will deposit with the Exchange Agent: (i) certificates representing the shares of Clinical Data common stock issuable to Avalon stockholders, (ii) the CVR certificates issuable under the merger agreement; and (iii) cash sufficient to make payments in lieu of fractional shares. In addition, promptly following the completion of the merger, the Exchange Agent will mail to each record holder of Avalon common stock a letter of transmittal and instructions for surrendering the record holder’s stock certificates in exchange for the merger consideration.

Holders of Avalon common stock who properly surrender their Avalon stock certificates in accordance with the exchange agent’s instructions will receive:

•	a certificate representing the number of whole shares of Clinical Data common stock to which such holder is entitled pursuant to the merger agreement;

•	the CVR certificates that such holder has the right to receive pursuant to the merger agreement; and

•	cash in lieu of any fractional share of Clinical Data common stock;

The Avalon stock certificates so surrendered will be canceled. After the effective time of the merger, outstanding Avalon stock certificates that have not been surrendered will represent only the right to receive the shares of Clinical Data common stock (and any dividends or distributions with respect to such shares of Clinical Data common stock), the CVR certificates and cash in lieu of fractional shares enumerated above. Following the completion of the merger, Avalon will not register any transfers of Avalon common stock on its stock transfer books.

Holders of Avalon common stock should not send in their Avalon stock certificates until they receive a letter of transmittal from the exchange agent with instructions for the surrender of Avalon stock certificates. In all cases, the certificates representing shares of Clinical Data common stock, the CVR certificates and cash in lieu of fractional shares will be delivered only in accordance with the procedures set forth in the letter of transmittal.

Distributions with Respect to Unexchanged Shares

Holders of Avalon common stock are not entitled to receive any dividends or other distributions on Clinical Data common stock until the merger is completed. After the merger is completed, holders of Avalon common stock will be entitled to receive dividends and other distributions declared or made after completion of the merger with respect to the number of whole shares of Clinical Data common stock that they are entitled to receive upon exchange of their Avalon common stock, but they will not be paid any such dividends or other distributions until they surrender their Avalon stock certificates to the Exchange Agent in accordance with the Exchange Agent’s instructions. After surrender of the Avalon stock certificates, such holders will receive any such dividends or other distributions to which they are entitled in cash without interest.

Lost, Stolen or Destroyed Stock Certificates

If any Avalon stock certificate has been lost, stolen or destroyed, Clinical Data may, in its discretion and as a condition precedent to the issuance of any certificate representing Clinical Data common stock or the CVR in exchange therefor pursuant to the merger agreement, require the owner of such certificate to deliver an affidavit claiming that such certificate has been lost, stolen or destroyed and a bond in such sum as Clinical

Data may reasonably direct as indemnity against any claim that may be made with respect to that certificate against Clinical Data, Avalon or the exchange agent.

Representations and Warranties

The merger agreement contains representations and warranties made by Clinical Data, API and Avalon to, and solely for the benefit of, each other. The assertions embodied in the representations and warranties of Avalon contained in the merger agreement are qualified by information in a confidential disclosure schedule provided by Avalon to Clinical Data in connection with the signing of the merger agreement. While Clinical Data and Avalon do not believe that this disclosure schedule contains information that the securities laws require the parties to publicly disclose other than information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties of Avalon set forth in the merger agreement. You should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Clinical Data or Avalon, since they were only made as of the date of the merger agreement and, with respect to Avalon’s representations and warranties, are modified in important part by the underlying disclosure schedule. Moreover, some of the representations and warranties in the merger agreement were used for the purpose of allocating risk between Clinical Data and Avalon rather than establishing matters as facts. In addition, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures.

The representations and warranties of Avalon in the merger agreement relate to the following subject matters:

•	corporate organization, qualifications to do business, corporate standing and corporate power;

•	capitalization;

•	documents filed with the SEC;

•	disclosure controls and procedures;

•	financial statements and off-balance sheet arrangements;

•	compliance with the rules and regulations of Nasdaq and certain Sarbanes-Oxley requirements with respect to Avalon’s auditors;

•	absence of certain changes and events since December 31, 2007;

•	title to assets and leasehold interests;

•	real and personal property;

•	intellectual property;

•	material contracts;

•	the effect on material contracts of entering into and completing the transactions contemplated by the merger agreement and other matters relating to material contracts and government contracts;

•	absence of certain liabilities;

•	compliance with applicable laws;

•	possession of and compliance with permits and other governmental authorizations required for the operation of Avalon’s business;

•	taxes;

•	employee benefit plans and labor relations;

•	environmental matters;

•	insurance;

•	transactions with affiliates;

•	litigation;

•	corporate authorization to enter into and complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against Avalon;

•	approvals by the Avalon board of directors and the inapplicability of the Delaware state anti-takeover statute to the merger;

•	stockholder vote needed to approve the transactions contemplated by the merger agreement;

•	absence of any violation of any applicable legal requirements or the charter documents of Avalon as a result of entering into and completing the transactions contemplated by the merger agreement;

•	governmental and regulatory approvals required to complete the merger;

•	brokerage, finder’s or other fees or commissions payable by or on behalf of Avalon or its subsidiaries to brokers, finders or financial advisors in connection with the merger;

•	arrangements with a financial advisor and receipt of a fairness opinion;

•	the information supplied by Avalon in this proxy statement/prospectus and the related registration statement filed by Clinical Data with the SEC not containing any untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

•	the inapplicability of the Avalon’s stockholders’ rights agreement to the merger;

•	regulatory compliance for Avalon’s activities that are governed by the Food and Drug Administration and the Food and Drug and Cosmetic Act, as well as certain other activities related to its clinical trials and manufacturing activities; and

•	Avalon’s access to clinical material.

In addition, the merger agreement contains representations and warranties of Clinical Data and API relating to:

•	corporate organization;

•	documents filed with the SEC;

•	absence of certain changes and events since March 31, 2008;

•	corporate authorization to enter into and complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against Clinical Data;

•	the absence of any vote required on the part of Clinical Data’s stockholders in connection with the merger;

•	absence of any violation of any applicable legal requirements or the charter documents of Clinical Data as a result of entering into and completing the transactions contemplated by the merger agreement;

•	valid issuance of the shares of Clinical Data common stock to be issued in the merger;

•	the information supplied by Clinical Data in this proxy statement/prospectus and the related registration statement filed by Clinical Data with the SEC not containing any untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

•	certain tax matters.

The representations and warranties contained in the merger agreement will not survive the merger, but they form the basis of certain conditions to Clinical Data’s and Avalon’s obligations to complete the merger.

Covenants of Avalon

Except as contemplated by the merger agreement, Avalon has agreed that, until completion of the merger or termination of the merger agreement, it will take the following actions, among others:

•	provide Clinical Data and its representatives with reasonable access to its personnel, assets, books, records, tax returns, work papers and other documents;

•	conduct its business and operations in the ordinary course and in accordance with past practices and in compliance with all applicable legal requirements and the requirements of material contracts, and use its reasonable efforts to:

•	preserve intact its current business organization;

•	keep available the services of its current officers and employees; and

•	maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and others with which it has business relationships;

•	promptly notify Clinical Data of any written notice alleging that the consent of any person or entity is required in connection with the transactions contemplated by the merger agreement, or of any legal proceeding commenced or threatened against it;

•	use its reasonable best efforts to obtain the resignation of each officer and director of Avalon and its subsidiaries prior to the completion of the merger; and

•	give prompt notice in writing to Clinical Data of any material inaccuracy in any of its representations or warranties in the merger agreement, of any event or circumstance that arises after the date of the merger agreement that would cause any material inaccuracy of any of its representations or warranties in the merger agreement, of its material breach of any of its respective covenants or obligations in the merger agreement, or of any event or circumstance that would make the timely satisfaction of any of the conditions to be satisfied under the merger agreement impossible or materially less likely or that has had or could reasonably be expected to have or result in a material adverse effect on Avalon. Avalon has also agreed to give Clinical Data prompt written notice of any legal proceeding or material claim threatened, commenced or asserted against Avalon or any of its directors, officers or key employees.

Under the merger agreement, Avalon has also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, except as previously disclosed to Avalon pursuant to the merger agreement, Avalon will not, and will ensure that its subsidiaries do not, take any of the following actions, unless Clinical Data consents in writing:

•	declare, set aside or pay dividends or make any other distributions;

•	subject to limited exceptions, sell, issue, grant or authorize the sale, issuance or grant of any capital stock or other security, any option, call, warrant or right to acquire any capital stock or other security, or any instrument convertible into or exchangeable for any capital stock or other security;

•	amend or waive any of its rights under, or accelerate the vesting under, any provision of Avalon’s equity award plans or any provision of any contract evidencing any outstanding stock option or stock-based award;

•	amend or permit the adoption of any amendment to its certificate of incorporation, bylaws or other charter or organizational documents;

•	effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares or similar transaction;

•	form any subsidiary or acquire any equity interest or other interest in any other entity;

•	make any capital expenditure, except for capital expenditures that (i) are in the ordinary course of business and consistent with past practices; (ii) do not exceed $50,000 individually; and (iii) when added to all other capital expenditures made since the date of the merger agreement do not exceed $100,000 in the aggregate;

•	other than in the ordinary course of business and consistent with past practices, enter into or become bound by any material contract, as defined in the merger agreement, or amend or terminate, or waive or exercise any material right or remedy under, any material contract;

•	subject to limited exceptions, acquire, lease or license any right or other asset from any other person or entity or sell or otherwise dispose of, or lease or license, any right or other asset to any other person or entity;

•	subject to limited exceptions, waive or relinquish any material right;

•	other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

•	subject to limited exceptions, make any pledge of any of its assets or permit any of its assets to become subject to any encumbrances;

•	permit any of its cash, cash equivalents or short-term investments to become subject to any encumbrance;

•	subject to limited exceptions, lend money to any person or entity, incur or guarantee any indebtedness;

•	subject to limited exceptions, establish, adopt, enter into or amend any employee plan or employee agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or any of its officers or other employees;

•	hire any employee with an annual base salary in excess of $75,000, promote any employee except in order to fill a position vacated after the date of the merger agreement or, except in the ordinary course of business, terminate the employment of any employee with an annual base salary in excess of $75,000;

•	use commercially reasonable efforts to obtain a written consent and/or waivers from certain third parties;

•	change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies;

•	subject to certain exceptions, not issue any press release or make any disclosure regarding the merger unless Clinical Data has agreed to such press release or disclosure in writing;

•	make any tax election;

•	take reasonable steps as may be required to cause any dispositions of Avalon common stock resulting from the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Avalon and the acquisition of Clinical Data common stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Clinical Data, to be exempt under Rule 16b-3 under the Exchange Act;

•	commence or settle any legal proceeding; or

•	enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices.

Covenants of Clinical Data

Except as contemplated by the merger agreement, Clinical Data has agreed that, until completion of the merger or termination of the merger agreement, it will, among other things, use its reasonable efforts to cause the shares of Clinical Data common stock being issued in the merger to be approved for listing on the Nasdaq Global Market.

Mutual Covenants

The merger agreement contains a number of mutual covenants by Clinical Data and Avalon, including, among others, to promptly prepare and file this proxy statement/prospectus included as part of the registration statement, and Clinical Data agreed to promptly prepare and file the registration statement following the execution of the merger agreement. Both parties also agreed to use their reasonable efforts to have the registration statement declared effective by the SEC as promptly as practicable, and Clinical Data agreed to use its reasonable efforts to obtain all regulatory approvals required by applicable state securities laws in connection with the issuance of Clinical Data common stock pursuant to the merger.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification existing as of the date of the merger agreement in favor of the current or former directors or officers of Avalon as provided in their charter documents or in any indemnification agreement between any such person and Avalon will survive the merger and continue in full force and effect for a period of six years from the date the merger is completed, but only to the extent such rights to indemnification are available under and are consistent with Delaware law. The merger agreement provides that following the completion of the merger, Clinical Data will cause Avalon, as the surviving corporation in the merger, to maintain in effect, for the benefit of the current or former officers and directors of Avalon with respect to their acts and omissions as directors and officers of Avalon prior to the completion of the merger, directors’ and officers’ liability insurance for three years with coverage of $5 million. In lieu of Clinical Data causing Avalon, as the surviving company following completion of the merger, to maintain the policies as described above, Clinical Data may elect to cause Avalon to purchase immediately prior to the closing of the merger a “tail” pre-paid policy on terms and conditions not materially less favorable to Avalon’s current or former officers and directors than those that Clinical Data would have been required to provide following the merger.

Employee Benefits

The merger agreement provides that, subject to any necessary transition period and to any applicable plan provisions or legal requirements, all Avalon employees who continue employment with Clinical Data following the merger will be eligible to participate in Clinical Data’s benefit plans, to substantially the same extent as similarly situated employees of Clinical Data. For the purposes of determining eligibility and vesting under any employee benefit or compensation plan maintained or contributed to by Clinical Data in which a continuing Avalon employee is eligible to participate in and for determining benefit accrual under any vacation or severance plan of Clinical Data in which a continuing Avalon employee is eligible to participate, Clinical Data shall provide service credit for all periods of employment with Avalon prior to the completion of the merger for which service was recognized by the Avalon, subject to certain exceptions. In addition, Clinical Data will cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any medical, health, dental or disability benefit plans of Clinical Data to be waived with respect to the continuing Avalon employees to the extent waived under any similar plans of Avalon immediately prior to the completion of the merger and will give the continuing Avalon employees credit for payment of any applicable deductibles, co-payments and annual out-of-pocket limits for expenses paid by the continuing Avalon employees to the extent such expenses were credited under any similar plans of Avalon immediately prior to the completion of the merger. The merger agreement also provides that, upon a request from Clinical Data, Avalon will take any action necessary or appropriate to terminate, effective no later than the day prior to the date the merger becomes effective, any Avalon benefit plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code.

Regulatory Approvals

Each of Clinical Data, API and Avalon has agreed to use its reasonable efforts to make all filings and submissions required by any governmental body in connection with the merger and the other transactions contemplated by the merger agreement as soon as practicable after the date of the merger agreement, including any notification or other document required to be filed in connection with the merger under any other applicable foreign legal requirement relating to antitrust or competition matters. Clinical Data and Avalon also agreed to respond as promptly as practicable to inquiries or requests from the Federal Trade Commission or the Department of Justice or any state attorney general, foreign antitrust or competition authority or other governmental body in connection with antitrust or competition matters. Avalon also agreed to divest, sell or take any other action with respect to any of its business, product lines or assets, provided that such action is conditioned upon the completion of the merger.

Material Adverse Effect

Several of the representations, warranties, conditions and termination provisions in the merger agreement use the phrase “material adverse effect.” The merger agreement provides that “material adverse effect” means any effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on, (i) the business, condition (financial or otherwise), capitalization, assets (including intellectual property rights), liabilities (accrued, contingent or otherwise), operations, or financial performance of either Avalon or Clinical Data; (ii) the ability of the either Avalon or Clinical Data to consummate the merger or any of the transaction contemplated by the merger agreement or to perform any of its covenants or obligations under the merger agreement; or (iii) Clinical Data’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the stock of Avalon, as the surviving corporation in the merger. However, with respect to Avalon the phrase material adverse effect does not include any such effect, change, event or circumstance to the extent arising as a result of:

•	general changes or developments in the industries in which Avalon operates, except, in each case, to the extent those effects, changes, events or circumstances disproportionately impact (relative to similarly situated businesses) the business, condition, capitalization, assets, liabilities, operations, or financial performance of Avalon taken as a whole;

•	changes, after the date of the merger agreement, in laws of general applicability or interpretations thereof by courts or other governmental bodies except to the extent any of the same materially disproportionately impacts Avalon as compared to other companies in the industry in which Avalon operates;

•	changes in GAAP or the rules or policies of the Public Company Accounting Oversight Board;

•	any act or omission by Avalon taken with the prior written consent of Clinical Data in contemplation of the merger or any other transactions or actions contemplated by the merger agreement;

•	any costs or expenses reasonably incurred or accrued in connection with the merger or any other transactions or actions contemplated by the merger agreement (and not otherwise in breach of the merger agreement);

•	any loss of, or adverse change in, the relationship of the Avalon with its customers, employees or suppliers caused by the announcement of the transactions contemplated by the merger agreement;

•	any failure by Avalon to meet any internal or published estimates, projections, forecasts or predictions relating to revenues, earnings or losses for any period ending on or after the date of the merger agreement and prior to the completion of the merger; or

•	in and of itself, a decline in the stock price of the Avalon common stock on the Nasdaq Global Market or the delisting of the Avalon Common Stock from the Nasdaq Global Market.

Conditions to Completion of the Merger

The merger agreement provides that the obligations of Clinical Data and API to effect the merger and complete the other transactions contemplated by the merger agreement are subject to the satisfaction of each of the following conditions at or prior to the completion of the merger:

•	the accuracy in all material respects, as of the date of the merger agreement, of the representations and warranties made by Avalon in the merger agreement disregarding all materiality qualifications limiting the scope of such representations and warranties and all updates or modifications to the disclosure schedule to the merger agreement made after the date of the merger agreement;

•	the accuracy, as of the effective date of the merger, of the representations and warranties made by Avalon in the merger agreement disregarding all materiality qualifications limiting the scope of such representations and warranties and all inaccuracies in such representations and warranties if the circumstances giving rise to all such inaccuracies, considered collectively, do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on Avalon;

•	Avalon shall have performed or complied in all material respects with all covenants and obligations required by the merger agreement to be performed or complied with by it at or prior to the completion of the merger;

•	the SEC shall have declared Clinical Data’s registration statement, of which this proxy statement/prospectus is a part, effective, and no stop order shall have been issued and no proceeding seeking a stop order shall have been initiated or threatened by the SEC with respect to the registration statement;

•	the merger agreement shall have been adopted and approved by the stockholders of Avalon;

•	Clinical Data and Avalon shall have received executed employment agreements between Clinical Data and certain current employees of Avalon;

•	Clinical Data and Avalon shall have received a letter from Ernst & Young LLP dated as of the effective time of the merger in the customary form and substance for letters delivered by independent public accounts in connection with registration statements;

•	Avalon’s chief executive officer and chief financial officer shall have delivered to Clinical Data a certificate confirming that certain conditions have been duly satisfied;

•	Avalon shall have received written resignations from its officers and directors;

•	Avalon shall have amended its Rights Agreement, dated as of April 26, 2007, between Avalon and American Stock Transfer & Trust Company, as rights agent, to exempt the merger and the other transactions contemplated by the merger agreement;

•	certain specified employees of Avalon shall not have discontinued, or expressed an intention to discontinue, their employment;

•	there shall not have been any material adverse effect on Avalon and its subsidiaries since the date of the merger agreement;

•	any waiting period applicable to the completion of the merger under any foreign legal requirement shall have expired or been terminated;

•	any authorization or consent from any governmental agency required to be obtained under any applicable antitrust or competition law or regulation or other legal requirement shall have been obtained and shall remain in full force and effect, and no such authorization or consent shall require, contain or contemplate any term, limitation, condition or restriction that Clinical Data determines in good faith to be materially burdensome;

•	the shares of Clinical Data common stock to be issued pursuant to the merger shall have been approved for listing on the Nasdaq Global Market;

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the merger shall have been issued by any court of competent jurisdiction or other governmental body and remain in effect and no legal requirement shall have been enacted or deemed applicable to the merger that makes the completion of the merger illegal;

•	(i) there shall not be any pending or threatened legal proceeding in which a governmental body is a party, (ii) there shall not be pending any legal proceeding in which, in the reasonable judgment of Clinical Data, there is a reasonable possibility of an outcome that is adverse to Clinical Data or Avalon, and (iii) neither Clinical Data or Avalon shall have received any communication from any government body that indicates the possibility of any legal proceeding, that, in each case:

•	challenges or seeks to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	relates to the merger or any of the transactions completed by the merger agreement and seeks to obtain from Clinical Data or Avalon, any damages or other relief that may be material to Clinical Data or Avalon;

•	seeks to prohibit or limit in any material respect Clinical Data’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Avalon following the completion of the merger;

•	could materially and adversely affect the right or ability of Clinical Data or Avalon to own the assets or operate the business of any of Avalon; or

•	seeks to compel any of Avalon, Clinical Data or any subsidiary of Clinical Data to dispose of or hold separate any material assets as a result of the merger or any of the other transactions contemplated by the merger agreement; and

•	Avalon’s chief executive officer and chief financial officer shall not have failed to provide, with respect to any document required to be filed with the SEC on or after the date of the merger agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. § 1350.

The merger agreement provides that the obligations of Avalon to effect the merger and complete the other transactions contemplated by the merger agreement are subject to the satisfaction of the following conditions at or prior to the completion of the merger:

•	the accuracy in all material respect, as of the date of the merger agreement of the representations and warranties made by Clinical Data and API in the merger agreement disregarding all materiality qualifications limiting the scope of such representations and warranties;

•	the accuracy, as of the effective date of the merger, of the representations and warranties made by Clinical Data and API in the merger agreement disregarding all materiality qualifications limiting the scope of such representations and warranties and all inaccuracies in such representations and warranties if the circumstances giving rise to all such inaccuracies, considered collectively, do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on Clinical Data;

•	Clinical Data and API have in all material respects performed or complied with all covenants and obligations required by the merger agreement to be performed or complied with by them at or prior to the completion of the merger;

•	the SEC shall have declared Clinical Data’s registration statement, of which this proxy statement/prospectus is a part, effective, and no stop order shall have been issued and no proceeding seeking a stop order shall have been initiated or threatened by the SEC with respect to the registration statement;

•	the merger agreement shall have been adopted and approved by the stockholders of Avalon;

•	Avalon shall have received a certificate from Clinical Data confirming that certain conditions have been duly satisfied;

•	the shares of Clinical Data common stock to be issued pursuant to the merger shall have been authorized for listing on the Nasdaq Global Market; and

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the merger shall have been issued by any United States court of competent jurisdiction or other United States governmental body and remain in effect and no United States legal requirement shall have been enacted or deemed applicable to the merger that makes the completion of the merger illegal.

Limitation on the Solicitation, Negotiation and Discussion by Avalon of Other Acquisition Proposals

The merger agreement contains provisions prohibiting Avalon from seeking or entering into an alternative transaction to the merger. Under these provisions, subject to the specific exceptions described below, Avalon has agreed that, from the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time of the merger, it will not, and it will ensure that its representatives do not, directly or indirectly:

•	solicit, initiate, encourage, induce or facilitate the communication, making, submission or announcement of any acquisition proposal or acquisition inquiry, each as defined in the merger agreement;

•	furnish any information regarding Avalon to any person or entity in connection with or in response to an acquisition proposal or acquisition inquiry;

•	engage in discussions or negotiations with any person or entity with respect to any acquisition proposal or acquisition inquiry;

•	approve, endorse or recommend any acquisition proposal;

•	execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction; or

•	release or permit the release of any person or entity from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement to which Avalon is a party or under which Avalon has any rights.

Under the merger agreement, an “acquisition inquiry” is an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Clinical Data) that could reasonably be expected to lead to an acquisition proposal, and an “acquisition proposal” is any offer or proposal (other than an offer or proposal made or submitted by Clinical Data) contemplating or otherwise relating to any acquisition transaction.

Under the merger agreement, an “acquisition transaction” is any transaction or series of transactions involving:

•	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization recapitalization, tender offer, exchange offer or other similar transaction: (i) in which Avalon is a constituent corporation; (ii) in which a person or entity or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons or entities directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Avalon; or (iii) in which Avalon issues securities representing more than 15% of the outstanding securities of any class of voting securities of Avalon;

•	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for (i) 15% or more of the consolidated net revenues of Avalon, consolidated net income of Avalon or consolidated book value of the assets of Avalon; or (ii) 15% or more of the fair market value of the assets of Avalon; or

•	any liquidation or dissolution of Avalon.

However, if, prior to the adoption and approval of the merger agreement by the Avalon stockholders, Avalon receives an unsolicited, bona fide, written acquisition proposal that is not withdrawn, then Avalon may:

•	furnish nonpublic information regarding Avalon;

•	enter into discussions or negotiations; and

•	execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction with respect to any person or entity in response to an unsolicited bona fide written acquisition proposal that is submitted to Avalon by such person or entity and not withdrawn;

but only if:

•	neither Avalon nor any of its representatives have breached or taken any action inconsistent with any of the provisions set forth above in this section entitled “The Merger Agreement — Limitation on the Solicitation, Negotiation and Discussion by Avalon of Other Acquisition Proposals;”

•	the Avalon board of directors has determined in good faith, and after consultation with its outside legal counsel and financial advisors, that the acquisition inquiry or the acquisition proposal constitutes or is reasonably likely to lead to a superior offer, as defined in the merger agreement;

•	the Avalon board of directors concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the Avalon board of directors to comply with its fiduciary obligations to Avalon’s stockholders under applicable legal requirements;

•	at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, or entering into any letter of intent or similar document or any contract with respect to such person or entity, Avalon gives Clinical Data written notice of the identity of such person or entity and of Avalon’s intention to furnish nonpublic information to, or enter into discussions with, such person or entity;

•	Avalon receives from such person or entity an executed confidentiality agreement containing provisions, including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions, at least as favorable to Avalon as those contained in the confidentiality agreement between Avalon and Clinical Data; and

•	at least two business days prior to furnishing any nonpublic information to such person or entity, Avalon furnishes such nonpublic information to Clinical Data to the extent such nonpublic information has not been previously furnished by the Avalon to Clinical Data.

Under the merger agreement, the term “superior offer” means an unsolicited, bona fide, written offer that:

•	is made by a third party to purchase, in exchange for consideration consisting exclusively of cash and/or publicly traded equity securities, all of the outstanding shares of Avalon’s common stock;

•	was not obtained or made as a direct or indirect result of a breach of, or any action inconsistent with, the merger agreement or the confidentiality agreement between Clinical Data and Avalon;

•	is on terms and conditions that the Avalon board of directors determines, in its reasonable, good faith judgment, after taking into account the advice of an independent financial advisor of nationally recognized reputation, to be: (i) more favorable, from a financial point of view, to Avalon’s stockholders than the terms of the merger; and (ii) likely to be consummated; and

•	does not contain a financing requirement to consummate the transaction that is not committed and is not reasonably capable of being obtained by such third party.

Under the merger agreement, Avalon agreed to immediately cease and cause to be terminated any existing discussions with any third party that relate to any acquisition proposal or acquisition inquiry. Avalon has also agreed to promptly advise Clinical Data, within 24 hours after receipt of any acquisition proposal or acquisition inquiry, orally and in writing of any acquisition proposal or acquisition inquiry, including the identity of the person or entity making or submitting such acquisition proposal or acquisition inquiry and the terms thereof. The merger agreement provides that Avalon must keep Clinical Data fully informed with respect to the status of the acquisition proposal or acquisition inquiry and the status and terms of any modifications or proposed modifications thereto. Finally, Avalon must promptly request each person or entity that has executed a confidentiality or similar agreement in connection with its consideration of a possible acquisition transaction or equity investment to return to Avalon all confidential information furnished to such person or entity by or on behalf of Avalon.

Avalon’s Stockholders’ Meeting; Obligation of the Avalon Board of Directors to Recommend the Adoption of the Merger Agreement

Avalon has agreed to take all action necessary to call, give notice of and, as promptly as practicable after the registration statement is declared effective under the Securities Act, hold a meeting of its stockholders to vote on the adoption and approval of the merger agreement. Avalon’s obligation to call, give notice of and hold a stockholders’ meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any superior offer or other acquisition proposal, or by any withdrawal or modification of the Avalon board recommendation, as discussed below.

Avalon has also agreed to include a statement in this proxy statement/prospectus to the effect that the Avalon board of directors unanimously recommends that Avalon’s stockholders vote to adopt and approve the merger agreement at Avalon’s stockholders’ meeting, such recommendation being referred to as the Avalon board recommendation. The merger agreement provides that the Avalon board recommendation may not be withdrawn or modified in a manner adverse to Clinical Data, and no resolution by the Avalon board of directors or any committee thereof to withdraw or modify Avalon board recommendation in a manner adverse to Clinical Data may be adopted or proposed. The merger agreement also provides that if the Avalon board recommendation is not unanimous then it shall be deemed to have been modified in a manner adverse to Clinical Data.

The merger agreement provides that the Avalon board of directors is entitled to withdrawn or modify the Avalon board recommendation in a manner adverse to Clinical Data under the following conditions:

•	if an unsolicited, bona fide written acquisition proposal is made to Avalon and is not withdrawn;

•	such unsolicited, bona fide, written acquisition proposal was not obtained or made as a direct or indirect result of a breach of, or any action inconsistent with, the merger agreement or the confidentiality agreement entered into by Clinical Data and Avalon;

•	Avalon provides Clinical Data with at least five business days prior notice of any meeting of the Avalon board of directors at which the board will consider and determine whether such acquisition proposal is a superior offer;

•	the Avalon board of directors determines in good faith that such offer constitutes a superior offer;

•	the Avalon board of directors determines in good faith, after taking into account the advice of Avalon’s outside legal counsel, that, in light of such superior offer, the withdrawal or modification of the Avalon board recommendation is required in order for the Avalon board of directors to comply with its fiduciary obligations to Avalon’s stockholders; and

•	the Avalon board recommendation is not withdrawn or modified in a manner adverse to Clinical Data at any time within five business days after Clinical Data receives written notice from Avalon confirming that the Avalon board of directors has determined that such offer is a superior offer.

If the Avalon board of directors decides to withdraw or modify the Avalon board recommendation in a manner adverse to Clinical Data in compliance with the conditions set forth above, Avalon may enter into a binding letter agreement with the person or entity making the superior offer that (x) may provide that such person or entity is obligated, on behalf of Avalon, to make the payment(s) required to be made by Avalon to Clinical Data pursuant to the applicable termination sections of the merger agreement, and (y) may attach as an exhibit to such binding letter agreement a fully negotiated and executed agreement and plan of merger relating to that superior offer providing that such agreement and plan of merger is binding on Avalon and such person or entity at that time, but will only become effective on and after both the (i) termination of the merger agreement and (ii) the payment by such person or entity of the payment(s) required under applicable termination sections of the merger agreement.

Termination of the Merger Agreement

The merger agreement provides that it may be terminated at any time prior to the completion of the merger, whether before or after the adoption and approval of the merger agreement by Avalon’s stockholders:

•	by mutual written consent of Clinical Data and Avalon;

•	by either Clinical Data or Avalon if the merger shall not have been consummated by March 31, 2009, except that a party shall not be permitted to terminate the merger agreement if the failure to consummate the merger by March 31, 2009 is attributable to a failure on the part of such party to perform any covenant or obligation in the merger agreement that is required to be performed by such party at or prior to the effective time of the merger;

•	by either Clinical Data or Avalon if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	by either Clinical Data or Avalon if the merger agreement shall have failed to receive the requisite affirmative vote at the special meeting of Avalon’s stockholders or any adjournment or postponement thereof;

•	by Clinical Data, at any time prior to the adoption of the merger agreement by Avalon’s stockholders, if any of the following events has occurred, which events are referred to as triggering events:

•	the Avalon board of directors shall have failed to unanimously recommend that Avalon’s stockholders vote to adopt and approve the Agreement;

•	Avalon shall have failed to include in this prospectus/proxy statement the Avalon board recommendation or a statement to the effect that the board of directors of Avalon has unanimously determined and believes that the merger is advisable and fair to and in the best interests of Avalon’s stockholders, or has withdrawn the Avalon board recommendation or modified the Avalon board recommendation in a manner adverse to Clinical Data;

•	the Avalon board of directors fails to reaffirm publicly the Avalon board recommendation, or fails to reaffirm its determination that the merger is advisable and fair to and in the best interests of Avalon’s stockholders, within five business days after Clinical Data requests in writing that such recommendation or determination be reaffirmed publicly;

•	Avalon shall have executed any letter of intent, memorandum of understanding or similar document or any contract relating to any acquisition proposal;

•	a tender or exchange offer relating to securities of Avalon shall have been commenced and Avalon shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Avalon recommends rejection of such tender or exchange offer;

•	an acquisition proposal is publicly announced, and Avalon fails to issue a press release reaffirming Avalon board recommendation within five business days after such acquisition proposal is announced;

•	Avalon or any of its representatives breaches any of the provisions set forth in the section entitled “The Merger Agreement — Limitation on Solicitation, Negotiation and Discussion by Avalon of Other Acquisition Proposals” beginning on page 99 of this proxy statement/prospectus; or

•	any stockholder of Avalon that has executed and delivered a voting agreement shall have materially breached such voting agreement;

•	by Clinical Data in the event : (i) any of Avalon’s representations and warranties contained in the merger agreement is inaccurate as of the date of the merger agreement, or becomes inaccurate as of a date subsequent to the date of the merger agreement, or (ii) Avalon breaches any of its covenants or obligations set forth in the merger agreement, such that the applicable condition to completion of the merger agreement regarding the performance of Avalon’s covenants or the accuracy of Avalon’s representations or warranties would not be satisfied; and

•	by Avalon in the event that (i) any of Clinical Data’s representations and warranties contained in the merger agreement is inaccurate as of the date of the merger agreement, or becomes inaccurate as of a date subsequent to the date of the merger agreement, or (ii) Clinical Data breaches any of its covenants or obligations set forth in the merger agreement, such that the applicable condition to completion of the merger agreement regarding the performance of Clinical Data’s covenants or the accuracy of Clinical Data’s representations or warranties would not be satisfied.

However, if an inaccuracy in any of Clinical Data’s or Avalon’s representations and warranties as of a date subsequent to the date of the merger agreement or a breach of a covenant or obligation by either Clinical Data or Avalon is curable within 15 days after the date of the occurrence of such inaccuracy or breach and either Clinical Data or Avalon, as the case may be, is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then the other party may not terminate the merger agreement on account of such inaccuracy or breach: (i) during the 15-day period commencing on the date on which the breaching party receives notice of such inaccuracy or breach; or (ii) after such 15-day period if such inaccuracy or breach shall have been fully cured during such 15-day period in a manner that does not result in a breach of any covenant or obligation of the breaching party.

Expenses and Termination Fees

The merger agreement provides that, subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring such expenses, whether or not the merger is consummated.

The merger agreement provides that Avalon will make a nonrefundable cash payment of up to $100,000 to Clinical Data for all fees and expenses that have been paid or that are payable by or on behalf of Clinical Data in connection with the preparation and negotiation of the merger agreement and otherwise in connection with the merger and any transaction contemplated by the merger agreement if the merger agreement is terminated (i) by Clinical Data or Avalon due to a failure to consummate the merger by March 31, 2009 and at or prior to the time of the termination of the merger agreement an acquisition proposal has been disclosed, announced, commenced, submitted or made, (ii) by Clinical Data or Avalon because the requisite affirmative vote by Avalon’s stockholders has not been obtained, or (iii) by Clinical Data because a triggering event has occurred.

The merger agreement provides that Avalon will pay Clinical Data a $300,000 termination fee in the following circumstances:

•	If (i) the merger agreement is terminated by Clinical Data or Avalon due to a failure to consummate the merger by March 31, 2009 or to obtain the requisite affirmative vote by Avalon’s stockholders and at or prior to the time of the termination of the merger agreement for either such reason an acquisition proposal has been disclosed, announced, commenced, submitted or made, and (ii) within 12 months of the date the merger agreement is terminated Avalon reaches a definitive agreement to consummate, or consummates, an acquisition proposal; or

•	If the merger agreement is terminated by Clinical Data because a triggering event has occurred.

If Avalon fails to pay when due any amount payable upon termination of the merger agreement, then (i) Avalon must reimburse Clinical Data for all costs and expenses incurred in connection with the collection of such overdue amount and the enforcement by Clinical Data of its rights with respect to such amounts due, and (ii) Avalon will pay to Clinical Data interest on such overdue amount, for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Clinical Data in full, at an annual rate three percentage points above the “prime rate,” as announced by Bank of America or any successor thereto, in effect on the date such overdue amount was originally required to be paid.

The merger agreement provides that Clinical Data will pay all fees and expenses, other than attorneys’ fees, incurred in connection with the filing, printing and mailing of the registration statement filed by Clinical Data and this prospectus/proxy statement and any amendments or supplements thereto as well as the filing of any notice or other document under any applicable foreign legal requirement relating to antitrust or competition matters.

Amendment

The merger agreement may be amended with the approval of the respects board of directors of Avalon and Clinical Data at any time whether before or after the adoption and approval of the merger agreement by Avalon’s stockholder. However, following the adoption of the merger agreement by Avalon’s stockholders, no amendment shall be made which by law requires further approval by the stockholders of Avalon, without such further stockholder approval.

VOTING AGREEMENTS

The following description describes the material terms of the voting agreements signed by certain of the officers and directors of Avalon. This description of the voting agreements is qualified in its entirety by reference to the form of voting agreement attached as Annex C to this proxy statement/prospectus and incorporated herein by reference. Clinical Data and Avalon encourage you to read the form of voting agreement in its entirety.

Each of J. Michael Hamilton, Stephen K. Horrigan, Kenneth C. Carter, David S. Kabakoff, Bradley G. Lorimier, Philip Frost, C. Eric Winzer, Michael R. Kurman and William H. Washecka entered into a voting agreement with Clinical Data, dated October 27, 2008. In the voting agreements, each Avalon officer and director agreed to vote all shares of Avalon common stock owned by him as follows:

•	in favor of the adoption of the merger agreement, in favor of the merger, in favor of each of the other actions contemplated by the merger agreement, and in favor of any other action in furtherance of the foregoing;

•	against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Avalon in the merger agreement; and

•	against any of the following actions (other than the merger and the transactions contemplated or permitted by the merger agreement):

•	any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Avalon or any subsidiary of Avalon;

•	any sale, lease, sublease, license, sublicense or transfer of a material portion of the assets of Avalon or any subsidiary of Avalon;

•	any reorganization, recapitalization, dissolution or liquidation of Avalon or any subsidiary of Avalon;

•	any change in a majority of the Avalon board of directors;

•	any amendment to Avalon’s certificate of incorporation or bylaws, which amendment would in any manner frustrate, prevent or nullify the merger, the merger agreement or any transactions contemplated by the merger agreement or change in any manner the voting rights of any class of Avalon’s capital stock;

•	any material change in the capitalization of Avalon or Avalon’s corporate structure; and

•	any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement or the voting agreement.

In addition, each Avalon officer and director granted an irrevocable proxy in favor of Clinical Data and certain representatives of Clinical Data and irrevocably appointed them to vote all of his shares of Avalon common stock in the same manner.

Subject to certain limited exceptions, each Avalon officer and director also agreed that he will not, directly or indirectly, sell, pledge, encumber, grant an option with respect to, transfer or dispose of its such security or any interest in such security to any person or entity other than Clinical Data, or enter into an agreement or commitment to do any of the foregoing, or reduce his beneficial ownership interest in Avalon. As of the record date for the Avalon special meeting, approximately [          ] shares of Avalon common stock entitled to vote at the special meeting, which represents approximately [     ]% of the outstanding shares of Avalon common stock entitled to vote at the special meeting, were owned by such Avalon officers and directors and are subject to the voting agreements and irrevocable proxies.

Each such Avalon officer and director also agreed that he would not (a) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any acquisition proposal or take any action that could reasonably be expected to lead to an acquisition proposal; (b) furnish any nonpublic information regarding Avalon to any person or entity in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could lead to an acquisition proposal; (c) engage in discussions or negotiations with any person or entity with respect to any acquisition proposal; (d) approve, endorse or recommend any acquisition proposal; or (e) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction. In addition, each such officer and director agreed that he would immediately cease and discontinue, and ensure that his representatives would immediately cease and discontinue, any existing discussions with any person or entity that relate to any acquisition proposal. However, Avalon officers are entitled to take any of such actions if acting in accordance with instructions given by the Avalon board of directors so long as such actions comply with the merger agreement. In addition, the voting agreements provide that each officer and director of Avalon entered into the voting agreement solely in his or her capacity as the record holder and/or beneficial owner of Avalon securities, and that nothing in the voting agreement shall limit or affect any actions taken (or omissions to take any action) by such officer or director in his or her capacity as an officer or director of Avalon.

The Avalon directors’ and officers’ obligations under the voting agreements will terminate upon the earlier to occur of the valid termination of the merger agreement or the effective time of the merger.

THE CVR AGREEMENT

The following description describes the material terms of the CVR agreement. This description of the CVR agreement is qualified in its entirety by reference to the form of CVR agreement attached as Annex B to this proxy statement/prospectus and incorporated herein by reference. Although the definitive version of the CVR agreement negotiated and entered into is not expected to differ from the form of CVR agreement included with this proxy statement/prospectus in any respect that would be material to holders of contingent value rights, there can be no assurance that any changes will not, in fact, be material to holders. Clinical Data and Avalon encourage you to read the form of CVR agreement in its entirety.

At the closing of the merger, Clinical Data and American Stock Transfer & Trust Company, as rights agent, will enter into the contingent value rights agreement, or CVR agreement, the form of which is attached as Annex B to this proxy statement/prospectus. The CVR agreement sets forth the rights that former Avalon stockholders will have with respect to each contingent value right, or CVR, to be held by them after the closing of the merger.

Achievement of Milestones

Pursuant to the merger agreement, each stockholder of Avalon will be entitled to receive a CVR to receive an additional fraction of a share of Clinical Data common stock upon the receipt by Clinical Data or Avalon, as the surviving company in the merger, of company milestone payments as set forth in the CVR agreement. Under the CVR agreement, the fraction of a share of Clinical Data common stock represented by each CVR, known as the rights shares, is calculated by taking one half of the aggregate milestone payments received by Avalon or its affiliates (including Clinical Data following the closing of the merger) from October 27, 2008 through and including June 30, 2010, such date known as the milestone date, dividing that amount by $12.49, which represents the volume weighted average trading price of Clinical Data common stock for the 15 prior trading days ended October 27, 2008, and then dividing the result by 17,037,928, which represents the number of outstanding shares of Avalon common stock as of the date of signing of the merger agreement. Under the CVR agreement, milestone payment means the receipt by Avalon or its affiliates, including Clinical Data following the closing, during the period commencing on October 27, 2008 through and including the milestone date of a payment under either Avalon’s License and Research Collaboration Agreement with Merck & Co., Inc. or Avalon’s Amended Pilot Study Agreement with Novartis Institute for Biomedical Research, Inc., up to a maximum aggregate amount of $5,000,000.

CVRs Non-transferable

The CVR certificates may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a permitted transfer, and in the case of a permitted transfer, only in accordance with the provision of the CVR agreement regarding procedures for transfer and in compliance with United States federal and state securities laws. For the purposes of the CVR agreement, a permitted transfer is:

•	the transfer of any or all of the CVRs on death by will or intestacy;

•	the transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee;

•	transfers made pursuant to a court order;

•	if the CVR holder is a partnership, a distribution from the transferring partnership to its partners or former partners in accordance with their partnership interests;

•	if the CVR holder is a limited liability company, a distribution from the distributing limited liability company to its members or former members in accordance with their interest in the limited liability company; or

•	a transfer made by operation of law, including a consolidation or merger, or in connection with the dissolution of any corporation or other entity.

Exchange of Certificates

Assuming at least one milestone payment is made, as soon as practicable, but not more than 30 days after the milestone date, Clinical Data will inform the rights agent of the aggregate milestone payments received by Avalon or its affiliates, including Clinical Data, and certain other information required under the CVR agreement. The rights agent will then promptly mail to the CVR record holders (i) notice of the occurrence of the milestone date and of the number of rights shares per CVR that such holders are entitled to receive upon surrender of their CVR certificates and (ii) instructions for surrendering their CVR certificates in exchange for a certificate representing shares of Clinical Data common stock and cash in lieu of fractional shares.

Upon surrender of CVR certificates for cancellation to the rights agent, together with a letter of transmittal and other requested documents, the holder of such certificates shall be entitled to receive in exchange therefor (a) a certificate representing that number of whole shares of Clinical Data common stock into which the CVRs theretofore represented by the CVR certificates so surrendered shall have been converted and (b) a check in the amount of any cash due in lieu of factional shares. Until surrendered in accordance with the CVR agreement, each CVR certificate shall represent for all purposes only the right to receive the CVR rights shares and shares of Clinical Data common stock into which the CVRs shall be converted on the milestone date shall be deemed to have been issued on the milestone date.

Rights of CVR Holder

The rights of a CVR holder are limited to those expressed in the CVR agreement. The CVRs will not entitle the holders thereof, by virtue of their ownership of CVRs, to any of the rights of a Clinical Data stockholder.

Amendment of CVR agreement

The CVR agreement may be amended by the written consent of Clinical Data and the rights agent and the affirmative vote or the written consent of holders holding not less than a majority-in-interest of the then outstanding CVRs. However, the CVR agreement may not be amended without the consent each CVR holder adversely affected by the amendment if the amendment relates to:

•	any provision contained in the CVR agreement with respect to the termination of the CVR agreement or the CVRs;

•	the amount of CVR consideration to be issued according to the terms of the CVR agreement to the CVR holders; or

•	the provisions of the CVR agreement relating to the amendment of the CVR agreement.

•	Under the CVR agreement, Clinical Data and the rights agent may supplement or amend the CVR agreement without the approval of any CVR holder in order to:

•	cure any ambiguity;

•	correct or supplement any provision contained in the CVR agreement which may be defective or inconsistent with any other provision in the CVR agreement; or

•	make any other provisions in regard to matters or questions arising under the CVR agreement which Clinical Data and the rights agent may deem necessary or desirable and which shall not be inconsistent with the provisions of the CVRs and which shall not adversely affect the interests of the CVR holders.

Termination of CVR agreement

The CVR agreement terminates six months after the milestone date. However, such termination will not affect the rights of CVR holders to receive any consideration from Clinical Data in accordance with the terms of their CVR certificate.

THE SECURITIES PURCHASE AGREEMENT

The following description describes the material terms of the Securities Purchase Agreement. This description of the Securities Purchase Agreement is qualified in its entirety by reference to the Securities Purchase Agreement attached as Annex G to this proxy statement/prospectus and incorporated herein by reference. Clinical Data and Avalon encourage you to read the Securities Purchase Agreement in its entirety.

Sale of Avalon Common Stock; Issuance of Warrant

Avalon and Clinical Data have entered into a Securities Purchase Agreement, referred to as the securities purchase agreement, relating to the sale by Avalon of shares of its common stock and a common stock purchase warrant in a private placement for a total purchase price of $237,338.29. Pursuant to the securities purchase agreement, on October 27, 2008, Clinical Data purchased a total of 3,390,547 shares of Avalon’s common stock at a purchase price of $0.07 per share. In addition, Avalon issued a warrant to purchase up to 1,695,273 shares of Avalon’s common stock. The exercise price of the warrant is $0.86 per share, subject to adjustment in the event of stock splits, stock dividends, combinations, recapitalizations and similar events affecting Avalon’s outstanding common stock. The warrant is not exercisable for six months after issuance and may not be exercised to the extent that the aggregate number of shares of Avalon’s common stock held by Clinical Data following exercise of the warrant, including shares of Avalon common stock otherwise held by Clinical Data, would exceed 19.9% of the outstanding stock of Avalon, unless the issuance of any additional shares is first approved by a vote of Avalon’s stockholders in accordance with the rules of the Nasdaq Stock Market.

The shares of common stock and the warrant were issued in a private placement, were not registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

Representations and Warranties; Covenants

The securities purchase agreement contained certain customary representations and warranties of Avalon. Under the securities purchase agreement, Avalon agreed that it will take the following actions, among others:

•	to timely file all reports required to be filed by it pursuant to the Exchange Act;

•	to not sell, offer for sale, or solicit offers to buy or otherwise negotiate in respect of any security that would be aggregated with the offer or sale of the shares purchased by Clinical Data or the warrant, or the shares issuable upon conversion or exercise of the warrant, in a manner that would require registration under the Securities Act;

•	to use the proceeds from the purchase for working capital and general corporate purposes;

•	to indemnify Clinical Data and its directors, officers, shareholders, members, partners, employees and agents harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses that they may suffer or incur as a result of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by the Company in the securities purchase agreement, warrant and registration rights agreement (discussed below), or (ii) any action instituted against Clinical Data by any Avalon stockholder with respect to any of the transactions contemplated by the security purchase agreement; and

•	to use reasonable best efforts to maintain the listing of its common stock on the Nasdaq Global Market, and as soon as reasonably practicable following the closing of the purchase, to list all of the shares of common stock purchased by Clinical Data or issuable upon exercise or conversion of the warrant on the Nasdaq Global Market.

Registration Rights Agreement

Pursuant to a registration rights agreement between Avalon and Clinical Data dated as of October 27, 2008, as amended on November 17, 2008, Avalon has agreed to register for resale under the Securities Act the shares of common stock issued in the private placement and the shares of common stock issuable upon exercise of the warrant. The registration rights agreement also provides indemnification and contribution remedies to Clinical Data in connection with the resale of the shares pursuant to such registration statement.

In addition, the registration rights agreement provides that in the event Avalon has not filed with the SEC the registration statement on or prior to 30 days after the written request of Clinical Data to file the registration Statement, such date known as the filing deadline, Clinical Data shall be entitled to a liquidated damages payment in the amount of 1.5% of the total purchase price for the shares issued in the private placement, but excluding any shares issuable upon exercise of the warrant, for each month after the filing deadline during which such registration statement remains un-filed with the SEC. Further, the registration rights agreement provides that in the event such registration statement is not declared effective by the SEC by the earlier of (i) 90 days after filing date (or 120 days after the filing date in the event the registration statement is subject to review by the SEC) or (ii) within 5 days following notice from the SEC that the registration statement is no longer subject to review (such date known as the effectiveness deadline), Clinical Data shall be entitled to a liquidated damages payment in the amount of 1.5% of the total purchase price for each month (pro rated for any lesser period) after the effectiveness deadline during which such registration statement has not been declared effective by the SEC.

THE LICENSE AGREEMENT

The following description describes the material terms of the License Agreement. This description of the License Agreement is qualified in its entirety by reference to the License Agreement attached as Annex H to this proxy statement/prospectus and incorporated herein by reference. Clinical Data and Avalon encourage you to read the License Agreement in its entirety.

On October 27, 2008 Avalon and Clinical Data entered into the AvalonRx® License Agreement, referred to as the license agreement, pursuant to which Avalon granted Clinical Data a royalty-free, fully-paid, worldwide, perpetual, irrevocable, sublicensable and exclusive license to AvalonRx®, Avalon’s proprietary drug-development platform and its related technology, collectively referred to as the AvalonRx® technology, in exchange for a one time payment of $1,000,000. The license agreement provides that Clinical Data will have full control, authority, and discretion over the research, development, and commercialization of the AvalonRx® technology and will not be required to obtain Avalon’s consent prior to granting sublicenses to its affiliates and to third parties for the AvalonRx® technology, so long as such sublicenses are consistent with the terms of the license agreement.

Clinical Data’s exclusive rights to the AvalonRx® technology are subject to Avalon’s right to utilize the AvalonRx® technology to fulfill its obligations under its existing collaboration agreements and to continue development of AVN944 and certain of its existing development programs.

Obligations of Each Party

Under the license agreement, Avalon is obligated to transfer the AvalonRx® technology to Clinical Data and to provide consulting advice with respect to the AvalonRx® technology, all at no additional cost to Clinical Data. The license agreement also provides that Avalon will continue to be responsible for, at its sole expense, the prosecution and maintenance of all patent rights included in the AvalonRx® technology and will deliver to Clinical Data copies of all documents materially related to such prosecution or maintenance within a reasonable period of time after such documents are prepared by or received by Avalon. In addition, Avalon must consult with Clinical Data regarding the prosecution of any patent applications in the licensed patents and shall incorporate any and all reasonable comments or suggestions made by Clinical Data with respect to such prosecution. In addition, if Avalon no longer wishes to file, prosecute, or maintain any patent rights in the patents licensed under the license agreement, it must give notice to Clinical Data 90 days prior to abandonment or lapse of such patent rights and, thereafter, assign, for no additional consideration, its ownership in such patent or patent application if so requested by Clinical Data.

The license agreement also contains several other provisions relating to the obligations of each party, including:

•	the cooperation of each party relating to the enforcement of the patent rights covered by the license agreement;

•	the confidentiality of technology, data, samples, technical and economic information, commercialization, clinical and research strategies, know-how and trade secrets provided by one party to the other; and

•	mutual indemnification provisions pursuant to which Avalon and Clinical Data agree to indemnify one another for certain claims including infringement of third party intellectual property rights.

THE NOTE PURCHASE AGREEMENT

The following description describes the material terms of the Note Purchase Agreement. This description of the Note Purchase Agreement is qualified in its entirety by reference to the Note Purchase Agreement attached as Annex I to this proxy statement/prospectus and incorporated herein by reference. Clinical Data and Avalon encourage you to read the Note Purchase Agreement in its entirety.

Avalon and Clinical Data have entered into a Note Purchase Agreement dated October 27, 2008, referred to as the note purchase agreement, pursuant to which Clinical Data made a loan to Avalon evidenced by a term note in the principal amount of $3,000,000, referred to as the term note. The term note bears interest at a fixed rate of 7% per annum and matures on March 31, 2009, unless accelerated pursuant to its terms. Avalon has the right to prepay the term note, together with any accrued interest, at any time without penalty.

Under the note purchase agreement, Avalon has agreed, among other things and subject to certain exceptions, (i) to provide Clinical Data with certain periodic financial and audit information; (ii) to maintain certain insurance coverage; and (iii) to protect the collateral securing Avalon’s obligations. In addition, Avalon has agreed that it shall not, prior to repayment of the term note and subject to certain exceptions as described in the note purchase agreement securing Avalon’s obligations, (i) merge with another entity; (ii) dispose of or encumber any of the collateral; (iii) change the nature of Avalon’s business; or (iv) permit judgments against Avalon in an amount in excess of $50,000 to remain unpaid for over 20 days without obtaining a stay of execution.

The term note is secured by collateral consisting of certain intellectual property rights of Avalon under the terms of an intellectual property security agreement between Avalon and Clinical Data.

Remedies upon Default

Under the note purchase agreement, Clinical Data has certain rights upon the occurrence of an event of default, including the following:

•	Clinical Data may accelerate the maturity of the note and demand immediate payment in full of all amounts payable under the term note;

•	Clinical Data will receive interest on the term note of an additional 4% per annum in addition to the then-applicable interest rate;

•	Clinical Data may sell, assign, and deliver the whole or any part of the collateral securing the term note and collect or cause to be collected or otherwise to be converted into money all or any part of the collateral and to surrender, compromise, release, renew, extend, exchange or substitute any item of the collateral in transactions with Avalon or any third party, irrespective of any assignment thereof by Avalon, and without prior notice to or consent of Avalon;

•	Avalon shall pay all expenses that Clinical Data may deem reasonably necessary or proper in connection with the collection of any of the obligations or the administration, supervision, preservation, protection of or the realization upon, any of the collateral; and

•	Clinical Data may, at its election, withhold from Avalon the amount of any milestone, royalty, expense reimbursement or other payment of any nature owing from Clinical Data to Avalon under the license agreement, the merger agreement, other than merger consideration, as defined in the merger agreement, or otherwise, up to an aggregate amount equal to the amount of the defaulted payment, and apply all amounts so withheld to the repayment of the outstanding obligations under the note purchase agreement.

The note purchase agreement provides that each of the following will constitute a default:

•	any failure to pay principal, interest or other monetary obligation when due;

•	any failure to comply with any certain affirmative or negative covenants, agreements or undertakings;

•	any representation or warranty made by Avalon in either the note purchase agreement, term note or intellectual property security agreement or in any other writing supplied to Clinical by Avalon or on Avalon’s behalf shall be untrue in any material respect when made;

•	any act of bankruptcy or dissolution of Avalon;

•	in Clinical Data’s reasonable discretion, (i) Avalon has experienced a material adverse change (as defined in the merger agreement), (ii) there has been a material impairment in the perfection or priority of Clinical Data’s lien in the collateral or in the value of such collateral, or (iii) there has been a material impairment of the prospect of repayment of any portion of Avalon’s obligations under the note purchase agreement;

•	any default or breach with respect to Avalon’s obligations, representations or warranties under the license agreement (after giving effect to any applicable grace or cure period) or the license agreement shall be terminated for any reason whatsoever;

•	any default, breach or termination with respect to Avalon’s obligations, representations or warranties under the merger agreement shall have occurred (after giving effect to any applicable grace or cure period) or the merger agreement shall be terminated for any reason whatsoever (other than a termination due to a failure to obtain the requisite consent of Avalon’s stockholders);

•	one or more judgments for the payment of money in an aggregate amount in excess of $100,000 is rendered against Avalon, and the same shall remain undischarged for a period of 30 consecutive days during which execution is not effectively stayed, or any action is legally taken by a judgment creditor to levy upon an collateral to enforce any such judgment; or

•	any security interest purported to be created by any intellectual property security agreement shall cease to be, or shall be asserted by Avalon not to be, a valid, perfected, first priority security interest in the collateral.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Clinical Data acquired Adenosine Therapeutics, LLC, which we refer to as Adenosine, on August 4, 2008 and entered into an agreement to acquire Avalon on October 27, 2008. We expect the acquisition of Avalon to be completed in the first quarter of calendar 2009.

The following unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting with Clinical Data as the acquirer. The unaudited pro forma condensed combined statements of operations data combine the historical statements of operations data for Clinical Data and the statements of operations for Adenosine and Avalon, giving effect to the acquisitions as if they had occurred at the beginning of the period presented. The unaudited pro forma condensed combined balance sheet data combines the historical balance sheets of Clinical Data at September 30, 2008, which already includes the effects of the acquisition of Adenosine, and giving effect to the Avalon acquisition as if it had occurred as of the date of the balance sheet.

The data is presented for informational purposes only and is not intended to represent or be indicative of the results of operations or financial condition of Clinical Data that would have been reported had the acquisitions been completed as of the dates presented, and should not be taken as representative of future results of operations or financial condition of Clinical Data. Please also read the section in this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 33 for more information on the statements made in this section. The unaudited pro forma condensed combined financial information should be read in conjunction with the separate historical consolidated financial statements and the accompanying notes of Clinical Data and Adenosine incorporated by reference into this proxy statement/prospectus and the separate historical financial statements of Avalon attached as Annex F to this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 128 and “Incorporation of Certain Documents by Reference” beginning on page 129 of this proxy statement/prospectus

Clinical Data’s historical financial information has been adjusted to give effect to the impact of the consideration to be issued in connection with the Avalon acquisition. In the unaudited pro forma condensed combined balance sheet, Clinical Data’s costs to acquire Avalon have been allocated to the tangible and intangible assets acquired and liabilities assumed based upon Clinical Data’s management’s preliminary estimate of their respective fair values as of the assumed date of acquisition of Avalon. Definitive allocations will be performed by Clinical Data. Accordingly, the purchase allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value after the closing of the acquisition of Avalon.

The unaudited pro forma condensed combined statements of operations also include certain purchase accounting adjustments, expected to have a continuing impact on the combined results, such as reductions in depreciation expense on acquired tangible assets and additional amortization expense on acquired intangible assets.

The unaudited pro forma condensed combined statements of operations do not include the impact of any revenue, cost or other operating synergies that may result from the acquisitions. Cost synergy opportunities in research and development will be achieved through improved asset utilization and coordinated efforts. Cost synergies in general and administrative will be achieved through the elimination of the overlap between the three companies and the delivery of key support functions by Clinical Data’s senior management. In addition, certain non-recurring items have been excluded from the statement of operations including in-process research and development expense for Adenosine and Avalon. In-process research and development expenses were $52.1 million for Adenosine, which is included in the results of operations of Clinical Data for the six months ended September 30, 2008. Management has preliminarily estimated the in-process research and development expenses as approximately $4.7 million for Avalon. The effects of the Securities Purchase Agreement, discussed on page 107, the License Agreement, discussed on page 109, and the Note Purchase Agreement, discussed on page 110, have been excluded from the pro forma financial statements. The effects of these agreements may impact the purchase price consideration and purchase price allocation, and any adjustment will be determined based upon the amount of the cash advances that are expended between the date of the advance payments and the closing of the transaction. The adjustments to the purchase price allocation may impact the amounts of depreciation and amortization recorded in future periods.

Conforming Year Ends

Clinical Data has a fiscal year end of March 31 whereas Adenosine and Avalon have a December 31 calendar year end. In order to prepare the unaudited pro forma condensed combined statements of operations for the year ended March 31, 2008 and for the six months ended September 30, 2008, Adenosine’s and Avalon’s operating results were first conformed to Clinical Data’s year-end. This was done by utilizing Adenosine’s and Avalon’s historical audited financial statements for the year ended December 31, 2007, and their historical unaudited financial statements for the three-month periods ended March 31, 2008 and 2007 and the nine-month period ended September 30, 2008. The results of operations of Adenosine from August 4, 2008 to September 30, 2008 are included in the historical operating results of Clinical Data.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

	For the Six Months Ended September 30, 2008
	Historical	Historical	Pro Forma		Pro Forma	Historical	Pro Forma		Pro Forma
	Clinical Data(9)	Adenosine(1)(10)	Adjustments		Combined	Avalon(1)	Adjustments		Combined
	(In thousands, except per share)

Revenues	$18,021	$969	—		$18,990	$261	—		$19,251
Cost of revenues	13,236	3	—		13,239	—	—		13,239

Gross profit	4,785	966	—		5,751	261	—		6,012

OPERATING EXPENSES:
Research and development	17,693	1,491	—		19,184	8,503	(269)	(5)	27,418
Sales and marketing	6,965	—	—		6,965	—	—		6,965
General and administrative	13,422	776	—		14,198	3,434	(36)	(5)
							217	(6)	17,813
Purchased in process research and development	52,100	—	(52,100)	(2)	—	—	—		—

Total operating expenses	90,180	2,267	(52,100)		40,347	11,937	(88)		52,196

Operating loss	(85,395)	(1,301)	52,100		(34,596)	(11,676)	128		(46,184)
Interest expense	(260)	(125)	(435)	(3)	(820)	(190)	190	(7)	(820)
Interest income	584	59	(59)	(4)	584	252	(90)	(7)	746
Other income	26	27	—		53	77	—		130

Loss from continuing operations before taxes	(85,045)	(1,340)	51,606		(34,779)	(11,537)	188		(46,128)
Provision for income taxes	(117)	—	—		(117)	—	—		(117)

Loss from continuing operations	$(85,162)	$(1,340)	$51,606		$(34,896)	$(11,537)	$188		$(46,245)

Loss from continuing operations per basic and diluted share	$(4.04)				$(1.66)				$(2.11)

Weighted average common shares outstanding	21,070				21,070		801	(8)	21,871

See notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

	For the Year Ended March 31, 2008
	Historical	Historical	Pro Forma		Pro Forma	Historical	Pro Forma		Pro Forma
	Clinical Data	Adenosine(1)	Adjustments		Combined	Avalon(1)	Adjustments		Combined
	(In thousands, except per share)

Revenues	$34,032	$2,626	—		$36,658	$128	—		$36,786
Cost of revenues	26,266	—	—		26,266	—	—		26,266

Gross profit	7,766	2,626	—		10,392	128	—		10,520

OPERATING EXPENSES:
Research and development	18,586	4,830	—		23,416	15,571	(549)	(5)	38,438
Sales and marketing	9,997	—	—		9,997	—	—		9,997
General and administrative	27,387	1,799	—		29,186	8,145	(72)	(5)
							435	(6)	37,694

Total operating expenses	55,970	6,629	—		62,599	23,716	(186)		86,129

Operating loss	(48,204)	(4,003)	—		(52,207)	(23,588)	186		(75,609)
Interest expense	(531)	(183)	(1,224)	(3)	(1,938)	(576)	568	(7)	(1,946)
Interest income	2,071	338	(338)	(4)	2,071	1,571	(330)	(7)	3,312
Other income	519	29			548	16	—		564

Loss from continuing operations before taxes	(46,145)	(3,819)	(1,562)		(51,526)	(22,577)	424		(73,679)
Benefit from income taxes	28	—	—		28	—	—		28

Loss from continuing operations	$(46,117)	$(3,819)	$(1,562)		$(51,498)	$(22,577)	$424		$(73,651)

Loss from continuing operations per basic and diluted share	$(2.42)				$(2.70)				$(3.70)

Weighted average common shares outstanding	19,081				19,081		801	(8)	19,882

See notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of September 30, 2008
	Historical	Historical	Pro Forma			Pro Forma
	Clinical Data	Avalon(1)	Adjustments			Combined
	(In thousands, except per share)

ASSETS
Current Assets:
Cash and cash equivalents	$41,200	$2,749	$(1,660)	(11)		$42,289
Marketable securities, at fair value	10,875	4,318	—			15,193
Accounts receivable, net	7,102	8	—			7,110
Prepaid expenses and other current assets	2,882	454	—			3,336

Total current assets	62,059	7,529	(1,660)			67,928

Restricted cash and marketable securities	—	4,358	(4,358)	(11)		—
Property, plant and equipment, net	9,479	6,309	(2,273)	(12e	)	13,515
Goodwill	29,412	—	—			29,412
Intangibles assets, net	10,772	—	3,389	(12f	)	14,161
Other assets, net	508	212	(212)	(12g	)	508

TOTAL ASSETS	$112,230	$18,408	$(5,114)			$125,524

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$7,105	$1,200	$(1,200)	(11)		$7,105
Current portion of capital lease obligations	964	—	—			964
Accounts payable	6,196	1,583	—			7,779
Accrued expenses and other current liabilities	6,481	945	(18)	(11)
			1,000	(12b	)
			2,000	(12h	)	10,408
Customer advances and deferred revenue	2,327	884	—			3,211

Total current liabilities	23,073	4,612	(218)			29,467

Long-Term Liabilities:
Long-term debt, net of current portion	21,988	4,800	(4,800)	(11)		21,988
Capital lease obligations, net of current portion	1,933	—	—			1,933
Contingent purchase price	15,738		2,271	(12c	)	18,009
Other long-term liabilities	122	416	—			538

Total long-term liabilities	39,781	5,216	(2,529)			42,468

Stockholders’ equity:
Common stock	227	170	(170)	(12d	)
			8	(12a	)	235
Additional paid-in capital	251,044	150,587	(150,587)	(12d	)
			8,889	(12a	)	259,933
Accumulated deficit	(203,640)	(142,163)	142,163	(12d	)
			(4,684)	(12i	)	(208,324)
Other comprehensive income (loss)	1,745	(14)	14	(12d	)	1,745

Total stockholders’ equity	49,376	8,580	(4,367)			53,589

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$112,230	$18,408	$(5,114)			$125,524

See notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Financial Statements

(1)	Certain items of the historical presentation of Adenosine and Avalon have been combined to conform to the presentation used in the unaudited pro forma condensed combined financial statements.

(2)	Certain non-recurring items have been excluded from the statement of operations including in-process research and development expense for Adenosine and Avalon. In-process research and development expenses were $52.1 million for Adenosine, which is included in the results of operations of Clinical Data for the six months ended September 30, 2008. Management has preliminarily estimated the in-process research and development expenses at approximately $4.7 million for Avalon.

(3)	To record the interest expense on a $22 million five-year promissory note issued in connection with the Adenosine acquisition. The note accrues simple interest of 6% amortized over its five-year term with equal quarterly principal payments of $1.1 million.

(4)	To eliminate the interest income earned on assets not included in the Adenosine acquisition.

(5)	To adjust depreciation expense for the result of the purchased tangible assets based on the preliminary allocation of the purchase price to tangible assets. The unaudited pro forma condensed combined financial statements reflect a preliminary allocation to tangible assets, liabilities and other intangible assets, including in-process research and development (IPR&D) programs. The final purchase price allocation may result in a different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed combined financial statements. The purchased tangible assets are depreciated on a straight line basis over their respective useful lives as follows:

		Weighted-Average
	Decrease	Remaining
	in Value	Useful Life
	(In thousands)

Asset class:
Leasehold improvements	$(2,060)	4 years
Personal property	(212)	2 years

	$(2,273)

(6)	To adjust amortization expense for the result of the purchased intangibles based on the preliminary allocation of the purchase price to intangible assets. The unaudited pro forma condensed combined financial statements reflect a preliminary allocation to tangible assets, liabilities and other intangible assets, including in-process research and development (IPR&D) programs. The final purchase price allocation may result in a different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed combined financial statements. The purchased intangibles are amortized on a straight line basis over their respective remaining useful lives as follows:

		Weighted-Average
	Increase	Remaining
	in Value	Useful Life
	(In thousands)

Asset class:
Avalon Rx® platform	$3,239	8 years
Avalon trademark	150	5 years

	$3,389

(7)	As of April 1, Avalon had a debt obligation that would be in default due to the entering into the merger agreement with Clinical Data. Effective April 1, the outstanding balance would be repaid, therefore the Company would not incur interest expense and related costs for the periods presented. In addition, the cash used to pay the outstanding debt would not be available to earn interest income. The assumed annualized interest rate was 3% for the six months ended September 30, 2008 and 5.5% for the year ended March 31, 2008.

(8)	The pro forma combined per share amounts and weighted average common shares reflect the combined weighted average Clinical Data common shares for each period presented and the common shares of Clinical Data common stock to be issued in connection with the acquisition, based on an exchange ratio of 0.047 shares of Clinical Data’s common stock for each share of Avalon common stock and 17,037,927 shares of Avalon common stock issued and outstanding as of September 30, 2008. No stock options or warrants were included in the diluted earnings per share calculation because they would be anti-dilutive.

(9)	Includes the results of operations of Adenosine from August 4, 2008 to September 30, 2008.

(10)	Adenosine was acquired on August 4, 2008. Amounts here include the operations of Adenosine for the period from April 1, 2008 through August 3, 2008.

(11)	On October 29, 2008, Avalon received notice from Manufactures and Traders Trust Company (“M&T Bank”) regarding the occurrence of an event of default related to its letter of credit with M&T Bank upon Avalon’s entry into the Merger Agreement and the Secured Loan. As a result of the default, M&T declared all outstanding amounts under the letter of credit to be immediately due and payable. On October 30, 2008, the Avalon made a payment of $6,062,489 to M&T which constituted all amounts due under the letter of credit. The payment was inclusive of $6,000,000 in principal, $34,508 of accrued interest (of which $17,739 was accrued as of September 30, 2008), and $27,981 for related fees and expenses.

(12)	The total consideration was determined based on an exchange ratio of 0.0470 of a share of Clinical Data’s common stock for each share of Avalon common stock and assumes (i) 17,037,928 shares of Avalon common stock outstanding and (ii) the value per share of Clinical Data’s common stock of $11.11, the average of the trading prices two days before and two days after October 28, 2008, the date of the announced acquisition. Also includes the contingent value rights which are based upon an exchange ratio of 0.012 of a share of Clinical Data common stock for each contingent value right issuable and assumes the maximum number of Clinical Data common stock will be issued under those contingent value rights. The preliminary consideration is as follows:

		Common Stock	Additional
		($0.01 Par Value)	Paid-In Capital	Total
		($ in thousands)

(12a)	Issuance of Clinical Data’s common stock to Avalon shareholders	$8	$8,889	$8,897
(12b)	Estimated Clinical Data transaction costs			1,000
(12c)	Contingent value rights			2,271

	Total consideration			$12,168

Clinical Data has not completed an assessment of the fair value of assets and liabilities of Avalon and the related business integration plans. The table below represents a preliminary allocation of the total consideration to Avalon’s tangible and intangible assets and liabilities based on management’s preliminary estimate of their respective fair value as of the date of the business combination.

(12d)	Avalon’s historical net book value			$8,580
(12e)	Fair value adjustment to property, plant and equipment			(2,273)
(12f)	Fair value adjustment to identifiable intangible assets			3,389
(12g)	Write-off of deferred financing costs, net			(212)
(12h)	Avalon’s estimated transaction costs			(2,000)
(12i)	In-process research and development costs			4,684

				$12,168

Upon completion of the fair value assessment after the closing of the merger, Clinical Data anticipates that the ultimate purchase price allocation may differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to pro rata to the long-lived assets.

The preliminary allocation of the estimated fair value of Avalon’s identifiable intangible assets is as follows:

		Weighted-Average
	Increase	Remaining
	in Value	Useful Life
	(In thousands)

Asset class:
Avalon Rx® platform	$3,239	8 years
Avalon trademark	150	5 years
In-process research and development	4,684

	$8,073

COMPARATIVE RIGHTS OF CLINICAL DATA STOCKHOLDERS AND
AVALON STOCKHOLDERS

This section of the proxy statement/prospectus describes material differences between the rights of Clinical Data common stockholders, on the one hand, and the rights of Avalon common stockholders on the other hand. The rights compared are those found in the respective companies’ charter documents, and corporate law provisions of Delaware, which is the state in which both companies are incorporated. While Clinical Data and Avalon believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to the stockholders of Clinical Data and Avalon. This summary is not intended to be a complete discussion of the certificate of incorporation and bylaws of Clinical Data and the certificate of incorporation, bylaws and stockholders’ rights plan of Avalon and is qualified in its entirety by applicable Delaware law. You should carefully read this entire document and the documents referred to in this summary for a more complete understanding of the differences between the rights of Clinical Data common stockholders and the rights of Avalon common stockholders.

Clinical Data and Avalon are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of Clinical Data common stock and Avalon common stock arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the merger, holders of Avalon common stock will become holders of Clinical Data common stock and their rights will be governed by Delaware law, the certificate of incorporation of Clinical Data and the bylaws of Clinical Data. The following discussion summarizes material differences between the rights of Clinical Data stockholders and Avalon stockholders under the certificate of incorporation and bylaws of Clinical Data and of Avalon and the stockholders’ rights plan of Avalon.

Because this summary does not provide a complete description of these documents, you are urged to read carefully the relevant provisions of Delaware law, as well as the certificates of incorporation and bylaws of each of Clinical Data and Avalon. Copies of the certificate of incorporation and bylaws of Avalon and Clinical Data will be sent to you, upon request. See “Where You Can Find More Information” on page 128.

Number and Election of Directors

Clinical Data

The Clinical Data bylaws require that there be no less than one director and that the Clinical Data stockholders may determine the total number of directors by resolution. The Clinical Data board of directors currently consists of six directors. The Clinical Data board of directors is elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election.

Avalon

The Avalon bylaws required that there be no less than three directors nor more than twelve directors and that a majority of Avalon’s directors may determine the total number of directors by resolution. The Avalon board of directors currently consists of six directors. The Avalon board of directors is elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election.

Capitalization

Clinical Data

The authorized capital stock of Clinical Data consists of:

•	60,000,000 shares of common stock, par value $0.01 per share; and

•	1,500,000 shares of preferred stock, par value $0.01 per share.

Avalon

The authorized capital stock of Avalon consists of:

•	60,000,000 shares of common stock, par value $0.01 per share; and

•	5,295,504 shares of preferred stock, par value $0.01 per share, of which 300,000 shares have been designated Series C junior participating preferred stock, par value $0.01 per share.

Vacancies on the Board of Directors and Removal of Directors

General

Delaware law provides that if, at the time of the filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock of the corporation then outstanding having the right to vote for such directors, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.

Clinical Data

Vacancies on the board of directors of Clinical Data and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

Clinical Data’s bylaws provide that a director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series.

Avalon

Vacancies on the board of directors of Avalon and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

Avalon’s bylaws provide that a director may be removed, but only with cause, by the holders of a majority of the shares of capital stock then entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed with or without cause only by vote of the holders of a majority of the outstanding shares of such class or series.

Committees of the Board of Directors

Clinical Data

Clinical Data’s board may, by resolution passed by a majority of the whole board, designate one or more committees consisting of one or more directors, which will have and may exercise the powers and authority of the board of directors in the management of the business and affairs of Clinical Data as designated by resolution of the board; but no such committee shall have the power to approve or adopt, or recommend to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or to amend or repeal the bylaws or to adopt any new bylaws. The board may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee.

Avalon

Avalon’s board may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors. The board may also designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Each committee may, to the extent provided in the resolution of the Avalon board and subject to the provisions of the Delaware General Corporation Law, exercise all the powers and authority of the board in the management of the business and affairs of Avalon.

Amendments to the Certificate of Incorporation

General

Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation’s board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation’s certificate of incorporation.

Clinical Data

Clinical Data’s certificate of incorporation provides that the certificate of incorporation may be amended in the manner prescribed by Delaware law.

Avalon

Subject to the provision in Avalon’s certificate of incorporation that any action by written consent of Avalon’s stockholders must be unanimous, Avalon’s certificate of incorporation may be amended with the approval required under Delaware law.

Amendments to Bylaws

General

Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board of directors may also be delegated the power.

Clinical Data

Clinical Data’s certificate of incorporation and bylaws provide that the board of directors is expressly authorized to alter, amend or repeal the bylaws; provided, however, that any such alteration, amendment or repeal shall require the approval of at least 66 2/3% of the total number of directors present at any regular or special meeting of the board of directors at which a quorum is present. The stockholders shall also have the power to alter, amend or repeal the bylaws, provided, however, that the affirmative vote of the holders of at least 66 2/3% of the shares of the capital stock of Clinical Data issued and outstanding, present in person or by proxy and entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders, provided that notice of such alteration, amendment, repeal or adoption of new bylaws shall have been stated in the notice of any such special meeting.

Avalon

Avalon’s certificate of incorporation and bylaws provide that the board of directors is expressly authorized to alter, amend or repeal the bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the board of directors at which a quorum is present. The stockholders may also alter, amend or repeal the bylaws by the affirmative vote of the holders of a majority of the shares of the capital stock of Avalon issued and outstanding, present in person or by proxy and entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders, provided that notice of such alteration, amendment, repeal or adoption of new bylaws shall have been stated in the notice of any such special meeting.

Ability to Call Special Meetings

Clinical Data

Special meetings of stockholders may be called at any time by the president or by the board of directors. The business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Avalon

Special meetings of stockholders may be called at any time by the chief executive officer or by the board of directors. The business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Notice of Stockholder Action

Clinical Data

Under the Clinical Data bylaws, in order for a stockholder to submit a proposal at any annual stockholder meeting, timely written notice must be given to the corporate secretary of Clinical Data before the annual meeting. To be timely, notice of a stockholder proposal must be delivered to, or mailed and received at Clinical Data’s principal executive offices, no later than 90 days in advance of the anniversary date of the immediately preceding annual meeting.

A stockholder’s notice to the secretary must set forth all of the following:

•	a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and address of the stockholder proposing such business and any other stockholder who is the record or beneficial owner of any equity security of Clinical Data known by such stockholder to be supporting such proposal;

•	the class and number of shares of Clinical Data’s equity securities which are beneficially owned and owned of record by the stockholder giving the notice on the date of such stockholder notice and by any other record or beneficial owners of Clinical Data’s equity securities known by such stockholder to be supporting such proposal on the date of such stockholder notice; and

•	any financial or other interest of the stockholder in such proposal.

With respect to stockholder nominations of directors for election, nominations may be made by any stockholder of record entitled to vote at the annual meeting of stockholders who provides timely notice in writing to the corporate secretary of Clinical Data delivered in a manner similar to that of proposals for transacting business.

Stockholders nominating candidates for election to the Clinical Data board of directors are required to provide the following information as to each person whom the stockholder proposes to nominate for election or reelection as a director:

•	the name, age, business address and residence address of such person;

•	the principal occupation or employment of such person;

•	the class and number of shares of Clinical Data’s equity securities which are beneficially owned by such person on the date of such stockholder notice; and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 13(d) or Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

and the following information as to the stockholder giving the notice:

•	the name and address of such stockholder and any other stockholder who is a record or beneficial owner of any equity securities of the corporation and who is known by such stockholder to be supporting such nominee(s); and

•	the class and number of shares of Clinical Data’s equity securities which are beneficially owned and owned of record by such stockholder on the date of such stockholder notice and the number of shares of the Clinical Data’s equity securities beneficially owned and owned of record by any person known by such stockholder to be supporting such nominee(s) on the date of such stockholder notice.

Clinical Data may require any proposed nominee to furnish such other information as may reasonably be required by Clinical Data to determine the eligibility of such proposed nominee to serve as a director.

Avalon

Under the Avalon bylaws, in order for a stockholder to submit a proposal at any stockholder meeting, the stockholder must have been given timely written notice to the secretary of Avalon before the annual meeting. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of Avalon not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than thirty days before or more than seventy days after such anniversary date or other prior public announcement of the date of the meeting, notice by the stockholder must be delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which such notice of the date of the meeting or such public announcement was first made.

A stockholder’s notice to the secretary must set forth all of the following as to each matter the stockholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend Avalon’s bylaws, the language of the proposed amendment);

•	any material interest in such business of such stockholder and such beneficial owner, if any, on whose behalf the proposal is made; and

•	any other information relating to such business that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies in support of such proposal or is otherwise required pursuant to Regulation 14A of the Exchange Act.

A stockholder’s notice to the secretary must set forth all of the following as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

•	the name and address of such stockholder, as they appear on Avalon’s books, and of such beneficial owner;

•	the class or series and number of shares of Avalon which are owned beneficially and of record by such stockholder and by such beneficial owner;

•	a description of all arrangements or understandings between such stockholder and/or beneficial owner and any other person or persons (including their names) pursuant to which the proposal(s) are to be made by such stockholder;

•	a representation that such stockholder is a holder of record of stock of Avalon entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose the items of business set forth in its notice;

•	a representation whether the stockholder or the beneficial owner, if any, intends or is a part of a group which intends:

•	to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Avalon’s outstanding capital stock required to approve or adopt the proposal; and/or

•	otherwise to solicit proxies from stockholders in support of such proposal; and

•	any other information relating to such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies in support of such proposal pursuant to Regulation 14A under the Exchange Act.

With respect to stockholder nominations of directors for election, nominations may be made by any stockholder of record entitled to vote at the annual meeting of stockholders who provides timely notice in writing to the secretary of Avalon delivered in a manner similar to that of proposals for transacting business.

Stockholders nominating candidates for election to Avalon’s board of directors are required to provide the following information:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record of stock of Avalon entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•	such other information regarding each nominee proposed by such stockholder as would be required to be disclosed in a proxy statement or other filings required to be made in connection with the election of such director pursuant to Regulation 14A under the Exchange Act; and

•	the consent of each nominee to serve as a director of Avalon if so elected.

The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Indemnification of Directors and Officers

General

Under Delaware law, a corporation generally may indemnify directors and officers:

•	for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•	with respect to any criminal proceeding, if they had no reasonable cause to believe that their conduct was unlawful.

In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

Clinical Data

The intent of the indemnification provisions in the Clinical Data bylaws is to provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law. The Clinical Data bylaws provide that Clinical Data will indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or otherwise, and whether by or in the right of the Clinical Data, its stockholders, a third party or otherwise by reason of the fact that such person is or was a director or officer of Clinical Data, or is or was serving at the request of Clinical Data as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, a charity or non-profit organization or person, against all expenses (including attorneys’ fees), liability, loss, judgments, fines, excise taxes, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. In addition, Clinical Data shall grant such indemnification to each of its directors and officers with respect to any matter in a proceeding as to which such director or officer’s liability is limited pursuant to Clinical Data’s certificate of incorporation. However, such indemnification shall exclude (i) indemnification with respect to any improper personal benefit which a director or officer is determined to have received and of the expenses of defending against an improper personal benefit claim unless the director or officer is successful on the merits in said defense, and (ii) indemnification of present or former officers, directors, employees or agents of a constituent corporation absorbed in a merger or consolidation transaction with Clinical Data with respect to their activities prior to said transaction, unless specifically authorized by the board of directors or stockholders of Clinical Data. Such indemnification shall include prompt payment of expenses reasonably incurred by a director or officer in defending a proceeding in advance of the final disposition of such proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay such amounts if it shall ultimately be determined that he is not entitled to be indemnified by Clinical Data under the bylaws.

Clinical Data may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to an advancement of expenses, pursuant to the bylaws, to any person who was or is a party or is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he is or was an employee or agent of Clinical Data or is or was serving at the request of Clinical Data, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, a charity or a non-profit organization or person.

The indemnification rights provided in the bylaws are contractual rights and shall not be deemed exclusive of any other rights to which any person, whether or not entitled to be indemnified hereunder, may be entitled by law or under any bylaw, agreement, vote of stockholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of such a person. A director or officer is entitled to the benefit of any amendment of the Delaware General Corporation Law which enlarges indemnification rights under the bylaws, but any such amendment which adversely affects indemnification rights with respect to prior activities shall not apply to such director or officer without his consent unless otherwise required by law. Each person who is or becomes a director or officer of Clinical Data is be deemed to have served or to have continued to serve in such capacity in reliance upon the indemnity provided for in the bylaws.

Avalon

The intent of the indemnification provisions in the Avalon bylaws is to provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law for each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust of other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom. Indemnification provided to such persons may include payment by Avalon of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under the bylaws. Under its bylaws, Avalon will not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by Avalon’s board.

The indemnification rights provided in the bylaws are not to be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and unless otherwise provided when authorized or ratified, shall continue as to a person who has ceased to be a director, officer, employee, partner, agent or trustee and shall inure to the benefit of the personal representatives, heirs, executors and administrators of such person. Avalon may, to the extent authorized from time to time by its board of directors, grant indemnification rights to other employees or agents of Avalon or other persons serving Avalon and such rights may be equivalent to, or greater or less than, those set forth in the bylaws.

Avalon has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving, or has agreed to serve, at the request of Avalon, as a director, officer, employee, partner (limited or general), agent or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust of other enterprise, including any employee benefit plan, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not Avalon would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

Voting Requirements and Quorums for Stockholder Meetings

Clinical Data

Each holder of Clinical Data common stock is entitled to one vote for each share, and a proportionate vote for each fractional share of stock held. The Clinical Data bylaws provide, in accordance with Delaware law, that at any meeting of the stockholders, the holders of a majority in interest of all stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of any business of Clinical Data, but in the absence of a quorum a smaller group may adjourn any meeting from time to time. When a quorum is present at any meeting, a majority of the stock present or represented and voting on a matter shall decide any matter to be voted upon by the stockholders at such meeting, except when a different vote is required by express provision of law, the certificate of incorporation or the bylaws. Any election of directors of Clinical Data by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election. Clinical Data stockholders may take any action by written consent that would otherwise be taken at a meeting of the stockholders.

Avalon

Each holder of Avalon common stock is entitled to one vote for each share of stock held of record by such stockholder. The Avalon bylaws provide that the holders of a majority of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at the meeting (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of a majority of the shares of such class issued and outstanding and entitled to vote at the meeting), present in person or represented by proxy, shall constitute a quorum for the transaction of any business of the corporation. Once a share is represented for any purpose at a meeting (other than solely to object (1) to holding the meeting or transacting business at the meeting, or (2) (if it is a special meeting) to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice), it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for the adjourned meeting. The holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time. When a quorum is present at any meeting, a majority of the stock present or represented and voting on a matter shall decide the matter to be voted upon by the stockholders at such meeting, except when a different vote is required by express provision of law, the certificate of incorporation or the bylaws. Any election of directors of Avalon by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election. Avalon stockholders may take any action by written consent that would otherwise be taken at a meeting of the stockholders, provided that such consent must be unanimous.

Stockholder Rights Plan

Avalon

In April 2007, Avalon adopted a stockholder rights agreement, the rights agreement. In connection with the adoption of the rights agreement, the Avalon board of directors declared a dividend distribution of one right for each outstanding share of common stock of Avalon, payable to stockholders of record on May 10, 2007. Each such right, when exercisable, entitles the registered holder to purchase from Avalon one one-thousandth of one share of Series C junior participating preferred stock at a price of $60.00 per one one-thousandth share, subject to adjustment. On October 27, 2008, Avalon and American Stock Transfer & Trust Company entered into Amendment No. 1 to the rights agreement for the purpose of amending the rights agreement to render it inapplicable to the merger, the transactions contemplated by the merger agreement, and the issuance in a private placement conducted by Avalon on October 27, 2008, of common stock and a warrant to purchase common stock to Clinical Data.

EXPERTS

The consolidated financial statements of Clinical Data, Inc. incorporated into this proxy statement/prospectus by reference from Clinical Data’s Annual Report on Form 10-K for the year ended March 31, 2008 and the effectiveness of Clinical Data Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (i) express an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards no. 123(R), Share-Based Payments, effective April 1, 2006 and (ii) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Adenosine Therapeutics, L.L.C. incorporated into this S-4 registration statement and proxy statement/prospectus by reference from Clinical Data’s Current Report on Form 8-K/A filed with the SEC on October 6, 2008, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited Avalon Pharmaceuticals, Inc.’s financial statements at December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, as set forth in their report which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the financial statements. Avalon Pharmaceuticals Inc. has included their financial statements in this proxy statement/prospectus in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Clinical Data common stock to be issued in the merger will be passed upon for Clinical Data by Cooley Godward Kronish LLP, Boston, Massachusetts.

STOCKHOLDER PROPOSALS

If the merger is completed, you will become a stockholder of Clinical Data. In order to be considered for inclusion in Clinical Data’s proxy materials for the 2009 Annual Meeting of Stockholders, Clinical Data must receive stockholder nominations of persons for election to its board of directors and proposals of business to be considered by our stockholders no later than March 29, 2009, which is 120 days prior to the anniversary of the mailing date of the proxy statement for its 2008 annual meeting, assuming the 2009 Annual Meeting is not more than 30 days before or after September 23, 2009. Proposals should be sent to the attention of Clinical Data’s corporate secretary at its offices at One Gateway Center, Suite 702, Newton, Massachusetts 02458. Clinical Data’s amended and restated bylaws provide that, in order for a stockholder to bring business before, or propose director nominations at an annual meeting, the stockholder must give written notice to the corporate secretary by June 23, 2009 (the date 90 days before the anniversary of the 2008 annual meeting), assuming the 2009 Annual Meeting is not more than 30 days before or after September 23, 2009. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination.

Any Avalon stockholder desiring to submit a proposal for inclusion in Avalon’s proxy statement for Avalon’s 2009 annual meeting of stockholders (which will be held only if the merger is not consummated) must deliver such proposal to Avalon at Avalon’s principal place of business no later than January 3, 2009. Submitted stockholder proposals must include proof of ownership of Avalon common stock in accordance with Rule 14a-8(b)(2) promulgated under the Exchange Act and must comply with the rules of the SEC for inclusion in Avalon’s proxy statement for Avalon’s 2009 annual meeting of stockholders. If an Avalon stockholder wishes to present a proposal or nomination before Avalon’s 2009 annual meeting of stockholders, but does not intend to have its proposal included in Avalon’s proxy statement for its 2009 annual meeting of stockholders, such proposal must be delivered no earlier than February 4, 2009 and no later than March 6, 2009. If the date of Avalon’s 2009 annual meeting of stockholders is more than 30 days before or more than 70 days after the anniversary date of Avalon’s 2008 annual meeting (which was held on June 4, 2008), such submission must be delivered no earlier than 120 days prior to the date of Avalon’s 2009 annual meeting and no later than the later of (i) the 90th day prior to the date of Avalon’s 2009 annual meeting of stockholders or (ii) the tenth day following the public announcement of the date of Avalon’s 2009 annual meeting of stockholders. The relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates are available on the “Corporate Governance” page of the “Investors” portion of Avalon’s website at http://www.avalonrx.com.

WHERE YOU CAN FIND MORE INFORMATION

Clinical Data and Avalon each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following locations of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information regarding companies who file information electronically with the SEC, including Clinical Data and Avalon. The address of the SEC website is http://www.sec.gov.

Clinical Data’s website is www.clda.com. Information on Clinical Data’s website is not a part of this proxy statement/prospectus. As soon as reasonably practical after they are filed or furnished with the SEC, Clinical Data makes available free of charge on its website, or provides a link to, Clinical Data’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports filed or furnished with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act.

Avalon’s website is www.avalonrx.com. Information on Avalon’s website is not a part of this proxy statement/prospectus. As soon as reasonably practical after they are filed or furnished with the SEC, Avalon makes available free of charge on its website, or provides a link to, Avalon’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports filed or furnished with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act.

You also can inspect reports, proxy statements and other information about Clinical Data at the offices of the Nasdaq Global Market, 1735 K Street, N.W., Washington, D.C.

INCORPORATION BY REFERENCE

Clinical Data has filed a registration statement on Form S-4 under the Securities Act to register with the SEC the Clinical Data common stock to be issued to Avalon stockholders in the merger. This proxy statement/prospectus is part of that registration statement and constitutes a prospectus of Clinical Data in addition to being a proxy statement of Avalon for its special meeting. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above under the section titled “Where You Can Find More Information.”

The SEC allows Clinical Data to “incorporate by reference” information into this proxy statement/prospectus. This means Clinical Data can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. In addition, any later information that Clinical Data files with the SEC will automatically update and supersede this information. This proxy statement/prospectus incorporates by reference the documents listed below that Clinical Data has previously filed with the SEC. These documents contain important information about Clinical Data and its finances.

You should rely only on the information contained in this document or that to which Clinical Data has referred you. We have not authorized anyone to provide you with any additional information. This proxy statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of shares of Clinical Data common stock in the merger shall create any implication to the contrary.

The following documents, which have been filed with the SEC by Clinical Data, are hereby incorporated by reference into this proxy statement/prospectus:

•	Clinical Data’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, filed with the SEC on June 16, 2008;

•	Clinical Data’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2008, filed with the SEC on August 11, 2008, and for the quarter ended September 30, 2008, filed with the SEC on November 5, 2008;

•	Clinical Data’s Current Reports on Form 8-K filed on April 23, 2008, June 16, 2008, August 5, 2008 (as to Items 8.01 and 9.01 only), August 8, 2008 (as amended by the Form 8-K filed on October 6, 2008), August 11, 2008, September 23, 2008, September 30, 2008, October 28, 2008, October 31, 2008 and November 4, 2008; and

•	the description of Clinical Data’s Common Stock, par value $0.01 per share, contained in the Section entitled “Description of Clinical Data Capital Stock — Clinical Data Common Stock,” incorporated by reference from Clinical Data’s registration statement on Form S-4, including the prospectus contained therein, filed with the SEC on October 27, 2005, including any amendment or report filed hereafter for the purpose of updating such description.

All additional documents that Clinical Data may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the earlier of the effective time of the merger and the termination of the merger agreement, shall also be deemed to be incorporated by reference.

If you are a stockholder of Avalon, you can obtain any of the documents incorporated by reference through Clinical Data or the SEC. Documents incorporated by reference are available from Clinical Data without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus free of charge by requesting them in writing or by telephone as follows:

Clinical Data, Inc.
One Gateway Center, Suite 702
Newton, MA 02458
Telephone: (617) 527-9933

In order to ensure timely delivery of the documents, you must make your request no later than [          ].

Please also see “Where You Can Find More Information” on page 128.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modified or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement is not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, we refer you to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

Documents incorporated by reference in this proxy statement/prospectus by Clinical Data can also be found at Clinical Data’s website, www.clda.com. Information included in either website is not incorporated by reference in this proxy statement/ prospectus.

Clinical Data has supplied all information contained in this proxy statement/prospectus relating to Clinical Data and API.

ANNEX A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
among:
Clinical Data, Inc.,
a Delaware corporation;
API Acquisition Sub II, LLC,
a Delaware limited liability company; and
Avalon Pharmaceuticals, Inc.,
a Delaware corporation

Dated as of October 27, 2008

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (“Agreement”) is made and entered into as of October 27, 2008, by and among Clinical Data, Inc., a Delaware corporation (“Parent”); API Acquisition Sub II, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Parent (“Merger Sub”); and Avalon Pharmaceuticals, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become an indirect wholly-owned subsidiary of Parent.

B. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

C. In order to induce Parent to enter into this Agreement and to cause the Merger to be consummated certain stockholders of the Company are executing voting agreements in favor of Parent concurrently with the execution and delivery of this Agreement (the “Voting Agreements”).

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.    Description of Transaction

1.1    Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2    Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3    Closing; Effective Time.  The consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of Cooley Godward Kronish llp, The Prudential Tower, 800 Boylston Street, 46th Floor, Boston, Massachusetts 02199, at 10:00 a.m. (Boston time) on a date to be designated by Parent, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7 (other than the conditions set forth in Sections 6.6(a), 6.6(b) 6.6(c), 6.6(d), and 7.5, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” A certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the consent of Parent (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4    Certificate of Incorporation and Bylaws; Directors and Officers.  Unless otherwise determined by Parent prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to read in its entirety as the certificate of incorporation attached hereto as Exhibit B and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to read in their entirety as the bylaws attached hereto as Exhibit C and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are validly designated and elected immediately prior to the Effective Time.

1.5    Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of shares of the Company Common Stock (any such share, together with the associated rights to purchase any portion of a share of Series C Junior Participating Preferred Stock (the “Rights”) issued under the Rights Plan, a “Share”):

(i) any Shares held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Sections 1.5(b), 1.5(c) and 1.5(d), each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.0470 of a share of Parent Common Stock and a contingent value right (the “Contingent Value Right”) to receive such number of shares of Parent Common Stock as are calculated in accordance with the terms of the Contingent Value Right Agreement (the “CVR Agreement”) substantially in the form of Exhibit D hereto; and

(iv) all limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time, shall, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or any other Person, be converted into one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

The fraction of a share of Parent Common Stock specified in clause “(iii)” of the preceding sentence (as such fraction may be adjusted in accordance with Section 1.5(b)) is referred to as the “Exchange Ratio.” The shares of Parent Common Stock (together with the cash in lieu of fractional shares of Parent Common Stock as specified below) and the Contingent Value Rights to be received pursuant hereto are the “Merger Consideration.”

(b) If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

(c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract or under which the Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time: (i) such shares of Parent Common Stock shall remain so unvested and subject to such repurchase option, risk of forfeiture or other condition; (ii) such shares of Parent Common Stock need not be delivered until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates; and (iii) Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

(d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the NASDAQ Global Market on the date the Merger becomes effective.

1.6    Closing of the Company’s Transfer Books.  At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7    Surrender of Certificates.

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the “Exchange Agent”). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5; (ii) the Contingent Value Rights issuable under the Agreement; and (iii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock, the Contingent Value Rights and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, the Exchange Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock and Contingent Value Rights. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock) and the Contingent Value Right that such holder has the right to receive in respect of the Company Common Stock formerly represented by such Company Stock Certificate; and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any shares of Parent Common Stock with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date one hundred eighty (180) days after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock, Contingent Value Rights and any dividends or distributions with respect to shares of Parent Common Stock.

(e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Company Stock Certificate such amounts as Parent determines in good faith are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) Neither Parent nor the Surviving Corporation shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), Contingent Value Rights, or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8  Tax Consequences.  For federal income tax purposes, the Merger is not intended to constitute a “reorganization” within the meaning of Section 368 of the Code, and the parties will report the Merger as such for federal, state and local income tax purposes. This Agreement does not constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

1.9  Further Action.  If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2.    Representations and Warranties of the Company

Except as set forth (i) in the Disclosure Schedule or (ii) in the Filed Company SEC Documents, the Company represents and warrants to Parent and Merger Sub as follows:

2.1    Subsidiaries; Due Organization; Etc.

(a) The Company has no Subsidiaries, except for the Entities identified in Part 2.1(a)(i) of the Disclosure Schedule; and neither the Company nor any of the other Entities identified in Part 2.1(a)(i) of the Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a)(ii) of the Disclosure Schedule. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification.

2.2    Certificate of Incorporation; Bylaws; Charters and Codes of Conduct.  The Company has made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto. The Company has made available to Parent accurate and complete copies of: (a) the charters of all committees of the Company’s board of directors; and (b) any code of conduct or similar policy adopted by any of the Acquired Corporations or by the board of directors, or any committee of the board of directors, of any of the Acquired Corporations.

2.3    Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 60,000,000 shares of Company Common Stock, of which 17,037,928 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 5,295,504 shares of Company Preferred Stock, of which 300,000 shares have been designated Series C Junior Participating Preferred Stock, no shares have been issued or are outstanding. Except as set forth in Part 2.3(a)(i) of the Disclosure Schedule, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the other Acquired Corporations. Except as set forth in Part 2.3(a)(ii) of the Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Part 2.3(a)(iii) of the Disclosure Schedule accurately and completely describes all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options), and specifies which of those repurchase rights are currently exercisable.

(b) As of the date of this Agreement: (i) 444,691 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s 1999 Stock Incentive Plan (the “1999 Plan”); (ii) 2,016,537 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s 2005 Omnibus Long-Term Incentive Plan (the “Incentive Plan” and, together with the 1999 Plan, the “Option Plans”); (iii) no shares of Company Common Stock are reserved for future issuance pursuant to stock options not yet granted under the 1999 Plan; (iv) 355,159 shares of Company Common Stock are reserved for future issuance pursuant to stock options not yet granted under the Incentive Plan; and (v) 976,007 shares of Company Common Stock are reserved for future issuance pursuant to warrants issued by the Company (the “Company Warrants”). (Options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Option Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) are referred to in this Agreement as “Company Options.”) Part 2.3(b) of the Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (A) the particular Option Plan (if any) pursuant to which such Company Option was granted;

(B) the name of the optionee; (C) the number of shares of Company Common Stock subject to such Company Option; (D) the exercise price of such Company Option; (E) the date on which such Company Option was granted; (F) the extent to which such Company Option is vested and exercisable as of the date of this Agreement; (G) the date on which such Company Option expires; and (H) whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which any of the Acquired Corporations has ever granted stock options, and the forms of all stock option agreements evidencing such options. The Company has made available to Parent accurate and complete copies of the Company Warrants.

(c) Except as set forth in Part 2.3(b) of the Disclosure Schedule or pursuant to the Rights Plan, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; or (iii) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations.

(d) All outstanding shares of Company Common Stock, options, warrants and other securities of the Acquired Corporations have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

(e) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

2.4    SEC Filings; Financial Statements.

(a) The Company has made available to Parent accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 2007 (the “Company SEC Documents”) as well as all comment letters received by the Company from the SEC since January 1, 2007 and all responses to such comment letters provided to the SEC by or on behalf of the Company. All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by: (A) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (B) Rule 13a-14 under the Exchange Act; and (C) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents (collectively, the “Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Section 2, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The Acquired Corporations maintain disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Acquired Corporations is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has made available to Parent accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating such disclosure controls and procedures. The Company is in compliance with the applicable listing and other rules and regulations of the NASDAQ Global Market and has not since December 31, 2005 received any notice from the NASDAQ Global Market asserting any non-compliance with such rules and regulations.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Corporations are required by generally accepted accounting principles to be included in the consolidated financial statements of the Company. The financial statements required to be delivered to Parent pursuant to Section 4.1(i): (A) will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that such financial statements may not contain footnotes and may be subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (B) will fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and its consolidated subsidiaries for the periods covered thereby.

(d) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the best of the knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act.

(e) The Acquired Corporations maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) The Company has made available to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act) effected by any of the Acquired Corporations since December 31, 2005.

2.5    Absence of Changes.  Except as set forth in Part 2.5 of the Disclosure Schedule or as expressly contemplated by this Agreement, since December 31, 2007 through the date of this Agreement:

(a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance);

(c) none of the Acquired Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 2.3(b) of the Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under any provision of: (i) any of the Company’s stock option plans; (ii) any Company Option or any Contract evidencing or relating to any Company Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(h) none of the Acquired Corporations has made any capital expenditure that, when added to all other capital expenditures made on behalf of the Acquired Corporations since December 31, 2007, exceeds $250,000 in the aggregate;

(i) none of the Acquired Corporations has made any expenditure or series of related expenditures in excess of $150,000;

(j) none of the Acquired Corporations has: (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.9); or (ii) amended or terminated, or waived any material right or remedy under, any Material Contract;

(k) none of the Acquired Corporations has: (i) acquired, leased or licensed any material right or other material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(l) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(m) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of or Encumbrances with respect to immaterial assets made in the ordinary course of business and consistent with past practices;

(n) none of the Acquired Corporations has: (i) lent money to any Person; or (ii) incurred or guaranteed any indebtedness for borrowed money;

(o) none of the Acquired Corporations has: (i) adopted, established or entered into any Company Benefit Plan or Company Benefit Agreement; (ii) caused or permitted any Company Benefit Plan to be amended in any material respect; or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or other employees;

(p) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect;

(q) none of the Acquired Corporations has made any material Tax election;

(r) none of the Acquired Corporations has commenced or settled any Legal Proceeding; and

(s) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(q)” above.

2.6  Title to Assets.  The Acquired Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance Sheet); and (b) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations; and (iii) liens described in Part 2.6 of the Disclosure Schedule. The Acquired Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Unaudited Interim Balance Sheet; and (B) all other assets reflected in the books and records of the Acquired Corporations as being leased by the Acquired Corporations, and enjoy undisturbed possession of such leased assets.

2.7  Equipment; Real Property; Leasehold.  All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Acquired Corporations in the manner in which such businesses are currently being conducted. None of the Acquired Corporations own any real property or any interest in real property, except for (a) the leaseholds created under the real property leases identified in Part 2.7(a) of the Disclosure Schedule and (b) the land described in Part 2.7(b) of the Disclosure Schedule to which the Company has good and marketable fee title and which is owned by the Company free and clear of any Encumbrances, except for the Encumbrances identified in Part 2.7(b) of the Disclosure Schedule.

2.8  Intellectual Property; Privacy.

(a) For purposes of this Agreement, the following terms shall be defined as follows:

(i) “IP Rights” means any and all of the following in any country: (A) Copyrights, Patent Rights, Trademark Rights, domain name registrations, moral rights, trade secrets, know how rights, and other intellectual property rights and intangible assets; and (B) the right (whether at law, in equity, by contract or otherwise) to use or otherwise exploit any of the foregoing.

(ii) “Copyrights” means all copyrights and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

(iii) “Material Company IP Rights” means all Company IP Rights other than those which, individually or in the aggregate, are not material to conduct the Company’s business in the manner in which its business is currently being conducted.

(iv) “Patent Rights” means all issued patents and pending patent applications (which for purposes of this Agreement shall include utility models, design patents, certificates of invention and applications for certificates of invention and priority rights) in any country, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

(v) “Company IP Rights” means all IP Rights owned solely or co-owned by the Company or its Subsidiaries, or in which the Company or its Subsidiaries has any right, title or interest.

(vi) “Trademark Rights” means all trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names.

(b) Part 2.8(b) the Disclosure Schedule lists all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) owned solely by the Company or its Subsidiaries as of the date of this Agreement, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed. Part 2.8(b) the Disclosure Schedule lists all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) in which the Company or its Subsidiaries has any co-ownership interest, other than those owned solely by the Company or its Subsidiaries, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed. Part 2.8(b) the Disclosure Schedule lists, to the best knowledge of the Company as of the date hereof, all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) in which the Company or its Subsidiaries has any right, title or interest, other than those owned solely or co-owned by the Company or its Subsidiaries.

(c) Neither the Company nor its Subsidiaries jointly own any Company IP Rights with any person other the Company or its Subsidiaries. No current or former officer, manager, director or employee of the Company or its Subsidiaries, and no stockholder, consultant, independent contractor of the Company or its Subsidiaries, and no other third party, has any right, title or interest in, to or under any Company IP Rights that has not been exclusively assigned, transferred or licensed to the Company or its Subsidiaries. No third party has challenged, or to the best knowledge of the Company has threatened to challenge, the right, title or interest of the Company or its Subsidiaries in, to or under the Company IP Rights, or the validity, enforceability or claim construction of any Patent Rights owned or co-owned or exclusively licensed by the Company or its Subsidiaries included in the Company IP Rights. To the best knowledge of the Company, no third party has claimed any right title or interest in any Company IP Rights in contravention of or that would otherwise adversely affect the Company’s rights in such Company IP Rights.

(d) No third party is asserting in writing, or to the best knowledge of the Company threatening in writing or otherwise, to make a claim which would adversely affect the ownership rights of the Company or its Subsidiaries in, under or to (i) any of the Material Company IP Rights or (ii) any legally binding contract, agreement, or license under which the Company or its Subsidiaries has any right, title or interest in, under or to any of the Material Company IP Rights, and the Company has no knowledge of facts that have led the Company to believe that such claim is likely to be made. To the best knowledge of the Company, no third party is asserting or to the best knowledge of the Company threatening to assert a claim against any person other than the Company or its Subsidiaries or their respective affiliates, nor, to the best knowledge of the Company, is any such claim being asserted or threatened against any such person, which would materially and adversely affect the ownership rights of the Company or its Subsidiaries to or under (i) any of the Company IP Rights or (ii) any legally binding contract, agreement, or license under which the Company or its Subsidiaries has any right, title or interest in, under or to any of the Company IP Rights, and the Company has no knowledge of facts that have led the Company to believe that such claim is likely to be made.

(e) Neither the Company nor its Subsidiaries is subject to any legally binding contract or written agreement that restricts the use, transfer, delivery or licensing of the Material Company IP Rights (or any tangible embodiment thereof).

(f) The Company and its Subsidiaries have put in the policies and procedures listed on Part 2.8(f) the Disclosure Schedule to protect and maintain the confidentiality of the proprietary know-how included in the Company IP Rights. Neither the Company nor any of its Subsidiaries has granted, licensed or conveyed to any third party, pursuant to any written or oral contract, agreement, license or other arrangement, any license or other right, title or interest in, to or under any Material Company IP Rights (or any tangible embodiment thereof). There are no outstanding obligations to pay any material amounts or provide other material consideration to any other person in connection with any Material Company IP Rights (or any tangible embodiment thereof).

(g) To the best of the knowledge of the Company, the Company and its Subsidiaries own, or otherwise possess legally enforceable rights to use, all IP Rights used by the Company in its conduct of its business, other than those which, individually or in the aggregate, are not material to the conduct of the Company’s business. To the best knowledge of the Company, the Company IP Rights collectively constitute all of the IP Rights necessary to enable the Company and its Subsidiaries to conduct its business, other than those which, individually or in the aggregate, are not material to the conduct of the Company’s business.

(h) To the best of the knowledge of the Company, the conduct of its business does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of IP Rights of any other person, and neither the Company nor its Subsidiaries has received any written notice or other communication asserting any of the foregoing that remains unresolved.

(i) To the best knowledge of the Company, no Material Company IP Rights are being infringed or misappropriated by any third party.

(j) Neither the Company nor its Subsidiaries is currently a party to any legally binding written or oral contract, agreement, or license to indemnify any other person against any charge of infringement of any IP Rights.

(k) All current and former officers and employees of the Company and its Subsidiaries who have contributed in a material manner to the creation or development of any the Company IP Right have executed and delivered to the Company or its Subsidiaries an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to the Company or its Subsidiaries of any IP Rights arising from services performed for the Company or its Subsidiaries by such persons, each form of which has been made available to Parent or its advisors. All current and former consultants and independent contractors to the Company or its Subsidiaries who have contributed in a material manner to the creation or development of any the Company IP Right have executed and delivered to the Company or its Subsidiaries an agreement in substantially the forms made available to the Parent or its counsel (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to the Company or its Subsidiaries of any IP Rights arising from the services performed for the Company or its Subsidiaries by such persons. To the best knowledge of the Company, no current employee or independent contractor of the Company or its Subsidiaries is in material violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with the Company or its Subsidiaries.

(l) Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on the Company’s right, title or interest in or to any Company IP Rights.

2.9  Contracts.

(a) Part 2.9(a) of the Disclosure Schedule identifies each Company Contract that constitutes a “Material Contract.” For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i) any Contract: (A) relating to the employment of, or the performance of services by, any employee, consultant or director; (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; or (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $20,000 to any current or former employee or director;

(ii) any Company IP Contract, if a breach of such Company IP Contract could reasonably be expected to have or result in a Company Material Adverse Effect;

(iii) any Contract relating to the acquisition, sale, spin-off, outsourcing or disposition of any business operation or unit or any product line of any Acquired Corporation;

(iv) any Contract that provides for indemnification of any Company Associate or any current or former agent of any of the Acquired Corporations (an “Indemnification Contract”);

(v) any Contract imposing any restriction on the right or ability of any Acquired Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business or deal in any other manner with any other Person;

(vi) any Contract (other than Contracts evidencing Company Options or Company Warrants): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(vii) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end-user licenses previously made available by the Company to Parent;

(viii) any Contract relating to any currency hedging;

(ix) any Contract: (A) imposing any confidentiality obligation on any of the Acquired Corporations or on any other Person (other than routine confidentiality or nondisclosure agreements entered into by any Acquired Corporation in the ordinary course of business that do not otherwise constitute Material Contracts under this Section 2.9(a)); or (B) containing “standstill” or similar provisions;

(x) any Contract: (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations; or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body);

(xi) any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction; and

(xii) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $250,000 in the aggregate.

The Company has made available to Parent an accurate and complete copy of each Company Contract that constitutes a Material Contract (other than Company IP Contracts that do not need to be specifically identified in Part 2.8 of the Disclosure Schedule).

(b) Each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in the applicable subsections of Part 2.9(c) of the Disclosure Schedule, none of the Acquired Corporations has violated or breached, or committed any default under, any Material Contract; and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract.

2.10  Liabilities.  None of the Acquired Corporations has, and none of the Acquired Corporations is or may become responsible for performing or discharging, any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since the date of the Unaudited Interim Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Acquired Corporation under Company Contracts, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Company Contracts made available to Parent prior to the date of this Agreement; (d) liabilities incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the Contemplated Transactions and (e) liabilities described in Part 2.10 of the Disclosure Schedule.

2.11  Compliance with Legal Requirements.  Each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements.

2.12  Certain Business Practices.  None of the Acquired Corporations, and (to the best of the knowledge of the Company) no director, officer, other employee or agent of any of the Acquired Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

2.13  Governmental Authorizations.

(a) The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since inception has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. No Governmental Body has at any time challenged in writing the right of any of the Acquired Corporations to design, manufacture, offer or sell any product or service.

(b) Part 2.13(b) of the Disclosure Schedule accurately and completely describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. or foreign Governmental Body or otherwise. Each of the Acquired Corporations is in compliance in all material respects with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.13(b) of the Disclosure Schedule. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.13(b) of the Disclosure Schedule.

2.14  Tax Matters.

(a) Each of the Acquired Corporations has filed all Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in accordance with all applicable Legal Requirements. None of the Acquired Corporations is currently the beneficiary of any extension of time within which to file any Tax Return.

(b) All Taxes due and owing by each of the Acquired Corporations (whether or not shown on any Tax Return) have been paid. Each of the Acquired Corporations has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No claim has ever been made by an authority in a jurisdiction where the Acquired Corporations do not file Tax Returns that any of them is or may be subject to taxation in that jurisdiction.

(d) There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Acquired Corporations.

(e) None of the Acquired Corporations has received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Body against any of the Acquired Corporations. No Legal Proceedings are now proposed, pending, or to the knowledge of the Company, threatened, against the Acquired Corporations.

(f) The Company has made available to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Acquired Corporations filed or received since December 31, 2005 (if any).

(g) None of the Acquired Corporations has waived any statute of limitations or agreed to any extension of time with respect to any assessment or deficiency of Tax.

(h) The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(i) Each of the Acquired Corporations has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. No Acquired Corporation has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or similar transaction under any corresponding or similar Legal Requirement.

(j) None of the Acquired Corporations is a party to or bound by any Tax allocation or sharing agreement. Each of the Acquired Corporations has (A) not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) no liability for the Taxes of any Person (other than such Acquired Corporation) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(k) The unpaid Taxes of the Acquired Corporations (i) did not, as of the date of the Unaudited Interim Balance Sheet, exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Interim Balance Sheet, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Corporations in filing their Tax Returns. Since the date of the Unaudited Interim Balance Sheet, none of the Acquired Corporations has incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the ordinary course of business.

(l) None of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(m) During the two-year period ended on the date hereof, none of the Acquired Corporations has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.

2.15  Employee and Labor Matters; Benefit Plans.

(a) Part 2.15(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of each of the Acquired Corporations (including any employee of any of the Acquired Corporations who is on a leave of absence or on layoff status):

(i) the name of such employee, the Acquired Corporation by which such employee is employed and the date as of which such employee was originally hired by such Acquired Corporation;

(ii) such employee’s title;

(iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the applicable Acquired Corporation with respect to services performed in the fiscal year ended December 31, 2007; and

(iv) such employee’s annualized compensation as of the date of this Agreement.

(b) Part 2.15(b) of the Disclosure Schedule accurately identifies each employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

(c) Part 2.15(c) of the Disclosure Schedule accurately identifies each former employee of any of the Acquired Corporations who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from any of the Acquired Corporations or otherwise) relating to such former employee’s employment with any of the Acquired Corporations; and Part 2.15(c) of the Disclosure Schedule accurately describes such benefits.

(d) The employment of each of the Acquired Corporations’ employees is terminable by the applicable Acquired Corporation at will. The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Company Associates.

(e) To the best of the knowledge of the Company:

(i) no employee of any of the Acquired Corporations intends to terminate his employment with the Company, nor has any such employee threatened or expressed any intention to do so;

(ii) no employee of any of the Acquired Corporations has received an offer to join a business that may be competitive; with the businesses of the Acquired Corporations; and

(iii) no employee of any of the Acquired Corporations is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of such Acquired Corporation; or (B) the business or operations of the Acquired Corporations.

(f) As of the date of this Agreement, the Company does not have a business relationship with any independent contractors.

(g) None of the Acquired Corporations is a party to, bound by, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the best of the knowledge of the Company, seeking to represent any employees of any of the Acquired Corporations.

(h) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(i) None of the Acquired Corporations is or has ever been engaged, in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the best of the knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

(j) No current or former independent contractor of any of the Acquired Corporations could be deemed to be a misclassified employee.

(k) Part 2.15(k) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Benefit Plan and each Company Benefit Agreement. None of the Acquired Corporations has any plan or commitment to create any additional Company Benefit Plan, or to modify or change any existing Company Benefit Plan (other than to comply with applicable Legal Requirements as previously disclosed to Parent in writing or as expressly contemplated by this Agreement) in a manner that would affect any Company Associate.

(l) With respect to each Company Benefit Plan, the Company has made available to Parent: (i) an accurate and complete copy of all documents setting forth the terms of such Company Benefit Plan, including all amendments thereto and all related trust documents; (ii) a complete and accurate copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Company Benefit Plan for the three most recent plan years; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to such Company Benefit Plan; (iv) if such Company Benefit Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Company Benefit Plan, including service provider agreements and insurance contracts; (vi) all material correspondence, if any, to or from any Governmental Body relating to such Company Benefit Plan; (vii) all forms required under COBRA; (viii) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, all discrimination tests, if any, required under the Code for such Company Benefit Plan for the three (3) most recent plan years; and (ix) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter (or opinion letter, if applicable) received with respect to such Company Benefit Plan.

(m) Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code, applicable U.S. securities laws and regulations Each of the Acquired Corporations and Company Affiliates have performed all obligations required to be performed by them under each Company Benefit Plan and none of the Acquired Corporations is in default or violation of the terms of any Company Benefit Plan. To the best of the knowledge of the Company, there has been no default or violation by any other party with respect to any term of any Company Benefit Plan. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and to the best of the knowledge of the Company, there is not and there has never been any event, condition or circumstance that could reasonably be expected to result in disqualification under the Code. To the knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA (other than a transaction exempt under Section 408 of ERISA or guidance from the DOL) has occurred with respect to any Company Benefit Plan. There are no claims or Legal Proceedings pending, or, to the best of the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Benefit Plan or against the assets of any Company Benefit Plan. To the best of the knowledge of the Company, no material breach of fiduciary duty has occurred with respect to which any Acquired Corporation or any of its fiduciaries could reasonably be expected to incur a material liability. Each Company Benefit Plan (other than any Company Benefit Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Acquired Corporations or any Company Affiliate (other than ordinary administration expenses). No Company Benefit Plan is under audit or investigation, or is subject to any other Legal Proceeding commenced by the IRS, the DOL or any other Governmental Body, nor is any such audit, investigation or other Legal Proceeding pending or, to the best of the knowledge of the Company, threatened. No mortgage, lien, pledge, charge, security interest or other Encumbrance of any kind has been imposed under the Code or ERISA with respect to any Company Benefit Plan or any of the assets of any Company Benefit Plan. All contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the Unaudited Interim Balance Sheet.

(n) None of the Acquired Corporations nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code); or (iv) Company Benefit Plan in which stock of any of the Acquired Corporations or any Company Affiliate is or was held as a “plan asset” within the meaning of DOL Regulations Section 2510.3-101. Neither the execution of this Agreement, nor the consummation of any of the Contemplated Transactions, will cause any of the assets or insurance obligations to be less than the benefit obligations under such Company Benefit Plan or Foreign Plan.

(o) No Company Benefit Plan provides (except at no cost to the Acquired Corporations or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Acquired Corporations or any Company Affiliate, no Acquired Corporations nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or as a part of a group of Company Associates) or any other Person that such Company Associate or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(p) Except as set forth in Part 2.15(p) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of any of the Contemplated Transactions (either alone or in combination with another event, whether contingent or otherwise) will (i) result in any bonus, severance or other payment or obligation to any Company Associate (whether or not under any Company Benefit Plan); (ii) materially increase the benefits payable or provided to, or result in a forgiveness of any indebtedness of, any Company Associate; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other similar benefit; (iv) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (v) cause any compensation to fail to be deductible under Section 162(m) of the Code or any other provision of the Code or any similar foreign Legal Requirement.

(q) Except as set forth in Part 2.15(q) of the Disclosure Schedule, each of the Acquired Corporations and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Associates, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) has withheld and reported all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments to any Company Associate; (iii) has no liability for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Associate (other than routine payments to be made in the normal course of business and consistent with past practice). None of the Acquired Corporations has effectuated a “plant closing,” partial “plant closing,” “mass layoff,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)

or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations.

(r) To the best of the knowledge of the Company, no stockholder nor any Company Associate is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person’s efforts to promote the interests of the Acquired Corporations or that would interfere with the businesses of the Acquired Corporations or any Company Affiliate.

2.16  Environmental Matters.

(a) Each of the Acquired Corporations: (i) is and has been in compliance in all material respects with, and has not been and is not in material violation of or subject to any material liability under, any applicable Environmental Requirements (as defined in Section 2.16(f)); and (ii) possesses all permits and other Environmental Authorizations (as defined in Section 2.16(f)), and is in compliance with the terms and conditions thereof.

(b) None of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Company Associate or otherwise, that alleges that any of the Acquired Corporations is not or might not be in compliance with any Environmental Requirement or Environmental Authorization, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Requirement or Environmental Authorization in the future.

(c) To the best of the knowledge of the Company: (i) all property that is or was leased to, controlled by or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.16(f)) or material environmental contamination of any nature; (ii) none of the property that is or was leased to, controlled by or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the property that is or was leased to, controlled by or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.16(f)).

(d) No Acquired Corporation has ever Released any Materials of Environmental Concern except in compliance in all material respects with any applicable Environmental Requirement.

(e) No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Requirement: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Requirement or to make payment for the cost of cleaning up any site.

(f) For purposes of this Section 2.16: (i) “Environmental Requirement” means any federal, state, local or foreign Legal Requirement, order, writ, injunction, directive, authorization, judgment, decree, grant, franchise, Contract or other governmental restriction and requirement, whether judicial or administrative, relating to pollution or protection of human health and safety, natural resources or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Environmental Authorization” means any Governmental Authorization required under applicable Environmental Requirements; (iii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Requirement or that is otherwise a danger to health, reproduction or the environment; and (iv) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

2.17  Insurance.

(a) The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Acquired Corporations. Each of such insurance policies is in full force and effect. Except as set forth in Part 2.17(a) of the Disclosure Schedule, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 2.17(a) of the Disclosure Schedule, there is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations. All information provided to insurance carriers (in applications and otherwise) on behalf of each of the Acquired Corporations is accurate and complete. Except as set forth in Part 2.17(a) of the Disclosure Schedule, the Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against any of the Acquired Corporations, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed any of the Acquired Corporations of its intent to do so.

(b) The Company has made available to Parent accurate and complete copies of all material correspondence between any of the Acquired Corporations and any insurance carrier or insurance broker.

(c) Attached as Annex 2.17(c) to the Disclosure Schedule are accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the “Existing D&O Policies”). The Company has made available to Parent accurate and complete copies of all directors’ and officers’ liability insurance policies issued to the Company incepting on or after December 31, 2005. Part 2.17(c) of the Disclosure Schedule accurately sets forth the most recent annual premiums paid by the Company with respect to the Existing D&O Policies.

2.18  Transactions with Affiliates.  Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.19  Legal Proceedings; Orders.

(a) Except as set forth in Part 2.19(a) of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations, any Company Associate (in his or her capacity as such) or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the best of the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding. The Legal Proceedings identified in Part 2.19(a) of the Disclosure Schedule have not had and, if decided adversely to any Acquired Corporation, could not reasonably be expected to have or result in a Company Material Adverse Effect.

(b) There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the best of the knowledge of the Company, no officer or other key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

2.20  Authority; Binding Nature of Agreement.  The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; (c) unanimously recommended the adoption and approval of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2); and (d) to the extent necessary, unanimously adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Voting Agreements, the Board of Directors of the Company approved the Voting Agreements and the transactions contemplated thereby.

2.21  Inapplicability of Anti-takeover Statutes.  The board of directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Voting Agreements or any of the other Contemplated Transactions.

2.22  Vote Required.  The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting and entitled to vote (the “Required Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt or approve this Agreement and approve the Merger or the other Contemplated Transactions.

2.23  Non-Contravention; Consents.  Except as set forth in Part 2.23 of the Disclosure Schedule, neither (x) the execution, delivery or performance of this Agreement, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Material Contract; (iii) accelerate the maturity or performance of any Material Contract; or (iv) cancel, terminate or modify any term of any Material Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

(f) result in, or increase the likelihood of, the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the Exchange Act, the DGCL, any foreign antitrust Legal Requirement and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Prospectus/Proxy Statement), none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.24  Fairness Opinion.  The Company’s board of directors has received the written opinion of Piper Jaffray & Co., financial advisor to the Company (the “Financial Advisor”), dated the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company. The Company has furnished an accurate and complete copy of said written opinion to Parent. All information provided on behalf of the Company to the Financial Advisor and considered by the Financial Advisor in preparing its fairness opinion is accurate and complete.

2.25  Financial Advisor.  Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Financial Advisor.

2.26  Full Disclosure.

(a) To the best knowledge of the Company, this Agreement (including the Disclosure Schedule) does not, and the certificate referred to in Section 6.6(c) will not: (i) contain any representation, warranty or information that is false, misleading or incomplete with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement or in any Other SEC Filing will, at the time the Form S-4 Registration Statement or Other SEC Filing is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

2.27  Rights Plan.  The Company has taken all necessary action, and prior to the Effective Time will have taken any additional necessary action, so that the transactions contemplated by this Agreement are exempt transactions under the Rights Plan.

2.28  Regulatory Compliance.

(a) All biological and drug products being manufactured, distributed or developed by the Company (“Company Products”) that are subject to the jurisdiction of the Food and Drug Administration (“FDA”) are being manufactured, labeled, stored, tested, distributed and marketed in compliance in all material respects with all applicable requirements under the Food and Drug and Cosmetic Act (“FDCA”), the Public Health Service Act, their applicable implementing regulations and all comparable state laws and regulations.

(b) All human clinical trials conducted by or on behalf of the Company have been, and are being, conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent and all other applicable requirements relating to protection of human subjects contained in 21 CFR Parts 50, 54, and 56.

(c) All manufacturing operations conducted by or for the benefit of the Company with respect to Company Products being used in human clinical trials have been and are being conducted in accordance, in all material respects, with the FDA’s recommended current Good Manufacturing Practices for drug and biological products, as contained in 21 CFR Part 210 and Part 211, and as applicable to investigational products. In addition, the Company is in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar Applicable Laws.

(d) The Company has not received any notice that the FDA or any other Governmental Body has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by the Company or otherwise restrict the preclinical research on or clinical study of any Company Product, or to recall, suspend or otherwise restrict the manufacture of any Company Product, and the Company has no knowledge of any facts that have led it to believe that any Governmental Body is considering such action or is likely to take such action.

(e) Neither the Company nor, to the best knowledge of the Company, any of its officers, key employees, agents or clinical investigators acting for the Company, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company nor, to the best knowledge of the Company, any officer, key employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

(f) All animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval required for Company Products either (x) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice (“GLP”) requirements contained in 21 CFR Part 58 or (y) involved experimental research techniques that could not be performed by a registered GLP testing laboratory (with appropriate notice being given to the FDA) and have employed the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by the Company and in compliance with all Applicable Laws.

(g) There are no proceedings pending with respect to a violation by the Company of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other similar legislation or regulation promulgated by any other Governmental Body, and the Company has no knowledge of any facts that have led it to believe that any such proceeding is likely to be brought.

2.29  Clinical Material.  The Company has access on commercially reasonable terms to sufficient quantities of all clinical trial materials, and/or all materials that the Company believes are necessary to manufacture clinical trial materials, in quantities sufficient to perform its clinical trials and to carry out all associated chemistry, manufacturing, and controls activities, including but not limited to process characterization, process validation, specification development, and stability testing, as applicable to the stage of development of the product.

Section 3.  Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows:

3.1  Due Organization.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The authorized capital stock of Parent consists of 60,000,000 shares of Parent Common Stock and 1,500,000 shares of preferred stock of Parent. As of October 24, 2008, 22,742,256 shares of Parent Common Stock were issued and outstanding and no shares of preferred stock of Parent were issued and outstanding. As of the date of this Agreement, no shares of preferred stock of Parent are outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, 3,083,011 shares of Parent Common Stock are reserved for future issuance pursuant to outstanding stock options. As of the date of this Agreement, except for outstanding stock options issuable for a total of 3,083,011 shares of Parent Common Stock issuable upon exercise of such stock options and for warrants to purchase 1,512,101 shares of Parent Common Stock, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; or (iii) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent.

3.2  SEC Filings; Financial Statements.

(a) Parent has made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Parent with the SEC since January 1, 2007 (the “Parent SEC Documents”) as well as all comment letters received by Parent from the SEC since January 1, 2007 and all responses to such comment letters provided to the SEC by or on behalf of Parent. All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC since January 1, 2007 have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by: (A) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (B) Rule 13a-14 under the Exchange Act; and (C) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Section 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The consolidated financial statements contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated subsidiaries for the periods covered thereby.

3.3  Absence of Changes.  Between March 31, 2008 and the date of this Agreement, there has not been any event that has had a Parent Material Adverse Effect.

3.4  Authority; Binding Nature of Agreement.  Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by any necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.5  No Vote Required.  No vote of the holders of Parent Common Stock is required to authorize the Merger.

3.6  Non-Contravention; Consents.  Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger will: (a) conflict with or result in any breach of the certificate of incorporation or bylaws of Parent or of the certificate of formation or the limited liability company agreement of Merger Sub; (b) result in a default by Parent or Merger Sub under any material Contract to which Parent or Merger Sub is a party, or (c) result in a violation by Parent or Merger Sub of any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject. Except as may be required by the Securities Act, the Exchange Act, state securities or “blue sky” laws, the DGCL, any foreign antitrust Legal Requirement and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Prospectus/Proxy Statement), neither Parent nor Merger Sub was, is and will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (i) the execution, delivery or performance of this Agreement; or (ii) the consummation of the Merger or any of the other Contemplated Transactions.

3.7  Valid Issuance.  The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.8  Compliance with Legal Requirements.  Parent and Merger Sub are in compliance in all material respects with all applicable Legal Requirements.

3.9  Disclosure.  None of the information to be supplied by or on behalf of Parent for inclusion in the Form S-4 Registration Statement or in any Other SEC Filing will, at the time the Form S-4 Registration Statement or Other SEC Filing becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder.

3.10  Trading on NASDAQ.  Shares of Parent Common Stock are listed for trading on the NASDAQ Global Market and trading in Parent Common Stock on the NASDAQ Global Market is not suspended.

3.11  Tax Matters.  Merger Sub is wholly-owned by API Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub I”). Acquisition Sub I, is wholly-owned by Cogenics, Inc., a Delaware corporation (“Cogenics”). Cogenics is wholly-owned by Parent. Following the Closing, Parent has no present plan or intention to liquidate the Company, Acquisition Sub I, or Cogenics or to cause or allow any of such corporations to cease to be taxable as corporations for federal income tax purposes. Following the Closing, Parent has no present plan or intention to cause or allow the stock of the Company to cease to be held by a corporation (“Holding Company”), and Parent has no present plan or intention to cause or allow any stock of a Holding Company to be owned by an entity other than a corporation that is not Parent.

Section 4.  Certain Covenants of the Company

4.1  Access and Investigation.  Subject to the Confidentiality Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request; and (c) permit Parent’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

(i) the unaudited monthly consolidated balance sheets of the Acquired Corporations as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered by the Company to Parent within thirty (30) days after the end of such calendar month;

(ii) all material operating and financial reports prepared by the Acquired Corporations for the Company’s senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company’s senior management;

(iii) any written materials or communications sent by or on behalf of the Company to its stockholders;

(iv) any material notice, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to any Material Contract or sent to any of the Acquired Corporations by any party to any Material Contract (other than any communication that relates solely to routine commercial transactions between an Acquired Corporation and the other party to any such Material Contract and that is of the type sent in the ordinary course of business and consistent with past practices);

(v) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other Contemplated Transactions;

(vi) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, any of the Acquired Corporations relating to any pending or threatened Legal Proceeding involving or affecting any of the Acquired Corporations; and

(vii) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

4.2  Operation of the Company’s Business.

(a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations: (A) in the ordinary course and in accordance with past practices; and (B) in compliance with all applicable Legal Requirements and the requirements of all Company Contracts that constitute Material Contracts; (ii) the Company shall use reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the Company shall keep in full force all insurance policies referred to in Section 2.17 (other than any such policies that are immediately replaced with substantially similar policies); (iv) the Company shall promptly notify Parent of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting any of the Acquired Corporations that is commenced, or, to the best of the knowledge of the Company, threatened against, any of the Acquired Corporations; and (v) the Company shall (to the extent requested by Parent) cause its officers and the officers of its Subsidiaries to report regularly to Parent concerning the status of the Company’s business.

(b) During the Pre-Closing Period, except as expressly contemplated by this Agreement or set forth on Part 4.2(b) of the Disclosure Schedule, the Company shall not (without the prior written consent of Parent), and shall not (without the prior written consent of Parent) permit any of the other Acquired Corporations to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that: (I) the Company may issue shares of Company Common Stock upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement; and (II) the Company may, in the ordinary course of business and consistent with past practices, grant, to non-officer employees of the Company, options (having an exercise price equal to the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options, containing no vesting acceleration provisions and containing the Company’s standard vesting schedule) under its stock option plans to purchase no more than a total number of shares of Company Common Stock equal to 1,000 multiplied by the number of days in the Pre-Closing Period;

(iii) amend or waive any of its rights under, or permit the acceleration of the vesting under, any provision of: (A) any of the Company’s stock option plans; (B) any Company Option, Company Warrant or any agreement evidencing or relating to any outstanding stock option or warrant; (C) any restricted stock purchase agreement; or (D) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure (except a capital expenditure that: (A) is in the ordinary course of business and consistent with past practices; (B) does not exceed $50,000 individually; and (C) when added to all other capital expenditures made by or on behalf of the Acquired Corporations since the date of this Agreement, does not exceed $100,000 in the aggregate);

(vii) other than in the ordinary course of business consistent with past practices, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

(ix) other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

(x) make any pledge of any of its assets or permit any of its assets to become subject to any Encumbrances, except for pledges of or Encumbrances with respect to immaterial assets made in the ordinary course of business consistent with past practices;

(xi) lend money to any Person, or incur or guarantee any indebtedness (except for trade payables incurred in the ordinary course of business);

(xii) establish, adopt, enter into or amend any Company Benefit Plan or Company Benefit Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Company: (A) may grant routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; and (B) may make customary bonus payments and profit sharing payments consistent with past practices and in accordance with existing bonus and profit sharing plans referred to in Part 4.2(b) of the Disclosure Schedule);

(xiii) hire any employee with an annual base salary in excess of $75,000, promote any employee except in order to fill a position vacated after the date of this Agreement or, except in the ordinary course of business, terminate the employment of any employee with an annual base salary in excess of $75,000;

(xiv) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

(xv) make any Tax election;

(xvi) commence or settle any Legal Proceeding;

(xvii) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; or

(xviii) agree or commit to take any of the actions described in clauses “(i)” through “(xvii)” of this Section 4.2(b).

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or materially less likely or that has had or could reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to, or otherwise affecting, any of the Acquired Corporations or (to the best of the knowledge of the Company) any director, officer or key employee of any of the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(d) The Company shall (to the extent directed by Parent in writing) timely exercise in full any right or option it may have to repurchase shares of its capital stock which is or becomes exercisable during the Pre-Closing Period. The Company shall use reasonable efforts to notify Parent in writing at least ten (10) days in advance of any such repurchase right or option becoming exercisable.

4.3  No Solicitation.

(a) The Company shall not directly or indirectly do, and shall ensure that no Representative of any of the Acquired Corporations directly or indirectly does, any of the following: (i) solicit, initiate, encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights; provided, however, that, notwithstanding anything contained in this Section 4.3(a) (but subject to the other provisions of this Agreement), prior to the adoption and approval of this Agreement by the Required Stockholder Vote, the Company may furnish nonpublic information regarding the Acquired Corporations to, or enter into discussions or negotiations with, or take any of the actions specified in clause (v) with respect to any Person in response to an unsolicited bona fide written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if: (A) neither the Company nor any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.3; (B) the board of directors of the Company has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the Acquisition Inquiry or the Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Offer, (C) the board of directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (D) at least two (2) business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, or take any of the actions specified in clause (v) with respect to, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (E) the Company receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to the Company as those contained in the Confidentiality Agreement; and (F) at least two (2) business days prior to furnishing any nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of any of the Acquired Corporations (whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations) takes any action that, if taken by the Company, would constitute a breach of this Section 4.3 by the Company, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.3 by the Company for purposes of this Agreement.

(b) If any Acquired Corporation or any Representative of any Acquired Corporation receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). The Company shall keep Parent fully informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(d) The Company shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return to the Acquired Corporations all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

Section 5.  Additional Covenants of the Parties

5.1  Registration Statement; Prospectus/Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Prospectus/Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Prospectus/Proxy Statement will be included as a prospectus and Parent and the Company shall prepare and cause to be filed with the SEC any Other SEC Filing. Each of Parent and the Company shall use reasonable efforts to cause the Form S-4 Registration Statement, the Prospectus/Proxy Statement and any Other SEC Filing to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company shall use reasonable efforts to cause the Prospectus/Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Corporations and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Prospectus/Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

(b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders’ Meeting; provided, however, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

5.2  Company Stockholders’ Meeting.

(a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption and approval of this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Subject to Section 5.2(c): (i) the Prospectus/Proxy Statement shall include a statement to the effect that the board of directors of the Company unanimously recommends that the Company’s stockholders vote to adopt and approve this Agreement at the Company Stockholders’ Meeting (the unanimous recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed. For purposes of this Agreement, the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent if such recommendation shall no longer be unanimous. The Prospectus/Proxy Statement shall include the opinion of the Financial Advisor referred to in Section 2.24.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption and approval of this Agreement by the Required Stockholder Vote, the Company Board

Recommendation may be withdrawn or modified in a manner adverse to Parent (an “Adverse Recommendation Change”) if: (i) an unsolicited, bona fide written Acquisition Proposal is made to the Company and is not withdrawn; (ii) such unsolicited, bona fide, written Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of (or any action inconsistent with) this Agreement or the Confidentiality Agreement; (iii) the Company provides Parent with at least five (5) business days prior notice of any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such Acquisition Proposal is a Superior Offer; (iv) the Company’s board of directors determines in good faith that such offer constitutes a Superior Offer; (v) the Company’s board of directors determines in good faith, after taking into account the advice of the Company’s outside legal counsel, that, in light of such Superior Offer, the withdrawal or modification of the Company Board Recommendation is required in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; and (vi) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within five (5) business days after Parent receives written notice from the Company confirming that the Company’s board of directors has determined that such offer is a Superior Offer.

(d) The Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

(e) If the Company’s board of directors remains committed to making an Adverse Recommendation Change in favor of a Superior Offer at the end of the 5-business day period referred to in clause (vi) of Section 5.2(c), the parties hereby agree that, subject to compliance with Section 5.2(c) and in order to enable the Company’s board of directors to be sufficiently comfortable that the Superior Offer will remain available to the Company when and if this Agreement is terminated, notwithstanding Section 4.3(a), the Company may enter into a binding letter agreement with the Person making that Superior Offer, which letter agreement (x) may provide that such Person is obligated, on behalf of the Company, to make the payment(s) required to be made by the Company to Parent pursuant to the relevant provisions of Section 8.3 of this Agreement on the in accordance with the terms thereof and (y) may attach as an exhibit thereto a fully negotiated and executed agreement and plan of merger (a “Conditional Merger Agreement”) relating to that Superior Offer providing that such Conditional Merger Agreement is binding on the Company and such Person at that time, but will only become effective on and after (and in no event before) both the (i) termination of this Agreement in accordance with its terms and (ii) the payment by such Person of the payment(s) required to be paid under Section 8.3 on behalf of the Company to Parent.

(f) Nothing in this Agreement shall prohibit the board of directors of the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided that such Rules shall in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

5.3  Regulatory Approvals.  Each party shall use reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with or otherwise submitted by such party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. The Company and Parent shall respond as promptly as practicable to: (a) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (b) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to any of the businesses, product lines or assets of the Acquired Corporations, provided that any such action is conditioned upon the consummation of the Merger.

5.4  Stock Options and Warrants.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be cancelled and shall be of no further force and effect. Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Option Plans and otherwise) to effectuate the provisions of this Section 5.4(a) and to ensure that, from and after the Effective Time, all Company Options have been canceled and all holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.4(a).

(b) At the Effective Time, each unexpired Company Warrant which is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall automatically and without any action on the part of the holder thereof be converted into a warrant to purchase a number of shares of Parent Common Stock at an exercise price determined as follows:

(i) The number of shares of Parent Common Stock to be subject to such warrant as so converted shall be equal to the product of the number of shares of Company Common Stock theretofore subject to the warrant times 0.0470, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(ii) The exercise price per share of Parent Common Stock under such warrant as so converted shall be equal to the exercise price per share of Company Common Stock theretofore under the warrant divided by 0.0470, provided that such exercise price shall be rounded up to the nearest cent.

(c) Additionally, each holder of a Company Warrant shall receive a Contingent Value Right to purchase the number of shares of Parent Common Stock that such holder would have received in connection with the Merger had such holder exercised such Company Warrant for cash.

(d) At the Effective Time, the other terms of each Company Warrant shall continue to apply in accordance with the terms thereof and applicable law.

5.5  Employee Benefits.

(a) Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements: (i) all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s health, welfare, severance, vacation, fringe and 401(k) plans, to substantially the same extent as similarly situated employees of Parent; (ii) Parent shall provide the Continuing Employees with service credit for purposes of (A) eligibility and vesting under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or any of its Subsidiaries in which Continuing Employees are eligible to participate, and (B) benefit accrual under any vacation or severance plan of Parent or any of its Subsidiaries in which Continuing Employees are eligible to participate, for all periods of employment with the Company or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time for which service was recognized by the Company immediately prior to the Effective Time (other than with respect to any newly adopted plan of Parent or its Subsidiaries for which past service credit is not granted to its employees generally or any frozen plan or grandfathered benefit of Parent or its Subsidiaries), (iii) Parent shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any medical, health, dental or disability benefit plans of Parent or any of its Subsidiaries to be waived with respect to the Continuing Employees and their eligible dependents to the extent waived under any similar plans of the Company immediately prior to the Effective Time and (iv) Parent shall give the Continuing Employees and their eligible dependents credit for the plan year in which the Effective Time (or commencement of participation in a plan of Parent or any of its Subsidiaries) occurs for applicable deductibles, co-payments and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in a plan of Parent or any of its Subsidiaries) to the extent such expenses were credited under any similar plans of the Company immediately prior to the Effective Time. Nothing in this Section 5.5(a) or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, and the employment of each Continuing Employee shall be “at will” employment. Except for Indemnified Persons (as defined in Section 5.6(a)) to the extent of their respective rights pursuant to Section 5.6, no Company Associate or Continuing Employee shall be deemed to be a third party beneficiary of this Agreement.

(b) If requested by Parent prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.

5.6  Indemnification of Officers and Directors.

(a) All rights to indemnification by the Company existing in favor of each individual who is or was an officer or director of the Company prior to the Closing Date (each such individual, an “Indemnified Person”) for his acts and omissions as a director or officer of the Company occurring prior to the Effective Time, as provided in the Company’s certificate of incorporation and bylaws (as in effect as of the date of this Agreement) and as provided in the Indemnification Contract between the Company and such Indemnified Person (as in effect as of the date of this Agreement) in the form disclosed by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with Delaware law) for a period of six years from the date on which the Merger becomes effective.

(b) From and after the Effective Time the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, directors’ and officers’ liability insurance on the terms set forth in Schedule 5.6. In lieu of Parent causing the Surviving Corporation to maintain the policies as described in Schedule 5.6, Parent may elect to cause the Company to purchase immediately prior to the Effective Time a “tail” pre-paid policy on terms and conditions not materially less favorable to the Indemnified Persons than the terms set forth in Schedule 5.6.

5.7  Additional Agreements.

(a) Subject to Section 5.7(b), Parent and the Company shall use reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.7(b), each party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions. The Company shall provide Parent with a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give Parent a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. The Company shall promptly deliver to Parent a copy of each such filing or other submission made, each notice given and each Consent obtained by the Company during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other IP Rights, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other IP Rights; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if Parent determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

5.8  Disclosure.  Without limiting any of the Company’s obligations under the Confidentiality Agreement, the Company shall not, and shall not permit any of its Subsidiaries or any Representative of any of the Acquired Corporations to, issue any press release or make any disclosure (to any customers or employees of any of the Acquired Corporations, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) Parent shall have approved such press release or disclosure in writing; or (b) such disclosure is required by applicable law and, at least 24 hours before such press release or disclosure is issued or made, the Company advises Parent of, and consults with Parent regarding, the text of such press release or disclosure.

5.9  Letter of the Company’s Accountants.  The Company shall use reasonable efforts to cause to be delivered to Parent a letter of Ernst & Young LLP, dated no more than two (2) business days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

5.10  Listing.  Parent shall use reasonable best efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ Global Market at or prior to the Effective Time.

5.11  Resignation of Officers and Directors.  The Company shall use reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each officer and director of each of the Acquired Corporations, effective as of the Effective Time.

5.12  Section 16 Matters.  Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock, Company Options and other derivative securities with respect to Company Common Stock in connection with the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. If the Company delivers the Section 16 Information (as defined below) to Parent at least thirty (30) days prior to the Effective Time, then, prior to the Effective Time, Parent shall take such reasonable steps as are required to cause the acquisition of Parent Common Stock, options to purchase shares of Parent Common Stock and other derivative securities with respect to Parent Common Stock in connection with the Merger by each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section 5.12, “Section 16 Information” shall mean the following information for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock in the Merger; (b) the number of Company Options held by such individual and expected to be converted into options to purchase shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.13  Tax Matters.  Prior to January 1, 2010, Parent shall not liquidate the Company, Acquisition Sub I or Cogenics or to cause or allow any of such corporations to cease to be taxable as corporations for federal income tax purposes. Prior to January 1, 2010, Parent shall not cause or allow the stock of the Company to cease to be held by the Holding Company (as defined in Section 3.11), and Parent shall not cause or allow any stock of the Holding Company to be owned by an entity other than a corporation that is not Parent.

5.14  Credit Agreements.  Promptly after the date of this Agreement, the Company shall use commercially reasonable efforts to obtain written consents and/or waivers to (a) the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions (including the Merger) and to the execution, delivery and performance of a $3,000,000 term loan entered into between Parent and the Company on the date hereof (and related agreements) (the “Loan”) from each of (i) Manufacturers and Traders Trust Company (“M&T”) pursuant to the Letter of Credit Agreement, dated April 1, 2003, by and between the Company and M&T and (ii) Maryland Industrial Development Financing Authority (“MIDFA” and together with M&T, the “Lenders”) pursuant to the Loan Agreement, dated April 1, 2003, by and between the Company and MIDFA as may be required under such agreements (such agreements, the “Loan Agreements,” and such consents and/or waivers the “Bank Consents”). Notwithstanding the foregoing, if the Company has not obtained the Bank Consents within twenty (20) days after the date of this Agreement, then the Company agrees to repay all amounts owed pursuant to such agreements upon the earlier to occur of (i) any demand for payment by the Lenders pursuant to the terms of the Loan Agreements, or (ii) upon the earliest date upon which such amounts may be voluntarily repaid in full by the Company pursuant to the terms of the Loan Agreements.

5.15  CVR Payments.  If, at any time following the date of this Agreement, but prior to the Closing Date, the Company receives a Milestone Payment (as defined in the CVR Agreement, provided, however, that for purposes of this Section 5.15, the maximum aggregate amount of such Milestone Payment shall not be limited to $5,000,000), then the Company shall (i) first, use such Milestone Payment (to the extent of such Milestone Payment) to repay the outstanding amount of principal and interest due on the Loan within two (2) business days of the date of receipt of such Milestone Payment, and (ii) second, deposit any excess portion of such Milestone Payment in cash in a restricted cash account, controlled by Parent and the Company, for the benefit of Parent and Merger Sub. All amounts placed in such restricted cash account shall remain in such account until the earlier of the Closing or the termination of this Agreement pursuant to Section 8 hereof, upon which time all such amounts shall be immediately released to the Company (in the case of the termination of this Agreement) or to Parent (in the case the Closing shall have occurred).

Section 6.  Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1  Accuracy of Representations.

(a) The representations and warranties of the Company contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement; provided, however, that in determining the accuracy of such representations and warranties for purposes of this Section 6.1(a): (i) all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date; provided, however, that: (i) in determining the accuracy of such representations and warranties for purposes of this Section 6.1(b): (A) all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have or result in, a Company Material Adverse Effect.

6.2  Performance of Covenants.  Each of the covenants or obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

6.3  Effectiveness of Registration Statement.  The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding seeking a stop order shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

6.4  Stockholder Approval.  This Agreement shall have been duly adopted and approved by the Required Stockholder Vote.

6.5  Reserved.

6.6  Agreements and Other Documents.  Parent and the Company shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a) Executive employment agreements in the form of Exhibit E, executed by the Persons identified on Schedule 6.6(a);

(b) a letter from Ernst & Young LLP, dated as of the Closing Date and addressed to Parent, reasonably satisfactory in form and substance to Parent, updating the letter referred to in Section 5.9;

(c) a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.4, 6.7, 6.10, 6.11 and 6.12 have been duly satisfied;

(d) written resignations in forms satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of each of the Acquired Corporations; and

(e) the Company shall have amended the Rights Plan to exempt the transactions contemplated by this Agreement.

6.7  Employees.  None of the individuals identified on Schedule 6.7 shall be Departing Employees. For purposes of this Section 6.7, an individual shall be deemed to be a “Departing Employee” if such individual: (i) shall have ceased to be employed by the Company or any Subsidiary of the Company prior to the Effective Time; (ii) shall have expressed an intention to decline to accept employment with Parent; or (iii) shall have expressed an intention to discontinue (prior to, at or after the Closing) his or her employment with Parent or any Acquired Corporation.

6.8  No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect.

6.9  Regulatory Matters.

(a) Any waiting period applicable to the consummation of the Merger under any applicable foreign Legal Requirement shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and any foreign Governmental Body pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.

(b) Any Governmental Authorization or other Consent required to be obtained under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect, and no such Governmental Authorization or other Consent shall require, contain or contemplate any term, limitation, condition or restriction that Parent determines in good faith to be materially burdensome.

6.10  Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Market.

6.11  No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger or any of the other Contemplated Transactions that makes consummation of the Merger or any of the other Contemplated Transactions illegal.

6.12  No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business.  There shall not be pending, and there shall not have been threatened, any Legal Proceeding in which a Governmental Body is or has threatened to become a party or in which a Governmental Body may otherwise be involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Parent or any of the Acquired Corporations, any damages or other relief that may be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) that could materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own the assets or operate the business of any of the Acquired Corporations; or (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other Contemplated Transactions.

6.13  No Other Proceedings.  There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Parent, there is a reasonable possibility of an outcome that is adverse to Parent or any of the Acquired Corporations: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Parent or any of the Acquired Corporations, any damages or other relief that may be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) that could materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own the assets or operate the business of any of the Acquired Corporations; or (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.

6.14  Sarbanes-Oxley Certifications.  Neither the chief executive officer nor the chief financial officer of the Company shall have failed to provide, with respect to any Company SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

Section 7.  Conditions Precedent to Obligation of the Company

The obligation of the Company to effect the Merger and consummate the transactions to be consummated at the Closing is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1  Accuracy of Representations.

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement; provided, however, that in determining the accuracy of such representations and warranties for purposes of this Section 7.1(a), all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded.

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date; provided, however, that: (i) in determining the accuracy of such representations and warranties for purposes of this Section 7.1(b), all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have or result in, a Parent Material Adverse Effect.

7.2  Performance of Covenants.  All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3  Effectiveness of Registration Statement.  The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

7.4  Stockholder Approval.  This Agreement shall have been duly adopted and approved by the Required Stockholder Vote.

7.5  Documents.  The Company shall have received a certificate executed by an executive officer of Parent, confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.6  Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Market.

7.7  No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any U.S. court of competent jurisdiction and remain in effect, and there shall not be any U.S. federal or state Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

Section 8.  Termination

8.1  Termination.  Except in the case of termination pursuant to Section 8.1(e) below, this Agreement may be terminated prior to the Effective Time (whether before or after the adoption and approval of this Agreement by the Required Stockholder Vote):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by March 31, 2009; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by March 31, 2009 is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt and approve this Agreement; and (ii) this Agreement shall not have been adopted and approved at the Company Stockholders’ Meeting (and shall not have been adopted and approved at any adjournment or postponement thereof) by the Required Stockholder Vote;

(e) by Parent (at any time prior to the adoption of this Agreement by the Required Stockholder Vote) if a Triggering Event shall have occurred;

(f) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 6.1(a) or Section 6.1(b) would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company within fifteen (15) days after the date of the occurrence of such inaccuracy or breach and the Company is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach: (A) during the 15-day period commencing on the date on which the Company receives notice of such inaccuracy or breach; or (B) after such 15-day period if such inaccuracy or breach shall have been fully cured during such 15-day period in a manner that does not result in a breach of any covenant or obligation of the Company; or

(g) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent within fifteen (15) days after the date of the occurrence of such inaccuracy or breach and Parent is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach: (1) during the 15-day period commencing on the date on which Parent receives notice of such inaccuracy or breach; or (2) after such 15-day period if such inaccuracy or breach shall have been fully cured during such 15-day period in a manner that does not result in a breach of any covenant or obligation of Parent.

8.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any inaccuracy in or breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

8.3  Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that:

(i) Parent shall bear all fees and expenses, other than attorneys’ fees, incurred in connection with: (A) the filing, printing and mailing of the Form S-4 Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto; and (B) the filing of any notice or other document under any applicable foreign Legal Requirement relating to antitrust or competition matters; and

(ii) if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, or if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) or by Parent pursuant to Section 8.1(e), then (without limiting any obligation of the Company to pay any fee that may be payable pursuant to Sections 8.3(c) or 8.3(d), as applicable), the Company shall make a nonrefundable cash payment to Parent, at the time specified in Section 8.3(b), in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that are payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger and the other Contemplated Transactions, provided that such payment shall not exceed $100,000.

(b) In the case of termination of this Agreement by the Company pursuant to Section 8.1(b) or Section 8.1(d), any nonrefundable payment required to be made pursuant to clause “(ii)” of the proviso to Section 8.3(a) shall be made by the Company no later than the time of such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(e), any nonrefundable payment required to be made pursuant to clause “(ii)” of the proviso to Section 8.3(a) shall be made by the Company within two (2) business days after such termination.

(c) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d) and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and within 12 months of the date this Agreement is terminated the Company shall reach a definitive agreement to consummate, or shall have consummated, an Acquisition Proposal, then the Company shall pay to Parent, in cash at the time specified in the next sentence (and in addition to any amounts payable pursuant to Section 8.3(a)), a nonrefundable fee in the amount equal to $300,000. Any payment required to be made pursuant to this Section 8.3(c) shall be made by the Company to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by an Acquisition Proposal.

(d) If this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay to Parent, in cash at the time specified in the next sentence (and in addition to any amounts payable pursuant to Section 8.3(a)), a nonrefundable fee in the amount equal to $300,000. Any payment required to be made pursuant to this Section 8.3(c) shall be paid by the Company to Parent within two (2) business days after such termination.

(e) If the Company fails to pay when due any amount payable under this Section 8.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at an annual rate three percentage points above the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 9.  Miscellaneous Provisions

9.1  Amendment.  This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders); provided, however, that after any such adoption and approval of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2  Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3  No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4  Entire Agreement; Counterparts; Exchanges by Facsimile.  This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that sections 1 through 8 and sections 9 through 19 of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with their terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5  Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no party shall object to the removal of such action or suit to any federal court located in the State of Delaware; and (c) each of the parties irrevocably waives the right to trial by jury.

9.6  Disclosure Schedule.  The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2, and shall not be deemed to relate to or to qualify any other representation or warranty, provided that any fact or condition that is disclosed in any section of the Disclosure Schedule in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of the Disclosure Schedule readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of the Disclosure Schedule notwithstanding the omission of a reference or cross reference thereto. Disclosures in the Filed Company SEC Documents shall be deemed to qualify the representations and warranties set forth in this Agreement if and only if it is readily apparent that information in such filings (or incorporated by reference therein) is directly related and should be interpreted as an exception to any representation and warranty under this Agreement.

9.7  Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8  Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the parties’ rights or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by a party without the other parties’ prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the parties hereto; and (b) the Indemnified Persons to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9  Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Clinical Data, Inc.
One Gateway Center, Suite 702
Newton, MA 02548
Attention: Caesar J. Belbel, EVP and Chief Legal Officer
Facsimile No.: (617) 965-0445

with a copy to:

Cooley Godward Kronish llp
The Prudential Tower
800 Boylston Street, 46th Floor
Boston, MA 02199

Attention:	Marc A. Recht
Miguel J. Vega

if to the Company:

Avalon Pharmaceuticals, Inc.
20358 Seneca Meadows Parkway
Germantown, Maryland 20876
Attention: Kenneth C. Carter, Ph.D.
Facsimile: (301) 556-9910

with a copy to:

Hogan & Hartson L.L.P.
111 South Calvert Street
Suite 1600
Baltimore, MD 21202
Attention: Michael J. Silver
Facsimile: (410) 539-6981

9.10  Cooperation.  The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.11  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.12  Specific Enforcement.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the Merger were not consummated and the Company’s stockholders did not receive the aggregate Merger Consideration payable to them in accordance with the terms but subject to the conditions of this Agreement), and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger and Parent’s obligation to pay, and the Company’s stockholders’ right to receive, the aggregate Merger Consideration payable to them pursuant to the Merger, subject in each case to the terms and conditions of this Agreement) in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

9.13  Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e) For purposes of this Agreement, a statement that the Company has “made available” or “delivered” any document shall be deemed satisfied by the inclusion of such document among the Filed Company SEC Documents (including any document incorporated by reference therein) or if such document has been made available in a data room for review by the Parent or its advisors.

(f) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Clinical Data, Inc.

By:	/s/ Caesar J. Belbel
Name:     Caesar J. Belbel

Title:	Executive Vice President, Chief Legal Officer and Secretary

API Acquisition Sub II, LLC

By: API Acquisition Sub, Inc., its sole member

By:	/s/ Caesar J. Belbel
Name:     Caesar J. Belbel

Title:	Executive Vice President, Chief Legal Officer and Secretary

Avalon Pharmaceuticals, Inc.

By:	/s/ Kenneth C. Carter
Name:     Kenneth C. Carter

Title:	President and Chief Executive Officer

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“Acquired Corporations” shall mean the Company and its Subsidiaries and the respective predecessors of the Company and its Subsidiaries (including any Entity that shall have merged into the Company or any Subsidiary of the Company (other than Merger Sub)).

“Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization recapitalization, tender offer, exchange offer or other similar transaction: (i) in which any of the Acquired Corporations is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than fifteen percent (15%) of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or (iii) in which any Acquired Corporation issues securities representing more than fifteen percent (15%) of the outstanding securities of any class of voting securities of such Acquired Corporation;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) fifteen percent (15%) or more of the consolidated net revenues of the Acquired Corporations, consolidated net income of the Acquired Corporations or consolidated book value of the assets of the Acquired Corporations; or (ii) fifteen percent (15%) or more of the fair market value of the assets of the Acquired Corporations; or

(c) any liquidation or dissolution of any of the Acquired Corporations.

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Applicable Laws” means federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Associate” shall mean any current employee, independent contractor, officer or director of any of the Acquired Corporations or any Company Affiliate.

“Company Benefit Agreement” shall mean each management, employment, severance, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Corporations and any Company Associate, other than any such Contract with a Company Associate that is terminable “at will” without any obligation on the part of the applicable Acquired Corporation to make any payments or provide any benefits in connection with such termination.

“Company Benefit Plan” shall mean each employment, consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare fringe benefits, profit-sharing, pension or retirement plan, program, Contract or commitment and each other employee benefit plan or arrangement, whether written or unwritten, and whether funded or unfunded, and each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations or any Company Affiliate for the benefit of any Company Associate or with respect to which any of the Acquired Corporations or any Company Affiliate has or may have any liability or obligation.

“Company Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.

“Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any Company IP or any other asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

“Company IP Contract” shall mean any Company Contract under which the Company or its Subsidiaries has any right, title or interest in, under or to any material IP Rights, other than nonexclusive licenses that are available to the public generally.

“Company Material Adverse Effect” shall mean any effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets (including IP Rights), liabilities (accrued, contingent or otherwise), operations, or financial performance of the Acquired Corporations taken as a whole; (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; or (c) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the stock of the Surviving Corporation; provided, however, that a “Company Material Adverse Effect” shall not be deemed to mean or include any such effect, change, event or circumstance to the extent arising as a result of: (i) general changes or developments in the industries in which the Acquired Corporations operate, except, in each case, to the extent those effects, changes, events or circumstances disproportionately impact (relative to similarly situated businesses) the business, condition, capitalization, assets, liabilities, operations, or financial performance of the Acquired Corporations taken as a whole; (ii) changes, after the date of this Agreement, in laws of general applicability or interpretations thereof by courts or other Governmental Bodies except to the extent any of the same materially disproportionately impacts the Acquired Corporations as compared to other companies in the industry in which the Acquired Corporations operate; (iii) changes in GAAP or the rules or policies of the Public Company Accounting Oversight Board; (iv) any act or omission by the Acquired Corporations taken with the prior written consent of Parent in contemplation of the Merger or any other transactions or actions contemplated by this Agreement; (v) any costs or expenses reasonably incurred or accrued in connection with the Merger or any other transactions or actions contemplated by this Agreement (and not otherwise in breach of this Agreement); (vi) any loss of, or adverse change in, the relationship of the Acquired Corporations with their customers, employees or suppliers caused by the announcement of the transactions contemplated by this Agreement; (viii) any failure by the Company to meet any internal or published estimates, projections, forecasts or predictions relating to revenues, earnings or losses for any period ending on or after the date of this Agreement and prior to the Closing; or (ix) in and of itself, a decline in the stock price of the Company Common Stock on the NASDAQ Global Market or the delisting of the Company Common Stock from the NASDAQ Global Market.

“Company Preferred Stock” shall mean the Company’s preferred stock, par value $0.01 par value per share.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated October 17, 2008 between the Company and Parent.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by this Agreement and the transactions and actions contemplated by the Voting Agreements.

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“DGCL” shall mean the Delaware General Corporation Law.

“Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

“DOL” shall mean the United States Department of Labor.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Filed Company SEC Documents” shall mean all Company SEC Documents filed by the Company on or after January 1, 2008, and publicly available prior to the date of this Agreement.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“Foreign Plan” shall mean: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States to which any of the Acquired Corporations is required to contribute or under which any of the Acquired Corporations has or may have any liability; (b) any Company Benefit Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; and (c) any Company Benefit Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States.

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Global Market).

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge,” “best of the knowledge,” “known” or words of similar effect, when used in reference to the Company means the following: an individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual should have discovered or otherwise become aware of such fact or matter in the course of performing his or her duties as a director, member, manager, employee or officer of a Person. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if the Company’s Chief Executive Officer, Chief Financial Officer or other “executive officers” (as such term is defined under Rule 3b-7 of the Exchange Act. has, or at any time had, Knowledge of such fact or other matter. Notwithstanding the foregoing, subsection (b) hereof shall not apply for purposes of Section 2.26(a) hereof.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Global Market).

“Other SEC Filing” shall mean any filings required to be made with the SEC under the Exchange Act in connection with the Contemplated Transactions, other than the Prospectus/Proxy Statement and the Form S-4 Registration Statement.

“Parent Common Stock” shall mean the Common Stock, $0.01 par value per share, of Parent.

“Parent Material Adverse Effect” shall mean any effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets (including IP Rights), liabilities (accrued, contingent or otherwise), operations, financial performance or prospects of Parent and its Subsidiaries taken as a whole; or (ii) the ability of Parent to consummate the Merger or any of the other Contemplated Transactions or to perform any of its obligations under the Agreement; provided, however, that a decline in Parent’s stock price, in and of itself, shall not be deemed to be, to have or to result in a Parent Material Adverse Effect.

“Person” shall mean any individual, Entity or Governmental Body.

“Prospectus/Proxy Statement” shall mean the prospectus/proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Rights Plan” means that certain Rights Agreement, dated as of April 26, 2007, between the Company and American Stock Transfer & Trust Company, as Rights Agent.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” shall mean an entity of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least fifty percent (50%) of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” shall mean an unsolicited bona fide written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash and/or publicly traded equity securities, all of the outstanding shares of Company Common Stock, that: (a) was not obtained or made as a direct or indirect result of a breach of (or any action inconsistent with) this Agreement or the Confidentiality Agreement; and (b) is on terms and conditions that the board of directors of the Company determines, in its reasonable, good faith judgment, after taking into account the advice of an independent financial advisor of nationally recognized reputation, to be: (i) more favorable, from a financial point of view, to the Company’s stockholders than the terms of the Merger; and (ii) likely to be consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

“Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, addition to tax or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company shall have failed to unanimously recommend that the Company’s stockholders vote to adopt and approve the Agreement; (b) the Company shall have failed to include in the Prospectus/Proxy Statement the Company Board Recommendation or a statement to the effect that the board of directors of the Company has unanimously determined and believes that the Merger is advisable and fair to and in the best interests of the Company’s stockholders; (c) the board of directors of the Company fails to reaffirm publicly the Company Board Recommendation, or fails to reaffirm its determination that the Merger is advisable and fair to and in the best interests of the Company’s stockholders, within five (5) business days after Parent requests in writing that such recommendation or determination be reaffirmed publicly; (d) an Adverse Recommendation Change shall have occurred; (e) the Company shall have executed any letter of intent, memorandum of understanding or similar document or any Contract relating to any Acquisition Proposal; (f) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (g) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release reaffirming the Company Board Recommendation within five (5) business days after such Acquisition Proposal is announced; (h) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached any of the provisions set forth in Section 4.3; or (i) any stockholder of the Company who has executed and delivered a Voting Agreement shall have materially breached such Voting Agreement.

“Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of June 30, 2008, included in the Company’s Report on Form 10-Q for the fiscal quarter ended June 30, 2008, as filed with the SEC prior to the date of this Agreement.

ANNEX B

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

Contingent Value Rights Agreement, dated [          ] [     ], 2008, by and among Clinical Data, Inc. (“Parent”), a Delaware corporation, and American Stock Transfer and Trust Co., a New York corporation, as Rights Agent (the “Rights Agent”), in favor of each person (a “Holder”) who from time to time holds one or more Contingent Value Rights (the “CVRs”) to receive a number of shares of Parent common stock, $0.01 par value per share (the “Parent Common Stock”), in the amounts and subject to the terms and conditions set forth herein. A registration statement on Form S-4 (No. 333-          ) (the “Registration Statement”) with respect to, among other securities, the CVRs, has been prepared and filed by Parent with the Securities and Exchange Commission (the “Commission”) and has become effective in accordance with the Securities Act of 1933 (the “Act”). This Agreement is entered into in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 27, 2008 by and among Parent, API Acquisition Sub II, LLC (“Merger Sub”), and Avalon Pharmaceuticals, Inc. (the “Company”), which sets forth the allocation of one CVR for each outstanding share of Company Common Stock, such CVR payable in up to 0.0470 shares of Parent Common Stock (each as defined in the Merger Agreement).

Section 1.  Appointment of Rights Agent.  Parent hereby appoints the Rights Agent to act as agent for the Holders in accordance with the instructions set forth herein, and the Rights Agent hereby accepts such appointment, upon the terms and conditions hereinafter set forth.

Section 2.  Form of CVR Certificate.

2.1  The CVRs shall be evidenced by certificates (the “CVR Certificates”), substantially in the form set forth in Exhibit A hereto. The CVR Certificates may have such letters, numbers, or other marks of identification or designation and such legends, summaries, or endorsements printed, lithographed, or engraved thereon as Parent may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with applicable law or with any rule or regulation made pursuant thereto.

2.2  The CVR Certificates shall be executed on behalf of Parent by the manual or facsimile signature of the present or any future President or Vice President of Parent, attested by the manual or facsimile signature of the present or any future Secretary or Assistant Secretary of Parent. CVR Certificates shall be dated as of the date of the initial issuance thereof or the date of any subsequent transfer, as the case may be.

Section 3.  Registration.

3.1  The Rights Agent shall maintain the books and records for the registration, and the registration of transfer, of the CVR Certificates in which shall be registered the names and addresses of the Holders of the CVRs evidenced by the CVR Certificates in registered form and the certificate numbers and denominations of such CVR Certificates.

3.2  Prior to transfer of the CVR Certificates as provided for herein, Parent and the Rights Agent shall deem and treat the registered Holder thereof as the absolute owner of the CVR Certificates (notwithstanding any notation of ownership or other writing thereon made by anyone other than Parent or the Rights Agent), for the purpose of the CVR Consideration (as defined herein) and for all other purposes, and neither Parent nor the Rights Agent shall be affected by any notice to the contrary.

Section 4.  Payment and Exchange of CVRs.

4.1  Milestone and Exchange Ratio.  For purposes of this Agreement, “Milestone Date” means June 30, 2010, assuming that during the period from the execution date of the Merger Agreement through and including June 30, 2010, at least one Milestone Payment has been received by the Company or its affiliates (including Parent). For purposes of this Agreement, a “Milestone Payment” shall mean the receipt by the Company or its affiliates (including Parent) during the period commencing on the execution date of the Merger Agreement through and including June 30, 2010 of a payment under either the License and Research Collaboration Agreement between the Company and Merck & Co., Inc., dated March 5, 2007, or the Amended Pilot Study

Agreement between the Company and Novartis Institute for Biomedical Research, Inc., dated September 9, 2005, up to a maximum aggregate amount of $5,000,000. If the Milestone Date occurs, the Holders shall be entitled to the following consideration, to be delivered by the Rights Agent in accordance with the procedures set forth herein.

(a) Each CVR shall entitle the Holder thereof to receive that number of shares of Parent Common Stock (the “Rights Shares”) equal to the quotient of (a) a number obtained by (i) dividing one half of the aggregate Milestone Payments received by the Company or its affiliates (including Parent) by (ii) $12.49 (the “Per Share Price”); and (b) 17,037,928.

(b) No fractional shares of Parent Common Stock shall be issued pursuant to this Agreement. In lieu of fractional shares, each Holder who would otherwise have been entitled to a fraction of a share of Parent Common Stock hereunder (after aggregating all fractional shares to be received by such Holder), shall receive, without interest, an amount in cash (rounded to the nearest whole cent) determined by multiplying such fraction by the Per Share Price.

(c) In case prior to the Milestone Date Parent shall (i) pay a stock dividend or make a distribution on or in respect of Parent Common Stock in shares of Parent Common Stock, (ii) subdivide the outstanding shares of Parent Common Stock, (iii) combine the outstanding shares of Parent Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of Parent Common Stock any shares of capital stock of the Company, then, in any such case, at the Milestone Date, the Holder of a CVR shall be entitled to receive the number of shares of capital stock of Parent which Holder would have owned immediately following such action had the Milestone Date occurred immediately prior thereto (with any record date requirement being deemed to have been satisfied).

(d) If Parent shall, prior to the Milestone Date, consolidate with or merge with or into another Person, or Parent shall sell, transfer or lease all or substantially all of its assets, or Parent shall change the Parent Common Stock into property or other securities, then, in any such case, the Holder of a CVR shall thereupon (and thereafter) be entitled to receive, upon the Milestone Date, the securities or other property to which (and upon the same terms and with the same rights as) the Holder would have been entitled if the Milestone Date had occurred immediately prior to such consolidation or merger, such sale of assets or such change (with any record date requirement being deemed to have been satisfied). Parent shall take such steps in connection with such consolidation or merger, such sale of assets or such change as may be necessary to assure such Holder that the provisions of this Agreement shall thereafter be applicable in relation to any securities or property thereafter deliverable upon achievement of such Milestone Date, including, but not limited to, obtaining a written obligation to supply such securities or property upon exercise and to be so bound by the CVRs.

(e) The Parent Common Stock (or other securities, cash or other property) and cash in lieu of fractional shares issuable pursuant to this Section 4.1 are referred to collectively herein as the “CVR Consideration.”

(f) Upon the occurrence of each adjustment or readjustment pursuant to this Section 4.1, Parent at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish (i) to each holder of a CVR a certificate setting forth in reasonable detail the event requiring the adjustment and the amount of such adjustment, and (ii) to the Rights Agent a certificate setting forth any adjustments made to any of the certificates.

4.2  Exchange of Certificates.  As soon as practicable after the Milestone Date (and in no event later than thirty (30) days after the Milestone Date), Parent shall notify the Rights Agent of the occurrence of the Milestone Date, the aggregate Milestone Payments received by the Company or its affiliates (including Parent) and the Per Share Price, and the Rights Agent shall, upon being provided with the notice and instructions for surrender referred to below, promptly thereafter mail to all Holders of record of CVRs (i) notice of the occurrence of the Milestone Date and of the number of Rights Shares per CVR that Holders are entitled to receive upon surrender of their CVR Certificates and (ii) instructions for surrendering their CVR Certificates in exchange for a certificate representing shares of Parent Common Stock and cash in lieu of fractional shares (calculated in accordance with Section 4.1(a) and 4.1(b), respectively). Upon surrender of CVR Certificates for cancellation to the Rights Agent, together with a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of, and title to, the CVR Certificates shall pass, only upon delivery of the CVR Certificates to the Rights Agent) and other requested documents and in accordance with the instructions thereon, the Holder of such Certificates shall be entitled to receive in exchange therefor (a) a certificate representing that number of whole shares of Parent Common Stock into which the CVRs theretofore represented by the CVR Certificates so surrendered shall have been converted pursuant to the provisions of this Agreement and (b) a check in the amount of any cash due pursuant to Section 4.1(b) or Section 4.4. No interest shall be paid or shall accrue on any such amounts. Until surrendered in accordance with the provisions of this Section, each CVR Certificate shall represent for all purposes only the right to receive the CVR Consideration and, if applicable, amounts under Section 4.4. Shares of Parent Common Stock into which the CVRs shall be converted at the Milestone Date shall be deemed to have been issued on the Milestone Date. Subject to Section 6 hereof, if any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the CVR Certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Rights Agent all documents necessary to evidence and effect such transfer and shall pay to the Rights Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered Holder of the CVR Certificate surrendered, or establish to the satisfaction of the Rights Agent that such tax has been paid or is not applicable. Beginning the date which is six months following the Milestone Date, Parent shall act as the Rights Agent and thereafter any holder of an unsurrendered CVR Certificate shall look solely to Parent for any amounts to which such Holder may be due, subject to applicable law. Notwithstanding any other provisions of this Agreement, any portion of the CVR Consideration remaining unclaimed five years after the Milestone Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity) shall be returned to the Parent.

4.3  Lost Certificates.  If any CVR Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such CVR Certificate to be lost, stolen or destroyed and, if required by Parent or the Rights Agent, the posting by such person of a bond in such reasonable amount as Parent or the Rights Agent may direct as indemnity against any claim that may be made against it with respect to such CVR Certificate, the Rights Agent shall deliver in exchange for such lost, stolen or destroyed CVR Certificate (a) if prior to the Milestone Date, a new CVR Certificate of like tenor and evidencing the number of CVRs evidenced by the CVR Certificate so lost, stolen or destroyed or (b) if after the Milestone Date, the applicable certificates representing shares of Parent Common Stock, cash in lieu of fractional shares and any amounts due pursuant to Section 4.4.

4.4  Distributions with Respect to Unexchanged Shares.  No dividend or other distribution declared with respect to Parent Common Stock with a record date after the Milestone Date shall be paid to holders of unsurrendered CVR Certificates until such holders surrender such CVR Certificates. Upon the surrender of such CVR Certificates in accordance with Section 4.2, there shall be paid to such holders, promptly after such surrender, the amount of dividends or other distributions, without interest, declared with a record date after the Milestone Date and not paid because of the failure to surrender such CVR Certificates for exchange.

4.5  Withholding Rights.  Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder of CVRs such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the CVRs in respect of which such deduction and withholding was made.

Section 5.  Non-Transferability and Registration of CVRs.

5.1  The CVRs and any interest therein may not be sold, assigned, pledged, encumbered, or in any other manner transferred or disposed of, in whole or in part, other than in accordance with Section 6 hereof.

5.2  The CVRs and the Rights Shares have been registered under the Act pursuant to the Registration Statement declared effective under the Act. Parent covenants and agrees:

(a) to prepare and file with the Commission such amendment and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary;

(b) as expeditiously as possible, to register or qualify the CVRs and the Rights Shares under the securities or “Blue Sky” laws of each jurisdiction in which such registration or qualification is necessary; and

(c) to pay all expenses of the Parent in complying with this Section 5.2, including, without limitation, (A) all registration and filing fees, (B) all printing expenses, (C) all fees and disbursements of counsel and independent public accountants for the Parent and (D) all Financial Industry Regulatory Authority (“FINRA”) and “Blue Sky” fees and expenses.

Section 6.  Exchange, Transfer, or Assignment of CVRs.

6.1  CVRs and any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer (as defined herein). A “Permitted Transfer” shall mean (i) the transfer of any or all of the CVRs on death by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (iii) transfers made pursuant to a court order; (iv) if the Holder is a partnership, a distribution from the transferring partnership to its partners or former partners in accordance with their partnership interests; (v) if the Holder is a limited liability company, a distribution from the distributing limited liability company to its members or former members in accordance with their interest in the limited liability company, or (vi) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution of any corporation or other entity.

6.2  In the event of a Permitted Transfer, CVRs may be assigned or transferred upon surrender of CVR Certificates to the Rights Agent, accompanied (if so required by Parent or the Rights Agent) by a written instrument or instruments of transfer in form satisfactory to Parent and the Rights Agent, duly executed by the registered holder or by a duly authorized representative or attorney, such signature to be guaranteed by a member of a recognized guarantee medallion program. Upon any such registration of transfer, a new CVR Certificate shall be issued to the transferee and the surrendered CVR Certificate shall be cancelled by the Rights Agent. CVR Certificates so cancelled shall be delivered by the Rights Agent to Parent from time to time or otherwise disposed of by the Rights Agent in its customary manner.

6.3  Any transfer or assignment of CVRs shall be without charge (other than the cost of any transfer tax) to the holder and any new CVR Certificates issued pursuant to this Section 6 shall be dated the date of such transfer or assignment.

Section 7.  Rights of CVR Certificate Holder.  The Holder of any CVR Certificate or CVR, shall not, by virtue thereof, be entitled to any rights of a stockholder of Parent, either at law or in equity, and the rights of the Holders are limited to those expressed in this Agreement.

Section 8.  Availability of Information.  Parent will provide to the Rights Agent all information and documentation in connection with this Agreement and the CVRs that the Rights Agent may reasonably request.

Section 9.  Reservation of Stock.  Parent covenants that it will reserve from its authorized and unissued Parent Common Stock a sufficient number of shares to provide for the issuance of Parent Common Stock pursuant to the CVRs. Parent further covenants that all shares that may be issued pursuant to the CVRs will be free from all taxes, liens and charges in respect of the issue thereof. Parent agrees that its issuance of the CVRs shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Parent Common Stock issuable pursuant hereto and that upon issuance such shares of Parent Common Stock shall be validly issued, fully paid and non-assessable.

Section 10.  Duties of Rights Agent.  The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which Parent and the Holders, by their acceptance hereof, shall be bound.

10.1  The statements contained herein and in the CVR Certificates shall be taken as statements of Parent, and the Rights Agent assumes no responsibility for the correctness of any of the same except such as describe the Rights Agent or actions taken or to be taken by it. The Rights Agent assumes no responsibility with respect to the delivery of CVRs and the CVR Consideration except as herein otherwise provided.

10.2  The Rights Agent shall not be responsible for any failure of Parent to comply with any of the covenants contained in this Agreement or in the CVR Certificates to be complied with by Parent.

10.3  The Rights Agent shall not be responsible for (i) determining if the Milestone Date has occurred, nor (ii) assessing the amount of any Milestone Payments received by the Company or its affiliates (including Parent). Parent shall be responsible for providing this information to the Rights Agent.

10.4  The Rights Agent may consult at any time with counsel of its own selection (who may be counsel for Parent), and the Rights Agent shall incur no liability or responsibility to Parent or to any Holder with respect to any action taken, suffered, or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel, provided that the Rights Agent shall have exercised reasonable care in the selection of such counsel.

10.5  The Rights Agent shall incur no liability or responsibility to Parent or to any Holder for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document, or instrument (whether in original or facsimile form) believed by it to be genuine and to have been signed, sent, or presented by the proper party or parties. Parent agrees (i) to pay to the Rights Agent reasonable compensation for all services rendered by the Rights Agent in the execution of this Agreement and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses, and other charges of any kind and nature incurred by the Rights Agent in connection with this Agreement. Parent shall reimburse the Rights Agent for the reasonable costs of any counsel engaged by the Rights Agent for the purposes contemplated by Section 10.4. The Rights Agent shall be paid any compensation or reimbursement owed to it directly.

10.6  The Holders of at least a majority of the outstanding CVRs may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder and pursuant to the CVRs. The Rights Agent shall be under no obligation to institute any action, suit, or legal proceeding or to take any other action likely to involve material expense unless the Holders shall furnish the Rights Agent with reasonable security and indemnity satisfactory to it for any costs and expenses which may be incurred. All rights of action under this Agreement or under any of the CVR Certificates may be enforced by the Rights Agent without the possession of any of the CVR Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit, or proceeding instituted by the Rights Agent shall be brought in its name as Rights Agent, and any recovery of judgment shall be for the ratable benefit of the registered Holders, as their respective rights or interests may appear.

10.7  The Rights Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Rights Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence or willful misconduct.

10.8  Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any and all loss, liability, claim, damage or expense (“Loss”) arising out of or in connection with Rights Agent’s duties under this Agreement, including the costs and expenses of defending Rights Agent against any Loss, unless such Loss shall have been determined by a court of competent jurisdiction to be a result of Rights Agent’s own gross negligence or willful misconduct. Rights Agent agrees to notify Parent in writing of any receipt of an assertion of a claim or any action commenced against Rights Agent, promptly after the receipt of notice of such assertion or having been served with the summons or other first legal process giving information as to the nature and basis of any such assertion or action. The failure to so notify Parent will not relieve Parent from liability hereunder unless prejudice is suffered by Parent as a result of such failure. At its election, Parent may assume the conduct of Rights Agent’s defense in any such action or claim, at its sole cost and expense. In the event that Parent elects to assume the defense, Parent shall not be liable for fees and expenses of any counsel thereafter retained by Rights Agent except in the event Rights Agent determines that it has defenses different from those of Parent. In no case will Rights Agent be liable for special, indirect, incidental or consequential loss or damages of any kind whatsoever (including but not limited to lost profits). The obligations of Parent under this section shall survive the termination of this Agreement.

Section 11.  Change of Rights Agent.

11.1  Any corporation into which the Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Rights Agent, shall be the successor to the Rights Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto.

11.2  The Rights Agent may resign and be discharged from its duties under this Agreement by giving to Parent notice in writing, specifying a date when such resignation shall take effect, which notice shall be sent at least 30 days prior to the date so specified. If the Rights Agent shall resign or otherwise become incapable of acting, Parent shall appoint a successor to the Rights Agent. If no successor is appointed within 30 days of the resignation date, Rights Agent may petition a court for the appointment of a successor. After appointment the successor Rights Agent shall be vested with the same powers, rights, duties, and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the former Rights Agent shall deliver and transfer to the successor Rights Agent copies of all books, records, plans, and other documents in the former Rights Agent’s possession relating to the CVRs or this Agreement and execute and deliver any further assurance, conveyance, act, or deed necessary for the purpose. Failure to give any notice provided for in this Section 11.2 or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 12.  Termination.

12.1  This Agreement shall terminate six months after the Milestone Date (the “Termination Date”).

12.2  Notwithstanding the provisions of Section 12.1 above, the termination of this Agreement shall not terminate the rights of the Holders to receive the CVR Consideration from the Parent in accordance with the terms of the CVR Certificate.

Section 13.  Successors.  All covenants and provisions of this Agreement by or for the benefit of Parent, the Rights Agent, or the Holders shall bind and inure to the benefit of their respective successors, assigns, heirs, and personal representatives.

Section 14.  Counterparts.  This Agreement may be executed in any number of counterparts; and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same agreement.

Section 15.  Headings.  The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 16.  Amendments.  This Agreement may be amended by the written consent of Parent, the Rights Agent and the affirmative vote or the written consent of holders holding not less than a majority-in-interest of the then outstanding CVRs; provided, however, that no such modification or amendment to this Agreement may, without the consent of each Holder adversely affected thereby, change in manner adverse to the Holders (a) any provision contained herein with respect to termination of this Agreement or the CVRs, (b) the amount of CVR Consideration to be issued according to the terms of this Agreement to the Holders of the CVRs, or (c) the provisions of this Section 16. Notwithstanding the foregoing, Parent and the Rights Agent may from time to time supplement or amend this Agreement, without the approval of any Holder, in order to cure any ambiguity or to correct or supplement any provision contained in this Agreement which may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions in regard to matters or questions arising under this Agreement which Parent and the Rights Agent may deem necessary or desirable and which shall not be inconsistent with the provisions of the CVRs and which shall not adversely affect the interests of the Holders.

Section 17.  Notices.  Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission, by courier or other national overnight express mail service (with proof of service), hand delivery, or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Parent:

Clinical Data, Inc.
One Gateway Center, Suite 702
Newton, Massachusetts
Facsimile No: (617) 965 — 0445
Attention: Caesar Belbel, EVP and Chief Legal Officer

If to the Rights Agent:

American Stock Transfer and Trust Co.
6201 15th Avenue
Brooklyn, NY 11219
Fax: (781) 921 — 8337
Attention: Herb Lemmer

Section 18.  Benefits of this Agreement.  Nothing in this Agreement shall be construed to give to any person or corporation, other than Parent, the Rights Agent, and the registered Holders, any legal or equitable right, remedy, or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of Parent, the Rights Agent, and the registered Holders.

Section 19.  Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws. The parties hereto agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of, this Agreement may be brought in the United States District Court for the District of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action, or proceeding and irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action, or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notices in Section 17 shall be deemed effective service of process on such party.

In Witness Whereof, the parties hereto have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

Clinical Data, Inc.

By:
Name:     Caesar J. Belbel

Title:	Executive Vice President,
Chief Legal Officer & Secretary

American Stock Transfer and Trust Co., as
Rights Agent

By:
Name:

Title:

ANNEX C

FORM OF VOTING AGREEMENT

This Voting Agreement (“Agreement”) is entered into as of October 27, 2008, by and between Clinical Data, Inc., a Delaware corporation (“Parent”), and [          ] (“Stockholder”).

Recitals

A. Stockholder is a holder of record and/or the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of Avalon Pharmaceuticals, Inc., a Delaware corporation (the “Company”) (any such share, together with the associated rights to purchase any portion of a share of Series C Junior Participating Preferred Stock, a “Share”).

B. Parent, API Acquisition Sub II, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for Parent to acquire the Company by effecting a merger of Merger Sub into the Company (the “Merger”) in accordance with the Merger Agreement, pursuant to which, each issued and outstanding Share will be converted into the right to receive [          ] of a share of Parent Common Stock and a Contingent Value Right. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become an indirect wholly-owned subsidiary of Parent.

C. Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.  Certain Definitions

For purposes of this Agreement:

(a) The terms “Acquisition Proposal” and “Acquisition Transaction” shall have the respective meanings assigned to those terms in the Merger Agreement.

(b) “Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(c) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(d) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(e) “Proxy Expiration Date” shall mean the earlier of (i) the date upon which the Merger Agreement is terminated, or (ii) the date upon which the Merger becomes effective.

(f) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Proxy Expiration Date.

(g) “Subject Shares” shall mean: (i) all shares of Company Common Stock Owned by Stockholder as of the date of this Agreement; (ii) all additional shares of Company Common Stock of which Stockholder acquires Ownership during the period from the date of this Agreement through the Proxy Expiration Date; and (iii) all securities into which any of the shares of Company Common Stock described in clause “(i)” or clause “(ii)” above are exchanged or converted.

(h) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(i) Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

Section 2.  Transfer of Subject Securities and Voting Rights

2.1  Restriction on Transfer of Subject Securities.  Subject to Section 2.3, during the period from the date of this Agreement through the Proxy Expiration Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2  Restriction on Transfer of Voting Rights.  During the period from the date of this Agreement through the Proxy Expiration Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities, other than a proxy granted to Parent.

2.3  Permitted Transfers.  Section 2.1 shall not prohibit a transfer of Subject Securities by Stockholder (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder, or (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

Section 3.  Voting of Shares

3.1  Voting Covenant.  Stockholder hereby agrees that, prior to the Proxy Expiration Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause the Subject Securities to be voted (to the extent such Subject Securities are entitled to vote):

(a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against the following actions (other than the Merger and the transactions contemplated or permitted by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the assets of the Company or any subsidiary of the Company; (iii) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company’s certificate of incorporation or bylaws, which amendment would in any manner frustrate, prevent or nullify the Merger, the Merger Agreement or any transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of the Company’s capital stock; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

Prior to the Proxy Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, clause “(b)” or clause “(c)” of the preceding sentence.

3.2  Proxy; Further Assurances.

(a) Contemporaneously with the execution of this Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Proxy Expiration Date) with respect to the shares referred to therein (the “Proxy”); and (ii) Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Stockholder.

(b) Stockholder shall, at Stockholder’s own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Agreement.

(c) Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to the Subject Shares that is inconsistent with this Agreement or otherwise take any other action with respect to the Subject Shares that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

Section 4.  Waiver of Appraisal Rights

Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Stockholder may have by virtue of, or with respect to, any shares of Company Common Stock Owned by Stockholder.

Section 5.  No Solicitation

Stockholder agrees that, during the period from the date of this Agreement through the Proxy Expiration Date, Stockholder shall not, directly or indirectly, and Stockholder shall ensure that Stockholder’s Representatives (as defined in the Merger Agreement) do not, directly or indirectly: (a) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal; (b) furnish any nonpublic information regarding either of the Acquired Corporations (as defined in the Merger Agreement) to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal; (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (d) approve, endorse or recommend any Acquisition Proposal; or (e) enter into any letter of intent or similar document or any Contract (as defined in the Merger Agreement) contemplating or otherwise relating to any Acquisition Transaction. Stockholder shall immediately cease and discontinue, and Stockholder shall ensure that Stockholder’s Representatives immediately cease and discontinue, any existing discussions with any Person that relate to any Acquisition Proposal. Notwithstanding the foregoing, if Stockholder is an officer of the Company, nothing in this Section 5 shall be interpreted to prohibit Stockholder from acting in accordance with instructions given by the Board of Directors of the Company so long as such actions comply with the Merger Agreement.

Section 6.  Representations and Warranties of Stockholder

Stockholder hereby represents and warrants to Parent as follows:

6.1  Authorization, etc.  Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company, then Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

6.2  No Conflicts or Consents

(a) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any consent or approval of any Person. The execution and delivery of any additional proxy pursuant to Section 3.2(a)(ii) with respect to any shares of Company Common Stock that are owned beneficially but not of record by Stockholder do not, and the performance of any such additional proxy will not, require any consent or approval of any Person.

(c) Exhibit B identifies each Contract under which Stockholder or any affiliate of Stockholder has or may acquire any right against any of the Acquired Corporations. Except as disclosed on Exhibit B, neither Stockholder nor any affiliate of Stockholder shall have any rights or claims under any such Contract against the Company, Parent or any other Person after the Effective Time.

6.3  Title to Securities.  As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

6.4  Accuracy of Representations.  The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, and will be accurate in all respects at all times through and including the Proxy Expiration Date as if made as of any such time or date.

Section 7.  Additional Covenants of Stockholder

7.1  Stockholder Information.  Stockholder hereby agrees to permit Parent and Merger Sub to publish and disclose, if required under applicable law, in any publicly-filed documents relating to the Merger and, if approval of the stockholders of the Company is required under the terms of the DGCL or other applicable law, the Form S-4, Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.

7.2  Further Assurances.  From time to time and without additional consideration, Stockholder shall (at Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder’s sole expense) take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Agreement.

7.3  Legends.  If requested by Parent, immediately after the execution of this Agreement (and from time to time upon the acquisition by Stockholder of Ownership of any shares of Company Common Stock prior to the Proxy Expiration Date), Stockholder shall cause each certificate evidencing any outstanding shares of Company Common Stock or other securities of the Company Owned by Stockholder to be surrendered so that the transfer agent for such securities may affix thereto a legend in the following form:

THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF A VOTING AGREEMENT DATED AS OF OCTOBER 27, 2008 AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

Section 8.  Miscellaneous

8.1  Survival of Representations, Warranties and Agreements.  All representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive the Proxy Expiration Date, provided that Sections 2, 3, 5 and 7 of this Agreement shall not survive the Proxy Expiration Date.

8.2  Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

8.3  Notices.  Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when received at the address or facsimile telephone number set forth beneath the name of such party below (or at such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Parent:

Clinical Data, Inc.
One Gateway Center, Suite 702
Newton, MA 02548
Attention: Caesar J. Belbel, EVP and Chief Legal Officer
Facsimile No.: (617) 965-0445

8.4  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.5  Entire Agreement.  This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

8.6  Assignment; Binding Effect.  Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or Section 7.1 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

8.7  Indemnification.  Stockholder shall hold harmless and indemnify Parent and Parent’s affiliates from and against, and shall compensate and reimburse Parent and Parent’s affiliates for, any loss, damage, claim, liability, fee (including attorneys’ fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by Parent or any of Parent’s affiliates, or to which Parent or any of Parent’s affiliates otherwise becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to, (a) any inaccuracy in or breach of any representation or warranty contained in this Agreement, or (b) any failure on the part of Stockholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Agreement or in the Proxy.

8.8  Independence of Obligations.  The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

8.9  Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.10  Non-Exclusivity.  The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.

8.11  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the State of Delaware.

(b) STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

8.12  Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

8.13  Captions.  The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.14  Attorneys’ Fees.  If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.15  Waiver.  No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.16  Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

8.17  No Limitation on Actions of Stockholder as Director or Officer.  In the event Stockholder is an officer or director of the Company, Stockholder shall not be deemed to make any agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer. Stockholder is entering into this Agreement solely in his or her capacity as the record holder and/or beneficial owner of the Stockholder’s Subject Securities, and nothing herein shall limit or affect any actions taken (or omissions to take any action) by Stockholder in his or her capacity as a director or officer of the Company.

[Remainder of page intentionally left blank]

In Witness Whereof, Parent and Stockholder have caused this Agreement to be executed as of the date first written above.

Clinical Data, Inc.

By:
Name:

Title:

Stockholder

Signature

Printed Name

Address:

Facsimile:

Additional Securities
Shares Held of Record	Options and Other Rights	Beneficially Owned

Signature Page to Irrevocable Proxy

Exhibit A

Form Of Irrevocable Proxy

The undersigned stockholder (the “Stockholder”) of Avalon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes [          ], [          ;          ] and Clinical Data, Inc., a Delaware corporation (“Parent”), and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Voting Agreement, dated as of the date hereof, between Parent and the Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Parent, API Acquisition Sub II, LLC, an indirect wholly-owned subsidiary of Parent, and the Company (the “Merger Agreement”). This proxy will terminate on the Proxy Expiration Date (as defined in the Voting Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of (i) the Proxy Expiration Date, (ii) the termination of the Merger Agreement or (iii) the effective time of the merger contemplated thereby (the “Merger”) at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:

(i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing; and

(ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(iii) against the following actions (other than the Merger and the other transactions contemplated or permitted by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s certificate of incorporation or bylaws, which amendment would in any manner frustrate, prevent or nullify the Merger, the Merger Agreement or any transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of the Company’s capital stock; (F) any material change in the capitalization of the Company or the Company’s corporate structure; and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the Voting Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Stockholder

Signature

Printed Name

Number of shares of common stock of the Company owned of record as of the date of this proxy:

Dated: October 27, 2008

Signature Page to Irrevocable Proxy

Exhibit B

Certain Contracts

Annex D

CONFIDENTIAL

October 27, 2008

Board of Directors
Avalon Pharmaceuticals, Inc.
20358 Seneca Meadows Parkway
Germantown, MD 20876

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders, other than the Excluded Stockholders, of common stock, par value $0.01 per share (the “Company Common Stock”), of Avalon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of the Merger Consideration (as defined below) pursuant to a draft of the Agreement and Plan of Merger and Reorganization, dated as of October 27, 2008 (the “Agreement”), to be entered into among the Company, Clinical Data, Inc., a Delaware Corporation (the “Acquiror”) and API Acquisition Sub II, LLC, a Delaware limited liability company (the “Merger Sub”), a newly formed indirect wholly-owned subsidiary of the Acquiror. The Agreement provides for, among other things, the merger (the “Merger”) of the Merger Sub with and into the Company, pursuant to which each outstanding share of Company Common Stock, other than shares of Company Common Stock held by Excluded Stockholders (as defined below) (any such share, together with the associated Rights (as defined in the Agreement), a “Company Share”) will be converted into the right to receive 0.0470 shares (the “Stock Consideration”) of common stock, par value $0.01 per share, of the Acquiror (the “Acquiror Shares”) and a contingent value right (a “CVR”) entitling the holder to a potential payment in Acquiror Shares (the “CVR Consideration” together with the Stock Consideration, the “Merger Consideration”) as provided in a draft of the Contingent Value Rights Agreement furnished to us by the Company on October 27, 2008 (the “CVR Agreement”). The terms and conditions of the Merger are more fully set forth in the Agreement. “Excluded Stockholders” shall mean the Company (including Company Shares held in treasury), any wholly-owned subsidiary of the Company, the Acquiror, Merger Sub and any other wholly-owned subsidiary of Acquiror if and to the extent that such entity holds Company Shares.

We also understand that concurrently with the execution of the Agreement, Acquiror and certain securityholders of the Company (the “Management Stockholders”) propose to enter into a voting agreement (the “Voting Agreement” and together with the CVR Agreement, the “Related Agreements”) pursuant to which the Management Stockholders will have agreed, subject to the terms thereof, to take specified actions in furtherance of the Merger, including voting Company Shares in favor of the Merger, execution and delivery of a proxy to Acquiror relating to such person’s Company Shares and waiving any appraisal or dissenters’ rights such person may have with respect to the Merger.

In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement and the CVR Agreement; (ii) reviewed and analyzed certain financial and other data with respect to the Company and the Acquiror which was publicly available; (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, revenues, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror that were publicly available, as well as those that were furnished to us by the Company; (iv) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii) and (iii) above, as well as the business and prospects of the Company before and after giving effect to the Merger; (v) reviewed the current and historical reported prices and trading activity of Company Common Stock and the Acquiror Shares and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company and the Acquiror with that of certain other publicly traded companies that we deemed relevant; and (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete, inaccurate or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as of the date hereof as to the expected future results of operations and financial condition of the Company, to which such financial forecasts, estimates and other forward-looking information relate. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have further assumed that the Merger will not qualify as a tax-free reorganization for United States federal income tax purposes and will have the tax consequences described in the proxy statement relating to the Merger. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company, the Acquiror, the Merger and the Agreement and the CVR Agreement.

In arriving at our opinion, we have assumed that the executed Agreement and the CVR Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement and all other related documents and instruments that are referred to therein without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company, the Acquiror or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or the Acquiror, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal law relating to bankruptcy, insolvency or similar matters. We express no opinion regarding the liquidation value of the Company, the Acquiror or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, the Acquiror or any of their affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger, and have not considered any other transactions in our analysis, including, without limitation: (1) the issuance and sale by the Company in a private placement of (i) 3,390,547 shares of Company Common Stock to the Acquiror for a per share purchase price of $0.07 (the “Share Placement”), and (ii) a warrant to the Acquiror to purchase up to 1,695,273 of the shares of Company Common Stock issued in (i) above at a per share purchase price of $0.86 (the “Warrant Placement”), both pursuant to a Securities Purchase Agreement between the two parties, (2) the exclusive license of AvalonRx technology to the Acquiror by the Company pursuant to the AvalonRx License Agreement (the “AvalonRx License”) between the two parties, (3) the issuance and sale by the Company in a private placement of $3,000,000 in senior secured promissory notes to the Acquiror at 7% interest and all principal and accrued interest due in full on March 31, 2009 pursuant to a Note Purchase Agreement between the two parties (the “Secured Loan”), (4) the issuance and sale by the Acquiror of 1,514,922 Acquiror Shares priced at the closing price of $16.44 per share as of September 26, 2008, plus $0.0625 per share, and warrants to purchase an additional 757,461 Acquiror Shares at $16.44 per share, for a total purchase price of approximately $25 million (the “Acquiror Financing”) and (5) the acquisition by the Acquiror of Adenosine Therapeutics, L.L.C., in return for $11 million in cash, a $22 million, five-year promissory note, a separate $3.2 million, 32-month promissory note and contingent consideration of up to $30 million in cash that may be paid upon achievement of certain milestones (the “Adenosine Acquisition”).

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock or Acquiror Shares may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. The opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We are currently engaged to assist the Company in a financing or licensing arrangement including the Share Placement, the Warrant Placement, the AvalonRx License and the Secured Loan and have, in the past, provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. An employee of Piper Jaffray participating in the preparation of this opinion, had previously provided services: (a) to the Acquiror as a financial advisor for the (i) acquisition of Genaissance Pharmaceuticals, Inc. and (ii) the potential acquisition of a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infective products, which was not completed, and (b) to New River Pharmaceuticals, Inc. (“New River”), a company founded by Randal J. Kirk, who is a director and greater than 44% beneficial owner of the Acquiror (pursuant to New River’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 29, 2008), (i) as a financial advisor for New River’s initial public offering, (ii) as an advisor to New River on a PIPE transaction, which was not completed, (iii) as a co-manager relating to the issuance of a convertible security by New River and (iv) as an advisor relating to a collaboration between New River and Shire Pharmaceuticals Group plc. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company and the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders, other than the Excluded Stockholders, of Company Common Stock of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement, the Related Agreements or any agreement ancillary thereto. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Acquiror’s ability to fund the merger consideration or any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Share Placement or the Warrant Placement, the basic business decision to proceed with or effect the AvalonRx License, or the basic business decision to proceed with or effect the Secured Loan, each as discussed above, relative to any alternative transaction or business strategy that may be available to the Company. This opinion does not address any term or agreement relating to the Share Placement, the Warrant Placement, the AvalonRx License, the Secured Loan, the Acquiror Financing, the Adenosine Acquisition or any agreement ancillary to any such transactions. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the Merger Consideration to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than the Excluded Stockholders) as of the date hereof.

Sincerely,

/s/  Piper Jaffray & Co.
PIPER JAFFRAY & CO.

Annex E

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262.  Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex F

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Avalon Pharmaceuticals, Inc.

We have audited the accompanying balance sheets of Avalon Pharmaceuticals, Inc. as of December 31, 2007 and 2006, and the related statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Avalon Pharmaceuticals, Inc. at December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Avalon Pharmaceuticals, Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring operating losses and negative cash flows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The 2007 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 3 to the financial statements the Company changed its method of accounting for stock-based compensation in 2006 upon adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”.

/s/ Ernst & Young LLP

McLean, Virginia
February 15, 2008

AVALON PHARMACEUTICALS, INC.

BALANCE SHEETS

	December 31,
	2007	2006
	(In thousands, except share and per share data)

ASSETS
Current assets:
Cash and cash equivalents	$6,276	$3,099
Short-term marketable securities	15,558	9,528
Accounts receivable	200	724
Interest receivable	190	175
Prepaid expenses	743	642
Deposits	102	102

Total current assets	23,069	14,270
Restricted cash and marketable securities	5,275	5,972
Property and equipment, net	7,325	8,923
Long-term marketable securities	1,416	1,831
Deposits	—	105
Deferred financing costs	220	290

Total assets	$37,305	$31,391

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,063	$1,857
Accrued expenses and other current liabilities	1,207	1,232
Deferred revenue and customer advances	1,204	1,034
Current portion of long-term debt	1,211	1,518

Total current liabilities	4,685	5,641
Deferred rent	446	469
Long-term deferred revenue, net of current portion	—	200
Long-term debt, net of current portion	6,000	7,207
Stockholders’ equity:
Series C Junior Participating Preferred stock, $0.01 par value; 300,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 60,000,000 shares authorized; 17,026,462 and 10,137,340 shares issued and outstanding at December 31, 2007 and 2006, respectively	170	101
Additional capital	150,331	120,477
Other comprehensive income	50	—
Accumulated deficit	(124,377)	(102,704)
Total stockholders’ equity	26,174	17,874

Total liabilities and stockholders’ equity	$37,305	$31,391

The accompanying Notes to Financial Statements are an integral part of these statements.

AVALON PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2006	2005
	(In thousands, except share and per share data)

Revenues	$809	$2,724	$1,544
Costs and expenses:
Research and development	15,322	13,269	15,789
General and administrative	8,240	7,661	5,066

Total costs and expenses	23,562	20,930	20,855

Loss from operations	(22,753)	(18,206)	(19,311)
Other income (expense):
Interest income	1,603	1,288	503
Interest expense	(633)	(808)	(1,147)
Other	110	624	663

Total other income:	1,080	1,104	19

Net Loss	(21,673)	(17,102)	(19,292)
Accretion of redeemable convertible preferred stock	—	—	(1,111)

Net loss attributed to common stockholders	$(21,673)	$(17,102)	$(20,403)

Net loss attributed to common stockholders per common share — basic and diluted	$(1.42)	$(1.74)	$(9.58)

Weighted average number of common shares — basic and diluted	15,298,590	9,841,235	2,129,388

The accompanying Notes to Financial Statements are an integral part of these statements.

AVALON PHARMACEUTICALS, INC.

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ EQUITY(DEFICIT)

												Total
									Deferred	Other		Stock-
	Redeemable Convertible Preferred Stock							Additional	Stock	Compre-	Accum-	holders’
	Series A		Series B		Bridge	Common Stock		Paid-in	Compen-	hensive	ulated	Equity
	Shares	Amount	Shares	Amount	Financing	Shares	Amount	Capital	sation	Income	Deficit	(Deficit)
	(In thousands, except share amounts)

Balance at December 31, 2004	5,577,500	11,155	20,126,997	68,343	—	128,690	1	9	—	(32)	(65,949)	(65,971)
Issuance of common stock to employee upon exercise of stock options	—	—	—	—	—	3,521	0	9	—	—	—	9
Deferred stock compensation	—	—	—	—	—	—	—	379	(379)	—	—
Amortization of deferred stock compensation	—	—	—	—	—	—	—	—	129	—	—	129
Proceeds from Convertible bridge financing and related accrued interest of $267,140	—	—	—	—	5,294	—	—	—	—	—	—	5,294
Amortization of Series B offering costs	—	—	—	656	—	—	—	(295)	—	—	(361)	(656)
Amortization of Series B purchase stock warrant	—	—	—	456	—	—	—	—	—	—	—	456
Conversion of Series B stock warrants to common stock warrants	—	—	—	—	—	—	—	656	—	—	—	656
Conversion of preferred stock to common upon close of credit facility	(1,000,000)	(2,000)	(1,190,611)	(4,109)	—	273,826	3	6,106	—	—	—	6,109
Conversion of preferred stock, convertible notes and related accrued interest upon IPO	(4,577,500)	(9,155)	(18,936,386)	(65,346)	(5,294)	5,251,339	53	79,742	—	—	—	74,501
Issuance of common stock upon IPO, net of offering costs	—	—	—	—	—	2,750,000	28	25,072	—	—	—	25,100
Net loss	—	—	—	—	—	—	—	—	—	—	(19,292)	(19,292)
Net unrealized gain on available for sale securities	—	—	—	—	—	—	—	—	—	6	—	6
Net comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(19,286)

Balance at December 31, 2005	—	—	—	0	0	8,407,376	84	111,677	(250)	(26)	(85,602)	25,883
Issuance of common stock to employee upon exercise of stock options	—	—	—	—	—	35,152	0	93	—	—	—	93
Issuance of common stock to board of directors as compensation	—	—	—	—	—	28,146	0	103	—	—	—	104
Issuance of common stock, net of offering costs						1,666,666	17	7,180				7,197
Expense fair value of options per FAS 123R								1,674				1,674
Deferred stock compensation								(250)	250
Net loss											(17,102)	(17,102)
Net unrealized gain on available for sale securities										26		26
Net comprehensive loss												(17,076)

Balance at December 31, 2006				0	0	10,137,340	101	120,477	0	(0)	(102,704)	17,874
Issuance of common stock to employee upon exercise of stock options						27,140	0	80				80
Issuance of common stock to board of directors as compensation						23,210	0	103				103
Issuance of common stock, net of offering costs						6,838,772	68	28,178				28,247
Expense fair value of options per FAS 123R								1,493				1,493
Net loss											(21,673)	(21,673)
Net unrealized gain on available for sale securities										50		50
Net comprehensive loss												(21,623)

Balance at December 31, 2007						17,026,462	170	150,332	0	50	(124,377)	26,174

The accompanying Notes to Financial Statements are an integral part of these statements.

AVALON PHARMACEUTICALS, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006	2005
		(In thousands)

Operating activities
Net loss	$(21,673)	$(17,102)	$(19,292)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,025	2,425	2,644
Non cash interest expense	217	282	623
Compensation expense related to stock and stock options	1,493	1,778	129
Amortization of premium on investments	(709)	(37)	148
Changes in operating assets and liabilities:
Accounts receivable	509	196	(475)
Prepaid expenses and other assets	4	190	(580)
Accounts payable	(794)	758	719
Accrued liabilities	(25)	266	766
Deferred revenue	(30)	(689)	1,923
Deferred rent	(23)	1	22

Net cash used in operating activities	(19,006)	(11,932)	(13,373)

Investing activities
Purchases of marketable securities	(43,406)	(19,974)	(24,771)
Proceeds from sale of marketable securities	39,247	20,723	18,671
Purchases of property and equipment	(427)	(351)	(243)

Net cash provided by (used in) investing activities	(4,586)	398	(6,343)

Financing activities
Principal payments on debt, line of credit	(314)	(1,018)	(1,487)
Proceeds from issuance of common stock, net	28,430	7,290	25,109
Principal payments on bond payable	(1,200)	(1,200)	(1,200)
Deferred financing costs	(148)	(171)	(251)
Proceeds from issuance convertible notes	—	—	5,026

Net cash provided by financing activities	26,768	4,901	27,197

Net increase (decrease) in cash and cash equivalents	3,176	(6,633)	7,481
Cash and cash equivalents at beginning of year	3,099	9,732	2,251

Cash and cash equivalents at end of year	$6,276	$3,099	$9,732

Supplemental information
Cash paid for interest	$415	$515	$520

The accompanying Notes to Financial Statements are an integral part of these statements.

AVALON PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

1.	Organization

Avalon Pharmaceuticals, Inc. (the Company), was incorporated on November 10, 1999, under the laws of the state of Delaware. Avalon Pharmaceuticals, Inc. is a biopharmaceutical company using proprietary technology, AvalonRx®, to discover and develop novel therapeutics.

Inherent in the Company’s business are various risks and uncertainties, including its limited operating history, the fact that the Company’s technologies are new and may not allow the Company or its collaboration partners to develop commercial products, regulatory requirements associated with drug development efforts, and the intense competition in the pharmaceutical industry. The Company’s success depends, in part, upon its prospective drug discovery and development efforts, the acceptance of the Company’s technology by the marketplace, including potential collaborators, and raising additional capital.

2.	Liquidity Risks and Management’s Plans

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Since inception, the Company has incurred, and continues to incur, significant losses from operations. In addition, the Company needs to raise additional capital to continue its business operations and fund deficits in operating cash flow. The Company plans to raise additional capital to finance the development of its business operations, although this capital raise cannot be assured.

The Company’s ability to continue as a going concern is dependent on its success at raising additional capital sufficient to meet its obligations on a timely basis, and to ultimately attain profitability. Management is confident of its ability to raise the necessary funds for the Company’s growth and development activities. However, there is no assurance that the Company will raise capital sufficient to enable the Company to continue its operations for the next 12 months.

In the event the Company is unable to successfully raise additional capital, it is unlikely that the Company will have sufficient cash flows and liquidity to finance its business operations as currently contemplated. Accordingly, in the event new financing is not obtained, the Company will likely reduce general and administrative expenses and delay research development projects as well as further acquisition of scientific equipment and supplies until it is able to obtain sufficient financing to do so.

These factors could significantly limit the Company’s ability to continue as a going concern. The balance sheets do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

3.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents consist primarily of money market funds and commercial paper. The Company maintains cash balances with financial institutions in excess of insured limits. The Company does not anticipate any losses with such cash balances.

AVALON PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Marketable Securities

Marketable securities consist primarily of U.S. Treasury and agency and corporate debt securities with various maturities. Management classifies the Company’s marketable securities as available-for-sale. Such securities are stated at market value, with the unrealized gains and losses included as accumulated other comprehensive income (loss). Realized gains and losses and declines in value judged to be other-than-temporary on securities available for sale, if any, are included in operations. A decline in the market value of any available-for-sale security below cost that is deemed to be other-than-temporary results in a reduction in fair value. The impairment is charged to earnings, and a new cost basis for the security is established. Dividend and interest income are recognized when earned. The cost of securities sold is calculated using the specific identification method.

Property and Equipment

Property and equipment is stated at cost. Property and equipment is depreciated using the straight-line method over the estimated useful lives of assets, generally three to five years for equipment and seven years for furniture and fixtures. Leasehold improvements are amortized over the shorter of the life of the lease or the related asset. Maintenance and repairs are charged to expense as incurred.

Property and equipment consisted of the following (in thousands):

	December 31,
	2007	2006

Scientific equipment	$7,115	$6,730
Computer equipment	1,379	1,338
Leasehold improvements	12,093	12,093
Furniture and fixtures	463	463

	21,050	20,624
Less accumulated depreciation	13,725	11,701

Property and equipment, net	$7,325	$8,923

Depreciation expense related to property and equipment was $2.0 million, $2.4 million and $2.6 million for the years ended December 31, 2007, 2006, and 2005, respectively.

Deferred Financing Costs

Deferred financing costs consist primarily of costs incurred related to the procurement of funding to finance leasehold improvements and equipment. These costs are deferred and amortized over the term of the related financing agreement using the effective interest method.

Revenue Recognition

During 2007, 2006 and 2005, the Company recognized revenue from its collaboration partners for work performed and milestones achieved. Corporate revenues include non-refundable license fees, milestone payments and research & development payments. Revenue is recognized when there is persuasive evidence that an arrangement exists, delivery has occurred, the price is fixed and determinable, and collection is reasonably assured. Payments received in advance of work performed are recorded as deferred revenue and recognized ratably over the performance period. Milestone payments are recognized as revenue in an amount commensurate with the level of effort expended when the milestones are achieved, contract partner acknowledges completion of the milestone, no further performance obligations exist as defined in the agreements, collection is reasonably assured and substantive effort was necessary to achieve the milestone.

AVALON PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Research and Development Costs

The Company expenses its research and development costs as incurred.

Income Taxes

Income taxes are accounted for using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Restricted Cash and Investments

In accordance with the terms of a financing arrangement discussed in Note 5, the Company established an investment account, which is pledged as collateral for a letter of credit. The issuer of the letter of credit, a bank, maintains the investment account. The bank’s security interest in the account cannot exceed the minimum required cash collateral amount, which as of December 31, 2007 and 2006, was defined as an adjusted market value of approximately $5.3 million and $6.0 million, respectively. This collateral agreement defines adjusted market value as the product of the fair market value of each permitted investment by a defined percentage ranging from 60% to 100%, depending on the nature of the permitted investment. The minimum cash collateral amount automatically decreases each April 1 as specified in the collateral agreement.

Stock-Based Compensation

Prior to January 1, 2006, the Company accounted for its stock-based compensation plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“Opinion 25”), and related Interpretations, as permitted by FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“Statement 123”). Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), “Share-Based Payment” (“Statement 123(R)”), using the modified-prospective-transition method.

Under the modified-prospective-transition method, compensation cost recognized after 2005 includes: (a) compensation cost for all share-based payments granted prior to but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). Results for prior periods have not been restated. The adoption of Statement 123(R) had no impact on the cash flows from operating or financing activities. The Company recognizes stock compensation expense using the accelerated method for options with graded vesting.

AVALON PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of Statement 123(R) to stock-based employee compensation for the year ended December 31, 2005. The reported and pro forma net loss and net loss per share for the years ended December 31, 2007 and 2006 are the same because stock-based compensation expense is calculated under the provisions of Statement 123(R).

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Actual net loss attributable to common stockholders:
As reported	$(21,673)	$(17,102)	$(20,403)

Add: Stock compensation included in reported net loss attributable to common stockholders			129
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards			(681)

Pro forma net loss attributable to common stockholders	$(21,673)	$(17,102)	$(20,955)

Net loss attributable to common stockholders per common share:
Basic and diluted — as reported	$(1.42)	$(1.74)	$(9.58)
Basic and diluted — pro forma	$(1.42)	$(1.74)	$(9.84)
Weighted average number of common shares — basic and diluted	15,298,590	9,841,235	2,129,388

Disclosures prescribed by SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), are presented in Note 8.

Basic and Diluted Net Loss Attributable to Common Stockholders Per Common Share

Basic net loss attributable to common stockholders per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Stock options and warrants were not considered in the computation of diluted net loss attributable to common stockholders per common share for the periods presented, as their effect is antidilutive.

Comprehensive Loss

SFAS No. 130, Reporting Comprehensive Income, requires the presentation of comprehensive income or loss and its components as part of the financial statements. For the years ended December 31, 2007, 2006, and 2005, the Company’s net loss plus its unrealized gains (losses) on available-for-sale securities reflects comprehensive loss.

Fair Value of Financial Instruments and Concentration of Credit Risk

The fair value of the Company’s cash equivalents, accounts receivable, accounts payable, and accrued liabilities have approximated their carrying amounts due to the relatively short maturity of these items. The fair value of debt approximated its carrying amount as of December 31, 2007 and 2006, based on rates currently available to the Company for debt with similar terms and remaining maturities. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash

AVALON PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

and cash equivalents and marketable securities. Management believes the risks associated with its financial instruments are minimal, due to its policy of investing in highly rated securities.

Segment Information

The Company currently operates in one business segment, which is the development and commercialization of pharmaceutical products through its unique and proprietary drug discovery process. The Company is managed and operated as one business. A single management team that reports to the chief executive officer comprehensively manages the entire business. The Company does not operate separate lines of business with respect to its products or product candidates. Accordingly, the Company does not have separately reportable segments as defined by SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information.

Reclassification

Certain reclassifications of prior period amounts have been made to conform with the current year presentation.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company believes the adoption of SFAS 157 will not have a material impact on its financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities -Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 expands the use of fair value accounting but does not affect existing standards that require assets or liabilities to be carried at fair value. Under SFAS 159, a company may elect to use fair value to measure accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees and issued debt. Other eligible items include firm commitments for financial instruments that otherwise would not be recognized at inception and non-cash warranty obligations where a warrantor is permitted to pay a third party to provide the warranty goods or services. If the use of fair value is elected, any upfront costs and fees related to the item must be recognized in earnings and cannot be deferred, such as debt issuance costs. The fair value election is irrevocable and generally made on an instrument-by-instrument basis, even if a company has similar instruments that it elects not to measure based on fair value. At the adoption date, unrealized gains and losses on existing items for which fair value has been elected are reported as a cumulative adjustment to beginning retained earnings. Subsequent to the adoption of SFAS 159, changes in fair value are recognized in earnings. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the effect that the adoption of SFAS 159 will have on its financial position and results of operations.

In June 2007, the FASB ratified EITF 07-03, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities” (“EITF 07-03”). EITF 07-03 requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred and capitalized and recognized as an expense as the goods are delivered or the related services are performed. EITF 07-03 is effective, on a prospective basis, for financial statements issued for fiscal years beginning after December 15, 2007. The Company does not expect the adoption of EITF 07-03 to have a material impact on its financial statements.

AVALON PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

4.	Marketable Investments

Marketable investments held by the Company were as follows as of December 31 (in thousands):

	2007			2006
	Amortized	Gains	Fair	Amortized	Gains	Fair
Available for Sale	Cost	(Losses)	Value	Cost	(Losses)	Value

Investments
U.S. Treasury and agencies	$202	$5	$207	$204	$—	$204
Corporate debt securities	16,722	45	16,767	11,155	—	11,155

	16,924	50	16,974	11,359	—	11,359
Restricted investments
Cash and cash equivalents	1,506	—	1,506	1,447	—	1,447
U.S. Treasury and agencies	3,769	—	3,769	4,525	—	4,525
Corporate debt securities	—	—	—	—	—	—

	5,275	—	5,275	5,972		5,972

	$22,199	$50	$2,249	$17,331	$—	$17,331

The following table summarizes maturities of the Company’s investments at December 31 (in thousands):

	2007		2006
	Amortized	Fair	Amortized	Fair
Maturity	Cost	Value	Cost	Value

Less than one year	$20,790	$20,833	$15,500	$15,500
Due in one to two years	1,409	1,416	1,831	1,831

Total	$22,199	$22,249	$17,331	$17,331

5.	Debt

Notes and bond payable consisted of the following (in thousands):

	December 31,
	2007	2006

Maryland Industrial Development Financing Authority Taxable Variable Rate Demand Revenue Bond	$7,200	$8,400
Equipment financing	11	329

	7,211	8,729
Less current portion	(1,211)	(1,518)
Less discount related to warrants	—	(4)

Long-term debt	$6,000	$7,207

Maryland Industrial Development Financing Authority (MIDFA) Taxable Variable Rate Demand Revenue Bond

In April 2003, the Company entered into a series of agreements with MIDFA and M&T Bank in order to finance the build out of its corporate headquarters and research facility located in Germantown, Maryland. The Company entered into a loan agreement with MIDFA and a letter of credit with M&T Bank that contain, among other terms, extensive restrictions on operations, requires the Company to comply with certain

AVALON PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

affirmative covenants and requires the Company to maintain or satisfy specified financial ratios and tests, including among other things, as of December 31, 2007, a $7.7 million minimum level of tangible net worth, a $4.9 million minimum restricted cash balance, and a minimum ratio of current assets to current liabilities of 1.5:1. Any breach or failure to comply with these restrictions, covenants, financial tests or financial ratios could result in an event of default under these agreements.

In accordance with the terms of the loan agreement, MIDFA sold bonds in the amount of $12.0 million. The proceeds of the bond sale were put in trust to reimburse the Company for the costs it incurred for the build out of the facility. The Company is required to repay the trust $1.2 million annually for these borrowings. The borrowing bears interest at a variable rate and matures on April 8, 2013. The weighted-average interest rate during 2007 and 2006 was 5.32% and 5.18%, respectively.

M&T Bank issued the trustee an irrevocable letter of credit to provide payment of the principal and interest of the bonds. The amount of the letter of credit changes annually, as principal payments are made. At December 31, 2007 and 2006, the letter of credit amount was $7,318,356 (consisting of $7.2 million of principal and $118,356 in interest) and $8,538,082 (consisting of $8.4 million of principal and $138,082 in interest), respectively. For purposes of the letter of credit, interest is computed at 50 days at an assumed maximum rate of interest of 12% per annum. The letter of credit was scheduled to expire the earlier of April 8, 2008, or the date the bonds would have been paid in full, but has been extended until April 8, 2013. The Company granted the bank a security interest in certain facility improvements, the equipment financed, and the collateral described in Note 3. The Company will pay the bank an annual fee of 1.50% of the outstanding stated amount of the letter of credit. The annual fee approximated $113,000, $131,000 and $189,000 for the years ended December 31, 2007, 2006 and 2005, respectively. The Company is also required to pay the bank $1,200 for each year until the letter of credit expires. The principal portion of the letter of credit shall be reduced $1.2 million on each anniversary of the closing date.

In February 2008, the Company entered into an amendment to the letter of credit with M&T Bank and MIDFA to extend the expiry of the letter of credit agreement to April 8, 2013. In addition, the amendment removes the Company’s financial covenant obligations under the letter of credit regarding the maintenance of (i) a minimum ratio of current assets to current liabilities and (ii) a minimum tangible net worth.

Equipment Financing

The Company had a line of credit agreement that provided for borrowings up to $2.0 million. Each draw was treated as a separate promissory note, bearing interest between 9.51% and 12.44% over a 36-month term. The applicable equipment, fixtures, and personal property financed provide collateral for the borrowings. The Company repaid all borrowings under this arrangement in 2004.

In 2001, the Company issued the lender warrants to purchase 20,000 shares of the Company’s Series B Redeemable Convertible Preferred Stock (the Series B Preferred Stock). The warrants were initially exercisable for $3.53 per share and expire on May 14, 2011. The fair value of the warrants issued was estimated at the date of grant using the Black-Scholes option-pricing model. The fair value of the warrants of $48,000 was recorded as deferred financing costs and was amortized into interest expense over the term of the line of credit. On October 4, 2005, upon the close of the Company’s initial public offering, these warrants converted into warrants to purchase 4,410 shares of the Company’s common stock for $28.24 per share.

The Company entered into a second line of credit agreement that provided for borrowings up to $7.0 million. No draws were made. The availability of the credit line elapsed in 2004. Each draw was to be treated as a separate promissory note. These notes were to bear interest between 7.09% and 8.68% over terms of 36 to 48 months. The applicable equipment, fixtures, and personal property financed provide collateral for the borrowings.

AVALON PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

In conjunction with the second line of credit, the Company issued the lender warrants to purchase 39,306 shares of the Company’s Series B Preferred Stock with an initial per share exercise price of $3.53. The fair value of the warrants was estimated at the date of grant using the Black-Scholes option-pricing model. The fair value of the warrants was recorded as a debt discount to the applicable draw and is amortized into interest expense over the term of the applicable draw. On October 4, 2005, upon the close of the Company’s initial public offering of common stock, these warrants converted into warrants to purchase 8,666 shares of the Company’s common stock for $28.24 per share.

Future minimum principal payments on all debt are as follows at December 31 (in thousands):

2008	$1,211
2009	1,200
2010	1,200
2011	1,200
2012	1,200
Thereafter	1,200

$7,211

6.	Redeemable Convertible Preferred Stock

Series A Redeemable Convertible Preferred Stock

From December 1999 through July 2000, the Company issued 5,577,500 shares of Series A Redeemable Convertible Preferred Stock (the Series A Preferred Stock) for net proceeds of $11,155,000. In conjunction with the sale of the Series B Preferred Stock, the holders of Series A Preferred Stock retroactively revoked their right to receive cumulative dividends.

In August and September 2005, the Company received commitments from certain existing investors under a line of credit facility to provide up to $6.5 million in subordinated debt financing to support operations. As an incentive for investors to participate in the facility, the Company amended its certificate of incorporation to convert shares of Series A and B Preferred Stock into common stock if the investor declined to participate in the facility. As a result, 1,000,000 shares of Series A Preferred Stock, held by 3 investors who did not participate in the facility, converted into a total of 125,000 shares of common stock on September 22, 2005.

In October 2005, upon the close of the Company’s initial public offering of common stock, all remaining outstanding shares of Series A Preferred Stock were converted into 572,188 shares of common stock.

Series B Redeemable Convertible Preferred Stock

From October 2001 to February 2002, the Company issued 19,843,519 shares of Series B Preferred Stock at $3.53 for $65.8 million, net of issuance costs, consisting of cash of approximately $59.7 million and conversion of the principal and related accrued interest on approximately $6.1 million of notes payable.

In September and August 2005, the Company received commitments from certain existing investors under a line of credit facility to provide up to $6.5 million in subordinated debt financing to support operations. As an incentive for investors to participate in the facility, the Company amended its certificate of incorporation to convert shares of Series A and B Preferred Stock into common stock if the investor declined to participate in the facility. As a result, 1,190,611 shares of Series B Preferred Stock, held by 4 investors who did not participate in the facility, converted into a total of 148,826 shares of common stock on September 22, 2005.

In October 2005, upon the close of the Company’s initial public offering of common stock, all remaining outstanding shares of Series B Preferred Stock were converted into 4,175,000 shares of common stock.

AVALON PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

During 2002, the Company issued warrants for the purchase of 1,543,795 shares of Series B Preferred Stock to the placement agent in the Company’s Series B Preferred Stock offering. The warrants had a per-share exercise price of $3.53 and an expiration date of February 6, 2007, if unexercised. The fair value of the warrants of $2,732,517 was estimated at the date of grant using the Black-Scholes option-pricing model. The fair value of the warrants was netted against the proceeds from the offering of the Series B Preferred Stock. In October 2005, upon the close of the Company’s initial public offering of common stock, these warrants were converted into warrants to purchase 340,368 shares of the Company’s common stock at a price of $28.24 per share. These warrants expired, unexercised on February 6, 2007.

7.	Rights Plan

In April 2007, the Company entered into a Rights Agreement (the “Rights Agreement”) between the Company and American Stock Transfer & Trust Company, as Rights Agent. In connection with the adoption of the Rights Agreement, the Board of Directors of the Company declared a dividend distribution of one right (“Right”) for each outstanding share of common stock, par value $0.01 per share of the Company, payable to stockholders of record on May 10, 2007. Each Right, when exercisable, entitles the registered holder to purchase from the Company one one-thousandth of one share of Series C Junior Participating Preferred Stock at a price of $60.00 per one one-thousandth share, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

Initially, the Rights will be attached to all certificates representing shares of common stock then outstanding, and no separate certificates evidencing the Rights will be distributed. The Rights will separate from the common stock and a distribution of Rights Certificates will occur upon the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding shares of common stock or (ii) 10 business days following the commencement of, or the first public announcement of the intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person of 20% or more of the outstanding shares of common stock. (the earlier of such dates being called the “Distribution Date”).

Until the Distribution Date, (i) the Rights will be evidenced by the common stock certificates, and will be transferred with and only with the common stock certificates, (ii) new common stock certificates issued after May 10, 2007 upon transfer or new issuance of the common stock will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the Rights associated with the common stock represented by such certificate.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on May 10, 2017, unless such date is extended, the Rights Agreement is terminated, or the Rights are earlier redeemed or exchanged by the Company as described below. The Rights will not be exercisable by a holder in any jurisdiction where the requisite qualification to the issuance to such holder, or the exercise by such holder, of the Rights has not been obtained or is not obtainable.

As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will evidence the Rights. Except as otherwise determined by the Board of Directors of the Company, only shares of common stock issued prior to the Distribution Date will be issued with Rights.

In the event that a person becomes the beneficial owner of 20% or more of the then outstanding shares of common stock, except pursuant to an offer for all outstanding shares of common stock which the Directors determine to be fair to and otherwise in the best interests of the Company and its stockholders, each holder of a

AVALON PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Right will have the right to exercise the Right by purchasing, for an amount equal to the Purchase Price, common stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times such amount. Notwithstanding any of the foregoing, following the occurrence of the events set forth in this paragraph, all Rights that are beneficially owned by any acquiring person will be null and void.

8.	Stockholders’ Equity (Deficit)

Reverse Stock Split

All share and per share amounts have been retroactively adjusted to give effect to a 1-for-5 reverse stock split effected on August 15, 2005 and a subsequent 1-for-1.6 reverse stock split effected on August 30, 2005.

Common Stock

Holders of common stock are entitled to one vote per share in all matters voted upon by the stockholders and have no right to accumulate votes in the election of directors. Holders of common stock are entitled to receive ratably such dividends, when and if declared by the Board of Directors out of funds legally available therefore. Holders of common stock have no preemptive, subscription, redemption, or conversion rights, nor are there sinking fund provisions applicable to the common stock.

In February 2005, the Company completed a financing pursuant to which the Company issued $4.8 million of unsecured convertible notes. Under the original terms of notes, the notes converted into equity upon the earliest to occur of the closing of certain qualified financing events (including an initial public offering) or at maturity in February 2006. In addition, the original terms of the notes provided that in the event of an initial public offering, the outstanding convertible notes automatically converted into such number of shares of common stock as was determined by dividing the outstanding principal amount of the convertible note, plus interest accrued through the date of closing of the initial public offering, by the per share public offering price of the initial public offering. In all other circumstances, the outstanding principal amount of the convertible notes, plus interest accrued, converted into either shares of a newly created class of preferred stock or shares of the class of security being issued in a subsequent qualified financing based on the fair market value of securities then being issued as determined in good faith by the Company’s Board of Directors. Pursuant to the February 2005 financing, investors also were entitled to receive warrants equal to 50% of the number of shares of new preferred stock or other securities issuable upon conversion of the convertible notes. No estimate of the fair value of the Company’s equity was made in connection with this transaction since the financing provided that any valuation determination was to be deferred until the time of conversion. All participants were current preferred stock investors in the Company.

In April 2005, the Company revised the terms of its convertible notes issued in February 2005 and issued an additional $260,000 of convertible notes. Under the revised terms of the notes, all of the notes converted into equity upon the earliest to occur of an initial public offering, the sale of the Company, or January 1, 2006. Upon the closing of an initial public offering prior to January I, 2006, any outstanding convertible notes automatically converted into such number of shares of common stock as was determined by dividing the outstanding principal amount of the convertible note, plus interest accrued through the date of closing of the initial public offering, by the per share public offering price of the initial public offering. In all other circumstances, the outstanding principal amount of the convertible note, plus interest accrued, converted into shares of a new preferred security based on the fair market value of the new preferred as determined in good faith by the Company’s Board of Directors. Under the revised terms of the notes, the warrants were terminated. No estimate of the fair value of the Company’s equity was made in connection with this transaction since the financing provided that any valuation determination was to be deferred until the time of conversion. All additional participants were current preferred stock investors in the Company. During 2005, the Company incurred interest expense of $267,140 related to these notes.

AVALON PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Upon the closing of the Company’s initial public offering in October 2005, all of the Company’s outstanding convertible notes, representing principal and interest of $5,293,600, automatically converted into 504,152 shares of common stock.

In October 2005, the Company sold 2,750,000 shares of its common stock at $10.50 per share in its initial public offering. Gross proceeds from the offering were $28.9 million. Net proceeds from the offering were approximately $26.9 million after deducting underwriting discounts. After deduction of other initial public offering costs, the Company received net proceeds of $25.2 million.

In February 2006, the Company raised $7.2 million through a private placement of 1,666,666 shares of its common stock to nine institutional investors. Offering expenses of approximately $37,000 were netted against gross proceeds and recorded to additional capital.

In January 2007, the Company raised $10.0 million through a private placement of 3,000,000 shares of its common stock to seventeen institutional investors. Offering expenses of approximately $499,000 were netted against gross proceeds and recorded to additional capital.

In May 2007, the Company raised $20.0 million in gross proceeds through a private placement of 3,838,772 shares of its common stock to twenty institutional investors. The investors also received warrants to purchase up to 959,693 shares of common stock at an exercise price of $6.00 per share. Offering expenses of $1.3 million were netted against gross proceeds and recorded to additional capital.

Stock Options

The Company adopted the Avalon Pharmaceuticals, Inc. 1999 Stock Incentive Plan (the 1999 Plan) to provide for the granting of stock awards, such as stock options, restricted common stock, and stock appreciation rights to employees, directors, and other individuals as determined by the Board of Directors. The Company has reserved 451,117 shares of common stock to accommodate the exercise of options granted under the 1999 Plan.

The Company terminated the 1999 Plan as to future awards effective upon the closing of the Company’s initial public offering in October 2005.

Effective upon the closing of the Company’s initial public offering in October 2005, the Company adopted the Avalon Pharmaceuticals, Inc. 2005 Omnibus Long-Term Incentive Plan, or 2005 Plan. The Company reserved 989,738 shares of common stock to accommodate the stock and option awards granted under the 2005 Plan.

In June 2007 and 2006 the Company reserved an additional 800,000 and 591,844 shares of common stock, respectively, to accommodate the stock and option awards granted under the 2005 Plan. Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock at the grant date. These option awards generally vest ratably over four years and have 10 year contractual terms.

For the years ended December 31, 2007 and 2006, the Company recorded stock-based compensation expense as follows:

	December 31,
	2007	2006
	(In millions)

Research and development	$0.2	$0.5
General and administrative	1.3	1.2

Total stock-based compensation expense	$1.5	$1.7

AVALON PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Additional information with respect to stock option activity is summarized as follows:

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
		Average	Contractual	Intrinsic
	Shares	Exercise Price	Term	Value
				(In thousands)

Balance at December 31, 2006	1,989,474	4.11
Granted	191,955	4.53
Exercised	(27,140)	2.96
Cancelled or expired	(71,619)	5.45

Balance at December 31, 2007	2,082,670	4.12

Outstanding at December 31, 2007	2,082,670	$4.12	7.4960	$335
Vested and expected to vest at December 31, 2007	1,995,198	$4.12	7.4960	$335
Exercisable at December 31, 2007	1,495,341	$4.24	6.9930	$220

The following disclosure provides a description of the significant assumptions used during 2007, 2006 and 2005 to estimate the fair value of the Company’s employee stock option awards. The fair value of employee stock options were estimated using the Black-Scholes option-pricing fair value model using the weighted-average assumptions shown in the table below. A discussion of our methodology for developing each of the assumptions used in the valuation model follows:

	2007	2006	2005

Option pricing model	Black-Scholes	Black-Scholes	Black-Scholes
Expected stock price volatility	69.81%	69,26%	66.2%
Expected dividend yield	0%	0%	0%
Risk-free interest rate	4.95%	4.60%	4.00%
Expected life of option (years)	6.0	6.0	4.7

Expected Stock Price Volatility — Volatility is a measure of the amount by which a financial variable such as a share price has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. Due to the Company’s limited trading history, there had been inadequate data to calculate historical volatility of our stock. Prior to June 30, 2007, the Company used an average volatility of similar companies in the pharmaceutical industry. Beginning with the three months ended September 30, 2007, the Company uses an average of the volatility of its own stock and the average volatility of similar companies in the pharmaceutical industry.

Dividend Yield — The Company has never declared or paid dividends and has no plans to do so in the foreseeable future.

Risk-Free Interest Rate — This is the U.S. Treasury rate for the week of each option grant having a term that most closely resembles the term of the option.

Expected Life of the Option Term — This is the period of time that the options granted are expected to remain unexercised. Granted options have a maximum term of ten years. The Company has adopted SAB 107’s simplified method for estimating the expected term of stock options.

The Black-Scholes option pricing model requires the input of highly subjective assumptions. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s

AVALON PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

opinion, the existing models may not provide a reliable single measure of the fair value of our employee stock. In addition, management will continue to assess the assumptions and methodologies used to calculate estimated fair value of share-based compensation. Circumstances may change and additional data may become available over time, which result in changes to these assumptions and methodologies, and which could materially impact our fair value determination.

The weighted-average grant date fair value of options granted during the years ended December 31, 2007, 2006 and 2005 was $3.00, $2.24, and $3.48, respectively.

The total intrinsic value of options exercised during 2007, 2006 and 2005 was approximately $59,000, $47,000 and $12,000, respectively. The total intrinsic value of options outstanding and options exercisable at December 31, 2007 was approximately $335,000 and $220,000, respectively. The weighted average remaining contractual life of options exercisable at December 31, 2007 was 7.0 years.

As of December 31, 2007, unamortized stock-based compensation expenses of approximately $737,000 remains to be recognized over a weighted-average period of approximately 2.35 years. The Company amortizes stock-based compensation expenses on an accelerated basis over the vesting period. The total fair value of shares vested during the years ended December 31, 2007, 2006 and 2005 was $1.5 million, $1.7 million and $0.7 million, respectively.

Stock Warrants

In August 2000, the Company issued warrants to its landlord to purchase 1,875 shares of common stock at $16 per share. The warrants expire in August 2010. The exercise price of these warrants is subject to adjustment for certain dilutive events, as defined in the terms of the warrants.

In March 2001, the Company issued warrants to a vendor to purchase 31,250 shares of its common stock at $27.92 per share. The warrants expire on the earlier of the closing of the sale of all of the Company’s outstanding equity capital or the third anniversary of the initial public offering. The exercise price of these warrants is subject to adjustment for certain dilutive events, as defined in the terms of the warrants.

In connection with the May 2007 common stock offering discussed above, the Company issued warrants to twenty institutional investors, in conjunction with a private placement of common stock, to purchase 959,693 shares of its common stock at $6.00 per share, subject to adjustment in the event of stock splits, stock dividends, combinations, recapitalizations and similar events affecting the Company’s outstanding common stock. The exercise price of the warrants is also subject to a weighted-average antidilution adjustment in the event of certain dilutive stock issuances by the Company, subject to a maximum reduction of the exercise price to no less than $5.17 per share. The warrants expire on May 25, 2012 if unexercised.

9.	Income Taxes

For the years ended December 31, 2007, 2006, and 2005, there is no current provision for income taxes and the deferred tax benefit has been entirely offset by valuation allowances. The difference between the amounts of income tax benefit that would result from applying domestic federal statutory income tax rates to the net loss and the net deferred tax assets is related to certain nondeductible expenses, state income taxes, and the change in the valuation allowance.

AVALON PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

	December 31,
	2007	2006
	(In thousands)

Deferred tax assets:
Net operating loss carryforwards	$36,246	$27,051
Capitalized research and development expenses	7,383	7,135
Start-up costs	1,096	2,146
Deferred revenue	365	399
Deferred rent expense	177	181
Accrued payroll	101	119
Depreciation	1,140	738
R&D credit	2,382	1,616
Stock options	—	389
Other	805	31
Deferred tax liabilities:
Depreciation	—	—
Valuation allowance	(49,695)	(39,805)

Net deferred tax assets	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which the net operating loss carryforwards are available. Management considers projected future taxable income, the scheduled reversal of deferred tax liabilities, and available tax planning strategies that can be implemented by the Company in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the net operating loss carryforwards are available to reduce income taxes payable, management has established a full valuation allowance.

The net operating loss carryforwards of approximately $91.9 million will begin to expire in various years beginning in 2020. The use of the Company’s net operating loss carryforwards may be restricted due to changes in Company ownership. Additionally, despite the net operating loss carryforwards, the Company may have a future tax liability due to an alternative minimum tax or state tax requirements. The Company paid no income taxes in 2007, 2006, or 2005.

The provision for income taxes differs from the amount of taxes determined by applying the U.S. federal statutory rate to loss before provision for income taxes as a result of the following for the year ended December 31 (in thousands):

	2007	2006	2005

Federal tax at statutory rates	$(7,369)	$(5,815)	$(6,559)
State taxes, net of federal benefit	(970)	(758)	(876)
Change in valuation allowance	8,111	6,339	7,322
Permanent differences	228	234	113

Provision for income taxes	$—	$—	$—

AVALON PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

10.	Related Party Transactions

For the year ended December 31, 2007, the Company paid one member of the board of directors consulting fees totaling $93,000. In 2006 and 2005 the Company paid two members of the board of directors consulting fees totaling $122,100 and $132,300, respectively. During 2007, the Company received income of $22,000 from Neodiagnostix for the rental of equipment. Bradley Lorimier, a Director and Chairman of the Company’s Board of Directors and Kenneth C. Carter, Ph.D., the Company’s President, Chief Executive Officer and Director, are directors and minority shareholders in NeoDiagnostix, a privately held company focused on providing oncology diagnostic testing on a fee-for-service basis.

11.	Commitments and Contingencies

In July 2002, the Company entered into a 10-year noncancelable operating lease agreement for office and laboratory space. The lease expires on February 1, 2013. This agreement contains an option to renew for two periods of 5 consecutive years. The lease contains a 3% annual escalation.

Total rent payments, exclusive of the monthly maintenance charges, for the years ended December 31, 2007, 2006 and 2005 was $718,000, $697,000 and $677,000, respectively. Total sublease income recorded for the years ended December 31, 2007, 2006 and 2005 was $48,000, $246,000 and $185,000, respectively. As of December 31, 2007, future minimum rental payments under non-cancelable leases, exclusive of maintenance charges, are as follows (in thousands):

Operating

2008	$740
2009	762
2010	785
2011	808
2012	832
Thereafter	70

Total	$3,997

The company entered into a Registration Rights Agreement with the investors that participated in the private placement of the Company’s sale of common stock and warrants in May 2007. The Company subsequently filed a registration statement on Form S-3 with the Securities and Exchange Commission to register the shares sold. This registration statement was declared effective. The Registration Rights Agreement requires the Company to make pro-rata payments to each investor, as liquidated damages, in an amount equal to 1.5% of the aggregate amount invested for each 30-day period or pro rata for any portion thereof during which an investor is unable to sell their shares for any reason under the registration statement other than as a result of market conditions (subject to certain rights of the Company to suspend the use of the registration statement by investors). Damages may not exceed a maximum of 9% of the amount invested or an aggregate of $1.8 million.

12.	Collaborations and Licenses

In October 2003, the Company entered into a collaboration with Medarex, Inc. to jointly research, develop and commercialize human antibodies against cancer targets. Under the agreement, each party is obligated to use commercially reasonable efforts to conduct their respective research activities in accordance with jointly developed project plans and budgets for the research, development, manufacture and commercialization of human antibodies resulting from this collaboration. The agreement generally provides that all costs associated with the research, development, manufacturing and commercialization of any such antibodies are to be shared equally between the two parties and that any operating profits or losses with respect to commercial

AVALON PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

products derived from the collaboration are to be similarly shared equally between the two parties. In addition, the agreement provides that each of the parties shall own an equal, undivided interest in any intellectual property and technology derived from the collaboration. The agreement further provides that either party may voluntarily opt-out of its research, development and commercialization obligations. Upon the exercise of such opt-out right, the non-terminating party has the option to unilaterally continue research, development, manufacture and commercialization activities with respect to these antibodies, subject to the payment to the terminating party of specified royalties based on the phase of development during which such opt-out right is exercised and of up to between $6.5 million to $8.5 million per unilateral product in additional payments based on the achievement of various development and commercialization milestones, with the terminating party continuing to be responsible for all of its budgeted costs and expenses associated with completing the particular research and development phase applicable to such antibody. To date, no such royalty or milestone payments have been made by or paid to either party.

In February 2005, the Company entered into a licensing agreement with Vertex Pharmaceuticals, Inc. for the development of the investigational agent AVN944 in oncology indications. Under the terms of the agreement, Avalon holds exclusive rights to develop and commercialize AVN944 worldwide for the treatment of various cancers. The Company is obligated to pay up to $73 million in license fees and milestone payments to Vertex over the term of the agreement, based on the successful development and commercialization of AVN944 in oncology. In 2005, the Company made licensing payments to Vertex in the amount of $5 million. Upon commercialization, Vertex will receive royalties on product sales.

In June 2005, the Company entered into a collaboration and license agreement with MedImmune, Inc. (acquired by AstraZeneca PLC) for the discovery of small molecule therapeutic compounds in the area of inflammatory disease. Under the terms of the agreement, AstraZeneca is responsible for preclinical and clinical testing of any resulting product candidates, as well as all future development, sales and marketing activities.

The Company received an upfront technology access fee payment and AstraZeneca is funding all research and development activities at the Company and AstraZeneca for the purpose of the collaboration. The Company may receive up to $16 million in milestone payments from AstraZeneca related to the discovery, development and commercialization of compounds resulting from this collaboration. The Company may also receive royalties on net sales of any products discovered in the collaboration.

Additionally, AstraZeneca has the option to initiate two additional small molecule drug discovery collaborations with the Company under similar terms.

The term of the agreement expires on the earlier of (i) fifty years from the date of the agreement or, (ii) such time as AstraZeneca’s obligation to pay royalties expires. The agreement also expires if, after the research is completed, AstraZeneca does not select a clinical candidate. The license agreement may be terminated sooner by either the Company or AstraZeneca upon, among other events, a material, uncured breach by the other party or by AstraZeneca for reason other than the Company’s material breach, upon 90 days notice. The agreement requires an annual reconciliation to determine if payments made by AstraZeneca, in accordance with contractual provision, are in excess of the work completed by Avalon.

The Company has not recorded revenue from this collaboration agreement during 2007 and, in December 2007, MedImmune paused work under this program at the time of their merger with AstraZeneca. AstraZeneca has informed us of their intent to continue work under this contract for small molecule therapeutic programs other than the original MedImmune program. As of December 31, 2007, there remained a balance of approximately $893,000 of deferred revenue and customer advances related to this agreement.

In September 2005, the Company entered into an agreement with Novartis Institutes for Biomedical Research, Inc. for the discovery of small molecule therapeutic compounds targeted against a pathway selected by Novartis. Under the terms of the agreement the Company is using AvalonRx® to identify and characterize compounds from Novartis’ chemical library. Novartis is responsible for lead optimization, preclinical and

AVALON PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

clinical testing of any resulting product candidates, as well as all future development and sales and marketing activities.

The Company received an upfront technology access fee and Novartis is funding all research activities at the Company for the purpose of the collaboration. The Company may receive milestone payments from Novartis based on the achievement of the following milestones: (1) identification of a validated hit compound and (2) identification of a lead compound.

In January 2007 the initial agreement term was amended from 18 months to 30 months from the date of inception. In February 2008, the agreement term was amended from 30 months to 36 months from the date of inception. The agreement may be terminated sooner by either the Company or Novartis upon a material, uncured breach by the other party upon 60 days notice. The Company is recognizing revenue from the upfront technology access fee over the estimated period of performance.

In July 2006, the Company entered into a collaboration agreement with ChemDiv, Inc. for the discovery and development of small molecule oncology therapeutics. The Company and ChemDiv share in the costs of development and will share in the value of any lead candidate resulting from their joint research efforts. Additional terms of the agreement provided the Company with the right to select 200,000 compounds from the ChemDiv library for use in all of the Company’s discovery programs. The Company is using its proprietary AvalonRx® platform to discover new active compounds in screens against selected targets and target pathways. ChemDiv is providing the Company with access to its Discovery outSourcetm services platform, as well as medicinal and synthetic chemistry for the discovery and development of new active compounds.

In March 2007, the Company entered into a drug discovery, development and commercialization agreement with Merck & Co., Inc., to identify and develop inhibitors against a selected target in the area of oncology.

Under the terms of the agreement, the Company is using its AvalonRx® platform to screen a select set of compounds from Merck’s proprietary compound library and to identify hits against this target, which is generally regarded as “intractable” based on the difficulty in identifying inhibitors of this target. The Company is responsible for the selection of compound families and optimization of those compounds to a preclinical candidate selection stage. Merck is responsible for the clinical development, regulatory approval and commercialization of any resulting product candidates. Under the agreement, the Company will receive milestone payments based on meeting a number of discovery, development and commercial milestones relating to proof of concept, expansion of research term, selection of license compound and filing of INDs for a first cancer indication and subsequent cancer indications, initiations of different levels of clinical trials for those indications and the filing, and approval, of NDAs for those indications, and achievement of a specified level of net sales. If the Company achieves all of the milestones under the agreement, the Company will receive in excess of $200 million in milestone payments. The Company will also receive royalties on net sales of products developed in the collaboration. The agreement does not provide for any minimum guaranteed payments to the Company by Merck.

The term of the agreement expires upon the expiration of all royalty obligations under the agreement. The agreement may be terminated earlier by Merck upon 60 days advanced written notice during the preliminary stages of the research program and thereafter during the research program if certain levels of research support are not provided by the Company. Merck may terminate if certain research milestones are not met, subject to the payment of specified fees by Merck to the Company and the Company’s right to obtain reversion licenses from Merck to continue the development and commercialization of potential product candidates derived from the research program. The agreement may be further terminated by Merck if it determines that development of a compound is not commercially viable and again the Company has the right to obtain a reversion license to the compound to continue the development and commercialization of potential product candidates. Additionally, the agreement may be terminated either by the Company or by Merck upon

AVALON PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

a material, uncured breach by the other party of the terms of the agreement, following the expiration of a 90 day cure period.

The term of the agreement expires 60 years from the effective date. The collaboration may be terminated sooner upon mutual written agreement of both parties.

13.	Employee Benefit Plan

The Company has a defined contribution plan (the Plan) under Internal Revenue Code Section 401(k). All employees who have completed three months of service and are over age 21 are eligible for participation in the Plan. Participants may elect to contribute up to 25% of their annual pretax earnings, up to federally allowed maximum limits. The Company makes matching contributions at its discretion. Participant and Company contributions vest immediately. For the year ended December 31, 2007, the Company incurred a 401(k) match expense of approximately $135,000. The Company did not make any matching contributions prior to January 1, 2007.

14.	Quarterly Financial Information (Unaudited)

	Quarter Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)

2007 Summary statement of operations:
Total revenues	$731	$78	$—	$—
Loss from operations	(5,608)	(6,031)	(5,728)	(5,386)
Net loss attributable to Common Stockholders	(5,345)	(5,809)	(5,405)	(5,114)
Net loss attributable to Common Stockholders per common share — basic and diluted	(0.43)	(0.40)	(0.32)	(0.30)
2006 Summary statement of operations:
Total revenues	$539	$417	$1,115	$653
Loss from operations	(4,863)	(4,716)	(3,992)	(4,635)
Net loss attributable to Common Stockholders	(4,558)	(4,429)	(3,723)	(4,391)
Net loss attributable to Common Stockholders per common share — basic and diluted	(0.51)	(0.44)	(0.37)	(0.43)

15.	Subsequent Event

In February 2008, the Company entered into an amendment of its letter of credit agreement with M&T Bank and MIDFA to extend the expiry of the letter of credit agreement to April 8, 2013. In addition, the amendment removes the Company’s financial covenant obligations under the letter of credit regarding the maintenance of (i) a minimum ratio of current assets to current liabilities and (ii) a minimum tangible net worth.

AVALON PHARMACEUTICALS, INC.

BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(Unaudited)
	(In thousands, except share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$2,749	$6,276
Short-term marketable securities	4,318	15,558
Accounts receivable	8	200
Interest receivable	57	190
Prepaid expenses	397	743
Deposits	—	102

Total current assets	7,529	23,069
Restricted cash and marketable securities	4,358	5,275
Property and equipment, net	6,309	7,325
Long-term marketable securities	—	1,416
Deferred financing costs, net	212	220

Total assets	$18,408	$37,305

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,583	$1,063
Accrued expenses and other current liabilities	945	1,207
Deferred revenue and customer advances	884	1,204
Current portion of long-term debt	1,200	1,211

Total current liabilities	4,612	4,685
Deferred rent	416	446
Long-term debt, net of current portion	4,800	6,000
Stockholders’ equity:
Series C Junior Participating Preferred stock, $0.01 par value, 300,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 60,000,000 shares authorized; 17,037,928 and 17,026,462 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	170	170
Additional capital	150,587	150,331
Other comprehensive income	(14)	50
Accumulated deficit	(142,163)	(124,377)

Total stockholders’ equity	8,580	26,174

Total liabilities and stockholders’ equity	$18,408	$37,305

See accompanying notes.

AVALON PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)
	(In thousands, except share and per share amounts)

Revenues	$124	$—	$311	$809
Costs and expenses:
Research and development	3,994	3,531	12,863	11,708
General and administrative	2,153	2,197	5,567	6,468

Total costs and expenses	6,147	5,728	18,430	18,176

Loss from operations	(6,023)	(5,728)	(18,119)	(17,367)
Other income (expense):
Interest income	98	470	559	1,187
Interest expense	(97)	(155)	(305)	(486)
Other	63	8	79	107

Total other income (expense), net	64	323	333	808

Net loss	$(5,959)	$(5,405)	$(17,786)	$(16,559)

Net loss per share — basic and diluted	$(.35)	$(.32)	$(1.04)	$(1.13)

Weighted average number of shares — basic and diluted	17,037,830	17,015,319	17,033,705	14,716,327

See accompanying notes.

AVALON PHARMACEUTICALS, INC.

STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2008	2007
	(Unaudited)
	(In thousands)

Operating activities
Net loss	$(17,786)	$(16,559)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,261	1,552
Non-cash interest expense	159	163
Amortization of premium on investments	(153)	(496)
Stock based compensation	256	1,281
Changes in operating assets and liabilities:
Prepaid expenses	346	235
Accounts receivable and other assets	427	875
Accounts payable	520	(628)
Accrued expenses and other current liabilities	(262)	(30)
Deferred revenue and customer advances	(319)	(326)
Deferred rent	(29)	(17)

Net cash used in operating activities	(15,580)	(13,950)
Investing activities
Proceeds from the sale and maturities of marketable securities	22,906	26,290
Purchases of marketable securities	(9,245)	(35,239)
Purchases of property and equipment	(245)	(403)

Net cash provided by (used in) investing activities	13,416	(9,352)
Financing activities
Principal payments on debt	(1,211)	(1,482)
Proceeds from issuance of common stock	—	28,413
Deferred financing costs	(152)	(147)

Net cash provided by (used in) financing activities	(1,363)	26,784

Net (decrease) increase in cash and cash equivalents	(3,527)	3,482
Cash and cash equivalents at beginning of period	6,276	3,099

Cash and cash equivalents at end of period	$2,749	$6,581

See accompanying notes.

AVALON PHARMACEUTICALS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

1.	Basis of Presentation

The accompanying unaudited financial statements have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures, normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the audited financial statements and the related notes included in this proxy statement/prospectus.

In the opinion of the management of Avalon Pharmaceuticals, Inc. (the “Company” or “Avalon”), any adjustments contained in the accompanying unaudited financial statements as of and for the three and nine months ended September 30, 2008 and 2007 are of a normal recurring nature and are necessary to present fairly the Company’s financial position, results of operations and cash flows. Interim results are not necessarily indicative of results for the full fiscal year.

2.	Liquidity Risks and Management’s Plans

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Since inception, Avalon has incurred, and continues to incur, significant losses from operations. As described below in Note 3, the Company recently entered into an Agreement and Plan of Merger and Reorganization, dated October 27, 2008 (the “Merger Agreement”), with Clinical Data, Inc., a Delaware corporation (“Clinical Data”), and API Acquisition Sub II, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Clinical Data (“API”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, API will be merged with and into Avalon, with Avalon continuing as the surviving corporation and a subsidiary of Clinical Data (the “Merger”). Management estimates that its existing capital resources will be sufficient to fund the Company’s current operations through the end of the first quarter of 2009, prior to which time the Merger with Clinical Data is expected to close.

If the Merger does not close by the end of the first quarter of 2009, the Company’s ability to continue as a going concern would be dependent on management’s ability to raise additional capital sufficient to meet the Company’s obligations on a timely basis, and to ultimately attain profitability. In light of the proposed Merger, the Company’s management does not expect to seek to raise additional capital. Should the Merger not close or if the closing is delayed beyond the end of the first quarter of 2009, there is no assurance that the Company would be able to raise capital sufficient to enable the Company to continue its operations significantly beyond the end of the first quarter of 2009.

In the event the Company were unable to successfully raise additional capital in such circumstances, the Company will not have sufficient cash flows and liquidity to finance its business operations as currently contemplated. Accordingly, in such circumstances the Company would be compelled to reduce general and administrative expenses and delay research and development projects and the purchase of scientific equipment and supplies until it were able to obtain sufficient financing.

Failure to close the Merger or raise additional capital would significantly limit the Company’s ability to continue as a going concern. The balance sheets do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

3.	Subsequent Events

On October 27, 2008, the Company entered into the Merger Agreement with Clinical Data and API. The Merger Agreement provides that API will be merged with and into the Company, with the Company continuing as the surviving corporation and an indirect wholly-owned subsidiary of Clinical Data. As a

AVALON PHARMACEUTICALS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

condition to Clinical Data and Avalon entering into the Merger Agreement, on October 27, 2008, the parties entered into a number of other arrangements including a private placement of securities, a license agreement and a secured loan arrangement.

Merger Agreement

Pursuant to the terms of the Merger Agreement, Clinical Data will acquire all of the outstanding shares of Avalon’s common stock for consideration consisting of Clinical Data common stock and certain contingent rights to acquire additional shares of Clinical Data common stock. Shares of Avalon common stock held by Clinical Data and its subsidiaries, will be cancelled without consideration at the closing (the “Closing”). Upon the closing of the Merger, each outstanding share of Avalon common stock shall be converted into a right to receive 0.0470 shares of Clinical Data common stock and a contingent value right (a “CVR”) to receive an additional fraction of a share of Clinical Data common stock upon the achievement of defined milestones.

If the Merger Agreement is terminated under specified circumstances, Avalon may be required to pay Clinical Data a termination fee of $300,000 and reimburse Clinical Data up to $100,000 for its expenses associated with the Merger Agreement.

Rights Plan Amendment

On October 27, 2008, the Company amended its Rights Agreement dated April 26, 2007 to render it inapplicable to the Merger, the transactions contemplated by the Merger Agreement, and the private placement described below.

Private Placement

In connection with the execution of the Merger Agreement, Avalon entered into a Securities Purchase Agreement with Clinical Data for the sale of Company common stock and common stock purchase warrants in a private placement for a total purchase price of $237,338. Pursuant to the Securities Purchase Agreement, Clinical Data purchased a total of 3,390,547 shares of the Company’s common stock at a purchase price of $0.07 per share. In addition, the Company issued a common stock purchase warrant exercisable into 1,695,273 shares of common stock. The exercise price of the warrant is $0.86 per share, subject to adjustment for dilutive events. The warrant is not exercisable for six months after issuance and may not be exercised to the extent that the aggregate number of shares of Avalon’s common stock held by Clinical Data following exercise of the warrant (including shares of Avalon common stock otherwise held by Clinical Data) would exceed 19.9% of the outstanding stock of the Company unless the issuance of any additional shares is first approved by a vote of Avalon’s stockholders in accordance with the rules of the NASDAQ Stock Market.

Avalon also entered into a Registration Rights Agreement with Clinical Data contemporaneously with entering into the Securities Purchase Agreement. Pursuant to the Registration Rights Agreement, Avalon agreed to register for resale the shares of common stock issued in the private placement and the shares of common stock issuable upon exercise of the warrant. The Registration Rights Agreement requires Avalon to file the registration statement by November 26, 2008 or Clinical Data shall be entitled to a liquidated damages payment in the amount of 1.5% of the total purchase price of the shares issued in the private placement for each month the registration statement remains unfiled after the deadline. In the event the registration statement is not declared effective by the SEC by the earlier of (i) 90 days after the termination of the Merger Agreement (or 120 days after termination in the event the registration statement is subject to review by the SEC) or (ii) within 5 days following notice from the SEC that the registration statement is no longer subject to review (the “Effectiveness Deadline”), Clinical Data shall be entitled to a liquidated damages payment in the amount of 1.5% of the total purchase price for each month (pro rated for any lesser period) after the Effectiveness Deadline during which such registration statement has not been declared effective by the SEC.

AVALON PHARMACEUTICALS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

License Agreement

In connection with the execution of the Merger Agreement, the Company entered into a license agreement with Clinical Data pursuant to which Avalon granted Clinical Data a royalty-free, fully-paid, worldwide, perpetual, irrevocable, sublicensable and exclusive license to AvalonRx®, Avalon’s proprietary drug-development platform, in exchange for a one time payment of $1,000,000. The license is subject to certain exceptions pursuant to which Avalon retained the right to utilize AvalonRx® to fulfill its obligations under its existing collaboration agreements and to continue development of AVN 944 and certain of its existing development programs.

Secured Loan

In connection with the execution of the Merger Agreement, Avalon entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Clinical Data pursuant to which Clinical Data made a loan to Avalon evidenced by a term note (the “Term Note”) in the principal amount of $3,000,000 (the “Secured Loan”). The term note bears interest at a fixed rate of seven percent per annum and matures on March 31, 2009 unless accelerated pursuant to its terms. The Company has the right to prepay the term note, together with any accrued interest, at any time without penalty. The maturity of the term note accelerates if there is a default under the terms of the Note Purchase Agreement or related documents, including any default, breach or termination of the license agreement or of the Merger Agreement (other than a termination of the Merger Agreement as a result of a failure to obtain the approval by Avalon’s stockholders of the Merger). The Term Note is secured by collateral consisting of certain intellectual property rights of Avalon.

Loan Default

On October 29, 2008, Avalon received notice from Manufacturers and Traders Trust Company (“M&T Bank”) regarding the occurrence of an event of default related to its letter of credit with M&T Bank upon the Company’s entry into the Merger Agreement and the Secured Loan. As a result of the default, M&T Bank declared all outstanding amounts under the letter of credit to be immediately due and payable. On October 30, 2008 the Company made a payment of $6,062,489 to M&T Bank which constituted all amounts due under the letter of credit. This payment was inclusive of $6,000,000 in principal, $34,508 of accrued interest, and $27,981 for related fees and expenses. As a result of this payment, Avalon has no continuing obligations under the letter of credit or its financing arrangement with the Maryland Industrial Development Financing Authority (“MIDFA”).

4.	Restructuring

On August 13, 2008 the Company restructured its operations to focus on the pre-clinical and clinical development of its Beta-catenin inhibitor program and on its existing collaborations, such as with Merck. The Company curtailed its other development programs and is evaluating the clinical data from its AVN944 development program to assess strategies for further development of AVN944. In connection with the restructuring of its operations, the Company reduced its workforce by approximately one third, or 19 employees. The Company recorded restructuring charges related to these actions of $928,000 in the third quarter of 2008. Details of the restructuring charge and amounts paid and accrued are set forth in the table below.

AVALON PHARMACEUTICALS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

	Three Months
	Ended 9/30/08		As of 9/30/08
	Restructuring	Amount	Restructuring
	Charges	Paid	Accrual

Severance	$830	$(562)	$268
Benefits	55	(11)	45
Taxes & Other	43	(21)	22

	$928	$(594)	$334

5.	Organization

Avalon was incorporated on November 10, 1999, under the laws of the state of Delaware. Avalon is a biopharmaceutical company using proprietary technology, AvalonRx®, to discover and develop novel therapeutics.

6.	Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company has adopted the provisions of SFAS 157 as of January 1, 2008, for financial instruments. Although the adoption of SFAS 157 did not materially impact its financial condition, results of operations or cash flow, the Company is now required to provide additional disclosures as part of its financial statements. SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

•	Level 1, defined as observable inputs such as quoted prices in active markets for identical assets;

•	Level 2, defined as observable inputs other than level 1 prices such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company’s cash equivalents, short-term, long-term and restricted marketable securities are subject to fair value measurements. The inputs used in measuring the fair value of these instruments are considered to be level 2 in accordance with the SFAS 157 hierarchy.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 expands the use of fair value accounting but does not affect existing standards that require assets or liabilities to be carried at fair value. Under SFAS 159, a company may elect to use fair value to measure accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees and issued debt. Other eligible items include firm commitments for financial instruments that otherwise would not be recognized at inception and non-cash warranty obligations where a warrantor is permitted to pay a third party to provide the warranty goods or services. If the use of fair value is elected, any upfront costs and fees related to the item must be recognized in earnings and cannot be deferred, such as debt issuance costs. The fair value election is irrevocable and generally made on an instrument-by-instrument basis,

AVALON PHARMACEUTICALS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

even if a company has similar instruments that it elects not to measure based on fair value. At the adoption date, unrealized gains and losses on existing items for which fair value has been elected are reported as a cumulative adjustment to beginning retained earnings. Subsequent to the adoption of SFAS 159, changes in fair value are recognized in earnings. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159 did not have a material impact on the Company’s financial position or results of operations.

In June 2007, the FASB ratified EITF 07-03, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities (“EITF 07-03”). EITF 07-03 requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred and capitalized and recognized as an expense as the goods are delivered or the related services are performed. EITF 07-03 is effective, on a prospective basis, for financial statements issued for fiscal years beginning after December 15, 2007. The adoption of EITF 07-03 did not have a material impact on the Company’s financial statements.

7.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents consist primarily of money market funds and commercial paper. The Company maintains cash balances with financial institutions in excess of insured limits. The Company does not anticipate any losses with such cash balances.

Marketable Securities

Marketable securities consist primarily of U.S. Treasury, agency and corporate debt securities with various maturities. Management classifies the Company’s marketable securities as available-for-sale. Such securities are stated at market value, with the unrealized gains and losses included as accumulated other comprehensive income (loss). Realized gains and losses and declines in value judged to be other-than-temporary on securities available for sale, if any, are included in operations. A decline in the market value of any available-for-sale security below cost that is deemed to be other-than-temporary results in a reduction in fair value. The impairment is charged to earnings, and a new cost basis for the security is established. Dividend and interest income are recognized when earned. The cost of securities sold is calculated using the specific identification method.

Revenue Recognition

Revenue is recognized when there is persuasive evidence that an agreement exists, delivery has occurred, the price is fixed and determinable, and collection is reasonably assured. Payments received in advance of work performed are recorded as deferred revenue and recognized ratably over the performance period. Milestone payments are recognized as revenue when milestones, as defined in the contract, are achieved. During the first nine months of 2008, the Company recognized revenue from work performed on its collaboration agreement with Novartis, and recognized no revenue from its other collaboration agreements.

AVALON PHARMACEUTICALS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

Research and Development Costs

Expenditures, other than advance payments for research and development, subject to the provisions of EITF 07-03, are expensed as incurred.

Restricted Cash and Investments

In accordance with the terms of a financing arrangement with MIDFA and M&T Bank, in order to finance the build out of the Company’s corporate headquarters and research facility located in Germantown, Maryland, the Company established an investment account which is pledged as collateral for a letter of credit. The issuer of the letter of credit, M&T Bank, maintains the investment account. M&T Bank’s security interest in the account cannot exceed the minimum required cash collateral amount, which as of September 30, 2008 was defined as an adjusted market value of $4.3 million. This collateral agreement defines adjusted market value as the product of the fair market value of each permitted investment by a defined percentage ranging from 60% to 100%, depending on the nature of the permitted investment. The minimum cash collateral amount automatically decreases each April 1, as specified in the collateral agreement. On October 30, 2008 the Company paid off the related debt and the restrictions on this collateral were removed. See Note 3 above.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, requires the presentation of comprehensive income or loss and its components as part of the financial statements. For the nine months ended September 30, 2008 and 2007, the Company’s net loss plus its unrealized gains (losses) on available-for-sale securities reflects comprehensive income (loss).

Stock-Based Compensation

The Company accounts for share-based payments in accordance with the provisions of FASB Statement No. 123(R), Share-Based Payment .

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing fair value model and recognized as compensation expense over the vesting period of the award using the accelerated attribution method. The following weighted-average assumptions were used for options granted during the three months ended September 30, 2008 and 2007, and a discussion of the Company’s methodology for developing each of the assumptions used in the valuation model follows:

	Three Months	Three Months
	Ended	Ended
	September 30,	September 30,
	2008	2007

Dividend yield	0.00%	0.00%
Expected volatility	65.5%	70.5%
Risk-free interest rate	3.45%	5.00%
Expected life of the option term (in years)	7.0	6.0
Forfeiture rate	4.2%	4.2%

Dividend Yield — The Company has never declared or paid dividends and has no plans to do so in the foreseeable future.

Expected Volatility — Volatility is a measure of the amount by which a financial variable such as a share price has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. Due

AVALON PHARMACEUTICALS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

to the Company’s limited trading history, there had been inadequate data to calculate historical volatility of the Company’s stock. Prior to June 30, 2007, the Company used an average volatility of similar companies in the pharmaceutical industry. Since June 30, 2007, the Company uses an average of the volatility of its own stock and the average volatility of similar companies in the pharmaceutical industry.

Risk-Free Interest Rate — This is the U.S. Treasury rate for the week of each option grant during the quarter having a term that most closely resembles the expected life of the option term.

Expected Life of the Option Term — This is the period of time that the options granted are expected to remain unexercised. The expected term is based upon management’s consideration of the historical life of options, the vesting period of the option granted and the contractual period of the option granted.

Forfeiture Rate — This is the estimated number of stock options granted that are expected to be forfeited or cancelled on an annual basis before becoming fully vested. The Company estimates the forfeiture rate based on past turnover data.

Stock Compensation Plans

The Company adopted the Avalon Pharmaceuticals, Inc. 1999 Stock Incentive Plan (the “1999 Plan”) to provide for the granting of stock awards, such as stock options, restricted common stock, and stock appreciation rights to employees, directors and other individuals as determined by the Board of Directors. The Company terminated the 1999 Plan as to future awards effective upon the closing of the Company’s initial public offering in October 2005. As of September 30, 2008, the Company had reserved 447,456 shares of common stock to accommodate the exercise of outstanding options granted under the 1999 Plan.

Effective upon the closing of the Company’s initial public offering in October 2005, the Company adopted the Avalon Pharmaceuticals, Inc. 2005 Omnibus Long-Term Incentive Plan (the “2005 Plan”) to provide for the granting of stock awards, such as stock options, restricted common stock, stock units, dividend equivalent rights, stock appreciation rights and unrestricted common stock, and other performance and annual incentive awards to employees, directors and other individuals as determined by the Board of Directors. At the inception of the 2005 Plan, 989,738 shares were reserved for issuance under the 2005 Plan. The number of shares available for issuance under the 2005 Plan was increased from 989,738 shares to 1,581,582 shares in June 2006 and from 1,581,582 shares to 2,381,582 shares in June 2007. Additionally, shares that become available due to forfeiture of outstanding awards under the 1999 Plan are available for awards under the 2005 Plan. As of September 30, 2008, the Company had reserved 2,879,204 shares of common stock to accommodate the exercise of outstanding option grants under the 1999 Plan and 2005 Plan and for future grants under the 1999 Plan and 2005 Plan.

Generally, stock options are granted with an exercise price that equals the fair market value of the Company’s common stock on the grant date. Options typically have a life of ten years and vest over periods ranging from six months to five years. Options generally expire 90 days after an employee terminates employment with the Company.

Shares of common stock issued to non-employee directors as part of their annual director compensation for the three and nine month periods ended September 30, 2008 were 4,487 and 11,466 shares, respectively. The fair market value of these shares, on the date of grant, was approximately $5,833 and $26,041, respectively.

The weighted-average grant-date fair value of equity awards granted during the three and nine month periods ended September 30, 2008 was $.37 and $.69, respectively. The total fair value of stock options which vested during the three and nine month periods ended September 30, 2008 was approximately $151,000 and

AVALON PHARMACEUTICALS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

$757,000, respectively. There were 1,698,076 fully vested stock options outstanding at September 30, 2008. These stock options had a weighted average remaining life of 6.49 years.

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
				(In thousands)

Outstanding at June 30, 2008	2,120,483	$4.02
Granted	401,900	.80
Exercised	—	—
Forfeited or expired	58,212	3.07

Outstanding at September 30, 2008	2,464,171	3.52

Vested and expected to vest at September 30, 2008	2,360,676	$4.16	6.49	$—
Exercisable at September 30, 2008	1,698,076	$4.16	6.49	$—

No stock options were exercised during the nine months ended September 30, 2008. Due to the valuation allowance on all deferred tax assets, the Company recorded no tax benefit for stock compensation expense recognized during the three months ended September 30, 2008. As of September 30, 2008, unamortized stock-based compensation expenses of approximately $521,000 remains to be recognized over a weighted average period of 2.3 years.

Basic and Diluted Net Loss Attributable to Common Stockholders Per Common Share

Basic net loss attributable to common stockholders per common share excludes dilution for potential common stock issuances and is computed by dividing net loss by the weighted-average number of common shares outstanding for the period. Diluted net loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Stock options and warrants were not considered in the computation of diluted net loss per common share for the periods presented, as their effect is antidilutive.

8.	Debt

In February 2008, the Company entered into an amendment to the letter of credit with M&T Bank supporting the Company’s financing with MIDFA to extend the expiry of the letter of credit agreement to April 8, 2013. In addition, the amendment removed the Company’s financial covenant obligations under the letter of credit regarding the maintenance of (i) a minimum ratio of current assets to current liabilities and (ii) a minimum tangible net worth. On October 30, 2008 the Company paid off all amounts owed under the letter of credit and retired the letter of credit. As a result of this payment, Avalon has no continuing obligations under the letter of credit or its financing arrangement with MIDFA. See Note 3 above.

9.	Stockholders Equity

Preferred Stock

In April 2007, the Company entered into a Rights Agreement (the “Rights Agreement”) between the Company and American Stock Transfer & Trust Company, as Rights Agent. In connection with the adoption of the Rights Agreement, the Board of Directors of the Company declared a dividend distribution of one right

AVALON PHARMACEUTICALS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

(“Right”) for each outstanding share of common stock, par value $0.01 per share of the Company, payable to stockholders of record on May 10, 2007. Each Right, when exercisable, entitles the registered holder to purchase from the Company one one-thousandth of one share of Series C Junior Participating Preferred Stock at a price of $60.00 per one one-thousandth share, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

Initially, the Rights will be attached to all certificates representing shares of common stock then outstanding, and no separate certificates evidencing the Rights will be distributed. The Rights will separate from the common stock and a distribution of Rights Certificates will occur upon the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding shares of common stock or (ii) 10 business days following the commencement of, or the first public announcement of the intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person of 20% or more of the outstanding shares of common stock. (the earlier of such dates being called the “Distribution Date”).

Until the Distribution Date, (i) the Rights will be evidenced by the common stock certificates, and will be transferred with and only with the common stock certificates, (ii) new common stock certificates issued after May 10, 2007 upon transfer or new issuance of the common stock will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the Rights associated with the common stock represented by such certificate.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on May 10, 2017, unless such date is extended, the Rights Agreement is terminated, or the Rights are earlier redeemed or exchanged by the Company as described below. The Rights will not be exercisable by a holder in any jurisdiction where the requisite qualification to the issuance to such holder, or the exercise by such holder, of the Rights has not been obtained or is not obtainable.

As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will evidence the Rights. Except as otherwise determined by the Board of Directors of the Company, only shares of common stock issued prior to the Distribution Date will be issued with Rights.

In the event that a person becomes the beneficial owner of 20% or more of the then outstanding shares of common stock, except pursuant to an offer for all outstanding shares of common stock which the Directors determine to be fair to and otherwise in the best interests of the Company and its stockholders, each holder of a Right will have the right to exercise the Right by purchasing, for an amount equal to the Purchase Price, common stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times such amount. Notwithstanding any of the foregoing, following the occurrence of the events set forth in this paragraph, all Rights that are beneficially owned by any acquiring person will be null and void.

In connection with the Company’s proposed merger with Clinical Data, the Company and American Stock Transfer & Trust Company entered into Amendment No. 1 to the Rights Agreement for the purpose of amending the Rights Agreement to render it inapplicable to the Merger, the transactions contemplated by the Merger Agreement, and the private placement described in Note 3.

AVALON PHARMACEUTICALS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

10.	Related Party Transactions

The Company paid one member of the board of directors consulting fees totaling $41,000 for the nine months ended September 30, 2008.

11.	Income Taxes

For the nine month periods ended September 30, 2008, and 2007, there is no current provision for income taxes and the deferred tax benefit has been entirely offset by valuation allowances. The difference between the amounts of income tax benefit that would result from applying domestic federal statutory income tax rates to the net loss and the net deferred tax assets is related to certain nondeductible expenses, state income taxes, and the change in the valuation allowance.

ANNEX G

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of October 27, 2008, among Avalon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Clinical Data, Inc., a Delaware corporation (including its successors and assigns, the “Purchaser”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder, including Regulation D and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments to be made hereunder, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Definitions.  In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as the Purchaser will be deemed to be an Affiliate of the Purchaser.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1.

“Closing Date” means the Trading Day when all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchaser’s obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Securities have been satisfied or waived.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.01 per share, and any other class of securities into which such securities may hereafter have been reclassified or changed into.

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Hogan & Hartson L.L.P.

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Effective Date” means the date that the initial Registration Statement filed by the Company pursuant to the Registration Rights Agreement is first declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(l).

“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.1(b).

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Per Share Purchase Price” means $0.07.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.7.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the date hereof, among the Company and the Purchaser, in the form of Exhibit A attached hereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Purchaser of the Shares and the Warrant Shares.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities” means the Shares, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” shall have the meaning ascribed to such term in Section 2.1.

“Short Sales” shall include all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act.

“Subscription Amount” means the aggregate amount to be paid by the Purchaser for Shares and Warrants purchased hereunder by the Purchaser denominated in United States Dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a).

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any securities exchange or quotation system on which the Common Stock is listed or quoted for trade.

“Transaction Documents” means this Agreement, the Warrants and the Registration Rights Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Warrants” means collectively the Common Stock purchase warrants, in the form of Exhibit C delivered to the Purchaser at the Closing in accordance with Section 2.2(a) hereof, which Warrants shall be exercisable immediately and have a term of exercise equal to five (5) years.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants, which shall initially equal fifty percent (50%) of the number of shares of Common Stock purchased hereunder, subject to adjustment as set forth in the Warrants.

ARTICLE II

PURCHASE AND SALE

Section 2.1  Closing.  On the Closing Date, upon the terms and subject to the conditions set forth herein, concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Purchaser agrees to purchase 3,390,547 shares of Common Stock (the ‘‘Shares”) at the Per Share Purchase Price for an aggregate purchase price of $237,338.29 (the “Aggregate Purchase Price”). In no event shall the number of Shares purchased exceed 19.90% of the Company’s outstanding shares of Common Stock on the Closing Date (calculated prior to the issuance of the Shares). Upon the terms and subject to the conditions set forth herein, the Purchaser shall be issued Warrants to purchase 1,695,273 shares of Common Stock. The Warrants shall have an exercise price equal to $0.86 per share (calculated prior to the issuance of the Shares). The Purchaser shall deliver to the Company via wire transfer immediately available funds equal to its Subscription Amount and the Company shall deliver to the Purchaser its Shares and Warrants as determined pursuant to Section 2.2(a) and the other items set forth in Section 2.2 deliverable at the Closing. Upon satisfaction of the conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at the offices of the Company Counsel, or such other location as the parties shall mutually agree.

Section 2.2  Deliveries.

(a) On the Closing Date, the Company shall deliver or cause to be delivered to the Purchaser the following:

(i) this Agreement duly executed by the Company;

(ii) a legal opinion of Company Counsel, in the form of Exhibit B attached hereto;

(iii) a copy of the irrevocable instructions to the Company’s transfer agent instructing the transfer agent to deliver, on an expedited basis, a certificate evidencing the Shares, registered in the name of the Purchaser;

(iv) a Warrant registered in the name of the Purchaser to purchase up to the number of Warrant Shares; and

(v) the Registration Rights Agreement duly executed by the Company.

(b) On the Closing Date, the Purchaser shall deliver or cause to be delivered to the Company the following:

(i) this Agreement duly executed by the Purchaser;

(ii) the Purchaser’s Subscription Amount by wire transfer to the account as specified in writing by the Company; and

(iii) the Registration Rights Agreement duly executed by the Purchaser.

Section 2.3  Closing Conditions.

(a) The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met or waived:

(i) the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Purchaser contained herein;

(ii) all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the Closing Date shall have been performed; and

(iii) the delivery by the Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(b) The obligations of the Purchaser hereunder in connection with the Closing are subject to the following conditions being met or waived:

(i) the accuracy in all material respects on the Closing Date of the representations and warranties of the Company contained herein;

(ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed; and

(iii) the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1  Representations and Warranties of the Company.  Except as disclosed in the SEC Reports or set forth under the corresponding section of the disclosure schedules delivered to the Purchaser concurrently herewith (the ‘‘Disclosure Schedules”) which Disclosure Schedules shall be deemed a part hereof, the Company hereby makes the representations and warranties set forth below to the Purchaser:

(a) Subsidiaries.  All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1(a). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, nonassessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b) Organization and Qualification.  The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized and validly existing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith other than in connection with the Required Approvals. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d) No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company, the issuance and sale of the Shares and the consummation by the Company of the other transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) filings required pursuant to Section 4.4 of this Agreement, (ii) the filing with the Commission of the Registration Statement or any other registration provisions provided in the Registration Rights Agreement, (iii) application(s) to each applicable Trading Market for the listing of the Shares and Warrant Shares for trading thereon in the time and manner required thereby, and (iv) the filing of Form D with the Commission and such other filings, consents and approvals which may be required to be made under applicable state and federal securities laws, rules or regulations (collectively, the “Required Approvals”).

(f) Issuance of the Securities.  The Securities are duly authorized and, when issued and paid for in accordance with the terms of the applicable Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Company has reserved from its duly authorized capital stock the number of shares of Common Stock issuable pursuant to the Warrants.

(g) Capitalization.  The capitalization of the Company is as set forth in the SEC Reports. Except as disclosed on Schedule 3.1(g), the Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans and pursuant to the conversion or exercise of outstanding Common Stock Equivalents. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as disclosed on Schedule 3.1(g) and except as a result of the purchase and sale of the Securities, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchaser) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors of the Company or others is required for the issuance and sale of the Securities. Except as disclosed on Schedule 3.1(g), there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h) SEC Reports; Financial Statements.  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i) Material Changes.  Since June 30, 2008, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information.

(j) Litigation.  There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. To the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company, nor any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k) Title to Assets.  The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases.

(l) Patents and Trademarks.  The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights necessary or material for use in connection with their respective businesses as described in the SEC Reports (collectively, the ‘‘Intellectual Property Rights”). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

(m) Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. To the knowledge of the Company, such insurance contracts and policies are accurate and complete. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(n) Transactions With Affiliates and Employees.  Except as set forth in the SEC Reports, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company, is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company.

(o) Sarbanes-Oxley.  The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date.

(p) Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.

(q) Private Placement.  Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchaser as contemplated hereby. Other than for compliance with any advance listing notification requirement of the Trading Market for listing of the Securities, the issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market.

(r) Investment Company.  The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

(s) Listing and Maintenance Requirements.  The Company’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(t) Disclosure.  The Company acknowledges and agrees that the Purchaser does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(u) No Integrated Offering.  Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2, to the knowledge of the Company, neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act which would prevent the Company from selling the Securities pursuant to Regulation D and Rule 506 thereof under the Securities Act, or any applicable stockholder approval provisions under the rules and regulations of any Trading Market.

(v) Form S-3 Eligibility.  The Company meets the “registrant eligibility” requirements set forth in the general instructions to Form S-3 promulgated under the Securities Act applicable to “resale” registration on Form S-3.

(w) Tax Status.  The Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary.

(x) Foreign Corrupt Practices.  Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(y) Acknowledgment Regarding Purchaser’s Purchase of Securities.  The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Purchaser or any of its respective representatives or agents in connection with this Agreement and the transactions contemplated hereby are merely incidental to the Purchaser’s purchase of the Securities. The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(z) Manipulation of Price.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities (other than for any placement agent’s placement of the Securities), or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

Section 3.2  Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a) Organization; Authority.  The Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of the Purchaser and no further consent or authorization of the Purchaser or its board of directors, stockholders, or partners, as the case may be, is required. Each Transaction Document to which it is a party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Own Account.  The Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no arrangement or understanding with any other persons regarding the distribution of such Securities (this representation and warranty not limiting the Purchaser’s right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law. The Purchaser is acquiring the Securities hereunder in the ordinary course of its business. The Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(c) Purchaser Status.  At the time the Purchaser was offered the Securities, it was, and at the date hereof it is, and on each date on which it exercises any Warrants, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. The Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(d) Experience of The Purchaser.  The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e) General Solicitation.  The Purchaser acknowledges that the Securities were not offered to the Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which Purchaser was invited by any of the foregoing means of communication, or any other general solicitation or general advertisement.

(f) Short Sales and Confidentiality Prior To The Date Hereof.  Other than the transaction contemplated hereunder, the Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser, executed any disposition, including Short Sales (but not including the location and/or reservation of borrowable shares of Common Stock), in the securities of the Company during the period commencing from the time that the Purchaser first received a term sheet from the Company or any other Person setting forth the material terms of the transactions contemplated hereunder until the date hereof (“Discussion Time”). Other than to other Persons party to this Agreement, the Purchaser has maintained the confidentiality of all disclosures made to it by the Company or its agents and advisors in connection with this transaction (including the existence and terms of this transaction).

(g) Rule 144.  The Purchaser understands that the Securities must be held indefinitely unless such Shares are registered under the Securities Act or an exemption from registration is available. The Purchaser acknowledges that such person is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that the Purchaser has been advised that Rule 144 permits resales only under certain circumstances. The Purchaser understands that to the extent that Rule 144 is not available, the Purchaser will be unable to sell any Securities without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(h) Certain Fees.  The Purchaser has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Transaction Documents.

ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

Section 4.1  Transfer Restrictions.

(a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an affiliate of a Purchaser, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, as a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement.

(b) The Purchaser agrees to the imprinting, so long as is required by this Section 4.1(b), of a legend on any of the Securities in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT.

(c) Certificates evidencing the Shares and Warrant Shares shall not contain the legend set forth in Section 4.1(b), (i) if such Shares or Warrant Shares are eligible for sale under Rule 144 without restriction as to volume, or (ii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). Subject to compliance with the preceding sentence, the Company shall use reasonable efforts to cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the Effective Date if required by the Company’s transfer agent to effect the removal of the legend hereunder. The Company agrees that at such time as such legend is no longer required under this Section 4.1(c), it will, no later than five (5) Trading Days following the delivery by a Purchaser to the Company or the Company’s transfer agent of a certificate representing Shares or Warrant Shares, as the case may be, issued with a restrictive legend, accompanied by detailed written instructions and appropriate and customary representations (such fifth Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to the Company’s transfer agent irrevocable instructions instructing the transfer agent to deliver, on an expedited basis, a certificate representing such shares that is free from such restrictive legends.

(d) The Purchaser will offer and sell any and all Securities pursuant to all applicable federal and state securities laws, including pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance on the Purchaser’s representation contained herein and on the Purchaser’s broker’s representation provided to the Company pursuant to Section 4.1(c) hereof.

Section 4.2  Furnishing of Information.  As long as the Purchaser owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as the Purchaser owns Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Purchaser and make publicly available in accordance with Rule 144(c) such information as is required for the Purchaser to sell the Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

Section 4.3  Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be aggregated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchaser or that would be with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

Section 4.4  Securities Laws Disclosure; Publicity.  The Company shall issue a press release promptly after the Closing describing all material terms of the transaction contemplated by this Agreement, and file a Current Report on Form 8-K within the time period required by the Commission disclosing the transactions contemplated hereby as required by such form. The Company and the Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor the Purchaser shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Purchaser, or without the prior consent of the Purchaser, with respect to any press release of the Company, which consent of either party shall not unreasonably be withheld, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Purchaser, or include the name of the Purchaser in any filing with the Commission, with any regulatory agency or with the Trading Market, without the prior written consent of the Purchaser, except (i) as required by federal securities law in connection with Form D to be filed with the Commission or the registration statement contemplated by the

Registration Rights Agreement and (ii) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchaser with prior notice of such disclosure permitted under subclause (i) or (ii).

Section 4.5  Use of Proceeds.  Except as set forth on Schedule 4.5 attached hereto, the Company shall use the net proceeds from the sale of the Securities hereunder for working capital and general corporate purposes.

Section 4.6  Indemnification.  Subject to the provisions of this Section 4.6, the Company will indemnify and hold the Purchaser and its directors, officers, shareholders, members, partners, employees and agents (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any the Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents, or (b) any action instituted against the Purchaser, or its Affiliates, by any stockholder of the Company who is not an Affiliate of the Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of the Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings the Purchaser may have with any such stockholder or any violations by the Purchaser of state or federal securities laws or any conduct by the Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance); provided, however, that (except as otherwise set forth in the Registration Rights Agreement) the total liability of the Company to all Purchaser Parties under clause (b) above shall not exceed the Aggregate Purchase Price. If any action shall be brought against the Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, the Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing. The Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of the Purchaser Party. The Company will not be liable to the Purchaser Party under this Agreement (i) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to the Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by the Purchaser in this Agreement or in the other Transaction Documents.

Section 4.7  Reservation of Common Stock.  As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Shares pursuant to this Agreement and Warrant Shares pursuant to any exercise of the Warrants.

Section 4.8  Listing of Common Stock.  The Company hereby agrees to use reasonable best efforts to maintain the listing of the Common Stock on the Nasdaq Global Market, and as soon as reasonably practicable following the Closing (but not later than the earlier of the Effective Date and the first anniversary of the Closing Date), to list all of the Shares and Warrant Shares on the Nasdaq Global Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other stock exchange or trading market, it will include in such application all of the Shares and Warrant Shares, and will use its reasonable best efforts to cause all of the Shares and Warrant Shares to be listed on such other stock exchange or trading market as promptly as possible. The Company will use its reasonable best efforts to continue the listing and trading of its Common Stock on the Nasdaq Global Market and to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of any Trading Market.

Section 4.9  Confidentiality After The Date Hereof.  The Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in the first sentence of Section 4.4, the Purchaser will maintain the confidentiality of all disclosures made to it by the Company or its agents and advisors in connection with this transaction (including the existence and terms of this transaction).

ARTICLE V

MISCELLANEOUS

Section 5.1  Expenses.  The Company shall pay all fees and expenses it incurs in connection with satisfying its obligations under this Agreement. The Company shall also reimburse the Purchaser for the Purchaser’s reasonable out-of-pocket expenses, including, without limitation, fees of one (1) legal counsel, incurred by it in connection with the consummation of the transactions contemplated by this Agreement and for which the Purchaser submits invoices to the Company within thirty (30) days of the Closing Date up to a maximum of $15,000. To be eligible for reimbursement, an invoice must be accompanied by an itemized list and reasonable documentation of all such expenses.

Section 5.2  Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

Section 5.3  Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (Eastern Standard Time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (Eastern Standard Time) on any Trading Day, (c) the 2nd Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

Section 5.4  Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Purchaser. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 5.5  Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 5.6  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser. The Purchaser may assign any or all of its rights under this Agreement to any Person to whom the Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Purchaser”.

Section 5.7  No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.6.

Section 5.8  Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 5.9  Survival.  The representations and warranties contained herein shall survive the Closing and the delivery of the Shares and Warrant Shares.

Section 5.10  Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

Section 5.11  Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

Section 5.12  Replacement of Securities.  If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

Section 5.13  Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

Section 5.14  Reserved.

Section 5.15  Liquidated Damages.  The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

Section 5.16  Construction.  The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

AVALON PHARMACEUTICALS, INC.		Address for Notice:

By:	/s/ Kenneth C. Carter	20358 Seneca Meadows Parkway
Name:	Kenneth C. Carter	Germantown Maryland 20876
Title:	President and Chief Executive Officer	Phone (301) 556-9900
Fax (301) 556-9910
With a copy to (which shall not constitute notice):
Hogan & Hartson L.L.P. 111 South Calvert Street Suite 1600 Baltimore, MD 21202 Attention: Michael J. Silver Facsimile: (410) 539-6981

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CLINICAL DATA, INC.		TIN and Address for Notice:

By:	/s/ Caesar J. Belbel	One Gateway Center, Suite 702
Name:	Caesar J. Belbel	Newton, MA 02458
Title:	Executive Vice President, Chief Legal Officer and Secretary.	Fax: (617) 527-9933 TIN:

Annex A

CLOSING STATEMENT

Pursuant to the attached Securities Purchase Agreement, dated as of the date hereto, the purchaser shall purchase $237,338.29 of Common Stock at the Per Share Purchase Price and Warrants at $0.86 per share from Avalon Pharmaceuticals, Inc., a Delaware corporation (the “Company”). All funds will be wired into an account maintained by the Company. All funds will be disbursed in accordance with this Closing Statement.

Disbursement Date: October 27, 2008

I.	PURCHASE PRICE

Gross Proceeds to be Received	$237,338.29

II.	DISBURSEMENTS

Total Amount Disbursed:	$237,338.29

ANNEX H

AVALONRX® LICENSE AGREEMENT

This AvalonRx® License Agreement (“Agreement”) is made as of October 27, 2008 (the “Effective Date”) by and between Avalon Pharmaceuticals, inc., a Delaware corporation (“AVRX”), having an office at 20358 Seneca Meadows Parkway, Germantown, Maryland 20876, and Clinical Data, Inc., a Delaware corporation (“CLDA”), having an office at One Gateway Center, Suite 702, Newton, Massachusetts 02458. AVRX and CLDA may each be referred to herein individually as a “Party” and collectively as the “Parties.”

Witnesseth:

Whereas, AVRX has developed AvalonRx®, a proprietary platform that uses polymerase chain reaction (PCR), microarray technology, robotics and bioinformatics to enable fast, fully-automated, large-scale analysis of gene expression and its application to the discovery and development of drugs (“AvalonRx”);

Whereas, CLDA is a company engaged in the development and commercialization of targeted therapeutics and predictive tests from a portfolio of proprietary biomarkers;

Whereas, AVRX and CLDA wish to enter into this Agreement to provide CLDA with perpetual, irrevocable, and exclusive access to AvalonRx and AvalonRx Technology (defined below), as more fully described herein; and

Whereas, CLDA will be entitled to retain all results it generates from use of AvalonRx, subject to the terms and conditions of this Agreement.

Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained herein, AVRX and CLDA agree as follows:

1.	Definitions

The following capitalized terms shall have the meanings indicated for purposes of this Agreement:

1.1 “Affiliate” shall mean any corporation, association or other entity that directly or indirectly controls, is controlled by or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” shall mean having the power to direct or cause the direction of the management and policies of an entity, whether through direct or indirect beneficial ownership of more than 50% of the voting or income interest in such corporation or other business entity. Notwithstanding the foregoing, for purposes of this Agreement, the term “Affiliate” shall not include subsidiaries in which a Party or its Affiliates owns a majority of the ordinary voting power to elect a majority of the board of directors but is restricted from electing such majority by contract or otherwise, until such time such restrictions are no longer in effect.

1.2 “AvalonRx Technology” shall mean: (a) all discoveries, inventions, information, data, know-how, and trade secrets (whether or not patentable) that are owned or in-licensed by AVRX as of the Effective Date or thereafter and are used or useful with or necessary to operate AvalonRx, including without limitation (i) used or useful with or necessary for use of any and all methods and devices comprising AvalonRx, (ii) used or useful with or necessary for use of any hardware related to the “High-throughput Integrated Transcriptional Screen” system; (iii) used or useful with or necessary for use of any hardware related to the “Rapid Assessment of Compound Efficacy, Transcriptional Change and Kinetics” system; and (iv) used or useful with or necessary for use of any hardware related to the “Transcriptional Structure-Activity-Relationship” system, and (b) all data and information owned or in-licensed by AVRX as of the Effective Date or thereafter and generated by or through the use of AvalonRx or any other AvalonRx Technology, except data and information as to which a Third Party has exclusive rights under an agreement of Schedule A (as such agreement exists on the Effective Date) and/or data and information with respect to the Excluded Field that has no reasonable relevance outside the Excluded Field, and (c) the Licensed Software system, and (d) any AVRX Improvements; and (e) all Patent Rights or other intellectual property rights owned or in-licensed by AVRX as of the Effective

Date or thereafter, to the extent they cover any of the foregoing. Notwithstanding the foregoing, any discoveries, inventions, information, data, know-how, trade secrets, Patent Rights, or other intellectual property that is licensed to AVRX by a Third Party (“In-Licensed IP”) shall be excluded from AvalonRx Technology if (A) the applicable license agreement granting AVRX rights in such In-Licensed IP imposes sublicensee obligations that are not included in this Agreement, and (B) AVRX notifies CLDA in writing of such obligations (which notification shall specifically reference this Section 1.2), and (C) CLDA does not agree to be bound by such obligations within thirty (30) days after CLDA receives such written notification.

1.3 “AVRX Improvements” has the meaning set forth in Section 2.3.

1.4 “CLDA Improvements” has the meaning set forth in Section 2.4.

1.5 “CLDA Results” shall mean any results, data or other information related to and/or generated by or for CLDA or its Affiliates after the Effective Date through the use of AvalonRx and AvalonRx Technology, including, but not limited to biomarker signatures, small molecule library content, gene expression data and information (whether or not in the form of a database), pathway data and information, compound profiles, analog synthesis data and information, disease models and quantitative data and information.

1.6 “Control” shall mean possession of the ability to grant the licenses or sublicenses or to make the assignments as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.7 “Effective Date” shall mean the date of this Agreement first written above.

1.8 “Excluded Field” has the meaning set forth in Section 3.3(a).

1.9 “Improvement” shall mean any enhancement or improvement (whether or not patentable) to AvalonRx and/or the AvalonRx Technology that is made by either Party or both Parties using AvalonRx or the Licensed Software.

1.10 “Licensed Software” shall mean all software used or useful with AvalonRx or necessary to operate AvalonRx Technology, including, but not limited to, the High-throughput Integrated Transcriptional Screen (HITS), all compound profiling toolkits, all software required to operate the Rapid Assessment of Compound Efficacy, Transcriptional Change and Kinetics (RACETraCK) system, any software necessary to conduct Transcriptional structure-activity-relationships system (TSAR), to the extent that such software is Controlled by AVRX as of the Effective Date.

1.11 “Patent Rights” shall mean all rights associated with all United States and foreign patents (including all reissues, extensions, confirmations, registrations, re-examinations, and inventor’s certificates) and patent applications (including, without limitation, all substitutions, continuations, continuations-in-part and divisionals thereof).

1.12 “Territory” shall mean all countries in the world.

1.13 “Third Party” shall mean any party other than CLDA, AVRX or their respective Affiliates.

2.	Development; Commercialization; Intellectual Property Rights

2.1  Development and Commercialization.  Following the Effective Date, subject to AVRX’s retained rights under Section 3.3(a) and the excluded rights under Section 3.3(b), CLDA shall have full control, authority, and discretion over the research, development, and commercialization of the AvalonRx and the AvalonRx Technology licensed to CLDA under this Agreement.

2.2  Ownership of CLDA Results.  CLDA shall solely own all CLDA Results. CLDA shall have no obligation to disclose to AVRX any CLDA Results or to provide AVRX with notice of CLDA’s intent to file patent applications thereon.

2.3  AVRX Improvements.  Subject to the licenses granted herein, AVRX shall own all rights to the AvalonRx Technology and Improvements thereto conceived or made by AVRX employees pursuant to the excluded rights and AVRX’s retained rights set forth in Section 3.3 (“AVRX Improvements”). AVRX shall be responsible, in its sole discretion and at its sole cost, for the filing, prosecution and maintenance of Patent Rights, copyrights and other proprietary rights claiming or directed to AvalonRx Technology and AVRX Improvements thereto.

2.4  CLDA Improvements.  To the extent that any Improvements to the AvalonRx Technology are made by employees or agents of CLDA (“CLDA Improvements”), CLDA shall own all right, title and interest in and to such CLDA Improvements. CLDA shall be responsible, in its sole discretion and at its sole cost, for the filing, prosecution and maintenance of Patent Rights, copyrights and other proprietary rights claiming or directed to CLDA Improvements.

3.	Licenses; Technology Transfer

3.1  AvalonRx License to CLDA.  Subject to the terms and conditions of this Agreement, including, without limitation, payment under Section 4.1, and subject to the rights retained by AVRX under Section 3.3(a) and the excluded rights under Section 3.3(b) AVRX hereby grants to CLDA a royalty-free, fully-paid, worldwide, perpetual, irrevocable, sublicensable, exclusive (even as to AVRX) license, under the AvalonRx Technology, to use and exploit AvalonRx and the AvalonRx Technology for any and all purposes. The licenses granted herein under In-Licensed IP (as defined in Section 1.2) are limited to the rights and licenses that are granted to AVRX and that can be granted by AVRX to CLDA pursuant to the terms of such in-licenses.

3.2  Sublicensing by CLDA.  CLDA shall have the right to grant sublicenses through multiple tiers under any or all of the rights provided in Section 3.1 to its Affiliates and to Third Parties, and CLDA shall not be required to obtain AVRX’s consent to any such sublicenses. Each such sublicense shall be consistent with the terms of this Agreement.

3.3  Retained and Excluded Rights.  (a) Notwithstanding the exclusive license granted in Section 3.1, AVRX retains the non-exclusive, non-sublicensable right under the AvalonRx Technology to use and exploit AvalonRx and the AvalonRx Technology for the sole purpose of (a) performing its obligations under the agreements listed in Schedule A (as such agreements exist on the Effective Date) and (b) continuing development of AVN 944 and its existing development programs directed against the following targets (without any material change in focus or direction): beta-catenin, PLK3, myc, and survivin (the “Excluded Field”).

(b) The Parties acknowledge and agree that AVRX has may have granted or may be obligated to grant a license to one or more Third Parties under the AvalonRx Technology pursuant to the agreements listed in Schedule A (as such agreements exist on the Effective Date) (collectively, “Existing Third Party Licenses”). Nothing in Section 3.1 is intended to limit or otherwise modify such Existing Third Party Licenses or to grant a license to CLDA that is inconsistent with the licenses granted or that AVRX is obligated to grant under such Existing Third Party Licenses, and the rights under the AvalonRx Technology granted to CLDA under Section 3.1 shall be construed in such a manner so as to preserve the scope and validity of such Existing Third Party Licenses.

3.4  Third Party Licenses.  AVRX shall be solely responsible for all costs and expenses of any licenses between a Third Party and AVRX or its Affiliates related to the AvalonRx Technology, whether such licenses exist on the Effective Date or AVRX or its Affiliates enter into such licenses after the Effective Date.

3.5  Technology Transfer.  AVRX shall cooperate with CLDA and shall in a timely manner provide access and provide to CLDA or any CLDA Affiliate designated by CLDA any AvalonRx Technology licensed to CLDA that is reasonably requested by CLDA, to the extent such AvalonRx Technology is not already in CLDA’s possession. All costs and expenses of any such cooperation and transfer by AVRX shall be borne by AVRX. During the term of this Agreement, at no additional cost to CLDA, AVRX shall provide CLDA with reasonable access by teleconference or in person at AVRX’s facilities (subject to AVRX’s customary rules and restrictions with respect to site visits by non-AVRX personnel) to AVRX personnel having pertinent knowledge for consulting advice with respect to AvalonRx and the AvalonRx Technology.

4.	Payments

4.1  AvalonRx Access Fee.  In consideration of the licenses granted to CLDA pursuant to Section 3.1, CLDA shall pay to AVRX a one-time access fee of One Million U.S. Dollars (US$1,000,000) simultaneously with the execution hereof.

4.2  Method of Payment.  All payments to be made under this Agreement to AVRX shall be made in United States dollars in the United States to a bank account designated by AVRX by wire transfer pursuant to the instructions set forth on Schedule B.

5.	Patents

5.1  Patent Prosecution.

(a) AVRX shall be responsible for, at its sole expense, the prosecution and maintenance of all Patent Rights included in the AvalonRx Technology (the “Licensed Patents”). AVRX shall deliver to CLDA copies of all documents materially related to such prosecution or maintenance within a reasonable period of time after such documents are prepared by or received by AVRX, and in any event a reasonable amount of time before any such document is filed with or submitted to the applicable patent office or agency by AVRX. AVRX shall consult with CLDA regarding the prosecution of any patent applications in the Licensed Patents relating to the Territory, and shall incorporate any and all reasonable comments or suggestions made by CLDA with respect to such prosecution.

(b) If, at any time during the term of this Agreement, AVRX no longer wishes to file, prosecute, or maintain any Patent Rights in the Licensed Patents in the Territory, it shall notify CLDA in writing of such decision. AVRX shall provide such notice at least ninety (90) days prior to abandonment or lapse of such Patent Rights, to the extent practicable in light of the timing of any notice relating to such patent or patent application. Thereafter, AVRX shall, if requested in writing by CLDA, assign its ownership interest in such patent or patent application in such applicable country or jurisdiction to CLDA for no additional consideration. Upon such assignment, CLDA shall assume the sole and exclusive responsibility, at its discretion, for the filing, prosecution, and/or maintenance (as the case may be) of such patent or patent application solely at its own expense.

5.2  Infringement by Third Parties.

(a)  Notice.  If either Party becomes aware of any actual or threatened infringement of a Licensed Patent in the Territory, such Party shall promptly notify the other Party in writing (the “Notice”) and the Parties shall confer in good faith regarding the most appropriate action to take with respect to such infringement. Both Parties shall use their reasonable efforts in cooperating with each other to terminate such infringement without litigation.

(b)  Enforcement.  Unless the Parties otherwise agree, CLDA shall have the first right, but not the obligation, to take appropriate action in its own name and under its sole control against activities allegedly infringing any Patent Right in the Licensed Patents, to the extent such activities fall within the scope of CLDA’s license in Section 3.1 (an “Infringing Activity”). If CLDA does not take any action against an Infringing Activity within one hundred eighty (180) days after delivery of the Notice, then AVRX may, upon thirty (30) days’ notice to CLDA and provided that CLDA has not provided a commercially reasonable rationale for not taking any action as to such an Infringing Activity, take appropriate action against such an Infringing Activity in its own name and under its sole control.

(c)  Cooperation; Settlement.  Regardless of which Party brings the action (the “Initiating Party”), the other Party (the “Non-Initiating Party”) hereby agrees to cooperate reasonably in any such effort, all at the Initiating Party’s expense, and the Parties shall reasonably cooperate to address new facts or circumstances that come to light during the course of any action relating to the Licensed Patents which may affect the need for one Party or the other to participate in such action. The Non-Initiating Party agrees to be joined as a party plaintiff, at the Initiating Party’s expense, in any such action if needed for the Initiating Party to bring or continue an infringement action hereunder. The Non-Initiating Party shall, at its own expense and with its own counsel, have the right to participate in any action brought by the Initiating Party. Neither Party may settle any action brought under this Section 5.2, or take any other action in the course thereof, that adversely affects the other Party’s interest in the Licensed Patents, without the written consent of such other Party, such consent not to be unreasonably withheld.

(d)  Costs; Allocation of Recovery.  The costs and expenses of conducting any infringement suit brought under this Section 5.2 shall be borne solely by the Initiating Party, unless there is a separate written agreement to share costs between the Parties. Except as otherwise agreed to in writing by the Parties, any recovery realized by a Party as a result of a litigation or other action taken under this Section 5.2 with respect to any actual or threatened infringement of a Licensed Patent will first be applied to reimburse the Initiating Party for any actual litigation costs and expenses borne by the Initiating Party and not otherwise reimbursed, and any amounts remaining after such reimbursement (a “Net Recovery”) will be allocated between the Parties as follows: (i) if the CLDA is the Initiating Party, CLDA will receive ninety percent (90%) of the Net Recovery, and CLDA will receive ten percent (10%) of the Net Recovery; and (ii) if AVRX is the Initiating Party, AVRX will receive sixty percent (60%) of the Net Recovery, and CLDA will receive forty percent (40%) of the Net Recovery.

5.3  Infringement of Third Party Rights.

(a)  Joint Conference.  In the event that a product, service, or activity of a Party that incorporates AvalonRx or the AvalonRx Technology becomes the subject of a third party claim of patent infringement or infringement or misappropriation of any other proprietary right, anywhere in the world (a “Third Party Claim”), and without regard to which Party is charged with said Third Party Claim, and the venue thereof, the Parties shall promptly confer to discuss the Third Party Claim and decide on a course of action.

(b)  Separate Defense.  Unless the Parties otherwise agree, CLDA shall have the exclusive right, at its sole expense, to defend any Third Party Claim that may be brought against CLDA and shall have the sole right and authority to settle any such Third Party Claim; provided, however, that CLDA shall not enter into any settlement that materially adversely affects AVRX’s rights or interests without AVRX’s written consent, such consent not to be unreasonably withheld. Unless the Parties otherwise agree, AVRX shall have the exclusive right, at its sole expense, to defend any Third Party Claim that may be brought against AVRX and shall have the sole right and authority to settle any such Third Party Claim; provided, however, that AVRX shall not enter into any settlement that adversely affects CLDA’s rights or interests without CLDA’s written consent, such consent not to be unreasonably withheld. Nothing is this Section 5.3 shall be interpreted to limit the scope of any representations set forth in Article 7 or any indemnification obligations set forth in Article 8.

6.	Confidentiality

6.1  Confidential Information.  Except as specifically permitted hereunder, each Party hereby agrees to hold in confidence and not use on behalf of itself or others all technology, data, samples, technical and economic information (including the economic terms hereof), commercialization, clinical and research strategies, know-how and trade secrets provided by the other Party (the “Disclosing Party”) from and after the Effective Date and all data, results and information developed pursuant to this Agreement that are solely owned by the Disclosing Party or jointly owned by the Parties (collectively the “Confidential Information”), except that the term “Confidential Information” shall not include:

(a) information that is or becomes part of the public domain other than through a breach of this Agreement by the non-Disclosing Party or its Affiliates;

(b) information that is obtained after the Effective Date hereof by the non-Disclosing Party or one of its Affiliates from any Third Party which is lawfully in possession of such Confidential Information and not in violation of any contractual or legal obligation to the Disclosing Party with respect to such Confidential Information;

(c) information that was already known to the non-Disclosing Party or one or more of its Affiliates prior to disclosure by the Disclosing Party, as evidenced by the non-Disclosing Party’s written records; or

(d) information that has been independently developed by the non-Disclosing Party without the aid or use of Confidential Information as shown by competent written evidence.

(e) The obligations of this Section 6.2 shall survive the expiration or termination of this Agreement for a period of five (5) years.

Notwithstanding the foregoing, the AvalonRx Technology shall be deemed to be the Confidential Information of both parties.

6.2  Permitted Disclosures.  Confidential Information of the Disclosing Party may be disclosed to employees, agents, consultants or sublicensees of the non-Disclosing Party or its Affiliates, but only to the extent required to accomplish the purposes of this Agreement and only if the non-Disclosing Party obtains prior agreement from the non-Disclosing Party’s and its Affiliates’ employees, agents, consultants and sublicensees to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be precluded if such disclosure: (a) is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; or (b) is required by law or regulation; provided, however, that the non-Disclosing Party shall first have given reasonable prior notice to the Disclosing Party and shall have made a reasonable effort to obtain a protective order, or to cooperate with the Disclosing Party’s efforts, as applicable, to obtain a protective order limiting the extent of such disclosure and requiring that the Confidential Information so disclosed be used only for the purposes for which such order was issued or as required by such law or regulation. Each Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such employees, agents, consultants and sublicensees do not disclose or make any unauthorized use of the Confidential Information. Notwithstanding any other provision of this Agreement, each Party may disclose the terms of this Agreement to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party or in connection with a sale of its assets, a merger, consolidation or similar transaction or in connection with a liquidation, either (i) upon the written consent of the other Party or (ii) if the disclosing Party obtains a signed confidentiality agreement with such financial institution with respect to such information, upon terms substantially similar to those contained in this Article 6.

6.3  Publicity.  The Parties agree that a press release announcing the matters covered by this Agreement may be prepared in advance and shall be subject to the mutual approval of the Parties, which approval shall not unreasonably be withheld; provided, however, that either Party may (i) publicize the existence and general subject matter of this Agreement consistent with previous press releases and statements without the other Party’s approval and (ii) disclose the terms of this Agreement only to the extent required to comply with applicable securities laws.

6.4  Disclosure by AVRX.  Notwithstanding anything else herein to the contrary, AVRX shall have the right to use AvalonRx Technology and to disclose AvalonRx Technology to a Third Party in each case, in the Excluded Field and/or pursuant to the agreements listed in Schedule A (as such agreements exist on the Effective Date).

7.	Representations and Warranties; Limitations

7.1  Mutual Representations and Warranties.

(a)  Legal Authority.  As of the Effective Date, each Party represents and warrants to the other that (i) it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation; (ii) it has the legal power, authority and right to enter into this Agreement and to perform its respective obligations set forth herein; and (iii) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate officials and do not require any shareholder action or other approval.

(b)  Valid Licenses.  As of the Effective Date, each Party represents and warrants to the other Party that it has authority to grant the rights and licenses set forth in this Agreement.

(c)  No Conflicts.  As of the Effective Date, each Party represents and warrants that as of the Effective Date of this Agreement it is not a Party to any agreement or arrangement with any Third Party or under any obligation or restriction, including pursuant to its Certificate of Incorporation or Bylaws or other charter documents, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement.

(d)  Representation by Legal Counsel.  As of the Effective Date, each Party hereto represents that it has been represented by legal counsel in connection with the drafting of this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party that drafted such term or provision.

7.2  Representations and Warranties by AVRX.  As of the Effective Date, AVRX represents and warrants to CLDA that:

(a)  IP Ownership.  AVRX (i) solely owns all AvalonRx Technology (other than In-Licensed IP (as defined in Section 1.2)), free and clear of all liens, charges and encumbrances, either written, oral, or implied, that would affect the rights and licenses granted to CLDA hereunder; and (ii) has not granted, and will not grant during the term of this Agreement, any license that is inconsistent with the rights and licenses granted to CLDA under this Agreement.

(b)  Third Party Actions.  No actions, suits, claims, disputes, or proceedings concerning the AvalonRx Technology are currently pending, and except as set forth in Schedule C, the officers of AVRX have no actual knowledge of any facts that would indicate that any such action, suit, claim, dispute, or proceeding is likely to be instituted or asserted during the term of this Agreement.

(c)  Non-Infringement.  Except as set forth in Schedule C, the officers of AVRX have no actual knowledge that the use of AvalonRx as currently used by AVRX infringes or misappropriates the intellectual property rights of any Third Party, and except as set forth in Schedule C, AVRX has not received any written communication (i) regarding alleged infringement of Third Party intellectual property by AvalonRx, the AvalonRx Technology, or its use, sale, offer for sale, import, or manufacture, or (ii) notifying AVRX of the existence of and availability of a license to a Third Party intellectual property relating to AvalonRx, the AvalonRx Technology, or its use, sale, offer for sale, import, or manufacture.

7.3  Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.	Indemnification

8.1  Indemnification by CLDA.  CLDA shall indemnify, defend and hold harmless AVRX and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “AVRX Indemnified Party”) from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys’ fees) (collectively, a “Liability”) which the AVRX Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with any Third Party action or claim based upon (i) the breach by CLDA of any covenant, representation or warranty contained in this Agreement, or (ii) the development, manufacture, use or commercialization by or on behalf of CLDA of any product or service discovered using AvalonRx or the AvalonRx Technology. Notwithstanding the foregoing, CLDA shall have no obligation under this Agreement to indemnify, defend or hold harmless any AVRX Indemnified Party with respect to claims, demands, costs or judgments which result from willful misconduct or negligent acts or omissions of AVRX, its Affiliates, or any of their respective employees, officers, directors or agents.

8.2  Indemnification by AVRX.  AVRX shall indemnify, defend and hold harmless CLDA and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “CLDA Indemnified Party”) from and against any Liability which the CLDA Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with any Third Party action or claim based upon the breach by AVRX of any covenant, representation or warranty contained in this Agreement. Notwithstanding the foregoing, AVRX shall have no obligation under this Agreement to indemnify, defend, or hold harmless any CLDA Indemnified Party with respect to claims, demands, costs or judgments which result from willful misconduct or negligent acts or omissions of CLDA, its Affiliates, or any of their respective employees, officers, directors or agents.

8.3  Conditions to Indemnification.  The obligations of the indemnifying Party under Sections 8.1 and 8.2 are conditioned upon the delivery of written notice to the indemnifying Party of any potential Liability promptly after the indemnified Party becomes aware of such potential Liability. The indemnifying Party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified Party, the indemnified Party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such Party may have at law or in equity. If the indemnifying Party defends the suit or claim, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense.

8.4  Settlements.  Neither Party may settle a claim or action related to a Liability without the consent of the other Party, if such settlement would impose any monetary obligation on the other Party or require the other Party to submit to an injunction or otherwise limit the other its Affiliates, employees, agents, officers and directors.

9.	General Provisions

9.1  Dispute Resolution.  Any material disputes or disagreements between AVRX and CLDA arising hereunder shall be referred to the Chief Executive Officer of AVRX and the Chief Legal Officer of CLDA or their designees for good faith resolution for a period of ninety (90) days. If the parties are unable to resolve their dispute or disagreement, either Party may pursue other legal or equitable remedies which may be available.

9.2  Assignment.  This Agreement shall not be assignable by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, except a Party may make such an assignment without the other Party’s consent to Affiliates or to a successor to substantially all of the business of such Party, whether in merger, sale of stock, sale of assets or other transaction; provided, however, that in the event of such transaction, no intellectual property rights of any Affiliate or Third Party that is an acquiring party shall be included in the technology licensed hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties’ successors, legal representatives and assigns.

9.3  Non-Waiver.  The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

9.4  Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachsuetts other than those provisions governing conflicts of law.

9.5  Partial Invalidity.  If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms or provisions of this Agreement, or the application thereof to any circumstances, to be invalid or unenforceable in a final nonappealable order, the Parties shall use their best efforts to reform the portions of this Agreement declared invalid to realize the intent of the Parties as fully as practicable, and the remainder of this Agreement and the application of such invalid term or provision to circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each of the remaining terms and provisions of this Agreement shall remain valid and enforceable to the fullest extent of the law.

9.6  Notice.  Any notice to be given to a Party under or in connection with this Agreement shall be in writing and shall be (i) personally delivered, (ii) delivered by a nationally recognized overnight courier,

(iii) delivered by certified mail, postage prepaid, return receipt requested or (iv) delivered via facsimile, with receipt confirmed, to the Party at the address set forth below for such Party:

To CLDA:

Clinical Data, Inc.
One Gateway Center, Suite 702
Newton, Massachusetts 02458
Attn: Caesar J. Belbel, EVP and CLO
Phone: (617) 527-9933
Fax: (617) 965-0445

To AVRX:

Avalon Pharmaceuticals, Inc.
20358 Seneca Meadows Parkway,
Germantown, Maryland 20876
Attention: Kenneth C. Carter, Ph.D., President & Chief Executive Officer
Phone: (301) 556-9900
Fax: (301) 556-9910

or to such other address as to which the Party has given written notice thereof. Such notices shall be deemed given upon receipt.

9.7  Headings.  The headings appearing herein have been inserted solely for the convenience of the Parties hereto and shall not affect the construction, meaning or interpretation of this Agreement or any of its terms and conditions.

9.8  No Implied Licenses or Warranties.  No right or license under any patent application, issued patent, know-how or other proprietary information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement. Neither Party warrants that (i) the activities of the Parties hereunder shall achieve any of the research objectives contemplated by them or (ii) any clinical or other studies will be successful.

9.9  Force Majeure.  Except for the obligation to make payment when due, no failure or omission by the Parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor shall it create any liability if the same shall arise from any cause or causes beyond the reasonable control of the affected Party, including, but not limited to, the following, which for purposes of this Agreement shall be regarded as beyond the control of the Party in question: acts of nature; acts or omissions of any government; any rules, regulations, or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; plague of epic proportion; accident; war; rebellion; insurrection; riot; invasion; strikes; and labor lockouts; provided that the Party so affected shall use its best efforts to avoid or remove such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

9.10   Entire Agreement.  This Agreement, including the exhibits and schedules hereto, constitutes the entire understanding between the Parties with respect to the subject matter contained herein and supersedes any and all prior agreements, understandings and arrangements whether oral or written between the Parties relating to the subject matter hereof.

9.11   Amendments.  No amendment, change, modification or alteration of the terms and conditions of this Agreement shall be binding upon either Party unless in writing and signed by the Party to be charged.

9.12   Independent Contractors.  It is understood that both Parties hereto are independent contractors and are engaged in the operation of their own respective businesses, and neither Party hereto is to be considered the agent of the other Party for any purpose whatsoever. Neither Party has any authority to enter into any contracts or assume any obligations for the other Party or make any warranties or representations on behalf of the other Party.

9.13  Limitation of Liability.  NO PARTY SHALL BE LIABLE TO ANOTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTHING IN THIS SECTION 9.13 IS INTENDED TO LIMIT OR RESTRICT THE DAMAGES AVAILABLE TO A PARTY FOR THE OTHER PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 6 OR THE RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 8.

9.14   Bankruptcy.  All rights and licenses granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. CLDA, as a licensee of such rights under this Agreement, shall retain and may fully exercise any or all of its rights and elections under the Bankruptcy Code. In the event of commencement of a bankruptcy proceeding by or against AVRX under the United States Bankruptcy Code, CLDA shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed by CLDA hereunder, and all embodiments of such intellectual property, if not already in its possession, shall be promptly delivered to CLDA.

9.15   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

In Witness Whereof, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

Avalon Pharmaceuticals, Inc.	Clinical Data, Inc.

By: /s/ C. Eric Winzer	By: /s/ Caesar J. Belbel

C. Eric Winzer	Name: Caesar J. Belbel
Executive Vice President and Chief Financial Officer	Title: Executive Vice President, Chief Legal officer and Secretary

AvalonRx® License Agreement
Between
Avalon Pharmaceuticals, inc.
and
Clinical Data, Inc.
Dated as of October 27, 2008

Schedule A

Retained Rights Agreements

1. Collaboration and License Agreement between Avalon Pharmaceuticals, Inc. and Medimmune, Inc. dated June 17, 2005

2. Pilot Study Agreement between Novartis Institutes for BioMedical Research, Inc. and Avalon Pharmaceuticals, Inc. dated September 9, 2005 and amendments.

3. License, Development and Commercialization Agreement between Vertex Pharmaceuticals, Inc. and Avalon Pharmaceuticals, Inc. dated February 14, 2005

4. Collaboration Agreement between Avalon Pharmaceuticals, Inc. and ChemDiv, Inc. dated July 25, 2006

5. Exclusive License and Research Collaboration Agreement between Merck and Co., Inc. and Avalon Pharmaceuticals, Inc. dated March 5, 2007

6. Collaboration Agreement between Avalon Pharmaceuticals, Inc. and Medarex, Inc. dated October 15, 2003

ANNEX I

AVALON PHARMACEUTICALS, INC.

$3,000,000

NOTE PURCHASE AGREEMENT

October 27, 2008

Funds Provided by

CLINICAL DATA, INC.

THE NOTE IDENTIFIED HEREIN HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS IS AVAILABLE WITH RESPECT THERETO.

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (this “Agreement”) is entered as of this 27th day of October, 2008 by and between Avalon Pharmaceuticals, Inc., a Delaware corporation (the “Seller”), and Clinical Data, Inc. (the “Buyer”).

Recitals

On the terms and subject to the conditions set forth herein, the Buyer is willing to buy the Note (as defined in Section 2.1 hereof), and the Seller is willing to sell the Note to the Buyer.

Agreement

Now, Therefore, in consideration of the foregoing recitals and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and Seller hereby agree as set forth below.

1.	DEFINITIONS

1.1  Definitions.  In addition to the terms defined elsewhere herein, when used herein, capitalized terms shall have the following meaning:

“Act of Bankruptcy” when used in reference to any Person, shall mean the occurrence of any of the following with respect to such Person: (a) such Person shall have made an assignment of all or substantially all of its assets for the benefit of his or its creditors; (b) such Person shall have admitted in writing his or its inability to pay his or its debts generally as they become due; (c) such Person shall have filed a voluntary petition in bankruptcy; (d) such Person shall have been adjudicated a bankrupt or insolvent; (e) such Person shall have filed any petition or answer seeking for himself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Applicable Law pertinent to such circumstances; (f) such Person shall have filed or shall file any answer admitting or not contesting the material allegations of a bankruptcy, insolvency or similar petition filed against such Person; (g) such Person shall have sought or consented to, or acquiesced in, the appointment of any trustee, receiver, or liquidator of such Person of all or substantially all of the properties of such Person; (h) forty-five (45) days shall have elapsed after the commencement of an action against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Applicable Law without such action having been dismissed or without all orders or proceedings thereunder affecting the operations or the business of such Person having been stayed, or if a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (i) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of such Person of any trustee, receiver or liquidator of such Person or of all or substantially all of the assets and properties of such Person without such appointment having been vacated.

“Act of Dissolution” when used in reference to any Person (other than an individual) shall mean the occurrence of any action initiating, or any event that results in, the dissolution, liquidation, winding-up or termination of such Person.

“Affiliate” when used in reference to any Person, shall mean any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person in question. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to a Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through ownership of voting securities, by contract or otherwise. With respect to Seller, the term Affiliate shall not include the Buyer or Buyer’s Affiliates.

“Applicable Law(s)” when used in the singular, shall mean any applicable federal, state, local or foreign law, ordinance, order, regulation, rule or requirement of any governmental or quasi-governmental agency, instrumentality, board, commission, bureau or other authority having jurisdiction, and, when used in the plural, shall mean all such applicable federal, state, local and foreign laws, ordinances, orders, regulations, rules and requirements.

“Applicable UCC” shall mean the Uniform Commercial Code, as enacted in the State of New York, as amended through the date hereof.

“Buyer” shall have the meaning given to it in the preamble of this Agreement.

“Closing Date” means the date of this Agreement.

“Collateral” has the meaning ascribed to it in the Intellectual Property Security Agreement.

“Company Constituent Documents” shall mean the certificate of incorporation, bylaws and all other constituent documents of Seller and all amendments and supplements to any of the foregoing.

“Disclosure Schedule” shall have the meaning given to it in Article 3.

“Event of Default” shall mean any of the events specified in Article 7.

“Filed Company SEC Documents” has the meaning ascribed to it in the Merger Agreement.

“Financials” shall mean audited financial statements summarizing the financial condition and results of operation of Seller for the Fiscal Year 2007 provided to the Buyer by Seller.

“Fiscal Year” shall mean in any calendar year, the annual period ending on the December 31 of such calendar year.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied, for the period or periods in question.

“Governmental Authority(ies)” when used in the singular, shall mean any federal, state, local or foreign governmental or quasi-governmental instrumentality, agency, board, commission or department or any regulatory agency, bureau, commission or authority and, when used in the plural, shall mean all such entities.

“Indebtedness” of a Person at a particular date shall mean all, without duplication, other than current liabilities incurred in the ordinary course of business: (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, liabilities for accumulated post-retirement benefit obligations and liabilities for deferred compensation, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn and unpaid thereunder, (d) all Indebtedness of a second Person secured by any lien or security interest on any property owned by such first Person, whether or not such Indebtedness has been assumed by such first Person, (e) all capitalized lease obligations of such person, (f) all obligations of such Person under interest rate agreements (i.e., swaps, caps, collars, futures, options), and (g) all guaranties or other contingent obligations of such Person and (i) the Obligations.

“Indemnified Parties” shall mean the Buyer and its officers, directors, partners, employees, agents and controlling persons.

“Intellectual Property” shall mean, collectively, all of Seller’s now owned and hereafter acquired intellectual property, including, without limitation the following: (a) all patents (including all rights corresponding thereto throughout the world, and all improvements thereon); (b) all trademarks (including service marks, trade names and trade secrets, and all goodwill associated therewith); (c) all copyrights (including all renewals, extensions and continuations thereof); (d) all applications for patents, trademarks or copyrights and all applications otherwise relating in any way to the subject matter of such patents, copyrights and trademarks; (e) all patents, copyrights, trademarks or applications therefor arising after the date of this Agreement; (f) all reissues, continuations, continuations-in-part and divisions of the property described in the preceding clauses (a), (b), (c), (d) and (e), including, without limitation, any claims by Seller against third parties for infringement thereof; and (g) all rights to sue for past, present and future infringements or violations of any such patents, trademarks and copyrights.

“Intellectual Property Security Agreement” shall mean an Intellectual Property Security Agreement in the form attached hereto as Exhibit 2.2.1.

“Interim Financials” shall mean the preliminary, unaudited financial statements summarizing the financial results of operation of Seller for each of the two quarterly periods ended March 31, 2008 and June 30, 2008, respectively.

“Investment” shall mean the purchase of the Note by the Buyer from Seller on the Closing Date.

“Investment Documents” shall mean, collectively, this Agreement, the Note, the Intellectual Property Security Agreement and all other instruments and documents executed and delivered in connection with the Investment.

“Knowledge of the Seller” or “Seller’s knowledge” or words of similar effect, when used in reference to the Seller means the following: an individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual should have discovered or otherwise become aware of such fact or matter in the course of performing his or her duties as a director, member, manager, employee or officer of a Person. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if the Seller’s Chief Executive Officer, Chief Financial Officer or other “executive officers” (as such term is defined under Rule 3b-7 of the Exchange Act. has, or at any time had, Knowledge of such fact or other matter.

“License Agreement” shall mean that certain AvalonRx® License Agreement between the Buyer and Seller, dated on or about the date hereof, as amended.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Material Adverse Change” shall have the meaning given to the term “Company Material Adverse Effect” in the Merger Agreement and shall also include (i) any material impairment in the perfection or priority of Buyer’s Lien in the Collateral or in the value of such Collateral or (ii) a material impairment of the prospect of repayment of any portion of the Obligations.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger and Reorganization among the Buyer, the Seller and API Acquisition Sub II, LLC, dated on or about the date hereof, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Note” shall have the meaning given to it in Section 2.1.

“Obligations” shall mean, collectively, all of Seller’s indebtedness, liabilities and obligations arising under this Agreement, the Note, the License Agreement, each of the other Investment Documents and any other agreements entered into by Seller and Buyer, and any renewals, modifications and extensions thereof, including, but not limited to, the principal, interest, late charges and other sums due and owing under this Agreement, the Note, the License Agreement, the other Investment Documents and any other agreements entered into by Seller and Buyer, including without limitation, such other or additional financing that the Buyer may extend to Seller at any time in the Buyer’s sole discretion.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, unincorporated association, trust or other legal entity.

“Reimbursing Party” shall mean Seller and its successors and assigns.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning given to it in the preamble of this Agreement.

“Subsidiary” shall mean any Person of which Seller or any specified Person now or hereafter shall at any time own directly or indirectly through a Subsidiary at least a majority of the outstanding capital stock (or other shares or units of beneficial interest) entitled to vote generally.

“Taxes” means any present or future income, excise, stamp or franchise taxes and other taxes, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, including, without limitation, penalties and interest associated therewith.

“Transfer” shall mean the sale, assignment, lease, transfer, mortgaging, encumbering or other disposition, whether voluntary or involuntary, and whether or not consideration is received therefor.

“UCC Financing Statement” shall mean the UCC-1 Financing Statements in form and substance acceptable to the Buyer to be filed in each jurisdiction in which Buyer deems, as attached hereto as Exhibit 2.2.3.

Terms used herein which are defined in the Applicable UCC and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Applicable UCC. To the extent the definition of any category or type of collateral is modified by any amendment, modification or revision to the Applicable UCC, such modified definition will apply automatically as of the date of such amendment, modification or revision.

2.	TERMS OF NOTE PURCHASE; APPLICATION OF PAYMENTS

2.1  Investment.  At Closing, Seller shall issue to the Buyer a term note in the principal amount of Three Million Dollars ($3,000,000) in the form attached hereto as Exhibit 2.1 (the “Note”). Amounts due under the Note shall be repaid according to the terms of the Note and this Agreement. Payments received by the Buyer in respect of the Obligations shall be allocated in the manner set forth in Section 2.5.

2.2  Collateral.  Repayment of the Note and other Obligations shall be secured by liens on, and security interests in, all of the Collateral. To evidence and create the above-described liens and security interests, Seller shall execute and deliver, or cause to be executed and delivered, to the Buyer at Closing the following documents and such additional documents as the Buyer or its counsel may reasonably deem to be necessary or appropriate:

2.2.1  Intellectual Property Security Agreement.  The Intellectual Property Security Agreement.

2.2.2  UCC.  The UCC Financing Statement.

2.3  Attorney-in-Fact.  Seller hereby appoints the Buyer as its attorney-in-fact, in the name of Seller and on its behalf, for the sole purpose of signing financing statements, continuation statements or other recordable documents reasonably necessary to provide notice of the security interest granted herein in the applicable public records. This power is coupled with an interest and is irrevocable so long as any Obligations remain outstanding. This appointment may be discharged by any officer or attorney of such attorney-in-fact.

2.4  Conditions Precedent to the Buyer’s Obligations.  The obligation of the Buyer to make the Investment is subject to the satisfaction of the following conditions precedent at or prior to the Closing Date (unless waived in writing by the Buyer prior to Closing):

2.4.1  Closing Bring Down.  Each of the representations and warranties contained in this Agreement must be true and accurate in all material respects as of the Closing Date, and Seller must have performed all of its obligations hereunder, including execution and delivery of all of the documents, instruments, opinions and certificates required by this Agreement in such forms as are satisfactory to the Buyer and its counsel.

2.4.2  Deliveries.  The Buyer shall have received each of the following items:

2.4.2.1  This Agreement, duly executed by Seller;

2.4.2.2  The Note, duly executed by Seller;

2.4.2.3  The Intellectual Property Security Agreement, duly executed by Seller;

2.4.2.4  The License Agreement, duly executed by all the respective parties thereto;

2.4.2.5  The Merger Agreement and related documents and agreements, all duly executed by the respective parties thereto;

2.4.2.6  An opinion of counsel for Seller in form and substance reasonably satisfactory to counsel for Buyer;

2.4.2.7  Good standing certificates for Seller in its jurisdiction of incorporation and in each jurisdiction in which it qualifies to do business as a foreign corporation; and

2.4.2.8  A certificate signed by the Secretary of Seller certifying the organizational documents of Seller, the resolutions adopted by Seller’s board of directors authorizing the transactions contemplated hereby and the incumbency of certain officers authorized to sign the Investment Documents; and

2.4.2.9  Such other documents and certificates that Buyer may reasonably require for purposes of effecting the transactions contemplated by the Investment Documents.

2.5  Application of Payments.  When no Event of Default has occurred and is continuing, payments received by the Buyer in respect of the Obligations shall be applied first to costs and fees then due and owing, then to scheduled payments of interest then due and owing, then to the outstanding principal balance of the Obligations, and last to any remaining Obligations. Any payments received by the Buyer in respect of the Obligations following the occurrence and during the continuance of an Event of Default shall be applied to the Obligations in the manner and in such order as the Buyer shall elect in its sole discretion.

3.	REPRESENTATIONS AND WARRANTIES

Seller represents, warrants and covenants to the Buyer that, except as disclosed in a schedule (the “Disclosure Schedule”) of the Disclosure Schedule or in the Filed Company SEC Documents, the following matters in this Article 3 are true, accurate and complete. The Disclosure Schedule is arranged in sections corresponding to the numbered sections contained in this Article 3, and a disclosure in any such section of the Disclosure Schedule shall qualify the corresponding section in this Article 3, provided, however, that any matter disclosed in one section shall also be deemed to constitute an exception to other sections of Article 3 so long as a cross-reference to such other sections is included.

3.1  Organization; Good-Standing; Locations.  Seller is a corporation duly formed, validly existing and in good standing in the jurisdiction of its incorporation. All of the Company Constituent Documents are in full force and effect as of the date hereof.

3.2  Qualification.  Seller is duly qualified to conduct business as it is currently being conducted and is in good standing in all jurisdictions in which the nature of its business or location of its owned and leased property and assets requires such qualification, except such jurisdictions, if any, where the failure to be so qualified would not result in a Material Adverse Change.

3.3  Power and Authority.  Seller has full power and authority to enter into this Agreement and each of the other Investment Documents, to incur the Obligations as contemplated hereby and to carry out the provisions of this Agreement and each of the other Investment Documents. Seller has taken all action necessary for the execution and delivery of this Agreement and each of the other Investment Documents and for the performance by Seller of each of its obligations hereunder and thereunder.

3.4  Enforceability.  Upon execution and delivery by each of the parties thereto, this Agreement and each of the other Investment Documents shall be the legal, valid and binding obligations of Seller and shall be enforceable against Seller in accordance with their respective terms.

3.5  Orders; Decrees; Judgments.  There are no outstanding orders, judgments, writs, injunctions or decrees of any court, Governmental Authority or arbitration or mediation panel or tribunal against or affecting Seller or any of the Collateral.

3.6  Non-Contravention.  Seller is not in breach of, default under, or in violation of: (a) any Applicable Law, decree or order that may materially and adversely affect any of them; or (b) any deed, lease, loan agreement, commitment, bond, note, deed of trust, restrictive covenant, license, indenture, contract or other agreement, instrument or obligation to which Seller is a party or by which Seller is bound or to which any of Seller’s assets (including, but not limited to, the Collateral) are subject. Neither the execution and delivery of this Agreement and the Investment Documents nor the performance by Seller of its obligations hereunder and thereunder will cause any such breach, default or violation or will require the consent or approval of any court or Governmental Authority.

3.7  Title.  Seller has good, complete, indefeasible and marketable title to, and ownership of, all of the Collateral free and clear of all liens, defects, claims, security interests and encumbrances.

3.8  Taxes.

3.8.1  Generally.  Seller has paid all Taxes due and owing by Seller or relating to the business or assets for Seller or, in the case of current Taxes not yet due or payable, Seller has reserved for such Taxes in Seller’s financial statements.

3.8.2  No Open Returns.  Except as set forth on Schedule 3.8.2, no federal, state, local, foreign or other Tax returns of Seller, for tax years that remain open under any applicable statute of limitations have been examined by the Internal Revenue Service or other Tax authorities and no deficiencies have been asserted or assessments made as a result of examinations (including all penalties and interest); there are no waivers, agreements or other arrangements providing for any extension of time with respect to the assessment or collection of any unpaid Tax, interest or penalties relating to Seller; no issues have been raised by (or are currently pending before) the Internal Revenue Service or any other taxing authority in connection with any of the Tax returns which could reasonably be expected to have a material adverse effect on the financial condition of the Seller, if decided adversely to Seller, nor are there any such issues with respect to Seller which have not been so raised but if so raised by the Internal Revenue Service or any other taxing authority in connection with any of the Tax returns could, in the aggregate, reasonably be expected to have such a material adverse effect.

3.9  Financial Condition.

3.9.1  Financials.  The Financials fairly present the business’ operating income and financial condition at such dates and for the periods then ended; and

3.9.2  Interim Financials.  The Interim Financials fairly present Seller’s operating income and financial condition (as applicable) at such date and for the period then ended, subject to normal year-end adjustments and the absence of footnotes.

3.10  Solvency.  As of the date hereof, giving effect to the transactions contemplated by this Agreement, the present fair saleable value of Seller’s assets is greater than the amount required to pay Seller’s total Indebtedness (contingent or otherwise), and is greater than the amount that will be required to pay such Indebtedness as it matures and as it becomes absolute and matured. The transactions contemplated hereby were effectuated without actual intent to hinder, delay or defraud present or future creditors of Seller; it is Seller’s express intention that it will maintain a solvent financial condition, giving effect to the Obligations incurred hereunder, as long as any of the Obligations remain outstanding or Seller is obligated to the Buyer in any other manner whatsoever. Seller has sufficient capital to carry on its business and transactions as now conducted and as planned to be conducted in the future.

3.11  No Untrue Statements or Material Omissions.  To the Knowledge of Seller, no statement in writing furnished by Seller to Buyer in connection with the Investment or the transactions contemplated herein contains any untrue statement of material fact or omits to state a material fact necessary to make the statement not misleading provided that Buyer acknowledges that forecasts and projections are not statements of fact and actual results may vary.

3.12  [Reserved]

3.13  No Material Change.  Since September 30, 2008, Seller has not, nor, to the Knowledge of Seller, has Seller: (a) suffered any Material Adverse Change; (b) entered into any material transactions or incurred any debt, obligation or liability (whether liquidated or unliquidated, mature or not yet mature, absolute or contingent, secured or unsecured) other than the Obligations and obligations and liabilities arising in the ordinary course of Seller’s business; (c) sustained any material loss or damage to its property or assets, including without limitation, the Collateral, whether or not insured; (d) suffered any material interference with its business or operations, present or proposed; and (e) made any Transfer, abandonment or other disposition of all or any portion of the Collateral.

3.14  Legal Compliance.

3.14.1  Generally.  Seller is not in violation of any Applicable Law that applies to it or to its business, the violation of which would cause a Material Adverse Change.

3.14.2  Securities Law Compliance.  Seller has not, nor, to Seller’s knowledge, has any director, officer, manager, member or 5% equityholder of Seller, directly, or through any agent, sold, offered for sale or solicited offers to buy any security (as defined in the Securities Act) which is or will be integrated with the sale of the Note to the Buyer pursuant to this Agreement in a manner that would require the registration under the Securities Act or any other securities laws or engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or any applicable state securities laws; nor is it necessary in connection with the offer, sale and delivery of the Note to register such instrument under the Securities Act or any other securities laws or, with respect to the Note, to qualify any indenture under the Trust Indenture Act of 1939, as amended.

3.15  Intellectual Property.  Neither Seller nor any of its officers, managers or members has received any notice of conflict with, or infringement of, the asserted rights of others with respect to any of its Intellectual Property, or notice of any action, suit or proceeding pending or, to Seller’s knowledge, threatened which challenges the validity, enforceability, or ownership of its Intellectual Property, and neither Seller nor any of its officers, managers or members knows of any reasonable basis therefor. The Buyer may, in its sole discretion, pay any amount or do any act which Seller fails to do or pay as required hereunder, under the Intellectual Property Security Agreement or as requested by the Buyer to preserve, defend, protect, maintain, record or enforce the Obligations, the Collateral, or the security interests granted under the Intellectual Property Security Agreement, including without limitation, filing fees, court costs, travel expenses and attorneys’ fees.

3.16  Investment Company Act Representations.  Seller is not, nor does it intend to become, an “investment company,” as such term is defined in the 1940 Act, and neither Seller, nor any of its officers, directors, members, managers or controlling persons is an “affiliated person” of the Buyer, as such term is defined in Section 2(a)(3) of the 1940 Act.

4.	AFFIRMATIVE COVENANTS

Until the Note is repaid in full and each of the other Obligations has been satisfied in full and discharged and until all of the Buyer’s obligations to lend hereunder shall have terminated, Seller covenants and agrees with the Buyer to perform all of the following covenants:

4.1  Quarterly Financials; Monthly Cash Flow Projections.  Seller shall forward, or cause to be forwarded to the Buyer by electronic mail, followed promptly by a version in writing, (a) Seller’s cash flow projections for the upcoming sixty (60) day period, as soon as available, and in any event within ten (10) days following the end of each calendar month, and (b) Seller’s quarterly consolidated financial statements prepared in accordance with GAAP (including a quarterly balance sheet, profit and loss statement and cash flow statement for such quarter) as soon as available, and in any event within forty-five (45) days from the end of each fiscal quarter. The foregoing reports shall subject to normal year-end adjustments and the absence of footnotes.

4.2  Certification of Non-Default.  Within thirty (30) days after the end of each fiscal quarter, Seller shall provide to the Buyer by electronic mail, followed promptly by a version in writing, an officer’s certificate signed by the Chief Executive Officer or Chief Financial Officer of Seller certifying that no Event of Default has occurred under the Investment Documents, or if any such Event of Default exists, stating the nature of such Event of Default.

4.3  Annual Audit.  Seller shall prepare and forward, or cause to be forwarded, to the Buyer Seller’s audited consolidated year-end balance sheet, profit and loss statement and cash flow statement, without material qualification thereof, within one hundred twenty (120) days of the end of such Fiscal Year, which shall be audited at Seller’s sole expense.

4.4  Notice of Filings.  Within ten (10) days of filing, Seller shall provide the Buyer with copies of all material documents filed by Seller with any Governmental Authority involving any of the Collateral.

4.5  Notice of Litigation etc.  Seller shall immediately notify the Buyer of any suits, actions, claims, investigations by Governmental Authorities or legal, administrative, arbitration or mediation proceedings filed against Seller which involves all or any portion of the Collateral by delivering to the Buyer a copy of the complaint or other such pleadings or filings served on or by Seller.

4.6  Notice of Defaults.  Seller shall give the Buyer written notice of any Event of Default, event or occurrence which with notice or the passage of time would constitute an Event of Default within five (5) days of Seller becoming aware of such default, Event of Default.

4.7  Insurance.  Seller shall maintain, in full force and effect and in such reasonable amounts and forms for a company of like size in the same industry as that engaged in by Seller, general liability insurance and all-risk hazard insurance on the Collateral and Seller’s other assets.

4.8  Use of Proceeds.  Seller shall use the net proceeds of the Investment for working capital purposes only and Seller hereby authorizes the Buyer and its designated representatives during normal business hours and upon reasonable notice, to conduct a review of Seller’s books and records sufficient to reasonably satisfy the Buyer that the proceeds of the Investment were used as set forth in this Section 4.7.

4.9  Payments and Obligations to the Buyer.  Seller shall make all payments of principal, interest and other charges as and when due under the Note, shall timely make all payments of any other Obligations, shall perform or comply with, as the case may be, all of the other Obligations, and shall perform and comply in all respects with all applicable terms, conditions and covenants of this Agreement and the other Investment Documents.

4.10  Taxes.  Seller will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon them or upon their income or profits, or upon any properties belonging to them, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of Seller or any of its Subsidiaries or cause a failure or forfeiture of title thereto; provided, however, that neither Seller nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings timely instituted and diligently conducted if they have maintained adequate reserves with respect thereto in accordance with GAAP.

4.11  Access to Books and Records.  Seller shall permit any authorized representative(s) of the Buyer and its attorney(s) and accountant(s) to inspect, examine and make copies and abstracts of the books of account and records of Seller relating the financial condition of the Seller or relating to the Collateral at reasonable times during normal business hours and upon reasonably prior notice to the Seller (unless an Event of Default shall have occurred and be continuing, in which case no prior notice shall be required).

4.12  Maintain Existence; Compliance with Laws.  Seller shall take or cause to be taken all steps and perform or cause to be performed all actions necessary or appropriate to preserve and keep in full force and effect its existence as a corporation, and its right to conduct its business in a prudent and lawful manner in all jurisdictions in which it currently conduct business. Seller shall maintain compliance with all Applicable Laws that applies to it or to its business, the violation of which could cause a Material Adverse Change.

4.13  Protect the Collateral.  Seller shall take or cause to be taken all steps and perform or cause to be performed all actions necessary or appropriate to administer, supervise, preserve and protect the Collateral and to maintain the Buyer’s perfected security interest in the Collateral.

4.14  Intellectual Property.  If Seller files with the United States Patent and Trademark Office any applications or other documents relating to Seller’s Intellectual Property, then Seller shall contemporaneously therewith notify the Buyer in writing of any such action, and Seller shall execute and file such collateral assignments and related documents in favor of the Buyer, and otherwise cooperate with the Buyer, to provide the Buyer a valid and perfected priority security interest in and to all of Seller’s Intellectual Property.

5.	NEGATIVE COVENANTS

Until the Note is repaid in full and each of the other Obligations has been satisfied in full and discharged and until all of the Buyer’s obligations to lend hereunder shall have terminated, Seller covenants and agrees with the Buyer not to do any of the following, without the prior written consent of the Buyer:

5.1  Merger.  Seller shall not merge, consolidate or other combine with one or more other Persons (other than Buyer or an Affiliate of Buyer).

5.2  No Adverse Actions.  Seller shall not, by amendment to or rescission of the Company Constituent Documents or through any reorganization, reclassification, consolidation, merger, sale of assets, Act of Dissolution, issuance or Transfer of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms, covenants and conditions of this Agreement or any of the other Investment Documents, but shall at all times carry out in good faith all such terms and take all such actions as may be necessary or appropriate to protect the rights of the Buyer hereunder and under each of the Investment Documents.

5.3  Dissipation of Collateral.  Seller shall not in any manner convey or dispose of any equitable, beneficial or legal interest in any of the Collateral.

5.4  No Encumbrances.  Seller shall not permit to exist against any of the Collateral any lien, mortgage, pledge, security interest, title retention device, or other encumbrance other than the liens and security interests of the Buyer created under the Intellectual Property Security Agreement.

5.5  Change of Business, Organization or Fiscal Year.  Seller shall not change the nature of its business operations or expend or invest any funds in any manner not reasonably related to Seller’s business. Seller will not, without at least fifteen (15) days prior written notice to the Buyer, relocate its chief executive office, change its state of formation (including reincorporation), change its organizational number or name.

5.6  Judgments.  Seller shall not permit any judgment, or any series of judgments obtained against Seller in an amount in excess of Fifty Thousand Dollars ($50,000) to remain unpaid for over twenty (20) days without obtaining a stay of execution or appropriate surety bond.

5.7  Compliance.  Seller shall not become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any extension of credit hereunder for that purpose.

6.	EXPENSES AND INDEMNIFICATION

6.1  Expenses and Attorneys Fees.  Each of Seller and Buyer shall pay their own fees, charges, costs and expenses in connection with the examination, review, due diligence investigation, documentation, negotiation and closing of the transactions contemplated herein and in connection with the continued administration of the Investment Documents including any amendments, modifications, consents and waivers. Seller agrees to promptly pay all fees, charges, costs and expenses (including reasonable fees, charges, costs and expenses of attorneys, auditors (whether internal or external), appraisers, consultants and advisors incurred by the Buyer in connection with any Event of Default, work-out or action) to enforce any Investment Document or to collect any payments due from Seller. All fees, charges, costs and expenses for which Seller is responsible under this Section 6.1 shall be deemed part of the Obligations when incurred, payable upon demand and secured by the Collateral.

6.2  Indemnification.  In addition to the indemnification provisions contained elsewhere herein and in the other Investment Documents, Seller agrees to indemnify, defend and hold harmless each of the Indemnified Parties from and against any and all losses, claims, damages, liabilities, demands, liens, penalties and related expenses, including reasonable attorneys’ fees and expenses, incurred by or asserted against any of the Indemnified Parties arising out of, in any way in connection with, or as a result of: (a) this Agreement and the other Investment Documents, (b) the performance by the Buyer of its obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby; (c) the occurrence of any Event of Default hereunder or any event that would constitute an Event of Default but for the giving of notice and/or passage of time; (d) any federal, state or local transfer or recording taxes or filing fees which may become payable in connection with this transaction; or (e) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of the Indemnified Parties is a party thereto; provided, however, any such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses arising from the gross negligence or willful or reckless misconduct of the Buyer or any other Indemnified Party. In addition, Seller agrees to make such provisions as are reasonably requested by any of the Indemnified Parties for contribution to any such party in the event that Seller’s indemnification obligations hereunder are unavailable for any reason.

6.3  Survival; Timing of Payments.  Notwithstanding any other provision hereof, the provisions of this Article 6 and any other indemnification provisions contained in this Agreement and the other Investment Documents shall survive and remain operative and in full force and effect regardless of the termination of this Agreement or expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Note and satisfaction and discharge of the other Obligations (other than contingent indemnification or reimbursement Obligations other than those related to claims, causes of action, or liabilities that have been asserted or threatened), the invalidity or unenforceability of any term or provision of this Agreement, the Note or any other Investment Document, or any investigation made by or on behalf of the Buyer. Except as provided to the contrary, all amounts due under this Article 6 shall be payable on written demand therefor.

7.	DEFAULT PROVISIONS

The occurrence of any of the Events of Default specified below in this Article 7 shall constitute an immediate breach of, and default under this Agreement, entitling the Buyer to exercise all of the rights and remedies specified in this Agreement, in the Intellectual Property Security Agreement, in any other Investment Document, and under all Applicable Laws, without the obligation to furnish any further notice or opportunity to cure, all of which are hereby expressly waived by Seller (other than notices and cure periods specified in the applicable Sections of this Article 7):

7.1  Monetary Defaults.  Any payment of principal, interest or other monetary obligation under any Investment Document is not received by the Buyer within three (3) days of when due;

7.2  Other Breaches.  Seller shall fail to comply with (i) any affirmative or negative covenants, agreements or undertakings in Sections 4.1 through 4.3 (inclusive) or Article 5; or (ii) any other covenants, agreements and undertakings in this Agreement, the Note or any of the Investment Documents not otherwise covered in this Article 7 in any material respect and with respect to this clause (ii), such failure shall continue for a period of thirty (30) calendar days.

7.3  Misrepresentation.  Any representation or warranty made by Seller in any of the Investment Documents or in any other writing supplied to the Buyer by Seller or on Seller’s behalf shall be untrue in any material respect when made;

7.4  Act of Bankruptcy or Dissolution.  Any Act of Bankruptcy or Act of Dissolution shall have occurred with respect to Seller.

7.5  Material Adverse Change.  In Buyer’s reasonable discretion, a Material Adverse Change shall have occurred.

7.6  License Agreement.  Any default or breach with respect to the Seller’s obligations, representations or warranties under the License Agreement shall have occurred after giving effect to any applicable grace or cure period or the License Agreement shall be terminated for any reason whatsoever.

7.7  Merger Agreement.  Any default, breach or termination with respect to the Seller’s obligations, representations or warranties under the Merger Agreement shall have occurred after giving effect to any applicable grace or cure period or the Merger Agreement shall be terminated for any reason whatsoever (other than, in all cases in this Section 7.7, a termination pursuant to Section 8.1(d) of the Merger Agreement).

7.8  Judgments.  One or more judgments for the payment of money in an aggregate amount in excess of $100,000 is rendered against Seller or any Subsidiary or Affiliate of Seller, and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution is not effectively stayed, or any action is legally taken by a judgment creditor to levy upon an Collateral to enforce any such judgment.

7.9  Perfection of Security Interest.  Any security interest purported to be created by any Intellectual Property Security Agreement shall cease to be, or shall be asserted by Seller not to be, a valid, perfected, first priority security interest in the Collateral.

8.	CERTAIN REMEDIES

Upon the occurrence of an Event of Default, the Buyer shall be entitled to exercise any or all of the rights and remedies set forth below, in addition to such other rights and remedies as may be provided for in the other Investment Documents or as may be available at law or in equity.

8.1  Acceleration.  Following the occurrence and during the continuation of an Event of Default, the Buyer’s obligation to make further advances hereunder or under the Note shall immediately terminate, and the Buyer may, at its option, accelerate the maturity of the Note and all other Obligations and demand immediate payment in full of all amounts payable under the Note and all of the Obligations, without presentment, demand, protest, or further notice by the Buyer to Seller, all of which are hereby expressly waived by Seller. Notwithstanding the foregoing, in the case of an Event of Default resulting from an Act of Bankruptcy of Seller, the maturity of the Note and all other Obligations shall automatically accelerate without any further action on the part of the Buyer.

8.2  Post Default Interest.  If any Event of Default shall have occurred and be continuing, whether or not the Buyer shall have elected to exercise any of its other rights and remedies under the Investment Documents, the Buyer shall be paid interest on the Note of an additional four percent (4%) per annum in addition to the then-applicable interest rate (the “Default Rate”), payable upon demand to the Buyer. The

Default Rate shall be applicable from the date the applicable Event of Default occurs until it is waived in writing by the Buyer, as determined by the Buyer, or, if not first waived in writing by the Buyer, until all amounts owing have been unconditionally and irrevocably paid in full.

8.3  Sale of Collateral, Etc.  Following the occurrence of an Event of Default (after giving effect to any applicable notice and/or cure periods), the Buyer may sell, assign, and deliver the whole or any part of the Collateral, as more fully described in the Intellectual Property Security Agreement. Following the occurrence of an Event of Default (after giving effect to any applicable notice and/or cure periods), the Buyer is empowered to collect or cause to be collected or otherwise to be converted into money all or any part of the Collateral, by suit or otherwise, and to surrender, compromise, release, renew, extend, exchange or substitute any item of the Collateral in transactions with Seller or any third party, irrespective of any assignment thereof by Seller, and without prior notice to or consent of Seller or any assignee.

8.4  Costs.  Seller shall pay all expenses of any nature, whether incurred in or out of court, and whether incurred before or after the Note shall become due at its maturity date or otherwise (including, but not limited to, reasonable attorneys’ fees and costs) which the Buyer may deem reasonably necessary or proper in connection with the collection of any of the Obligations or the administration, supervision, preservation, protection of (including, but not limited to, the maintenance of adequate insurance) or the realization upon, any of the Collateral. The Buyer is authorized to pay at any time and from time to time any or all of such expenses, to add the amount of such payment to the amount of principal outstanding under the Note, and to charge interest thereon at the rate specified in the Note.

8.5  Right of Offset.  If and to the extent that an Event of Default exists under Section 7.1, Buyer may, at its election, withhold from Seller the amount of any milestone, royalty, expense reimbursement or other payment of any nature owing from Buyer to Seller under the License Agreement, the Merger Agreement (other than Merger Consideration, as such term is defined in the Merger Agreement, which in no circumstance shall be subject to any right of offset pursuant to this Section 8.5) or otherwise, up to an aggregate amount equal to the amount of the defaulted payment, and apply all amounts so withheld to the repayment of the outstanding Obligations hereunder. Upon such application, Buyer shall be deemed to have satisfied its obligation to pay the withheld amount to Seller in respect of the applicable milestone, royalty, expense reimbursement or other payment, and Buyer shall be deemed to have discharged outstanding Obligations in the amount so applied.

8.6  Remedies Non-Exclusive.  None of the rights, remedies, privileges or powers of the Buyer expressly provided for herein shall be exclusive, but each of them shall be cumulative with, and in addition to, every other right, remedy, privilege and power now or hereafter existing in favor of the Buyer, whether pursuant to the other Investment Documents, at law or in equity, by statute or otherwise.

9.	MISCELLANEOUS

9.1  Non-Waiver.  No course of dealing between the Buyer and any other party hereto or any failure or delay on the part of the Buyer in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of the Buyer under this or any other applicable instrument. No single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

9.2  Security Interest Not Impaired.  The security interest of the Buyer and its assigns shall not be impaired by the Buyer’s sale, hypothecation or re-hypothecation of a Note or any item of the Collateral, or by any indulgence, including, but not limited to: any renewal, extension, or modification which the Buyer may grant with respect to the Obligations or any part thereof; any surrender, compromise, release, renewal, extension, exchange, or substitution which the Buyer may grant with respect to the Collateral or any portion thereof; or any indulgence granted in respect of any endorser, guarantor or surety. The purchaser, assignee, transferee or pledgee of any of the Note, Collateral, any guaranty, or any other Investment Document (or any of them), sold, assigned, transferred, pledged or repledged shall forthwith become vested with, and entitled to exercise, all powers and rights given by this Agreement to the Buyer, as if said purchaser, assignee, transferee or pledgee were originally named in this Agreement in place of the Buyer.

9.3  Notices.  All notices or communications under this Agreement or the Note shall be provided via facsimile, postage prepaid mail, or delivered to the following addresses (or to such other address as shall at any time be designated by any party in writing to the other parties):

To the Buyer:	Clinical Data, Inc. One Gateway Center, Suite 702 Newton, MA 02548 Attention: Chief Legal Officer
With a copy to:	Cooley Godward Kronish LLP The Prudential Tower 800 Boylston Street, 46th Floor Boston, MA 02199 Attention: Marc Recht, Esquire
To Seller:	Avalon Pharmaceuticals, Inc. 20358 Seneca Meadows Parkway, Germantown, Maryland 20876 Attention: Chief Financial Officer
With a copy to:	Hogan & Hartson, L.L.P. 111 South Calvert Street, Suite 1600 Baltimore, Maryland 21202-6191 Attention: Michael J. Silver, Esquire

Notices or communications under this Agreement or the Note may be provided via electronic mail, provided that a copy of such notice or communication shall be followed by facsimile, postage prepaid mail or other hard-copy delivery as set forth above. Rejection or other refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall not affect the effectiveness or the date of delivery for any notice sent in accordance with the foregoing provisions. Each such notice, request or other communication shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of the messenger or the answer back being deemed conclusive (but not exclusive) evidence of such delivery) or at such time as delivery is refused by addressee upon presentation.

9.4  Binding Agreement; Survival.  This Agreement shall bind and inure to the benefit of the Buyer, Seller, and except as otherwise expressly provided to the contrary herein, each of their respective heirs, successors and assigns. This Agreement and the rights of the Buyer hereunder shall survive the closing of this Agreement in accordance with the terms of this Agreement.

9.5  Entire Agreement; Integration Clause.  This Agreement, the Exhibits hereto and the other Investment Documents set forth the entire agreements and understandings of the parties hereto with respect to this transaction, and any prior agreements are hereby merged herein and terminated.

9.6  No Oral Modification or Waivers.  The terms herein may not be modified or waived orally, but only by an instrument in writing signed by the party against which enforcement of the modification or waiver (as the case may be) is sought.

9.7  Relationship of the Parties; Advice of Counsel.  This Agreement provides for the making of an investment by the Buyer, in its capacity as an investor, to Seller, in its capacity as borrower, and for the payment of interest and repayment of principal by Seller to the Buyer. The provisions herein for compliance with financial covenants and delivery of financial statements are intended solely for the benefit of the Buyer to protect its interests as a lender in assuring payments of interest and repayment of principal, and nothing contained in this Agreement shall be construed as permitting or obligating the Buyer to act as a financial or business advisor or consultant to Seller, as permitting or obligating the Buyer to control Seller or to conduct Seller’s operations, as creating any fiduciary obligation on the part of the Buyer to Seller, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement. The Buyer is not (and shall not be construed as) a partner, joint venturer, alter-ego, manager, controlling person, operator or other business participant of any kind of Seller; neither the Buyer nor Seller intend that the Buyer assume such status, and, accordingly, the Buyer shall not be deemed responsible for (or a participant in) any acts or omissions of any of Seller or any of its officers, directors, managers or members. Seller represents and warrants to the Buyer that it has had, or has had the opportunity to seek, the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and with respect to all matters contained herein.

9.8  Controlling Law; Venue, etc.

9.8.1  Controlling Law.  This Agreement and each of the other Investment Documents shall be governed by, and interpreted and construed in accordance with, the internal laws of the State of New York (without regard to its conflicts of law principles).

9.8.2  Venue.  Venue for the adjudication of any claim or dispute arising out of this Agreement or any of the other Investment Documents shall be proper only in the state or federal courts resident in the Boston, Massachusetts, and all parties to this Agreement and the other Investment Documents hereby consent to such venue and agree that it shall not be inconvenient and not subject to review by any court other than such courts in Massachusetts.

9.8.3  Personal Jurisdiction, etc.  The parties hereto intend and agree that the courts of the jurisdictions in which either party is formed and in which either party conducts its business should afford full faith and credit to any judgment rendered by a court of the Commonwealth of Massachusetts against such parties, under this Agreement and the other Investment Documents, and each party intends and agrees that such courts should hold that the Massachusetts courts have jurisdiction to enter a valid, in personam judgment against such party.

9.8.4  Personal Service.  Seller and the Buyer agree that service of any summons and complaint, and other process which may be served in any suit, action or other proceeding, may be made by mailing via U.S. certified or registered mail or by hand-delivering a copy of such process to Seller or the Buyer (as applicable) at its address specified above.

9.8.5  Reliance.  The parties hereto each all expressly acknowledge and agree that the provisions of this section are reasonable and made for the express benefit of the parties.

9.9  Waiver of Trial by Jury.  Each party to this Agreement agrees that any suit, action or proceeding, whether claim, defense or counterclaim, brought or instituted by any party hereto or any successor or assign of any party on or with respect to this Agreement or any other Investment Document or which in any way relates, directly or indirectly, to the Note or any event, transaction or occurrence arising out of or in any way connected with this Agreement, the other Investment Documents or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND ACKNOWLEDGES THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT IT MAKES THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH, OR THE OPPORTUNITY TO CONSULT WITH, COUNSEL OF ITS CHOICE.

9.10  [Reserved].

9.11  Independent Covenant to Make Payments.  The payment and performance by Seller of all of the Obligations shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim Seller might otherwise have against the Buyer, and Seller shall pay and perform all of the Obligations, free of any deductions and without abatement, diminution, recoupment, counterclaim or set-off. Until payment in full of all of the Obligations, Seller shall: (a) not suspend or discontinue any payments required pursuant to the Note, this Agreement or any other Investment Documents; and (b) perform and observe all of the other terms and provisions of all of the Investment Documents.

9.12  Notice of Claim.  To allow the Buyer to mitigate any alleged breach of this Agreement, the other Investment Documents, or the Buyer’s other duties to Seller, Seller hereby agrees to give the Buyer prior written notice of any claim or defense it has against the Buyer, whether in tort, contract or otherwise, relating to any act or omission by the Buyer under this Agreement, the other Investment Documents or the transactions related thereto, or of any defense to the payment or performance of any of the Obligations for any reason;

provided that the failure of Seller to provide any such notice required under this Section 9.12 shall not constitute an event of default hereunder or a waiver of any such claim or defense.

9.13  Headings.  The headings of the paragraphs and sub-paragraphs of this Agreement and the other Investment Documents are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or the other Investment Documents.

9.14  Severability.  To the extent any provision herein violates any applicable law, that provision shall be considered void and the balance of this Agreement shall remain unchanged and in full force and effect.

9.15  Counterparts.  This Agreement may be executed in as many counterpart copies as may be required. It shall not be necessary that the signature of, or on behalf of, each party appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties.

9.16  Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties, provided, however, that neither this Agreement nor any rights hereunder may be assigned by Seller without the prior written consent of the Buyer, which consent may be granted or withheld in the Buyer’s sole discretion. Subject to the registration requirements of the Securities Act or any applicable state securities laws, the Buyer shall have the right to sell, transfer or, negotiate the Note and the Buyer’s rights and benefits hereunder, and to grant participations in all or any part of, or any interest in, the Note and the Buyer’s rights and benefits hereunder.

9.17  Reapportioning the Indebtedness.  The Buyer, in its sole discretion, shall have the right to replace any or all of the Note with new Notes, in each case for the purpose of reapportioning the Indebtedness among the Note, and Seller agrees to execute and deliver to the Buyer, not less than five business (5) days after the Buyer’s delivery of same to Seller, such replacement Notes, and such other agreements, instruments and documents as are reasonably necessary or appropriate to reflect any reapportioning as described above in this Section 9.17.

9.18  Confidentiality.  The Buyer agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by Seller and provided to the Buyer by Seller, or on Seller’s behalf, under this Agreement or the Investment Documents, and the Buyer shall not use any such information other than in connection with or in enforcement of this Agreement, the Investment Documents and the other documents related to any of the foregoing; except to the extent such information (a) was or becomes generally available to the public other than as a result of disclosure by the Buyer, or (b) was or becomes available on a non-confidential basis from a source other than Seller, provided that such source is not bound by a confidentiality agreement with Seller known to the Buyer; provided, however, that the Buyer may disclose such information (1) at the request or pursuant to any requirement of any Governmental Authority to which the Buyer is subject or in connection with an examination of the Buyer by any such authority; (2) pursuant to subpoena or other court process; (3) when required to do so in accordance with the provisions of any Applicable Law; (4) to the extent reasonably required in connection with any litigation or proceeding to which the Buyer’s Affiliates may be party; (5) to the extent reasonably required in connection with the exercise of any remedy hereunder or under the Investment Documents; (6) to the Buyer’s independent auditors and other professional advisors; (7) to any participant or assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Buyer hereunder; and (8) to its Affiliates.

[signature page follows]

In Witness Whereof, the undersigned have executed and delivered this Agreement as of the day and year first above written.

(SEAL)	Seller:

Avalon Pharmaceuticals, Inc.

By:	/s/ Kenneth C. Carter
Name:     Kenneth C. Carter

Title:	President and Chief Executive Officer

Buyer:

Clinical Data, Inc.

By:	/s/ Caesar J. Belbel
Name:     Caesar J. Belbel

Title:	Executive Vice President, Chief Legal
Officer and Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Clinical Data’s certificate of incorporation provides that Clinical Data shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify any and all directors and officers which it shall have the power to indemnify from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Corporation Law. Clinical Data’s certificate of incorporation also provides that such indemnification rights shall not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of its stockholders or disinterested directors or otherwise. Clinical Data’s certificate of incorporation additionally provides that, to the fullest extent permitted by Delaware law, a director of Clinical Data shall not be liable to Clinical Data or its stockholders for monetary damages for breach of fiduciary duty as a director.

Clinical Data’s amended and restated bylaws provide that Clinical Data shall, to the fullest extent authorized by the Delaware General Corporation Law, indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, and whether by or in the right of Clinical Data, its stockholders, a third party or otherwise, by reason of the fact that such person is or was a director or officer of Clinical Data, or is or was serving at the request of Clinical Data as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, a charity or a non-profit organization or person, against all expenses (including, but not limited to attorneys’ fees), liability, loss, judgments, fines, excise taxes, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including expenses incurred in seeking indemnification. No indemnification is available with respect to: (i) indemnification of any improper personal benefit which a director or officer is determined to have received and of the expenses of defending against an improper personal benefit claim unless the director or officer is successful on the merits in said defense, and (ii) indemnification of present or former officers, directors, employees or agents of a constituent corporation absorbed in a merger or consolidation transaction with Clinical Data with respect to their activities prior to said transaction, unless specifically authorized by Clinical Data’s board of directors or stockholders. Clinical Data’s bylaws also provide that such indemnification rights shall not be exclusive of other indemnification rights to which those seeking indemnification may be entitled by law or under any bylaw, agreement, vote of its stockholders or directors or otherwise.

Clinical Data has entered into indemnification agreements with each of its current directors and officers, pursuant to which Clinical Data agreed to indemnify each director and officer with respect to any expenses, judgments, fines, penalties, and amounts paid in settlement in connection with any claim, pending or completed action, suit or proceeding, or any inquiry or investigation, related to any actions taken by the director or officer related to their service to Clinical Data as a director or officer.

Clinical Data intends to purchase and maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

Exhibit
Number		Exhibit Description

2.1		Agreement and Plan of Merger and Reorganization, dated as of October 27, 2008, by and among Clinical Data, Inc., API Acquisition Sub II, LLC and Avalon Pharmaceuticals, Inc. (included as Annex A to the proxy statement/prospectus).
2.2		Form of Contingent Value Rights Agreement (included as Annex B to the proxy statement/prospectus).
3.1		Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 11, 2008. Filed as Exhibit 3.2 to Clinical Data’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on June 16, 2008, and incorporated herein by reference.
3.2		Amended and Restated Bylaws of Clinical Data, as of June 20, 2005. Filed as Exhibit 3.1 to Clinical Data’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 24, 2005, and incorporated herein by reference.
4.1		Specimen Common Stock Certificate. Filed as Exhibit 4.1 to the Clinical Data’s Registration Statement on Form S-1 (File No. 2-82494), as filed with the Securities and Exchange Commission on March 17, 1983, and incorporated herein by reference.
5	.1*	Opinion of Cooley Godward Kronish LLP regarding the legality of the securities being registered.
10.1		Securities Purchase Agreement, dated October 27, 2008, between Clinical Data, Inc. and Avalon Pharmaceuticals, Inc. (included as Annex G to the proxy statement/prospectus).
10.2		Common Stock Purchase Warrant issued by Avalon Pharmaceuticals, Inc. to Clinical Data, Inc. Filed as Exhibit 99.5 to Clinical Data’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 31, 2008, and incorporated herein by reference.
10	.3A	Registration Rights Agreement, dated October 27, 2008, between Clinical Data, Inc. and Avalon Pharmaceuticals, Inc. Filed as Exhibit 99.6 to Clinical Data’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 31, 2008, and incorporated herein by reference.
10	.3B	Letter Agreement, dated November 17, 2008, between Clinical Data, Inc. and Avalon Pharmaceuticals, Inc. Filed herewith.
10.4		License Agreement, dated October 27, 2008, between Clinical Data, Inc. and Avalon Pharmaceuticals, Inc. (included as Annex H to the proxy statement/prospectus).
10.5		Note Purchase Agreement, dated October 27, 2008, between Clinical Data, Inc. and Avalon Pharmaceuticals, Inc. (included as Annex I to the proxy statement/prospectus).
10.6		Term Note, dated October 27, 2008, issued by Avalon Pharmaceuticals, Inc. to Clinical Data, Inc. Filed as Exhibit 99.9 to Clinical Data’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 31, 2008, and incorporated herein by reference.
10.7		Intellectual Property Security Agreement, dated October 27, 2008, between Clinical Data, Inc. and Avalon Pharmaceuticals, Inc. Filed as Exhibit 99.10 to Clinical Data’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 31, 2008, and incorporated herein by reference.
10.8		Form of Voting Agreement (included as Annex C to the proxy statement/prospectus).
21.1		Subsidiaries of Clinical Data. Filed herewith.
23.1		Consent of Deloitte & Touche LLP, independent registered public accounting firm of Clinical Data, Inc.
23.2		Consent of Ernst & Young LLP, independent registered public accounting firm of Avalon Pharmaceuticals, Inc.
23.3		Consent of McGladrey & Pullen, LLP, independent registered public accounting firm of Adenosine Therapeutics, L.L.C.
23	.4*	Consent of Cooley Godward Kronish LLP (included in Exhibits 5.1).
24.1		Powers of Attorney (included with the signature pages to this registration statement).
99.1		Opinion of Piper Jaffray & Co., regarding the fairness of the merger (included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement).
99.2		Consent of Piper Jaffray & Co.
99.3		Form of Avalon proxy card.

*	To be filed by amendment

ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on December 8, 2008.

Clinical Data, Inc.

By:	/s/ Andrew J. Fromkin
Name:     Andrew J. Fromkin

Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew J. Fromkin and Caesar J. Belbel and each of them, and any successor or successors to such offices held by each of them, acting individually, as such person’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person in his name or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may do or cause to be done by virtue thereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RANDAL J. KIRK Randal J. Kirk	Chairman of the Board	December 8, 2008

/s/ ANDREW J. FROMKIN Andrew J. Fromkin	Director, President and Chief Executive Officer (Principal Executive Officer)	December 8, 2008

/s/ C. EVAN BALLANTYNE C. Evan Ballantyne	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 8, 2008

/s/ LARRY D. HORNER Larry D. Horner	Director	December 8, 2008

/s/ ARTHUR B. MALMAN Arthur B. Malman	Director	December 8, 2008

/s/ BURTON E. SOBEL, M.D. Burton E. Sobel, M.D.	Director	December 8, 2008

/s/ RICHARD J. WALLACE Richard J. Wallace	Director	December 8, 2008

EXHIBIT INDEX

(a) Exhibits

Exhibit
Number		Exhibit Description

2.1		Agreement and Plan of Merger and Reorganization, dated as of October 27, 2008, by and among Clinical Data, Inc., API Acquisition Sub II, LLC and Avalon Pharmaceuticals, Inc. (included as Annex A to the proxy statement/prospectus).
2.2		Form of Contingent Value Rights Agreement (included as Annex B to the proxy statement/prospectus).
3.1		Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 11, 2008. Filed as Exhibit 3.2 to Clinical Data’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on June 16, 2008, and incorporated herein by reference.
3.2		Amended and Restated Bylaws of Clinical Data, as of June 20, 2005. Filed as Exhibit 3.1 to Clinical Data’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 24, 2005, and incorporated herein by reference.
4.1		Specimen Common Stock Certificate. Filed as Exhibit 4.1 to the Clinical Data’s Registration Statement on Form S-1 (File No. 2-82494), as filed with the Securities and Exchange Commission on March 17, 1983, and incorporated herein by reference.
5	.1*	Opinion of Cooley Godward Kronish LLP regarding the legality of the securities being registered.
10.1		Securities Purchase Agreement, dated October 27, 2008, between Clinical Data, Inc. and Avalon Pharmaceuticals, Inc. (included as Annex G to the proxy statement/prospectus).
10.2		Common Stock Purchase Warrant issued by Avalon Pharmaceuticals, Inc. to Clinical Data, Inc. Filed as Exhibit 99.5 to Clinical Data’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 31, 2008, and incorporated herein by reference.
10	.3A	Registration Rights Agreement, dated October 27, 2008, between Clinical Data, Inc. and Avalon Pharmaceuticals, Inc. Filed as Exhibit 99.6 to Clinical Data’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 31, 2008, and incorporated herein by reference.
10	.3B	Letter Agreement, dated November 17, 2008, between Clinical Data, Inc. and Avalon Pharmaceuticals, Inc. Filed herewith.
10.4		License Agreement, dated October 27, 2008, between Clinical Data, Inc. and Avalon Pharmaceuticals, Inc. (included as Annex H to the proxy statement/prospectus).
10.5		Note Purchase Agreement, dated October 27, 2008, between Clinical Data, Inc. and Avalon Pharmaceuticals, Inc. (included as Annex I to the proxy statement/prospectus).
10.6		Term Note, dated October 27, 2008, issued by Avalon Pharmaceuticals, Inc. to Clinical Data, Inc. Filed as Exhibit 99.9 to Clinical Data’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 31, 2008, and incorporated herein by reference.
10.7		Intellectual Property Security Agreement, dated October 27, 2008, between Clinical Data, Inc. and Avalon Pharmaceuticals, Inc. Filed as Exhibit 99.10 to Clinical Data’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 31, 2008, and incorporated herein by reference.
10.8		Form of Voting Agreement (included as Annex C to the proxy statement/prospectus).
21.1		Subsidiaries of Clinical Data. Filed herewith.
23.1		Consent of Deloitte & Touche LLP, independent registered public accounting firm of Clinical Data, Inc.
23.2		Consent of Ernst & Young LLP, independent registered public accounting firm of Avalon Pharmaceuticals, Inc.
23.3		Consent of McGladrey & Pullen, LLP, independent registered public accounting firm of Adenosine Therapeutics, L.L.C.
23	.4*	Consent of Cooley Godward Kronish LLP (included in Exhibits 5.1).
24.1		Powers of Attorney (included with the signature pages to this registration statement).
99.1		Opinion of Piper Jaffray & Co., regarding the fairness of the merger (included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement).
99.2		Consent of Piper Jaffray & Co.
99.3		Form of Avalon proxy card.

*	To be filed by amendment